AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 2001
                                                      REGISTRATION NO. 333-49830

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                   MINNESOTA MINING AND MANUFACTURING COMPANY
    (Exact name of registrant as specified in its articles of incorporation)

           DELAWARE                          3290                 41-0417775
(State or other jurisdiction of       (Primary Standard       (I.R.S. Employer
 incorporation or organization)   Industrial Classification    Identification
                                         Code Number)               Number)

                             ----------------------

                     3M CENTER                                        GREGG M. LARSON, ESQ.
             ST. PAUL, MINNESOTA 55144                             ASSISTANT GENERAL COUNSEL,
                  (651) 733-1110                                       ASSISTANT SECRETARY
(Address, including zip code, and telephone number,        MINNESOTA MINING AND MANUFACTURING COMPANY
  including area code, of registrant's principal                            3M CENTER
                executive offices)                                  ST. PAUL, MINNESOTA 55144
                                                                         (651) 733-1110
                                                      (Name and address, including zip code, and telephone
                                                       number, including area code, of agent for service)

                             ----------------------

                                                           COPIES TO:
          JEAN E. HANSON, ESQ.                        GREGG M. LARSON, ESQ.              BERKLEY W. DUCK III, ESQ.
FRIED, FRANK, HARRIS, SHRIVER & JACOBSON           ASSISTANT GENERAL COUNSEL,                   ICE MILLER
            ONE NEW YORK PLAZA                         ASSISTANT SECRETARY                  ONE AMERICAN SQUARE
        NEW YORK, NEW YORK 10004           MINNESOTA MINING AND MANUFACTURING COMPANY            BOX 82001
            TEL: (212) 859-8000                             3M CENTER                   INDIANAPOLIS, IN 46282-0002
            FAX: (212) 859-4000                      ST. PAUL, MN 55144-1000               TEL: (317) 236-2100
                                                       TEL: (651) 733-1110                 FAX: (317) 236-2219
                                                       FAX: (651) 736-9469

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
   TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO        PROPOSED MAXIMUM           PROPOSED MAXIMUM            AMOUNT OF
           TO BE REGISTERED               BE REGISTERED   OFFERING PRICE PER UNIT   AGGREGATE OFFERING PRICE   REGISTRATION FEE(3)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share    1,370,268(1)        Not Applicable            Not Applicable           $28,981.43(2)
==================================================================================================================================

(1) Based on 5,913,975 common shares, no par value, of Robinson Nugent, Inc., which is the maximum number of Robinson Nugent common shares that may be outstanding immediately prior to the completion of the transactions described herein, assuming an exchange ratio of 0.2317 of a share of 3M common stock for each Robinson Nugent common share (which is the highest possible exchange ratio in the merger).

(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based on a price of $18.5625 per Robinson Nugent common share (the average of the high and low price per Robinson Nugent common share as reported on the Nasdaq National Market on November 7, 2000, and the maximum number of shares of such common stock that may be outstanding immediately prior to the completion of the transactions described herein as set forth in footnote 1 above).

(3)  Previously paid.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                [LOGO] ROBINSON
                                       NUGENT




                                                                January 11, 2001


Dear Shareholder:

     The board of directors of Robinson Nugent, Inc. has unanimously approved a merger agreement dated October 2, 2000 that provides for the merger of Minnesota Mining and Manufacturing Company (3M) and Robinson Nugent. As a result of the merger, Robinson Nugent will become a wholly owned subsidiary of 3M. Each Robinson Nugent common share will be exchanged for between 0.2317 and 0.19 of a share of 3M common stock, depending on the average closing price of 3M common stock during the 20 trading days prior to the completion of the merger.


     On January 10, 2001, the last trading day before the date of the accompanying proxy statement/ prospectus, 3M common stock, which trades on the New York Stock Exchange under the symbol "MMM," closed at $112.313 and Robinson Nugent common shares, which trade on the Nasdaq National Market under the symbol "RNIC," closed at $21.500.

     Robinson Nugent has scheduled a special meeting of its shareholders to vote on the merger. A majority of the outstanding common shares of Robinson Nugent entitled to vote is required to approve and adopt the merger agreement and the merger. We cannot complete the merger unless the shareholders of Robinson Nugent vote in favor of this proposal. For a more detailed description of the special meeting, see "The Special Shareholders Meeting" on page 17.

     The accompanying proxy statement/prospectus gives you detailed information about 3M, Robinson Nugent and the merger, and includes a copy of the merger agreement. We encourage you to read the entire document carefully before deciding how to vote. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 13 FOR A DESCRIPTION OF VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING THE MERGER.


     We are very enthusiastic about the merger. I join all the other members of the board of directors in recommending that you vote "FOR" each of the proposals being submitted to shareholders.


                                        /s/ Patrick C. Duffy

                                        Patrick C. Duffy
                                        CHAIRMAN
                                        Robinson Nugent, Inc.

--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------


     THIS PROXY STATEMENT/PROSPECTUS IS DATED JANUARY 11, 2001, AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT JANUARY 17, 2001.

                             ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about 3M and Robinson Nugent from documents each has filed with the SEC that are not included in or delivered with this proxy statement/prospectus. If you call or write, 3M will send you copies of these documents, excluding exhibits, without charge. You may contact 3M at:

                  Minnesota Mining and Manufacturing Company
                                    3M Center
                           St. Paul, Minnesota 55144
                          Attention: Investor Relations
                        Telephone number: (651) 736-1915

     If you call or write, Robinson Nugent will send you copies of the documents that it has filed with the SEC, excluding exhibits, without charge. You may contact Robinson Nugent at:

                              Robinson Nugent, Inc.
                             800 East Eighth Street
                                  P.O. Box 1208
                              New Albany, IN 47151
                          Attention: Investor Relations
                        Telephone Number: (812) 945-0211


     IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL SHAREHOLDERS MEETING, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN FEBRUARY 8, 2001.

     For more information on the matters incorporated by reference in this proxy statement/prospectus, see "Where You Can Find More Information" on page 60.

                                [LOGO] ROBINSON
                                       NUGENT



                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                         TO BE HELD ON FEBRUARY 15, 2001


                             ----------------------

To the Shareholders of Robinson Nugent, Inc.:


     A special meeting of the shareholders of Robinson Nugent, Inc. will be held at the Holiday Inn Lakeview, 505 Marriott Drive, Clarksville, Indiana on Thursday, February 15, 2001, at 10:00 a.m., local time, to consider and vote on the matter of Proposal No. 1 and any other matters which may properly come before the Robinson Nugent special shareholders meeting or any adjournment or postponement of the special shareholders meeting.

     1. To approve and adopt the Agreement and Plan of Merger, dated as of October 2, 2000, by and among Minnesota Mining and Manufacturing Company (3M), Barbados Acquisition Inc., a wholly owned subsidiary of 3M, and Robinson Nugent, Inc. and the merger contemplated thereby of Barbados Acquisition Inc. with and into Robinson Nugent, Inc. A copy of the merger agreement is attached to the proxy statement/prospectus as Annex A.


     THE BOARD OF DIRECTORS OF ROBINSON NUGENT UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL NO. 1.


     Only shareholders of record at the close of business on January 11, 2001 are entitled to notice of, and to vote at, the special shareholders meeting or any adjournment or postponement of the special shareholders meeting.


     You are cordially invited to attend the Robinson Nugent special shareholders meeting. Whether or not you plan to attend, please act promptly to vote your shares on the proposal described above. You may vote your shares by completing, signing, and dating the enclosed proxy card and returning it as promptly as possible in the enclosed postage-paid envelope. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it has been voted at the special meeting.

     If you attend the Robinson Nugent special shareholders meeting, you may vote your shares in person even if you have previously submitted a proxy.

                                        By Order of the Board of Directors,


                                        /s/ Richard L. Mattox

                                        Richard L. Mattox
                                        SECRETARY


New Albany, Indiana
January 11, 2001

                                TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT                                 THE MERGER AGREEMENT ................................  35
  THE 3M/ROBINSON NUGENT                                       Structure of the Merger ..........................  35
  MERGER ............................................   1      Closing; Effective Time ..........................  35
CAUTIONARY STATEMENT                                           What Shareholders Will Receive in the
  CONCERNING FORWARD-LOOKING                                     Merger .........................................  35
  STATEMENTS ........................................   3      Procedures for Surrender of Robinson
SUMMARY .............................................   4        Nugent Certificates; Fractional Shares .........  36
RISK FACTORS ........................................  13      Representations and Warranties ...................  36
   Risks Relating to the Merger Transaction .........  13      Conduct of Business ..............................  37
   Risks Relating to 3M .............................  14      No Solicitation ..................................  38
THE SPECIAL SHAREHOLDERS                                       Employee Benefit Plans ...........................  40
  MEETING ...........................................  17      Insurance and Indemnification ....................  40
   Time and Place of the Special Meeting;                      Expenses .........................................  40
     Matters to Be Considered .......................  17      Conditions to the Completion of the
   Vote Required ....................................  17        Merger .........................................  40
   Record Date; Quorum ..............................  17      Termination ......................................  42
   How Proxies Will Be Voted at the                            Amendments .......................................  43
     Robinson Nugent Special Shareholders                   THE VOTING AND STOCK OPTION
     Meeting ........................................  17     AGREEMENT .........................................  44
   Treatment of Abstentions and Broker                         3M Voting Agreement with Robinson
     Non-Votes ......................................  17        Nugent Shareholders ............................  44
   How to Revoke a Proxy ............................  18   COMPARATIVE PER SHARE MARKET
   Solicitation of Proxies ..........................  18     PRICE AND DIVIDEND
   Appraisal Rights .................................  18     INFORMATION .......................................  45
THE MERGER ..........................................  19      Market Prices and Dividends ......................  45
   General ..........................................  19   THE BUSINESS OF MINNESOTA
   Background of the Merger .........................  20     MINING AND MANUFACTURING
   Reasons for the Merger; Recommendations                    COMPANY ...........................................  46
     of the Board of Directors ......................  22   THE BUSINESS OF ROBINSON
   Opinion of Financial Advisor to                            NUGENT, INC. ......................................  47
     Robinson Nugent ................................  24   COMPARISON OF STOCKHOLDER
   Interests of Directors and Executive                       RIGHTS ............................................  48
     Officers of Robinson Nugent in the                     WHERE YOU CAN FIND MORE
     Merger .........................................  30     INFORMATION .......................................  60
   Accounting Treatment .............................  31   EXPERTS .............................................  62
   Federal Income Tax Consequences ..................  32   INDEPENDENT AUDITORS ................................  62
   Regulatory Matters ...............................  33   LEGAL MATTERS .......................................  62
   Federal Securities Laws Consequences;                    SHAREHOLDER PROPOSALS FOR
     Stock Transfer Restrictions ....................  34     ANNUAL MEETINGS ...................................  62

LIST OF ANNEXES
 ANNEX A Agreement and Plan of Merger .........................................................................   A-1
 ANNEX B Voting and Stock Option Agreement ....................................................................   B-1
 ANNEX C Opinion of Goelzer Investment Banking ................................................................   C-1
 ANNEX D Restated Robinson Nugent, Inc. 2000 Annual Report on Form 10-K .......................................   D-1
 ANNEX E Robinson Nugent, Inc. Quarterly Report on Form 10-Q for the Quarter
          Ended September 30, 2000 ............................................................................   E-1

            QUESTIONS AND ANSWERS ABOUT THE 3M/ROBINSON NUGENT MERGER


Q:   WHAT IS THE PROPOSED TRANSACTION?

A: 3M will acquire Robinson Nugent by merging a wholly owned subsidiary of 3M with and into Robinson Nugent. As a result of the merger, Robinson Nugent will be a wholly owned subsidiary of 3M.

Q: WHY IS THE ROBINSON NUGENT BOARD OF DIRECTORS RECOMMENDING THE APPROVAL OF THE MERGER AGREEMENT?


A: The Robinson Nugent board of directors believes that the merger is fair to and in the best interests of Robinson Nugent and its shareholders. The Robinson Nugent board of directors received an opinion from Goelzer Investment Banking that, as of October 2, 2000, and based on and subject to the various considerations described in the opinion, the terms of the proposed merger are fair from a financial point of view to the holders of Robinson Nugent common shares. See "The Merger -- Reasons for the Merger; Recommendations of the Board of Directors" on page 22.


Q:   WHAT WILL ROBINSON NUGENT SHAREHOLDERS RECEIVE IN THE MERGER?

A: Robinson Nugent shareholders will receive common stock of 3M in the merger. The amount of 3M common stock that will be received will be based on a formula contained in the merger agreement. If the "average trading price" of 3M common stock is between $82.00 and $100.00, for each Robinson Nugent common share you own you will receive a number of shares of 3M common stock having a value of $19.00, based on the average trading price, subject to the collar described below. The average trading price is based on the average closing price for a share of 3M common stock on the New York Stock Exchange Composite Tape for the 20 consecutive trading days ending on the business day before the closing of the merger. Within this range of average trading prices, the actual number of shares of 3M common stock you will receive will vary based on the formula contained in the merger agreement which adjusts the number of shares you receive to maintain their value at $19.00, based on the average trading price, subject to the collar described below.

     If the average trading price of shares of 3M common stock is below $82.00, you will receive 0.2317 shares of 3M common stock for each Robinson Nugent common share you own. In that case, the value of the 3M common stock you receive in the merger will be less than $19.00 for each Robinson Nugent common share you own, based on the average trading price.

     If the average trading price of shares of 3M common stock is above $100.00, you will receive 0.19 shares of 3M common stock for each Robinson Nugent common share you own. In that case, the value of the shares of 3M common stock you receive in the merger will be more than $19.00 for each Robinson Nugent common share, based on the average trading price.

     Immediately after the merger, former Robinson Nugent shareholders will own less than 1% of 3M.

Q:   WHAT DO I NEED TO DO NOW?

A: After you have carefully read this proxy statement/prospectus, please fill out, sign and date the enclosed proxy card and mail it in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the Robinson Nugent special shareholders meeting. You may also attend the Robinson Nugent special shareholders meeting in person.

Q: WHAT ARE ROBINSON NUGENT SHAREHOLDERS BEING ASKED TO VOTE ON AT THE SPECIAL SHAREHOLDERS MEETING?

A: For Robinson Nugent to complete the merger, Robinson Nugent shareholders must vote to approve and adopt the merger agreement and the merger. IF YOU DO NOT VOTE YOUR ROBINSON NUGENT COMMON SHARES, THE EFFECT WILL BE A VOTE AGAINST THE MERGER AGREEMENT AND THE MERGER.

     THE BOARD OF DIRECTORS OF ROBINSON NUGENT UNANIMOUSLY RECOMMENDS VOTING "FOR" THE PROPOSAL BEING PRESENTED AT THE ROBINSON NUGENT SPECIAL SHAREHOLDERS MEETING.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A: No. Your broker is not permitted to vote your shares without specific instructions from you. Unless you follow the directions your broker provides you regarding how to instruct your broker to vote your shares, your shares will not be voted.

Q:   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A:   Yes. You may change your vote:

     * by writing to Robinson Nugent's corporate secretary prior to the Robinson Nugent special shareholders meeting stating that you are revoking your proxy;

     * by signing a later-dated proxy card and returning it by mail prior to the Robinson Nugent special shareholders meeting; or

     * by attending the Robinson Nugent special shareholders meeting and voting in person.

Q:   SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

A: No. After we complete the merger, 3M will send Robinson Nugent shareholders written instructions explaining how to exchange their share certificates.

Q:   WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working toward completing the merger as quickly as possible. We anticipate completing the merger shortly after the Robinson Nugent special shareholders meeting is held, assuming that the Robinson Nugent shareholders approve and adopt the merger agreement and the merger.

Q:   WILL THE MERGER BE TAXABLE TO ME?

A:   The merger generally will not be taxable to Robinson Nugent shareholders.

Q:   WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED IF I DISSENT FROM THE
     MERGER?

A: No. Robinson Nugent is organized under Indiana law. Under Indiana law, Robinson Nugent shareholders do not have appraisal rights in connection with the merger.

Q:   WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?


A: Both companies file reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov and at the offices of the New York Stock Exchange and the National Association of Securities Dealers. You can also request copies of these documents from either 3M or Robinson Nugent. Also, you can get information about our companies from an Internet Site located at www.3M.com and www.robinsonnugent.com. See "Where You Can Find More Information," on page 60.


Q:   WHO CAN ANSWER MY QUESTIONS?


A: If you have questions, or want additional copies of this proxy statement/prospectus, please contact the proxy solicitor, Corporate Investor Communication, Inc., by calling its toll-free number: (800) 809-5936.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains or incorporates by reference forward-looking statements, including information concerning possible or assumed future results of operations of 3M and Robinson Nugent, that are subject to risks and uncertainties. These forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors, including those set forth under "Risk Factors," "The Merger -- Background of the Merger," "The Merger -- Reasons for the Merger; Recommendations of the Board of Directors" and "The Merger -- Opinion of Financial Advisor to Robinson Nugent," and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions.

     The following important factors, in addition to those discussed elsewhere in this proxy statement/ prospectus and in the documents that are incorporated into this proxy statement/prospectus by reference, could affect the industries in which 3M and Robinson Nugent operate in general, and/or each company in particular. Accordingly, future results could differ materially from those expressed in these forward-looking statements contained in this proxy statement/prospectus:

     *  the effects of, and changes in, worldwide economic conditions;

     *  foreign currency exchange rates and fluctuations in those rates;

     *  the timing and market acceptance of new product offerings;

     * manufacturing risks, including shortages and increases in the costs of key raw materials;

     *  acquisitions, divestitures and strategic alliances;

     *  liabilities and other claims asserted against either company;

     *  the ability to compete in a rapidly changing marketplace;

     *  protection of intellectual property rights; or

     *  Robinson Nugent's dependence on key customers.

     Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement/prospectus, or, in the case of documents incorporated by reference, the date of those documents.

     All subsequent written and oral forward-looking statements attributable to 3M or Robinson Nugent or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither 3M nor Robinson Nugent assumes any obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus.

--------------------------------------------------------------------------------

                                     SUMMARY


     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY
STATEMENT/PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE PROPOSED TRANSACTIONS FULLY AND THEIR CONSEQUENCES TO YOU, WE URGE YOU TO READ CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS WE REFER TO IN THIS PROXY
STATEMENT/PROSPECTUS. PLEASE SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE
60. WE HAVE INCLUDED PAGE REFERENCES DIRECTING YOU TO A MORE COMPLETE DESCRIPTION OF EACH ITEM PRESENTED IN THIS SUMMARY.


THE COMPANIES


MINNESOTA MINING AND MANUFACTURING COMPANY.
(SEE PAGE 46)


3M Center
St. Paul, Minnesota 55144
(651) 733-1110

     3M was incorporated in 1929 under the laws of the State of Delaware to continue operations, begun in 1902, of a Minnesota corporation of the same name.

     3M is an integrated enterprise characterized by substantial intercompany cooperation in research, manufacturing and marketing of products. 3M's business has developed from its research and technology in coating and bonding for coated abrasives, 3M's original product. Coating and bonding is the process of applying one material to another, such as:

     *  abrasive granules to paper or cloth, namely, coated abrasives;

     *  adhesives to a backing, namely, pressure-sensitive tapes;

     *  ceramic coating to granular mineral, namely, roofing granules;

     *  glass beads to plastic backing, namely, reflective sheeting; and

     *  low-tack adhesives to paper, namely, repositionable notes.

     3M is among the leading manufacturers of products for many of the markets it serves. In all cases, 3M products are subject to direct or indirect competition. Most 3M products involve expertise in product development, manufacturing and marketing, and are subject to competition from products manufactured and sold by other technically oriented companies.

     3M's strategic business units are aggregated into six reportable segments:

     *  Industrial Markets;

     *  Health Care Markets;

     *  Transportation, Graphics and Safety Markets;

     *  Consumer and Office Markets;

     *  Electro and Communications Markets; and

     *  Specialty Material Markets.

     These segments bring together common or related 3M technologies, enhancing the development of innovative products and services and providing for efficient sharing of business resources. These segments have worldwide responsibility for virtually all 3M product lines. A few miscellaneous businesses and staff-sponsored products, as well as various corporate assets and corporate overhead expenses, are not assigned to the segments.


ROBINSON NUGENT, INC. (SEE PAGE 47)


800 East Eighth Street
P. O. Box 1208
New Albany, IN 47151
(812) 945-0211

     Robinson Nugent was organized as an Indiana corporation in 1955. Robinson Nugent designs, manufactures and markets electronic devices used to interconnect components of electronic systems. Robinson Nugent's principal products are integrated circuit sockets: connectors used in board-to-board, wire-to-board, and custom molded-on cable assemblies. Robinson Nugent also offers application tooling that is used in applying wire and cable to its connectors.

     Robinson Nugent's products are used in electronic telecommunication equipment, including:

     * switching and networking equipment such as servers and routers, mass storage devices, modems and private branch exchange (PBX) stations;

     * data processing equipment such as mainframe computers, personal computers, workstations and computer assisted design (CAD) systems;

     * peripheral equipment such as printers, disk drives, plotters and point-of-sale terminals;

     *  industrial controls and electronic instruments;

     *  consumer products; and

     *  a variety of other applications.

     Major markets of Robinson Nugent include the United States, Europe, Japan, and the Southeast Asian
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

countries, including Singapore and Malaysia. Manufacturing facilities are located in New Albany, Indiana; Dallas, Texas; Reynosa, Mexico; Sungai Petani, Malaysia; Inchinnan, Scotland; and Hamont-Achel, Belgium.

     Robinson Nugent's corporate headquarters are located in New Albany, Indiana, which also is the site for Robinson Nugent's corporate engineering, research and development, preproduction, testing of new products and North American distribution and warehousing. International headquarters are located in s-Hertogenbosch, The Netherlands; Singapore; and Tokyo, Japan.


THE MERGER (SEE PAGE 19)


     3M and Robinson Nugent have entered into a merger agreement that provides for a merger of Barbados Acquisition, Inc., an Indiana corporation and a wholly owned subsidiary of 3M, into Robinson Nugent. As a result of the merger, Robinson Nugent will become a wholly owned subsidiary of 3M. Each Robinson Nugent common share will be exchanged for between 0.19 and 0.2317 of a share of 3M common stock, subject to the collar provisions described elsewhere in this summary. We urge you to read carefully the entire merger agreement, which is attached to this proxy statement/prospectus as Annex A.


THE SPECIAL SHAREHOLDERS MEETING (SEE PAGE 17)

     The Robinson Nugent special shareholders meeting will be held at the Holiday Inn Lakeview, 505 Marriott Drive, Clarksville, Indiana, on Thursday, February 15, 2001 at 10:00 a.m., local time. You may vote at the Robinson Nugent special shareholders meeting if you owned Robinson Nugent common shares at the close of business on the record date, January 11, 2001.


     In order for us to complete the merger, Robinson Nugent shareholders must vote to approve and adopt the merger agreement and the merger. The affirmative vote of the holders of a majority of the outstanding shares of Robinson Nugent common shares entitled to vote is required to approve the merger agreement. If you do not vote your Robinson Nugent common shares, the effect will be a vote against the approval and the adoption of the merger agreement and the merger.


RECOMMENDATIONS OF ROBINSON NUGENT'S BOARD OF DIRECTORS (SEE PAGE 22)


     After careful consideration, Robinson Nugent's board of directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement and the merger.


OPINION OF FINANCIAL ADVISOR (SEE PAGE 24)


     Goelzer Investment Banking, Robinson Nugent's financial advisor in connection with the merger, delivered its oral opinion to the Robinson Nugent board of directors, which was later confirmed in writing, that, as of October 2, 2000, and based on and subject to the various considerations described in the opinion, the terms of the proposed merger are fair from a financial point of view to the holders of Robinson Nugent common shares. This opinion is not a recommendation to any Robinson Nugent shareholder as to how to vote. We have attached a copy of the Goelzer Investment Banking written opinion as Annex C to this proxy statement/prospectus. You should read it in its entirety.


SHARE OWNERSHIP BY MANAGEMENT (SEE PAGE 17)


     On October 2, 2000, Robinson Nugent directors and executive officers beneficially owned 2,306,563 Robinson Nugent common shares, including 569,920 shares that could have been acquired upon exercise of options. These shares represented approximately 39% of the outstanding Robinson Nugent common shares on October 2, 2000 on a fully diluted basis. Each of the directors and executive officers of Robinson Nugent has indicated that he intends to vote for approval of the merger agreement, and four of the directors and executive officers of Robinson Nugent, whose 1,815,301 shares are included in the 2,306,563 share number referred to above, have entered into a voting and stock option agreement committing them, among other things, to vote for the approval of the merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of Robinson Nugent common shares entitled to vote is required to approve and adopt the merger agreement and the merger.


VOTING AND STOCK OPTION AGREEMENT (SEE PAGE 44)


     Samuel C. Robinson and James W. Robinson, who are directors of Robinson Nugent, Patrick C. Duffy, the Chairman of the board of directors of Robinson Nugent, and Larry W. Burke, a director and the President of Robinson Nugent, each of whom is a Robinson Nugent shareholder, owning collectively approximately 30.7% of the outstanding Robinson Nugent common shares on a fully diluted basis, have entered into a voting and stock option agreement with 3M and Robinson Nugent, that in each case commits those shareholders, among other things, to vote all their shares in favor of the merger. We have attached a copy of the voting and stock option agreement as Annex B to this proxy statement/prospectus. You should read it in its entirety.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

WHAT ROBINSON NUGENT SHAREHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 35)


     Robinson Nugent shareholders will receive common stock of 3M in the merger. The amount of 3M common stock that will be received will be based on a formula contained in the merger agreement. If the "average trading price" of 3M common stock is between $82.00 and $100.00, for each Robinson Nugent common share you own you will receive a number of shares of 3M common stock having a value of $19.00, based on the average trading price, subject to the collar described below. The average trading price is based on the average closing price for a share of 3M common stock on the New York Stock Exchange Composite Tape for the 20 consecutive trading days ending on the business day before the closing of the merger. Within this range of average trading prices, the actual number of shares of 3M common stock you will receive will vary based on the formula contained in the merger agreement which adjusts the number of shares you receive to maintain their value at $19.00, based on the average trading price, subject to the collar described below.

     If the average trading price of shares of 3M common stock is below $82.00, you will receive 0.2317 shares of 3M common stock for each Robinson Nugent common share you own. In that case, the value of the 3M common stock you receive in the merger will be less than $19.00 for each Robinson Nugent common share you own, based on the average trading price.

     If the average trading price of shares of 3M common stock is above $100.00, you will receive 0.19 shares of 3M common stock for each Robinson Nugent common share you own. In that case, the value of the shares of 3M common stock you receive in the merger will be more than $19.00 for each Robinson Nugent common share you own, based on the average trading price.


     Neither Robinson Nugent nor 3M has the right to terminate the merger agreement if the average trading price of 3M common stock is below $82.00 or above $100.00. This means that if the average trading price of shares of 3M common stock is below $82.00, you will receive 0.2317 shares of 3M common stock for each Robinson Nugent common share you own with the result that the value of the 3M common stock you receive in the merger will be less than $19.00 for each Robinson Nugent common share you own. The exact value of the 3M common stock you receive in the merger will be determined based on the average trading price.


     Immediately after the merger, Robinson Nugent shareholders will own less than 1% of 3M.


ROBINSON NUGENT OPTIONS (SEE PAGE 30)


     All outstanding unvested options under the 1993 Robinson Nugent, Inc. Employee and Non-Employee Director Stock Option Plan automatically vested as a result of the execution of the merger agreement. However, all options that were not exercised prior to 5:00 p.m. on November 8, 2000 were terminated on November 8, 2000.


ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 31)


     The merger will be accounted for as a purchase by 3M for financial reporting purposes. That means that the purchase price will be allocated by 3M to Robinson Nugent assets and liabilities based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over the fair market value of the net tangible and intangible assets of Robinson Nugent acquired will be recorded on 3M's books as goodwill and will be amortized in accordance with accounting principles generally accepted in the United States of America.


TAX CONSEQUENCES OF THE MERGER (SEE PAGE 32)


     We intend that the merger will qualify as a reorganization for United States federal income tax purposes. Accordingly, Robinson Nugent shareholders generally will not recognize any gain or loss for United States federal income tax purposes on the exchange of their Robinson Nugent common shares for shares of 3M common stock in the merger, except for any gain or loss recognized in connection with the receipt of cash instead of a fractional share of 3M common stock.

     Tax matters are very complicated, and the tax consequences of the merger to each shareholder will depend on the facts of that shareholder's situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you.


NO APPRAISAL OR DISSENTERS' RIGHTS (SEE PAGE 55)


     Under Indiana law, Robinson Nugent shareholders will not have any appraisal or dissenters' rights in connection with the merger.


INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF ROBINSON NUGENT IN THE MERGER (SEE PAGE 30)


     In considering the recommendations of the Robinson Nugent board of directors with respect to the merger, you should be aware that some directors and members of management of Robinson Nugent have interests in the merger that are different from, or in addition to, your interests as a shareholder.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     * The signing of the merger agreement caused all unvested and unexercisable options under the Robinson Nugent stock option plan to vest and become exercisable.

     * In connection with the merger agreement, Samuel C. Robinson and James W. Robinson, who are directors of Robinson Nugent, Patrick C. Duffy, the Chairman of the board of directors of Robinson Nugent, and Larry W. Burke, a director and the President of Robinson Nugent, each of whom is a Robinson Nugent shareholder, entered into a voting and stock option agreement with 3M and Robinson Nugent under which they have agreed, among other things, to vote all of their Robinson Nugent common shares
        (1) in favor of the merger agreement, and (2) against any other acquisition proposal.

     * Under the voting and stock option agreement, those same shareholders also granted 3M an irrevocable option to purchase all of their common shares at a price of $19.00 per share.

     * At the completion of the merger, Robinson Nugent will sell its manufacturing facility in Dallas, Texas to a company owned by Samuel C. Robinson and James W. Robinson, who are directors, for $1,750,000 in cash. This facility will be leased back to Robinson Nugent for $220,000 per year, under a three-year lease.

     * Under the merger agreement, 3M has agreed to provide various continuing indemnification and insurance benefits for officers, directors and employees of Robinson Nugent.


REGULATORY APPROVALS REQUIRED FOR THE MERGER (SEE PAGE 33)

     On October 6, 2000, we filed the information required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the Antitrust Division of the Department of Justice and the Federal Trade Commission. On November 5, 2000, the waiting period expired. The Antitrust Division and the Federal Trade Commission have the authority to challenge the merger on antitrust grounds at any time. On November 7, 2000, 3M made a filing with the German Cartel Office, whose clearance is required for the merger. On December 7, 2000, the review period with the German Cartel Office expired. We are not aware of any other significant regulatory approvals required for the merger.

MATERIAL TERMS OF THE MERGER AGREEMENT (SEE PAGE 35)

     WE HAVE ATTACHED THE MERGER AGREEMENT AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

     CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 40)


     We will complete the merger only if a number of conditions are satisfied or waived, some of which are:

     * Robinson Nugent shareholders approve and adopt the merger agreement and the merger;

     *  no court order or injunction prohibits the completion of the merger;

     * the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will have expired or been terminated;

     * any other antitrust approval or waiting period required prior to the completion of the merger will have been obtained, other than those the failure of which to have been obtained would not reasonably be expected to have a materially adverse affect or result in the commission of a criminal offense; and

     * material compliance by 3M and Robinson Nugent with their obligations under the merger agreement.

     We anticipate completing the merger shortly after the Robinson Nugent special shareholders meeting is held, assuming that the Robinson Nugent shareholders approve and adopt the merger agreement and the merger.


     TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 42)


     We may agree in writing to terminate the merger agreement at any time without completing the merger, even after the Robinson Nugent shareholders have approved and adopted the merger agreement and the merger. In addition, the merger agreement may be terminated:

     BY EITHER 3M OR ROBINSON NUGENT IF:

     *  the merger has not been completed by February 28, 2001;

     * a court or other governmental agency issues a final order, decree or ruling or if a law is enacted prohibiting the merger; or

     * the other company breaches its representations or obligations under the merger agreement in a material manner and does not cure the breach within 30 days after being notified of the breach;
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     BY 3M IF:

     * the Robinson Nugent shareholders fail to approve and adopt the merger agreement and the merger;

     * the board of directors of Robinson Nugent does not recommend, or withdraws or adversely modifies its recommendation, that the Robinson Nugent shareholders vote in favor of approval and adoption of the merger agreement and the merger, or approves, recommends or fails to take a position that is adverse to any proposal for a competing transaction involving Robinson Nugent;

     * the board of directors of Robinson Nugent refuses to affirm to 3M its recommendation of the merger to the Robinson Nugent shareholders within five days of a request from 3M that it do so; or

     * Robinson Nugent fails to hold the Robinson Nugent special shareholders meeting when scheduled; or

     BY ROBINSON NUGENT IF:

     * in order to enter into a transaction that the board of directors of Robinson Nugent has determined, after complying with the procedures contained in the merger agreement, to be more favorable to Robinson Nugent shareholders than the merger.


     A TERMINATION FEE MAY BE PAYABLE IF THE MERGER IS NOT COMPLETED (SEE
PAGE 42)

     If the merger is not completed because 3M or Robinson Nugent exercises its right to terminate the merger agreement in some circumstances, Robinson Nugent will be required to pay 3M a termination fee of $3.45 million.

     RESTRICTIONS ON ALTERNATIVE TRANSACTIONS (SEE PAGE 38)


     The merger agreement prohibits Robinson Nugent from soliciting, and restricts Robinson Nugent from participating in, discussions with third parties or taking other actions related to alternative transactions to the merger.


     RESTRICTIONS ON THE ABILITY OF ROBINSON NUGENT AFFILIATES TO SELL 3M COMMON STOCK (SEE PAGE 34)


     All shares of 3M common stock that Robinson Nugent shareholders will receive in connection with the merger will be freely transferable unless the holder is considered an "affiliate" of Robinson Nugent for purposes of the federal securities laws. Shares of 3M common stock held by these affiliates may be sold only pursuant to a registration statement or an exemption under the Securities Act of 1933.


COMPARISON OF RIGHTS OF 3M STOCKHOLDERS AND ROBINSON NUGENT SHAREHOLDERS (SEE PAGE 48)


     After the merger, Robinson Nugent shareholders will become stockholders of 3M, and their rights as stockholders will be governed by Delaware law and the certificate of incorporation and bylaws of 3M. There are some differences between Delaware law and Indiana law and the certificates or articles of incorporation and bylaws of 3M and Robinson Nugent.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                      COMPARATIVE MARKET DATA (SEE PAGE 45)

     Shares of 3M common stock currently trade on the New York Stock Exchange under the Symbol "MMM" and Robinson Nugent common shares are currently quoted on the Nasdaq National Market under the symbol "RNIC." The following table presents trading information for 3M common stock and Robinson Nugent common shares on October 2, 2000. The table also presents the equivalent per share price of Robinson Nugent common shares, determined by multiplying the prices of 3M common stock by 0.2147, the exchange ratio that would have been applicable if the merger had been completed on October 2, 2000. October 2, 2000 was the last trading day before the announcement of the signing of the merger agreement. You should read the information presented below in conjunction with "Comparative Per Share Market Price and Dividend Information" on page 45.


                                                               ROBINSON NUGENT                   3M COMMON
                                 3M COMMON STOCK                COMMON SHARES                STOCK EQUIVALENT
                           ---------------------------   ---------------------------   ---------------------------
                             HIGH      LOW     CLOSING     HIGH      LOW     CLOSING     HIGH      LOW     CLOSING
                           -------   -------   -------   -------   -------   -------   -------   -------   -------
October 2, 2000 ........   $92.688   $90.813   $91.688   $18.375   $16.063   $16.625   $19.898   $19.495   $19.683

     The market prices of the shares of 3M common stock and Robinson Nugent common shares fluctuate. These fluctuations will affect the value of the consideration Robinson Nugent shareholders will receive in the merger. You should obtain current market quotations.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SELECTED HISTORICAL FINANCIAL DATA OF 3M


     You should read the following selected historical financial data in conjunction with the historical financial statements and accompanying notes that 3M has included in its Annual Report on Form 10-K for the year ended December 31, 1999 and its Quarterly Report on Form 10-Q for the nine months ended September 30, 2000. The Annual Report on Form 10-K and Quarterly Report on Form 10-Q are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on page 60.


                                                                                                   NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                           SEPTEMBER 30,
                                  ---------------------------------------------------------       -------------------
                                    1995         1996      1997         1998         1999          1999        2000
                                  -------      -------    -------      -------      -------       -------     -------
                                             (IN MILLIONS, EXCEPT PER SHARE DATA)                      (UNAUDITED)

OPERATING DATA:
 Net sales ...................    $13,460      $14,236    $15,070      $15,021      $15,659       $11,636     $12,528
 Income from continuing
  operations .................      1,306(1)     1,516      2,121(2)     1,213(3)     1,763(4)      1,319(4)    1,456(5)
 Income per share from
  continuing operations --
  basic ......................       3.11         3.63       5.14         3.01         4.39          3.28        3.67
 Income per share from
  continuing operations --
  diluted ....................       3.09         3.59       5.06         2.97         4.34          3.25        3.64
 Cash dividends declared and
  paid per share .............       1.88         1.92       2.12         2.20         2.24          1.68        1.74


BALANCE SHEET DATA:
 Total assets ................    $14,183(6)   $13,364    $13,238      $14,153      $13,896                   $14,682
 Long-term debt (excluding
  portion due within one year)      1,203          851      1,015        1,614        1,480                     1,141

-----------------------

(1) 1995 includes a restructuring charge of $52 million after tax, or 12 cents per diluted share.

(2) 1997 includes a gain of $495 million after tax, or $1.18 per diluted share, on the sale of National Advertising Company.

(3) 1998 includes a restructuring charge of $313 million after tax, or 77 cents per diluted share.

(4) Total year 1999 and the first nine months of 1999 include a gain of $52 million after tax, or 13 cents per diluted share, relating to gains on divestitures, litigation expense, an investment valuation adjustment, and a change in estimate that reduced the 1998 restructuring charge.

(5) The first nine months of 2000 includes non-recurring costs, primarily relating to the company's decision to phase-out its perfluorooctanyl chemistry production, and includes non-recurring gains relating to asset dispositions, which together offset each other. The first nine months of 2000 also reflects a benefit of $31 million after tax, or 8 cents per diluted share, associated with the termination of a product distribution agreement.


(6)  1995 total assets include net assets of discontinued operations.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SELECTED HISTORICAL FINANCIAL DATA OF ROBINSON NUGENT


     You should read the following selected historical financial data in conjunction with the historical financial statements and accompanying notes that Robinson Nugent has included in its Annual Report on Form 10-K for the year ended June 30, 2000 and its Quarterly Report on Form 10-Q for the three months ended September 30, 2000. The Annual Report on Form 10-K and Quarterly Report on Form 10-Q are incorporated by reference and are attached as Annex D and Annex E to this proxy statement/prospectus. See "Where You Can Find More Information" on page 60.

                                                                                                    THREE MONTHS
                                                                                                        ENDED
                                                       YEAR ENDED JUNE 30,                          SEPTEMBER 30,
                                     ------------------------------------------------------     --------------------
                                       1996       1997      1998         1999         2000        1999         2000
                                     -------    -------   -------      -------      -------     -------      -------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)                  (UNAUDITED)
OPERATING DATA:
 Net sales .......................   $80,964    $84,840   $74,146      $69,992      $92,839     $20,950      $23,356
 Income (loss) from continuing
  operations .....................    (2,159)     2,355    (6,181)(1)      390(1)     4,630(1)      784(2)       879(2)
 Net income (loss) per share,
  basic ..........................      (.40)       .48     (1.26)         .08          .93         .16          .17
 Net income (loss) per share,
  diluted ........................      (.40)       .48     (1.26)         .08          .88         .16          .16
 Cash dividends per share ........       .12        .12       .12           --           --          --           --

BALANCE SHEET DATA:
 Total assets ....................   $51,466    $49,696   $42,302      $46,626      $58,067                  $55,561
 Long-term debt ..................     3,036      5,926     7,607        9,016       11,779                   11,918


-------------------------
(1) As discussed in Management's Discussion and Analysis of Financial Condition and the Results of Operations contained in Robinson Nugent's Form 10-K for the year ended June 30, 2000, the fiscal years 2000, 1999 and 1998 include special and unusual expenses. The $0.8 million ($0.5 million after tax), or 10 cents per diluted share of special and unusual expenses in 2000, related to the implementation of a new information and enterprise resource planning system for operations in the United States and Europe. Special and unusual expenses in 1999 totaled $1.6 million ($1.0 million after tax), or 21 cents per diluted share. These expenses involved $1.1 million ($0.7 million after tax), or 15 cents per diluted share, of system implementation costs and $0.5 million ($0.3 million after tax), or 7 cents per diluted share, of costs required to relocate the company's North American cable assembly operations to Reynosa, Mexico. Special and unusual expenses were $5.1 million ($3.3 million after tax), or 68 cents per diluted share in 1998. These charges included $3.1 million ($2.0 million after tax), or 41 cents per diluted share, of restructuring and reorganization expenses as well as $2.0 million ($1.3 million after tax) or 27 cents per diluted share, of unusual charges related to a reduction in the carrying value of various pieces of assembly equipment, mold tools and dies.


(2) As discussed in Management's Discussion and Analysis of Financial Condition and the Results of Operations contained in Robinson Nugent's Form 10-Q for the quarter ended September 30, 2000, the first quarter of FY2001 and FY2000 include special and unusual expenses. The $0.2 million ($0.1 million after tax) or 2 cents per diluted share of special and unusual expenses in the first quarter of 2001 includes personnel costs, professional fees and other costs related to the negotiations, due diligence and preparations associated with the definitive merger agreement between 3M and Robinson Nugent. The special and unusual expenses in the prior year include personnel costs incurred to design and implement a new information and enterprise resource planning system in Europe and North America.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

COMPARATIVE PER SHARE DATA

     The following table sets forth (i) selected historical per share data for 3M and Robinson Nugent, and (ii) the unaudited pro forma combined per share data for 3M and Robinson Nugent after giving effect to the merger as if it had occurred on January 1, 1999. You should read this information in conjunction with the selected historical financial data for 3M and Robinson Nugent, included elsewhere in this document, and the historical audited financial statements of 3M and Robinson Nugent and related notes that are incorporated in this document by reference.

     The unaudited pro forma combined per share information does not purport to represent what the actual financial position or results of operations of 3M and Robinson Nugent would have been had the merger occurred on January 1, 1999 or to project 3M's or Robinson Nugent's financial position or results of operations for any future date or period.

                                                             YEAR                  NINE MONTHS
                                                             ENDED                    ENDED
                                                       DECEMBER 31, 1999       SEPTEMBER 30, 2000
                                                       -----------------       ------------------

3M -- HISTORICAL
 Historical per common share:
   Income per basic share ........................          $ 4.39                  $ 3.67
   Income per diluted share ......................            4.34                    3.64
   Cash dividends per share ......................            2.24                    1.74
   Book value per share ..........................           15.77                   16.32

                                                        TWELVE MONTHS             THREE MONTHS
                                                            ENDED                     ENDED
                                                        JUNE 30, 2000          SEPTEMBER 30, 2000
                                                       -----------------       ------------------
ROBINSON NUGENT -- HISTORICAL
 Historical per common share:
   Income per basic share ........................         $ 0.93                   $ 0.17
   Income per diluted share ......................           0.88                     0.16
   Cash dividends per share ......................           0.00                     0.00
   Book value per share ..........................           5.57                     5.61

                                                         TWELVE MONTHS             NINE MONTHS
                                                             ENDED                    ENDED
                                                       DECEMBER 31, 1999       SEPTEMBER 30, 2000
                                                       -----------------       ------------------
UNAUDITED PRO FORMA COMBINED
 Unaudited pro forma per share of 3M common stock:
   Income per basic share ........................         $ 4.34                   $ 3.65
   Income per diluted share ......................           4.29                     3.62
   Cash dividends per share ......................           2.23                     1.73
   Book value per share(1) .......................          16.03                    16.58

UNAUDITED PRO FORMA ROBINSON NUGENT EQUIVALENTS(2)
 Unaudited pro forma per share of Robinson Nugent
  common shares:
   Income per basic share ........................         $ 0.93                   $ 0.78
   Income per diluted share ......................           0.92                     0.78
   Cash dividends per share ......................           0.48                     0.37
   Book value per share ..........................           3.44                     3.56

---------------------
(1) The quoted market value of 3M common stock at September 30, 2000 is used to value the Robinson Nugent transaction.

(2) Amounts are calculated by multiplying the unaudited pro forma combined per share amounts by the exchange ratio for the merger, which we have assumed to be 0.2147 of a share of 3M common stock for each Robinson Nugent common share.

--------------------------------------------------------------------------------

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/ PROSPECTUS, YOU SHOULD CAREFULLY READ AND CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE PROPOSAL TO BE VOTED ON AT THE ROBINSON NUGENT SPECIAL SHAREHOLDERS MEETING.


RISKS RELATING TO THE MERGER TRANSACTION

     BECAUSE THE MARKET VALUE OF SHARES OF 3M COMMON STOCK AT THE TIME OF THE MERGER MAY BE EITHER HIGHER OR LOWER THAN THE AVERAGE TRADING PRICE USED TO DETERMINE THE NUMBER OF SHARES OF 3M COMMON STOCK YOU WILL RECEIVE IN THE MERGER, YOU CANNOT BE CERTAIN OF THE MARKET VALUE OF THE SHARES OF 3M COMMON STOCK YOU WILL RECEIVE.

     If the "average trading price" of 3M common stock is between $82.00 and $100.00, for each Robinson Nugent common share you own, you will receive a number of shares of 3M common stock having a value of $19.00, based on the average trading price. The average trading price is based on the average closing price for a share of 3M common stock on the New York Stock Exchange Composite Tape for the 20 consecutive trading days ending on the business day before the closing of the merger. However, because the actual trading price of shares of 3M common stock at the time of the merger may be either lower or higher than the average trading price, the market value of the shares of 3M common stock you receive in the merger may be either lower or higher than $19.00, based on the average trading price.

     If the average trading price of shares of 3M common stock is below $82.00, you will receive 0.2317 shares of 3M common stock for each Robinson Nugent common share you own. In that case, the value of the shares of 3M common stock you receive in the merger will be less than $19.00 for each Robinson Nugent common share you own, based on the average trading price. If the average trading price of shares of 3M common stock is above $100.00, you will receive 0.19 shares of 3M common stock for each Robinson Nugent common share you own. In that case, the value of the shares of 3M common stock you receive in the merger will be more than $19.00 for each Robinson Nugent common share you own, based on the average trading price. Furthermore, in any case, because the actual trading price of shares of 3M common stock at the time of the merger may be either lower or higher than the average trading price, the market value of the shares of 3M common stock you receive in the merger may be either lower or higher than the value of those shares based on the average trading price.

     SOME DIRECTORS AND EXECUTIVE OFFICERS OF ROBINSON NUGENT HAVE POTENTIAL CONFLICTS OF INTEREST THAT MAY HAVE INFLUENCED THEM IN RECOMMENDING THAT ROBINSON NUGENT SHAREHOLDERS VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     Some directors, including directors who are executive officers, of Robinson Nugent who recommended that Robinson Nugent shareholders vote in favor of the approval of the merger agreement have employment or other benefit arrangements that provide them with interests in the merger that differ from yours. Also, Samuel C. Robinson and James W. Robinson, who are directors of Robinson Nugent, Patrick C. Duffy, the Chairman of the board of directors of Robinson Nugent, and Larry W. Burke, a director and the President of Robinson Nugent, have signed a voting and stock option agreement with 3M and Robinson Nugent. Under the agreement, they agreed, among other things, to vote in favor of the approval of the merger agreement and have granted 3M an irrevocable option to purchase all of their Robinson Nugent common shares at a price of $19.00 per share in various circumstances.


     The receipt of compensation or other benefits in the merger, and the continuation of indemnification arrangements for current directors of Robinson Nugent following completion of the merger, may have influenced these directors in making their recommendation that Robinson Nugent shareholders vote in favor of the approval of the merger agreement. See "The Merger -- Interests of Directors and Executive Officers of Robinson Nugent in the Merger" on page 30.

     FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT THE ROBINSON NUGENT COMMON SHARE PRICE AND FUTURE BUSINESS AND OPERATIONS.

     If the merger is not completed, Robinson Nugent may be subject to the following risks:

     * it may be required to pay 3M a termination fee of $3.45 million, depending on the reason the merger was not completed;

     * the price of its common shares may decline to the extent that the market price of Robinson Nugent common shares reflects a market assumption that the merger will be completed; and

     * various costs related to the merger, such as legal and accounting fees and the expenses and fairness opinion fee of its financial advisor, must be paid even if the merger is not completed.

     Furthermore, if the merger agreement is terminated and the Robinson Nugent board of directors determines to seek another merger or business combination, Robinson Nugent may not be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger. In addition, while the merger agreement is in effect, Robinson Nugent is prohibited from soliciting, initiating or knowingly encouraging, including entering into or taking various other actions with respect to, any alternative transaction, such as a merger, sale of assets or other business combination, with any party other than 3M.


RISKS RELATING TO 3M

     An investment in 3M's common stock involves a number of risks, some of which could be substantial and are inherent in its businesses. You should consider the following factors carefully in evaluating the proposal to be voted on at the Robinson Nugent special shareholders meeting. Additional risks not presently known to 3M or that 3M currently deems immaterial may also impair 3M's business operations. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the following.

     3M'S BUSINESS MAY BE AFFECTED BY THE EFFECTS OF, AND CHANGES IN, WORLDWIDE ECONOMIC CONDITIONS.

     3M operates in more than 60 countries and derives approximately 52% of its revenues from sales outside the United States. 3M's business may be affected by factors in other countries that are beyond its control, such as downturns in economic activity in a specific country or region, the economic difficulties that occurred in Asia in 1998 as an example; social, political or labor conditions in a specific country or region; or potential adverse foreign tax consequences.

     FOREIGN CURRENCY EXCHANGE RATES AND FLUCTUATIONS IN THOSE RATES MAY AFFECT 3M'S ABILITY TO REALIZE PROJECTED GROWTH RATES IN ITS SALES AND NET EARNINGS AND ITS RESULTS OF OPERATIONS.

     Because 3M derives more than half of its revenues from sales outside the United States, 3M's ability to realize projected growth rates in its sales and net earnings and its results of operations could be adversely affected if the United States dollar strengthens significantly against foreign currencies.

     3M'S GROWTH OBJECTIVES ARE LARGELY DEPENDENT ON THE TIMING AND MARKET ACCEPTANCE OF ITS NEW PRODUCT OFFERINGS.

     3M's growth objectives are largely dependent on its ability to renew its pipeline of new products and to bring those products to market. This ability may be adversely affected by difficulties or delays in product development, such as the inability to:

     *  identify viable new products;

     *  successfully complete clinical trials and obtain regulatory approvals;

     *  obtain adequate intellectual property protection; or

     *  gain market acceptance of new products.

     3M'S FUTURE RESULTS ARE SUBJECT TO FLUCTUATIONS IN THE COSTS OF RAW MATERIALS DUE TO MARKET DEMAND, CURRENCY EXCHANGE RISKS, SHORTAGES AND OTHER FACTORS.

     3M depends on various raw materials for the manufacturing of its products. Although 3M has not experienced any difficulty in obtaining raw materials, it is possible that any of its supplier relationships could be terminated in the future. Any sustained interruption in 3M's receipt of adequate supplies could have a material adverse effect on it. In addition, while 3M has a process to minimize volatility in raw material pricing, no assurance can be given that 3M will be able to successfully manage price fluctuations due to market demand, currency risks, or shortages or that future price fluctuations will not have a material adverse effect on it.

     3M'S ACQUISITIONS, DIVESTITURES AND STRATEGIC ALLIANCES MAY NOT BE BENEFICIAL TO 3M.

     As part of 3M's strategy for growth, it has made and may continue to make acquisitions, divestitures and strategic alliances. However, there can be no assurance that any of these will be completed or beneficial to 3M.

     3M IS THE SUBJECT OF VARIOUS LEGAL PROCEEDINGS.

     3M and some of its subsidiaries are named defendants in a number of actions, governmental proceedings and claims, including environmental proceedings and products liability claims involving products that 3M now or formerly manufactured and sold.

     With respect to the environmental proceedings, 3M may be jointly and severally liable under various environmental laws, including the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 and similar state laws, for the costs of environmental contamination at current or former facilities and at off-site locations at which 3M has disposed of hazardous waste. 3M has identified numerous locations, most of which are in the United States, at which it may have some liability for remediating contamination. Amounts expensed for environmental remediation activities are not expected to be material at these locations.

     Breast implant products liability claims are reported in 3M's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000. 3M and various other companies have been named as defendants in a number of claims and lawsuits alleging damages for personal injuries of various types resulting from breast implants formerly manufactured by 3M or a related company. In some actions, the claimants seek damages and other relief, which, if granted, would require substantial expenditures.

     These lawsuits purport to represent 4,514 individual claimants. 3M has confirmed that 111 of the 4,514 claimants have opted out of the class action settlement and have 3M implants. Approximately 93% of the claimants in these confirmed cases have alleged an unspecified amount of damages above the jurisdictional limit of the courts in which the cases were filed. As of September 30, 2000, we had eight claimants that filed lawsuits in the New York state courts alleging damages of $20 million each. All but one of these eight lawsuits has since been resolved.

     3M believes that most of the remaining 4,403 claimants will be dismissed either because the claimants did not have 3M implants or the claimants accepted benefits under the class action settlement. Approximately 88% of these claimants have filed lawsuits that either do not allege a specific amount of damages or allege an unspecified amount of damages above the jurisdictional limit of the court. The rest of these claimants allege damages of approximately $300 million in their lawsuits. Approximately 390 claimants that have filed lawsuits in New York state courts have alleged damages in excess of $20 million each. 3M expects that all of these New York cases will be dismissed without payment for the reasons stated above.

     Based on 3M's experience in resolving thousands of these lawsuits, 3M believes that the amount of damages alleged in complaints is not a reliable or meaningful measure of the potential liability that 3M may incur in the breast implant litigation. Investors should place no reliance on the amount of damages alleged in breast implant lawsuits against 3M.

     3M's best estimate of the remaining probable amount to cover all costs for resolving the breast implant litigation is $41 million. 3M believes that the ultimate outcome of these proceedings and claims, individually and in the aggregate, will not have a material adverse effect on the consolidated financial position, results of operations, or cash flows of 3M. However, there can be no absolute certainty that 3M may not ultimately incur charges for breast implant claims in excess of presently established accruals. While 3M believes that a material adverse impact on its consolidated financial position, results of operations, or cash flows from any future charges is remote, when litigation is involved there exists the remote possibility that a future adverse ruling could result in future charges that could have a material adverse impact on 3M. The estimate of the potential impact on 3M's financial position for breast implant litigation could change in the future.

     3M also has recorded receivables for the probable amount of insurance recoverable with respect to these matters. As of September 30, 2000, 3M has remaining insurance receivable related to these matters of $527 million, which represents 3M's best estimate of the remaining probable insurance recoverable. 3M can provide no assurance that 3M will collect all amounts of the insurance recoverable with respect to these matters.

     For a more detailed discussion of legal proceedings involving 3M, see the discussion of "Legal Proceedings" in Part II, Item 1 of 3M's Quarterly Report on Form 10-Q for the period ended September 30, 2000, which is incorporated by reference.

                        THE SPECIAL SHAREHOLDERS MEETING

TIME AND PLACE OF THE SPECIAL MEETING; MATTERS TO BE CONSIDERED

     The Robinson Nugent special shareholders meeting will be held at the Holiday Inn Lakeview, 505 Marriott Drive, Clarksville, Indiana on Thursday, February 15, 2001 at 10:00 a.m., local time. At the Robinson Nugent special shareholders meeting, shareholders of Robinson Nugent will vote on a proposal to approve and adopt the merger agreement and the merger. THE ROBINSON NUGENT BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF ROBINSON NUGENT VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.



VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding Robinson Nugent common shares entitled to vote is required to approve and adopt the merger agreement and the merger. If you abstain or fail to vote your shares on these proposals, it will have the same effect as voting against approval and adoption of the merger agreement and the merger.


     On October 2, 2000, Robinson Nugent directors and executive officers beneficially owned 2,306,563 common shares, including 569,920 shares that could have been acquired upon exercise of options. These shares represented approximately 39% of the outstanding Robinson Nugent common shares on October 2, 2000 on a fully diluted basis. Each of the directors and executive officers of Robinson Nugent has indicated that he or she intends to vote for the approval of the merger agreement.

     Samuel C. Robinson and James W. Robinson, who are directors of Robinson Nugent, Patrick C. Duffy, the Chairman of the board of directors of Robinson Nugent, and Larry W. Burke, a director and the President of Robinson Nugent, whose 1,815,301 shares are included in the 2,306,563 share number referred to in the preceding paragraph, have entered into a voting and stock option agreement with 3M and Robinson Nugent in which, among other things, they have agreed to vote all of their Robinson Nugent common shares in favor of approval of the merger agreement. These shares represent approximately 30.7% of the outstanding Robinson Nugent common shares on a fully diluted basis as of October 2, 2000.


RECORD DATE; QUORUM

     Only holders of record of Robinson Nugent common shares at the close of business on January 11, 2001 are entitled to receive notice of and vote at the Robinson Nugent special shareholders meeting. As of January 11, 2001, there were 5,917,583 Robinson Nugent common shares entitled to vote, held by approximately 380 holders of record. Each Robinson Nugent common share is entitled to one vote. Holders of at least 50% of the outstanding Robinson Nugent common shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Robinson Nugent special shareholders meeting.


     Robinson Nugent will have a list of its shareholders entitled to vote at the Robinson Nugent special shareholders meeting available during normal business hours at the offices of Robinson Nugent, 800 East Eighth Street, New Albany, Indiana 47151, for the ten-day period before the Robinson Nugent special shareholders meeting, and also at the Robinson Nugent special shareholders meeting.


HOW PROXIES WILL BE VOTED AT THE ROBINSON NUGENT SPECIAL SHAREHOLDERS MEETING

     Robinson Nugent common shares represented by a proxy will be voted at the Robinson Nugent special shareholders meeting as specified in the proxy. Properly executed proxies that do not contain voting instructions will be voted "FOR" approval of the merger agreement and, in the discretion of the proxy holders, any other matter that may come before the Robinson Nugent special shareholders meeting or any adjournments or postponements of the meeting.


TREATMENT OF ABSTENTIONS AND BROKER NON-VOTES

     ABSTENTIONS. If you submit a proxy that indicates an abstention from voting on any of the proposals being submitted to shareholders for a vote, your shares will be counted as present for purposes of determining the existence of a quorum, but they will not be voted on the proposal or proposals as to which you are abstaining from voting.

     An abstention from voting on the approval of the merger agreement will have the same effect as a vote against approval and adoption of the merger agreement and the merger.

     BROKER NON-VOTES. Under NASD rules, your broker cannot vote your Robinson Nugent common shares without specific instructions from you.

     If you do not provide instructions with your proxy, your bank or broker may deliver a proxy card expressly indicating that it is NOT voting your shares. This indication that a broker is not voting your shares is referred to as a "broker non-vote." Broker non-votes will be counted for the purpose of determining the existence of a quorum, but will not be voted on any proposal being submitted to shareholders.

     A broker non-vote will have the same effect as a vote against approval of the merger agreement.


HOW TO REVOKE A PROXY

     Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person at the Robinson Nugent special shareholders meeting, which would automatically revoke your proxy. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the special shareholders meeting, you will need to obtain a proxy from the institution that holds your shares.

     In addition, a Robinson Nugent shareholder may revoke a proxy at any time before it is voted at the Robinson Nugent special shareholders meeting by delivering a later dated signed proxy or a written notice of revocation to Richard L. Mattox, Secretary of Robinson Nugent, 800 East Eighth Street, P.O. Box 1208, New Albany, IN 47151.


SOLICITATION OF PROXIES

     Robinson Nugent has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies from the Robinson Nugent shareholders. Corporate Investor Communications, Inc. will receive a base fee of $7,000 as compensation for its services and reimbursement for its related out-of-pocket expenses. Robinson Nugent has agreed to indemnify Corporate Investor Communications, Inc. against liabilities arising out of or in connection with its engagement. Robinson Nugent will bear the cost of soliciting proxies from its shareholders, except that the cost of printing and mailing this proxy statement/prospectus is being shared by 3M and Robinson Nugent equally. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from holders of Robinson Nugent common shares by telephone, in person or through other means. Robinson Nugent will not compensate these people for this solicitation, but Robinson Nugent will reimburse them for reasonable out-of-pocket expenses they incur in connection with this solicitation. Robinson Nugent will also arrange for brokerage firms, fiduciaries and other custodians to send solicitation materials to the beneficial owners of Robinson Nugent common shares held of record by those persons. Robinson Nugent will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses.



APPRAISAL RIGHTS

     Robinson Nugent is organized under Indiana law. Under Indiana law, Robinson Nugent shareholders do not have a right to receive the appraised value of their shares in connection with the merger.

                                   THE MERGER


GENERAL

     The merger agreement provides for the merger of a wholly owned subsidiary of 3M into Robinson Nugent. As a result of the merger, Robinson Nugent will become a wholly owned subsidiary of 3M and Robinson Nugent shareholders will receive shares of 3M common stock in exchange for the Robinson Nugent common shares they own.

     If the "average trading price" of 3M common stock is between $82.00 and $100.00, for each Robinson Nugent common share you own you will receive a number of shares of 3M common stock having a value of $19.00, based on the average trading price, subject to the collar described below. The average trading price is based on the average closing price for a share of 3M common stock on the New York Stock Exchange Composite Tape for the 20 consecutive trading days ending on the business day before the closing of the merger. Within this range of average trading prices, the actual number of shares of 3M common stock you will receive will vary based on the formula contained in the merger agreement which adjusts the number of shares you receive to maintain their value at $19.00, based on the average trading price, subject to the collar described below.

     If the average trading price of shares of 3M common stock is below $82.00, you will receive 0.2317 shares of 3M common stock for each Robinson Nugent common share you own. In that case, the value of the 3M common stock you receive in the merger will be less than $19.00 for each Robinson Nugent common share you own, based on the average trading price.

     If the average trading price of shares of 3M common stock is above $100.00, you will receive 0.19 shares of 3M common stock for each Robinson Nugent common share you own. In that case, the value of the shares of 3M common stock you receive in the merger will be more than $19.00 for each Robinson Nugent common share you own, based on the average trading price.

     This information is summarized in the table below:

                               NUMBER OF SHARES OF 3M COMMON STOCK
AVERAGE TRADING PRICE OF       YOU RECEIVE FOR EACH ROBINSON NUGENT   VALUE OF 3M COMMON STOCK YOU RECEIVE
3M COMMON STOCK                COMMON SHARE                           FOR EACH ROBINSON NUGENT COMMON SHARE
----------------------------   ------------------------------------   -------------------------------------
less than $82.00               0.2317                                 less than $19.00

between $82.00 and $100.00     $19.00 divided by the average          $19.00
                               trading price

more than $100.00              $0.19                                  more than $19.00

     Neither Robinson Nugent nor 3M has the right to terminate the merger agreement if the average trading price of 3M common stock is below $82.00 or above $100.00. As stated above, this means that if the average trading price of shares of 3M common stock is below $82.00, you will receive 0.2317 shares of 3M common stock for each Robinson Nugent common share you own with the result that the value of the 3M common stock you receive in the merger will be less than $19.00 for each Robinson Nugent common share you own. The exact value of the 3M stock you receive in the merger will be determined based on the average trading price.


     As a result of the merger, former Robinson Nugent shareholders will own less than 1% of 3M. This percentage is based on the number of shares of 3M common stock and Robinson Nugent common shares outstanding on October 2, 2000 on a fully diluted basis.


     On October 2, 2000, the last trading day before the merger was publicly announced, the closing price of 3M common stock was $91.688. Had the merger taken place then, each Robinson Nugent common share would have been converted into 0.2147 of a share of 3M common stock with a value of $19.68. This represented a premium of 18.40% over the closing price of Robinson Nugent common shares on that day. For further illustrative purposes, had the merger taken place on January 9, 2001, when the closing price of 3M common stock was $113.438, each Robinson Nugent common share would have been converted into 0.19 of a share of 3M common stock with a value of $21.55. When we complete the merger, the value you receive for your Robinson Nugent common shares may be more or less than this amount depending on the market value of 3M common stock at that time. The merger will be completed as quickly as possible following the Robinson Nugent special shareholders meeting. Assuming satisfaction of the conditions to completion of the merger, Robinson Nugent and 3M expect the merger to be completed within a week following the Robinson Nugent special shareholders meeting.

     The discussion in this proxy statement/prospectus of the merger and the description of the principal terms of the merger agreement and the merger are summarized only. You should refer to the merger agreement for the details of the merger and the terms of the merger agreement. We have attached a copy of the merger agreement to this proxy statement/prospectus as Annex A. See "The Merger Agreement" on page 35.



BACKGROUND OF THE MERGER

     In 1998, the board of directors of Robinson Nugent created a Development Committee of the board of directors to consider Robinson Nugent's strategic alternatives. Patrick C. Duffy, Chairman of Robinson Nugent, Donald Neel and Richard Strain were appointed to the Development Committee.

     On September 10, 1999, Mr. Duffy, and Bob Pfleg, Business Development Director of 3M's Interconnect Solutions Division, had a general conversation to explore possible alliances between 3M and Robinson Nugent. Over the next several weeks, the conversations began to focus on a possible acquisition of Robinson Nugent by 3M. On September 20, 1999, Mr. Pfleg and Herve Gindre, Business Development Manager of 3M's Interconnect Solutions Division, met with Mr. Duffy and Mr. Neel in Indianapolis, Indiana to discuss possible terms of an acquisition. Based upon these discussions, 3M and Robinson Nugent entered into a non-disclosure agreement on September 20, 1999, covering the confidential exchange of information between the parties and agreed to meet in November to discuss possible acquisition plans.

     Over the course of the next several months, senior management of both companies held numerous discussions regarding various business, financial, operational and technical issues involved in combining the companies.

     On October 1, 1999, Mr. Duffy furnished Mr. Pfleg with requested documents concerning Robinson Nugent's products, plans and financial projections. Over the next several weeks, the two parties held numerous discussions concerning the possible synergies available in an acquisition of Robinson Nugent by 3M.

     On November 22, 1999, Mr. Pfleg, Richard Iverson, Division Vice President, Electronic Products Division, Jeff Kick, Financial Manager, Electronic Products Division and Dave Fellner, Manager, Corporate Financial Services, from 3M met in Dallas, Texas with a team from Robinson Nugent that included Mr. Duffy, Larry Burke, President and a director of Robinson Nugent, Robert Knabel, Chief Financial Officer, and Mr. Neel and Mr. Strain, both directors of Robinson Nugent, to exchange information, discuss possible transaction structures, further due diligence the parties expected to conduct, and potential bases for setting an acceptable exchange ratio.

     From late November 1999 to late December 1999, 3M and Robinson Nugent exchanged due diligence materials.

     On December 2, 1999, 3M and Robinson Nugent signed a non-binding letter of intent covering the possible acquisition of Robinson Nugent by 3M pursuant to which Robinson Nugent agreed not to enter into discussions with another party regarding a possible business combination through March 15, 2000. Under the letter of intent, completion of the acquisition was subject to the satisfactory completion by 3M of a due diligence review, negotiation of a merger agreement and approval of the board of directors of both parties.

     On January 5, 2000, Mr. Iverson, Mr. Pfleg, Mr. Kick, Tom Funk, Engineering Manager, Electronic Products Division, and Michael Stevens, Business Development Director, Interconnect Solutions Division, from 3M met with Mr. Duffy, Mr. Burke, Mr. Knabel, Mr. Neel and Mr. Strain in Dallas, Texas to further discuss terms and conditions of an acquisition of Robinson Nugent by 3M.

     In early February 2000, Mr. Pfleg and Mr. Funk reviewed Robinson Nugent's European operations with Mr. Burke. They toured Robinson Nugent's facilities in the Netherlands, Belgium and Scotland and were given briefings of the operations by Robinson Nugent's European management team. Also in early February 2000, Mr. Pfleg and Mr. Funk reviewed Robinson Nugent's North American operations with Mr. Duffy and Mr. Burke. They toured Robinson Nugent's facilities in Reynosa, Mexico and Dallas, Texas and were given briefings of the operations by Robinson Nugent management teams at each location. In late February 2000, Mr. Pfleg and Mr. Stevens met with Mr. Duffy in Florida to discuss possible integration issues, including sales synergies, information systems and personnel.

     In connection with the proposed transaction, in early March, 2000, 3M engaged Fried, Frank, Harris, Shriver & Jacobson as legal counsel and Robinson Nugent engaged Ice Miller as legal counsel. Consultation with the legal counsels continued throughout the discussions and negotiations.

     On March 10, 2000, Mr. Duffy met with a team from 3M that included Harry Andrews, Executive Vice President for 3M's Electro and Communications Markets Group, Mr. Pfleg, Mr. Stevens, Mr. Fellner, Elton Perry, Human Resource Manager and Mark Gibson, Manufacturing Manager, in Austin, Texas. Among the matters discussed were Robinson Nugent's operations, its past financial performance and its future prospects.

     On March 20, 2000, Mr. Pfleg informed Mr. Duffy via electronic mail that 3M had concerns over Robinson Nugent's ability to implement its restructuring plan and maintain constant profitability improvement and, for these reasons, 3M was suspending its immediate plans to acquire Robinson Nugent, pending further review of Robinson Nugent's restructuring plan and profitability improvement over the next few months. In particular, it was noted that since 1998, Robinson Nugent had been making a massive shift in market focus from the consumer to the telecommunications and wireless markets with existing products being rationalized and new high speed, high performance interconnects being developed and produced, and that the mature core product lines were being moved to Asian and Mexican sites for margin improvement.

     Following March 20, 2000 to late June 2000, occasional contacts were made by Mr. Pfleg with Mr. Duffy regarding Robinson Nugent's operations, financial performance and future prospects, as well as the progress of its restructuring plan.

     Between June 8 and September 9, 2000, Mr. Duffy had discussions with three other concerns that had expressed an interest in an acquisition of Robinson Nugent, but those discussions were terminated by those other concerns following discussions regarding the price that would be required in order to make any offer more favorable to the shareholders of Robinson Nugent than those then under discussion with 3M.

     On June 28, 2000, Mr. Stevens, Richard Becker, Mr. Pfleg and John Woodworth, General Manager, Interconnect Solutions Division, from 3M met in Dallas, Texas with Mr. Duffy and Mr. Neel to re-open merger discussions. A week later, representatives of 3M met with representatives of Robinson Nugent team in Indianapolis, Indiana to discuss the setting of an acceptable exchange ratio for the proposed transaction.

     During July 2000, representatives of 3M reviewed the acquisition proposal and internal 3M approvals of the proposed transaction were received subject to completion of 3M's due diligence, the negotiation of a merger agreement and related agreements acceptable to both parties, and approval of 3M's board of directors.

     On July 28, 2000, Mr. Duffy, Mr. Neel and Mr. Strain described the proposed transaction to the board of directors of Robinson Nugent.

     On August 3, 2000, a draft merger agreement was distributed by 3M to Robinson Nugent and its outside counsel, Ice Miller.

     From early August until early October 2000, the parties and their legal advisors negotiated the terms of, and the documents for, the transaction. During this time, 3M continued to conduct its legal and financial due diligence of Robinson Nugent. The members of Robinson Nugent's board of directors were updated informally from time to time during this period.

     On August 14, 2000, the 3M board of directors met to review and approve the proposed transaction. Mr. Woodworth of the 3M Interconnect Solutions Division reviewed the transaction with the board, including the strategic reasons for the proposed transaction. The 3M board of directors approved the acquisition of Robinson Nugent subject to completion of 3M's due diligence review and negotiation of the merger and related agreements, and appointed officers to execute the agreements on behalf of 3M.

     On August 24, 2000, Robinson Nugent retained Goelzer Investment Banking to deliver a fairness opinion to the Robinson Nugent board of directors regarding the proposed merger.

     On September 29, 2000, 3M's integration team met with Mr. Burke to initiate integration planning.

     On October 2, 2000, the board of directors of Robinson Nugent met in New Albany, Indiana. Mr. Duffy reviewed the transaction with the board, including strategic reasons for the proposed transaction and the principal and other terms of the proposed transaction.

     Ice Miller, counsel to Robinson Nugent, outlined the directors' legal duties and responsibilities in connection with considering the merger and discussed the principal terms of the merger agreement and related documents. In addition, Goelzer Investment Banking, financial advisors to Robinson Nugent, delivered its oral opinion, which was later confirmed in writing, that the transaction contemplated by the merger agreement was fair from a financial point of view to the holders of Robinson Nugent common shares.

     Upon completing its deliberations, the board of directors of Robinson Nugent unanimously approved the merger agreement and the related agreements and transactions contemplated by those agreements, declared them advisable, and resolved to recommend that the Robinson Nugent shareholders vote in favor of the merger agreement. On the evening of October 2, 2000, representatives of 3M and Robinson Nugent executed the merger agreement. In addition, Samuel C. Robinson and James W. Robinson, Mr. Duffy and Mr. Burke, all of whom are directors and shareholders of Robinson Nugent, executed a voting and stock option agreement with 3M and Robinson Nugent, in which they agreed, among other things, to vote all of their Robinson Nugent common shares in favor of the merger and against other proposals and also granted 3M an irrevocable option to purchase all of their Robinson Nugent common shares at a price of $19.00 per share.

     Prior to the commencement of trading on October 3, 2000, Robinson Nugent and 3M issued a joint press release announcing the execution of the merger agreement.


REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     In approving the merger agreement and recommending the merger to the shareholders of Robinson Nugent, the Robinson Nugent board of directors considered the following factors, among others, relating to Robinson Nugent and its business, that supported the board's decision to proceed with the merger:

     * The connector industry has experienced significant consolidation, and Robinson Nugent is increasingly vulnerable to competition from larger firms having far greater capital and human resources than those available to Robinson Nugent.

     * The product lines of 3M's Interconnect Solutions Division and of Robinson Nugent are complimentary, and the merger should enhance the sales and competitive conditions of both operations.

     * The combination of the connector operations of 3M with those of Robinson Nugent should allow the resulting operation to be a preferred supplier to major customers in the electronics industry, which Robinson Nugent could not achieve standing alone.

     * The combined operations will benefit from increased financial strength, allowing the more rapid introduction of new products to the market and greater profit potential.

     * The combined operations will benefit from a common vision and culture, and the intellectual resources, proven technology development capabilities and seasoned management teams of both parties should enable the combined enterprise to launch new initiatives that meet the accelerating demand for new products and technologies.

     * There can be no assurance that Robinson Nugent as a stand-alone enterprise will be able to continue providing the innovative products that have allowed it to maintain its market niche.

     * Robinson Nugent is vulnerable to the entry by a major competitor into Robinson Nugent's market niche.

     * Robinson Nugent risks the loss of key employees due to the opportunities presented by industry consolidation in relation to the limited opportunities available at and location of Robinson Nugent.

     * The business of Robinson Nugent has been cyclical, and the erratic sales and earnings of Robinson Nugent have been reflected in dramatic swings in its stock price.

     * Robinson Nugent's profit margins have lagged below the connector industry average.

     * The small number of Robinson Nugent common shares available for trading and the lack of securities analyst interest in Robinson Nugent have resulted in a thin trading market in the Robinson Nugent common shares and have generally depressed share prices in relation to the Nasdaq Composite Index and Nasdaq Industrial Index.

     * The merger should provide to Robinson Nugent the additional strategic management capability that has not been available due to its small size and headquarters location.

     The board of directors also considered the following factors, among others, relating to the terms of the proposed merger, that supported the board's decision to proceed with the merger:

     * The value of the 3M shares to be received by Robinson Nugent shareholders in the merger represents a significant premium in relation to the historic market prices of Robinson Nugent common shares.

     * The merger is expected to be a tax-free reorganization, with the result that, in general, shareholders will pay no federal income tax as a result of the exchange of Robinson Nugent common shares for 3M shares.

     * The shares of 3M have a wide following in the securities markets and far greater trading volume than do the Robinson Nugent common shares.

     * Members of the Robinson Nugent board of directors holding approximately 30.7% of the outstanding shares of Robinson Nugent were willing to agree to vote their shares in favor of the merger.

     * Goelzer Investment Banking was prepared to render its opinion that the merger is fair, from a financial point of view, to the shareholders of Robinson Nugent.

     The Robinson Nugent board of directors also considered the following risks and other potentially negative factors relating to the terms of the proposed merger:

     * There is a risk that the merger may not be completed due to the inability of the parties to meet one or more of the conditions contained in the merger agreement.

     * Robinson Nugent is severely limited in its ability to respond to other offers during the term of the merger agreement, and Robinson Nugent would incur significant fees payable to 3M in the event that Robinson Nugent unilaterally terminated the merger agreement.

     * There is a possibility that another buyer might be willing to pay a higher price for Robinson Nugent, but there also is a risk of diversion of management attention and of the loss of management, administrative and technical personnel if Robinson Nugent were to engage in a protracted series of negotiations with several potential acquirers.


     The board of directors also considered that some directors and executive officers of Robinson Nugent have interests in the merger that are different from, or in addition to, the interests of the Robinson Nugent shareholders generally. See "-- Interests of Directors and Executive Officers of Robinson Nugent in the Merger" on page 30.

     In light of the number and variety of information and factors considered by the Robinson Nugent board, the board did not find it practicable to, and did not, assign any specific or relative weights to the factors listed above. In addition, individual directors may have given differing weights to different factors. The board of directors was advised in its deliberations by Robinson Nugent's senior management, by its legal counsel and by Goelzer Investment Banking.

     The board of directors of Robinson Nugent believes that the merger will:

     * provide Robinson Nugent shareholders with greater liquidity and fair value in the form of the shares of 3M to be received in the merger, and a more favorable investment opportunity than continuing to hold shares of Robinson Nugent;

     *  provide operational opportunities to Robinson Nugent including:

        -- the ability to apply 3M's proprietary and other technology to the business of Robinson Nugent; and

        -- cross marketing, joint product development and broader international expansion; and

     *  increase Robinson Nugent's growth potential as a result of:

        -- greater marketing capabilities; and

        -- availability of capital resources.

     Accordingly, the Robinson Nugent board of directors determined that the merger is advisable, fair to and in the best interests of Robinson Nugent and its shareholders, and it unanimously approved the merger agreement.

     THE BOARD OF DIRECTORS OF ROBINSON NUGENT UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF ROBINSON NUGENT VOTE "FOR" THE APPROVAL OF THE MERGER.


OPINION OF FINANCIAL ADVISOR TO ROBINSON NUGENT

     Goelzer Investment Banking has assisted the Robinson Nugent board of directors in its examination of the fairness, from a financial point of view, to the shareholders of Robinson Nugent of the terms of the proposed merger between Robinson Nugent and 3M. As described in this proxy statement/ prospectus, Goelzer's opinion dated as of October 2, 2000 (together with the related presentation) to the Robinson Nugent board of directors was only one of many factors the Robinson Nugent board of directors considered in determining to approve the merger agreement. Goelzer is an investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The Robinson Nugent board of directors selected Goelzer because of Goelzer's experience and expertise. Robinson Nugent has agreed to pay Goelzer a fee of approximately $40,000 for its services plus reasonable out of pocket expenses incurred in connection with its engagement. Neither Goelzer nor any affiliate of Goelzer has had any material relationship in the past five years with Robinson Nugent or any of its affiliates, nor is any material relationship contemplated.

     On October 2, 2000, Goelzer orally delivered its opinion, which was later confirmed in writing, to the Robinson Nugent board of directors that, as of that date and based upon and subject to the matters stated in its opinion, the terms of the proposed merger were fair to the Robinson Nugent shareholders from a financial point of view.

     THE FULL TEXT OF THE GOELZER FAIRNESS OPINION, WHICH CONTAINS MANY OF THE ASSUMPTIONS GOELZER MADE, THE MATTERS IT CONSIDERED, AND THE LIMITATIONS ON THE REVIEW IT UNDERTOOK IN CONNECTION WITH ITS DELIVERY OF THIS OPINION, IS ATTACHED AS ANNEX C AND IS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS. GOELZER'S OPINION IS DIRECTED TO THE ROBINSON NUGENT BOARD OF DIRECTORS, AND ADDRESSES ONLY THE FAIRNESS OF THE TERMS OF THE PROPOSED MERGER TO HOLDERS OF ROBINSON NUGENT COMMON SHARES FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THAT SHAREHOLDER SHOULD VOTE AT THE ROBINSON NUGENT SPECIAL MEETING. THE FOLLOWING SUMMARY OF THE GOELZER FAIRNESS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DETAILED ANALYSIS COMPLETED BY GOELZER.

     In connection with its opinion, Goelzer:

     * Conducted detailed interviews with management concerning Robinson Nugent's history and operating record, the nature of the markets served, competitive situation, financial condition, recent performance and current outlook;

     * Analyzed trading data (stock price and volume trends) of Robinson Nugent's common shares for a period of ten years and analyzed the stock's total return relative to appropriate indices over the last five years as provided by BLOOMBERG ANALYTICS;

     * Analyzed Robinson Nugent's financial statements and studied its filings under the Securities Exchange Act of 1934, as amended, including the latest Form 10-K and Form 10-Q and Annual Reports for the three fiscal years ended June 30, 2000;

     * Conducted a search using BLOOMBERG ANALYTICS and utilized a June 26, 2000 Robinson Nugent Press Release in order to find publicly traded companies which could be used as reasonable comparables in determining the fair value of Robinson Nugent;

     * Conducted a search for merger and acquisition transactions involving both publicly traded and privately held corporations within the electronic connector/electrical interconnection industry using two large proprietary databases (MERGERSTAT and World M&A Network's DONE DEALS) and the February 1999 edition of THE BISHOP REPORT (a publication of Bishop & Associates);

     * Analyzed trading data (stock price and volume trends), operating record, the nature of the markets served, financial condition, recent performance and current outlook of 3M; and

     * Performed such other studies, analyses and investigations as deemed appropriate.

     In preparing its opinion, Goelzer relied on the accuracy and completeness of all information supplied or otherwise made available to it by Robinson Nugent and 3M, discussed with or reviewed by or for it, or publicly available, and Goelzer did not assume responsibility for independently verifying any of this information. Goelzer did not undertake an independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Robinson Nugent or 3M.

     In connection with the preparation of its opinion, Goelzer was not authorized by Robinson Nugent or the Robinson Nugent board of directors to solicit, nor did Goelzer solicit, third party indications of interest in the acquisition of all or any part of, or any combination with, Robinson Nugent.

     Goelzer's opinion was necessarily based on information available to it and on general market, economic and other conditions as they existed and could be evaluated on the date of its opinion. Goelzer did not address the merits of the underlying decision by Robinson Nugent to engage in the merger. Goelzer expressed no opinion as to what the value of the 3M common stock actually would be when issued to the shareholders of Robinson Nugent pursuant to the merger, the prices at which the 3M common stock would trade after the merger or the price at which Robinson Nugent common shares would trade between the date of its opinion and the date the merger is completed. Although Goelzer evaluated the terms of the proposed merger from a financial point of view, Goelzer was not requested to, and did not, recommend any specific terms of the merger.

     In preparing its opinion for the Robinson Nugent board of directors, Goelzer performed a variety of financial and comparative analyses, including those described below. The summary of analyses performed by Goelzer as set forth below is not a complete description of the analyses underlying Goelzer's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial or summary description. No company, business or transaction used in those analyses as a comparison is identical to 3M, Robinson Nugent or the merger, nor is an evaluation of the results of those analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in those analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by those analyses. In addition, analyses relating to the value of businesses or securities are not appraisals and may not reflect the prices at which businesses, companies or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

     Goelzer did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole supported its opinion. Accordingly, Goelzer believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create an incomplete view of the processes underlying such analyses and its opinion.

     The following is a summary of the material financial and comparative analyses performed by Goelzer in arriving at its October 2, 2000 opinion presented to the Robinson Nugent board of directors.

     COMPARABLE TRANSACTION ANALYSIS. Goelzer reviewed publicly available information relating to selected comparable mergers and acquisition transactions involving companies engaged in businesses similar to those of Robinson Nugent. The following table lists the recently completed transactions in Robinson Nugent's SIC Code reviewed by Goelzer:

                                                                       CLOSING
BUYER                                            SELLER                  DATE
---------------------------------    ----------------------------    ----------

Molex                                A Unit of Axsys Technologies    03/20/2000
Tyco International                   Raychem Corp.                   08/13/1999
Smiths Industries PLC                Engineered Transitions Co.      12/02/1998
PCD, Inc.                            Wells Electronics               12/26/1997
Framatome SA                         Berg Electronics                03/28/1997
Thomas & Betts                       Augat Inc.                      12/11/1996
LaBarge, Inc.                        Sorep Technology Corp.          05/16/1996
Semiconductor Packaging Materials    Retconn, Inc.                   01/04/1996

     With respect to the proposed transaction, Goelzer analyzed several valuation multiples implied by the offer price in comparison with the multiples paid in the prior comparable transactions. The valuation multiples examined include the following: (1) equity price paid to net income, (2) Total Invested Capital (which equals equity price paid plus the value of indebtedness assumed) to revenues, (3) Total Invested Capital to EBITDA (earnings before interest, taxes, depreciation, and amortization), (4) Total Invested Capital to EBIT (earnings before interest and taxes), and (5) Total Invested Capital to assets. Goelzer also analyzed the stock price premiums implied under the proposed transaction in relationship to the premiums paid in prior comparable transactions. The stock price premiums examined compared the offer price to the pre-announcement stock price one day prior to announcement, five days prior to announcement and thirty days prior to announcement. The ranges of these multiples and premiums and their comparison to the merger are included in the following table:

CONNECTOR INDUSTRY TRANSACTION ANALYSIS (SIC CODE #3678)

                                                                            ROBINSON       DISCOUNT
                                      AVERAGE     MINIMUM     MAXIMUM        NUGENT       TO AVERAGE
                                     ---------    -------    ---------    -----------     ----------
Equity Price ($ millions) .........   643.84        2.50     3,020.85      $112.77(1)         82%
Total Invested Capital (TIC)
 ($ millions) .....................   755.26        2.90     3,420.85      $124.99(2)         83%
Equity Price/Net Income ...........    27.7x        3.4x        57.6x        21.6x(3)         22%
TIC/Revenues ......................     1.6x        0.5x         3.0x         1.3x            18%
TIC/EBITDA ........................    12.7x       11.6x        14.5x        10.2x            20%
TIC/EBIT ..........................    23.2x       17.6x        32.6x        16.5x(4)         29%
TIC/Assets ........................     3.3x        1.9x         4.7x         2.2x            35%
1 Day Market Premium ..............    37.09%      23.37%       62.34%       16.92%(5)        54%
5 Day Market Premium ..............    45.30%      21.22%       71.23%       34.22%(6)        24%
10 Day Market Premium .............    58.89%      36.44%       70.73%       11.56%(7)        80%

------------------------

Notes:
------
(1) Equity Price is calculated using the $19 a share offer price multiplied by fully diluted shares (5,935,244 equaling 5,112,799 shares outstanding as of 8/8/00 plus 822,445 options outstanding at 8/8/00 which became fully vested on the signing of the merger agreement).

(2) TIC is calculated using the Equity Price plus interest bearing debt as of 6/30/00.

(3) Calculated by multiplying the $19 a share offer price by the fully diluted shares as of 8/8/00 and dividing by net income from continuing operations in fiscal 2000 ($5.21 million).

(4) EBIT was calculated by adding operating income and special and unusual expenses.

(5) Calculated using the offer price of $19 a share and the average stock price of $16.25 a share (the range was $15.50-$17.00) on 9/29/00.

(6) Calculated using the offer price of $19 a share and the average stock price of $14.1563 a share (the range was $14.50-$13.8125) on 9/22/00.

(7) Calculated using the offer price of $19 a share and the average stock price of $17.0313 a share (the range was $17.50-$16.5625) on 8/29/00.

     Goelzer also reviewed the following connector industry transaction analyses provided in the February 1999 edition of The Bishop Report and compared them to the terms of the merger. The Bishop Report analyses included six transactions:
Tyco International's purchase of AMP, Thomas & Betts' acquisition of AFC Cable, Framatone's purchase of Berg Electronics, KKR's purchase of Amphenol, Thomas & Betts' acquisition of Augat, and AMP's acquisition of M/A Com.

                                                                                ROBINSON NUGENT --   DISCOUNT TO
                                               AVERAGE      HIGH        LOW       3M MULTIPLES        AVERAGE
                                              ---------   --------   --------   ------------------   -----------
Total Invested Capital/Sales ..............     1.99x       2.36x      0.95x         1.35x               32%
Total Invested Capital/Book value .........     4.47x      13.60x      2.75x         4.40x(1)             2%
Total Invested Capital/EBITDA .............    11.80x      12.30x      7.20x        10.15x               14%
Total Invested Capital/EBIT ...............    19.80x      22.30x     10.90x        16.48x               17%
Market Premium ............................    47.5%       62.3%      12.4%         16.9%(2)             64%

------------------------

Notes:
------
(1)  Book value for Robinson Nugent as of June 30, 2000.

(2) The $19.00 per share offer price is a 16.9% premium to the average stock price of $16.25 a share on September 29, 2000.

     Goelzer noted that most of the proposed mergers' calculated multiples are at the lower end of the previously completed comparable transactions. In Goelzer's opinion, Robinson Nugent's erratic historical financial performance, which includes losses from continuing operations in two of the last five years, explains the Total Invested Capital multiples, based on the proposed merger price, being at the lower end of the range seen for the previously completed transactions. The proposed transaction is also at the low end of the range from a market premium standpoint, but Goelzer viewed this outcome as consistent with Robinson Nugent's current competitive position within the electronic connector industry and the responses received by Robinson Nugent from others with whom it held discussions during the course of negotiations with 3M.

     Goelzer further noted that the terms of the proposed merger reflect transaction multiples that are within the range of the transactions that have occurred in the recent past within the electronic connector industry. However, due to the inherent differences between the operations and financial conditions of Robinson Nugent and the selected companies and the fact that the reasons for, and circumstances surrounding, each of the comparable transactions analyzed were so diverse, Goelzer was of the view that a purely quantitative analysis based on comparable transactions would not be entirely appropriate in the context of the merger. Goelzer also was of the view that an appropriate use of a comparable transaction analysis in this instance involved qualitative judgments concerning the differences between the characteristics of these transactions and the merger that would affect the value of the acquired companies and Robinson Nugent, which judgments were taken into account by Goelzer in rendering its opinion.

     COMPARABLE COMPANY TRADING ANALYSIS. Using publicly available information, Goelzer compared selected stock trading data and financial information for Robinson Nugent with corresponding data and information of similar publicly traded companies that have operations within the electronic connector industry. The following companies were selected by Goelzer based upon Goelzer's views as to the comparability of the financial and operating characteristics of these companies to Robinson Nugent: Amphenol, Methode, Molex, PCD, Woodhead Industries, and Thomas & Betts.

     In order to analyze the fairness from a financial point of view of the terms of the proposed merger, Goelzer compared Robinson Nugent's financial trends and ratios to the corresponding trends and ratios of the comparable companies. Furthermore, Goelzer examined the implied offer price multiples (i.e., price to earnings, price to EBITDA and Total Invested Capital to EBITDA) for Robinson Nugent common shares in comparison with the same multiples for the comparable companies.

     The following table compares certain financial ratios and statistics of Robinson Nugent to the companies named above:


COMPETITOR SUMMARY FINANCIAL DATA


                                   ROBINSON                                                                THOMAS &     WOODHEAD
                                    NUGENT         AMPHENOL      METHODE         MOLEX         PCD          BETTS      INDUSTRIES
                                    (RNIC)          (APH)        (METHA)        (MOLX)        (PCDI)      (TNB)(12)      (WDHD)
                                   --------       ---------      -------       ---------     --------     ---------    ----------
Sales ($ millions)(1)..........    $  92.8        $ 1,161.5     $   422.2      $ 2,217.1     $   54.2     $ 2,569.7     $  186.8
Sales Growth (%) ..............      +32.6%           +22.7%         +4.6%         +29.5%        -1.3%        +11.8%       +12.5%
EPS -- Cont. Opns.(1) .........    $  0.99        $    1.78     $    0.95      $    1.12     $   0.11     $    2.65     $   1.13
EPS Growth (%) ................     +230.0%           +81.6%         -2.1%         +23.1%       -73.8%         -6.7%       +34.5%
Current Ratio .................      2.4:1            1.6:1         3.2:1          2.2:1        0.5:1         2.3:1        2.6:1
Debt/Equity (%) ...............       43.0%        Negative           0.4%           1.3%        72.7%         88.8%        51.8%
PE Ratio ......................       21.6(2)          33.1          51.1           42.1         71.6           7.3         16.8
Price/Book Ratio ..............       4.0X(3)      Negative          6.3X           5.5X         1.2X          1.0X         2.6X
Dividends per Share ...........    $  0.00        $    0.00     $    0.20      $    0.10     $   0.00     $    1.12     $   0.36
R&D Expenses(4) ...............    $   4.5        $    18.5     $    23.6      $   128.8          N/A(5)  $    47.9     $    6.2
Capital Expenditures(4) .......    $   5.0        $    23.5     $    24.7      $   337.3     $    3.7     $   133.1     $    7.8
8/15/00 Share Price ...........    $ 19.00(6)     $   58.94     $   48.56      $   47.13     $   7.88     $   19.44     $  19.00
52 Wk. High-Low ...............    $ 21.00-       $   70.38-    $   66.44-     $   63.75-    $  10.50-    $   53.69-    $  24.00-
                                   $  4.38        $   21.00     $   13.50      $   24.40     $   3.00     $   17.63     $   8.31
Equity Mkt. Cap(7) ............    $ 112.8(8)     $ 2,525.5     $ 1,736.1      $ 9,345.4     $   70.7     $ 1,125.2     $  225.9
Mkt. Cap. (w/Debt)(9) .........    $ 125.0(10)    $ 3,266.5     $ 1,737.3      $ 9,367.0     $  113.9     $ 2,096.7     $  270.9
EBITDA(11) ....................    $ 12.31        $  236.84     $   59.63      $  455.39     $  15.49     $  289.86     $  33.65


-----------------------

Notes:
------

(1)  Last four quarters available.

(2) Uses the $19.00 per share offer price, earnings from continuing operations of $5.21 million in fiscal 2000, and fully diluted shares outstanding of 5,935,244 shares as of 8/8/00 (5,112,799 shares outstanding plus 822,445 options outstanding as of 8/8/00 which became fully vested on the signing of the merger agreement).

(3) Uses the $19.00 per share offer price, stockholders' equity of $28.4 million as of 6/30/00, and fully diluted shares outstanding of 5,935,244 shares as of 8/8/00 (5,112,799 shares outstanding plus 822,445 options outstanding as of 8/8/00 which became fully vested on the signing of the merger agreement).

(4)  Based on most recent fiscal year.

(5)  Information is not available.

(6)  Offer price.

(7) Calculated using the closing stock price on 8/15/00 multiplied by the number of fully diluted shares outstanding as of the most recent quarter.

(8) Calculated by multiplying $19.00 per share offer price by fully diluted shares (5,935,244 which equals 5,112,799 shares outstanding as of 8/8/00 plus 822,445 options outstanding as of 8/8/00 which became fully vested on the signing of the merger agreement).

(9) Calculated by adding the equity market capitalization figure and interest bearing debt as of the most recent quarter.

(10) Calculated by adding Equity Market Cap and interest bearing debt as of 6/30/00.

(11) Calculated using the trailing four (4) quarters.


(12) Thomas & Betts subsequently restated fiscal 1999 and YTD 2000 results. The figures and ratios included herein are those that were available to Goelzer when it provided its opinion.

     Goelzer noted that the implied offer price for Robinson Nugent placed two of Robinson Nugent's key financial ratios, price-to-earnings and price-to-book, within the range of Robinson Nugent's publicly traded competitors. Also, the table illustrates the fact that Robinson Nugent spent less on research and development and capital expenditures in comparison to almost all of Robinson Nugent's main competitors in the four most recent quarters available. Goezler also noted that a merger with 3M would strengthen Robinson Nugent's position within the industry due to the fact that 3M has the financial resources to spend significantly more than Robinson Nugent as a stand-alone company on research and development and capital expenditures in order to expand Robinson Nugent's future operations and product line. The table also shows that the offer price was very close to Robinson Nugent's 52-week high trading price. Robinson Nugent's offer price was closer to its 52-week high than its competitors' current trading prices at the time Goezler gave its opinion were to their 52-week highs.

     The following table compares certain financial ratios calculated from the statistics provided in the table above of Robinson Nugent to those of similar publicly traded companies named above:


COMPETITOR VALUATION METRICS


                                                                           ROBINSON NUGENT
                                       AVERAGE     MINIMUM     MAXIMUM        (RNIC)(1)
                                      ---------   ---------   ---------   ----------------
Equity Mkt. Cap/EBITDA ............      12.6x        3.9x       29.1x          9.2X
Mkt. Cap. (w/Debt)/EBITDA .........      14.4x        7.2x       29.1x         10.2X

----------------------

Notes:
------

(1)  Figures based on $19.00 per share offer price.

     Goelzer noted that the equity market capitalization-to-EBITDA ratio (equivalent to the equity price-to-EBITDA ratio) of Robinson Nugent, based on the terms of the merger agreement, is well within the range of Robinson Nugent's publicly traded competitors. Furthermore, the equity market capitalization plus debt-to-EBITDA ratio (equivalent to the Total Invested Capital-to-EBITDA ratio) of Robinson Nugent is also within the range of Robinson Nugent's competitors. Goelzer considered both of the aforementioned multiples to be important for the purpose of comparison because they most accurately reflect multiples of operating cash flow with and without the effects of financing.

     Goezler also noted that the terms of the proposed merger reflect fundamental ratios and multiples that are within the range of those applicable to Robinson Nugent's publicly traded competitors. However, because of the inherent differences among the operations of Robinson Nugent and the selected comparable companies, Goelzer was of the view that a purely quantitative analysis based on comparable public company data would not be entirely appropriate in the context of the merger. Goelzer further believes that an appropriate use of a comparable company analysis in this instance involves qualitative judgments concerning differences among the financial and operating characteristics of Robinson Nugent and the selected comparable companies, which judgments were taken into account by Goelzer in rendering its opinion.

     PURCHASE PRICE ANALYSIS AND STOCK TRADING HISTORY. Goelzer performed analyses relating to the consideration to be received by the shareholders of Robinson Nugent assuming various prices for 3M common stock. Goelzer also examined the history of trading prices and volume for Robinson Nugent common shares and 3M common stock.

     Goezler noted that the implied offer price of $19.00 per share is close to Robinson Nugent's 52-week trading price high (and within 10% of the $21.00 per share price achieved in March 2000). Goezler also noted that the offer price is considerably above Robinson Nugent's stock price trading range over the prior ten calendar years (a high of $13.25 per share on December 31, 1999 and a low of $1.88 per share on January 31, 1991). In addition, Goelzer took into consideration the fact that Robinson Nugent's stock price significantly underperformed the Nasdaq Composite Index and the Nasdaq Industrial Index for the five years ending July 31, 2000. Additionally, Goelzer analyzed the stock price performance of 3M over the last ten years. 3M's stock price as of August 23, 2000 ($95.94 per share), was near the top of 3M's stock price trading range over the prior ten calendar years. The high of $105.50 per share was set on June 30, 1997 and the low of $35.48 was set on October 31, 1990. Finally, Goelzer analyzed the average trading volume of Robinson Nugent shares (less than 30,000 shares a day) and 3M (well over 1 million shares a day). In Goelzer's opinion, the ability of Robinson Nugent shareholders to receive a more liquid/marketable stock in the form of 3M shares in exchange for their Robinson Nugent shares was another advantage of the proposed merger.

     OTHER FACTORS AND ANALYSES. In the course of preparing its opinion, Goelzer performed other analyses and reviewed other matters including, among other things, the expected trading characteristics of Robinson Nugent common shares and 3M common stock. In reaching its conclusion, Goelzer also relied in part upon a letter provided to it by the Chairman of the Robinson Nugent board of directors describing his discussions with other possible purchasers of Robinson Nugent and the conditions in the industry. Goelzer also considered its discussions with members of the Robinson Nugent board of directors and its Chairman regarding the results of Robinson Nugent's discussions with potential acquirers other than 3M.

     In summarizing its report, Goelzer noted a number of factors that suggest the terms of the proposed merger are fair including:

     *  Robinson Nugent's erratic sales, earnings, and share price history;

     * the ability of Robinson Nugent shareholders to receive a much more liquid/marketable investment in the form of 3M stock in exchange for their Robinson Nugent common shares;

     * 3M's ability to bring a litany of human and capital resources to expand Robinson Nugent's operations much faster than Robinson Nugent could on a stand-alone basis;

     * 3M's ability to strengthen Robinson Nugent's position against competitors; and

     *  a lack of product overlap between the two companies.

     Considering all factors, it was the opinion of Goelzer, based upon and subject to the matters stated in its opinion, that the terms of the proposed merger are fair to the shareholders of Robinson Nugent from a financial point of view.


INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF ROBINSON NUGENT IN THE MERGER

     In considering the recommendations of the Robinson Nugent board of directors with respect to the merger, shareholders of Robinson Nugent should be aware that some directors and members of management of Robinson Nugent have interests in the merger that are different from, or in addition to, their interests as shareholders generally. The Robinson Nugent board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

     ROBINSON NUGENT OPTIONS. On October 1, 2000, the directors and executive officers of Robinson Nugent held options to purchase Robinson Nugent common shares, some of which were unvested and unexercisable. Upon the signing of the merger agreement on October 2, 2000, all unvested and unexercisable options automatically vested and became exercisable. In accordance with the stock option plan, Robinson Nugent sent holders of the outstanding options notice that all options that were not exercised prior to 5:00 p.m. on November 8, 2000 would cease to exist. As of October 1, 2000, Larry W. Burke, a director and the President of Robinson Nugent, and the four other most highly compensated executive officers of Robinson Nugent held 95,000 unexercised and unvested options each of which has been exercised, and all of the Robinson Nugent executive officers and directors as a group held 198,500 unexercised and unvested options each of which has been exercised. Based on the average trading price of the 3M common stock for the 20 consecutive trading days ending on September 29, 2000, which was $88.506, Mr. Burke and the four other most highly compensated executive officers of Robinson Nugent would have received a total of 20,397 shares of 3M common stock in exchange for the Robinson Nugent common shares they received upon exercise of their previously unvested and unexercisable options. Based on the same average trading price, all of the Robinson Nugent executive officers and directors as a group would have received a total of 42,618 shares of 3M common stock in exchange for the Robinson Nugent common shares they received upon exercise of their previously unvested and unexercisable options. See "The Merger Agreement -- Employee Benefit Plans" on page 40.

     VOTING AND STOCK OPTION AGREEMENT. As an inducement to 3M to enter into the merger agreement, on October 2, 2000, Samuel C. Robinson and James W. Robinson, who are directors of Robinson Nugent, Patrick C. Duffy, the Chairman of the board of directors of Robinson Nugent, and Larry W. Burke, a director and President of Robinson Nugent, each of whom is a shareholder of Robinson Nugent, entered into a voting and stock option agreement with 3M and Robinson Nugent under which they have agreed, among other things, to vote all of the Robinson Nugent common shares owned by them or to be acquired by them upon the exercise of any options or otherwise (1) in favor of the merger agreement, and (2) against any other acquisition proposal. The voting and stock option agreement also grants 3M an irrevocable option to purchase all of their common shares at a price of $19.00 per share. 3M may exercise the option at any time prior to the earlier of the time at which the merger is completed and fifteen days after the termination of the merger agreement. These Robinson Nugent shareholders own a total of 1,815,301 Robinson Nugent common shares representing approximately 30.7% of the Robinson Nugent common shares outstanding on a fully diluted basis as of October 2, 2000. See "The Voting and Stock Option Agreement" on page 44.


     DALLAS MANUFACTURING FACILITY SALE AND LEASE. At the closing of the merger, Robinson Nugent will sell its manufacturing facility in Dallas, Texas to a limited liability company, owned two-thirds by Samuel C. Robinson and one-third by James W. Robinson, for $1,750,000 in cash. In determining the purchase price, the parties relied in part upon an independent third party appraisal made in conjunction with a prior financing of the property. This transaction has been approved by the Robinson Nugent board of directors. Samuel C. Robinson and James
W. Robinson did not participate in this vote. Simultaneously, this facility will be leased back by Robinson Nugent for $220,000 per year, under a three-year, triple-net lease. The gain on the sale will be deferred and amortized over the life of the lease term.


     INSURANCE AND INDEMNIFICATION. Under the merger agreement, 3M has agreed to provide various continuing indemnification and insurance benefits for officers, directors and employees of Robinson Nugent. See "The Merger Agreement -- Insurance and Indemnification" on page 40.



ACCOUNTING TREATMENT

     The merger will be accounted for as a purchase by 3M for financial reporting purposes. After completion of the merger, the results of operations of Robinson Nugent will be included in the consolidated financial statements of 3M. The purchase price will be allocated to Robinson Nugent assets and liabilities based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over the fair value of the net tangible and intangible assets of Robinson Nugent acquired will be recorded as goodwill and will be amortized by charges to operations in accordance with accounting principles generally accepted in the United States of America. These allocations will be made based upon valuations and other studies that have not yet been finalized.

FEDERAL INCOME TAX CONSEQUENCES


     The discussion below is the opinion of Fried, Frank, Harris, Shriver & Jacobson, special counsel to 3M, as to the material federal income tax consequences of the merger to 3M, Robinson Nugent, and the holders of Robinson Nugent common shares who are citizens or residents of the United States or that are domestic corporations. The discussion below does not address all aspects of federal income taxation that may affect particular shareholders in light of their particular circumstances, that are generally assumed to be known by investors or that may affect shareholders subject to special treatment under federal income tax laws. See "-- Qualifications" on page 33. The following discussion assumes that Robinson Nugent common shares are held as capital assets and that the merger and related transactions will be completed on the terms and conditions of the merger agreement and as described in this proxy statement/prospectus without waiver or modification of any such terms or conditions. The discussion below is based on the current provisions of the Internal Revenue Code, currently applicable Treasury regulations, judicial decisions and administrative pronouncements, all of which are subject to change, possibly with retroactive effect. In addition, no information is provided in this document with respect to the tax consequences of the merger under foreign, state or local laws.


     Neither 3M nor Robinson Nugent has requested a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger. The opinion of counsel described below to be delivered as a condition to the merger will not be binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view.


     CLOSING TAX OPINION. As conditions to their respective obligations to complete the merger, 3M and Robinson Nugent must receive an opinion, dated as of the date of the merger, of Fried, Frank, Harris, Shriver & Jacobson, subject to the assumptions and qualifications set forth below, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. 3M and Robinson Nugent have agreed that this condition will not be waived without resoliciting proxies from shareholders of Robinson Nugent. Following delivery of the opinion to 3M and Robinson Nugent, a copy of the opinion in the form delivered to 3M and Robinson Nugent will be filed as an exhibit to the registration statement on Form S-4 of which this proxy statement/prospectus is a part.


     This opinion will be based on, among other things:


     * current provisions of the Internal Revenue Code, currently applicable Treasury regulations, and judicial and administrative decisions and rulings, all of which are subject to change, possibly with retroactive effect;

     *  certain factual representations and statements of 3M and Robinson
        Nugent;

     * the assumption that such representations and statements will be complete and accurate as of the effective time of the merger; and

     * the assumption that the merger and related transactions will be completed on the terms and conditions of the merger agreement and as described in this proxy statement/prospectus without waiver or modification of any such terms or conditions.

     As stated above in this section, the following discussion is the opinion of Fried, Frank, Harris, Shriver & Jacobson, special counsel to 3M, as to the material federal income tax consequences of the merger to Robinson Nugent shareholders, 3M and Robinson Nugent. The opinion is subject to the qualifications stated in the first paragraph of this section and is in addition to the opinion that is required to be delivered to satisfy the conditions to the completion of the merger.


     EFFECT OF RECEIPT OF 3M COMMON STOCK. Except as discussed below with respect to cash received in lieu of a fractional share of 3M common stock, Robinson Nugent shareholders who exchange Robinson Nugent common shares for shares of 3M common stock will not recognize gain or loss as a result of the merger. The tax basis of the shares of 3M common stock received by the Robinson Nugent shareholders in the merger will be the same as the tax basis of the Robinson Nugent common shares exchanged for those shares. The holding period of the shares of 3M common stock received in the merger will include the holding period of the Robinson Nugent common shares exchanged for those shares.

     FRACTIONAL SHARES. If a Robinson Nugent shareholder receives cash in lieu of a fractional share of 3M common stock in the merger, that cash amount will be treated as received in exchange for the fractional share of 3M common stock. Gain or loss recognized as a result of that exchange will be equal to the cash amount received for the fractional share of 3M common stock less the proportion of the shareholder's tax basis in the Robinson Nugent common shares exchanged and allocable to the fractional share of 3M common stock.

     ROBINSON NUGENT SHAREHOLDER REPORTING REQUIREMENTS. A Robinson Nugent shareholder who exchanges Robinson Nugent common shares for shares of 3M common stock will be required to retain in such shareholder's records and file with such shareholder's federal income tax return for the taxable year in which the merger takes place a statement setting forth all relevant facts in respect of the nonrecognition of gain or loss upon the exchange. The statement is required to include:


     * the shareholder's tax basis in the Robinson Nugent common shares surrendered in the merger; and

     * the fair market value of the shares of 3M common stock received in the merger as of the effective time of the merger.


     CONSEQUENCES TO 3M, ROBINSON NUGENT AND BARBADOS ACQUISITION, INC. None of 3M, Robinson Nugent or Barbados Acquisition, Inc. will recognize gain or loss as a result of the merger.

     QUALIFICATIONS. As noted above, the preceding discussion does not address aspects of federal income taxation that may be relevant to Robinson Nugent shareholders to which special provisions of the federal income tax law may apply based on their particular circumstances or status. For example, the discussion does not address aspects of federal income taxation that may be relevant to:

     *  dealers in securities or currencies;

     *  traders in securities;

     *  financial institutions;

     *  tax-exempt organizations;

     *  insurance companies;

     * persons holding Robinson Nugent common shares as part of a hedging, straddle, conversion, synthetic security or other integrated transaction;

     *  non-United States persons;

     *  persons whose functional currency is not the United States dollar; or

     * persons who acquired their Robinson Nugent common shares through the exercise of employee stock options or otherwise as compensation.

     THE PRECEDING DISCUSSION SETS FORTH THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER BUT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, ROBINSON NUGENT SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.


REGULATORY MATTERS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated under that Act by the Federal Trade Commission, in order to complete the merger we are required to give notification and furnish information relating to the Robinson Nugent and 3M businesses and the industries in which they operate to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and a specified waiting period requirement has to be satisfied. 3M and Robinson Nugent filed notification and report forms with the Federal Trade Commission and the Antitrust Division on October 6, 2000. On November 5, 2000, the waiting period expired. Even after the expiration of the waiting period, the Federal Trade Commission and the Antitrust Division retain the authority to challenge the merger on antitrust grounds. In addition, each state in which 3M or Robinson Nugent operates may also seek to review the merger. Any of these authorities may seek to challenge the merger.


     The merger is also subject to German regulatory approval. On November 7, 2000, 3M made a filing with the German Cartel Office, whose clearance is required before the merger may be completed. On December 7, 2000, the review period with the German Cartel Office expired.


     3M and Robinson Nugent each conduct business in numerous countries throughout the world. Some of these countries have mandatory premerger notification requirements. In some other countries the merger can be completed, but the transaction cannot be implemented locally without regulatory approval. The authorities in each country may review the merger to determine if it is compatible with their national laws on merger control. If a national authority concludes that the transaction is incompatible with applicable law, it could withhold its approval or condition its approval of the merger locally on the receipt of undertakings by the parties, including the divestiture of assets or businesses.

     There can be no assurance that a challenge to the merger on antitrust grounds will not be made by antitrust authorities or, if a challenge is made, of the result. Under the merger agreement, 3M and Robinson Nugent have agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and or cause to be done all things necessary, proper or appropriate to complete and make effective the merger and the other transactions contemplated by the merger. With respect to other competition, merger control, antitrust or similar approvals or waiting periods, the merger agreement requires that these approvals or waiting periods be obtained or expire or terminate before completion of the merger, if the failure to obtain these approvals or have the waiting periods expire or be terminated would reasonably be expected to result in a material adverse effect or result in the commission of a criminal offense. If any other approval or action is required, 3M and Robinson Nugent currently contemplate that that approval or action will be sought.

     Under the merger agreement, we have both agreed to use our reasonable best efforts to take all actions to obtain all necessary regulatory and governmental approvals necessary to complete the merger and to address any concerns of regulators and governmental officials. Our obligations to complete the merger are dependent on the condition that there be no law enacted, and no judgment, injunction or decree of any court or governmental entity in effect, that prohibits the merger.

     It is a condition to the merger that the shares of 3M stock to be issued in the merger be approved for listing on the New York Stock Exchange, subject only to official notice of issuance. Since 3M intends to use shares from its treasury, no filing with the New York Stock Exchange to list these shares will be necessary. Following the merger, Robinson Nugent common shares will no longer be registered under the Securities and Exchange Act or quoted on the Nasdaq National Market.


FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTIONS

   This proxy statement/prospectus does not cover any resales of the 3M common stock that Robinson Nugent shareholders will receive in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale of 3M common stock.

     All shares of 3M common stock received by Robinson Nugent shareholders in the merger will be freely transferable, except that shares received by "affiliates" of Robinson Nugent under the Securities Act of 1933 at the time of the Robinson Nugent special shareholders meeting may be resold only in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be affiliates of Robinson Nugent for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, Robinson Nugent, and would not include shareholders who are not officers, directors or principal shareholders of Robinson Nugent.

                              THE MERGER AGREEMENT

     THE FOLLOWING SUMMARY OF THE MERGER AGREEMENT IS QUALIFIED BY REFERENCE TO THE COMPLETE TEXT OF THE MERGER AGREEMENT, WHICH IS INCORPORATED BY REFERENCE AND ATTACHED AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.


STRUCTURE OF THE MERGER

     Under the merger agreement, Barbados Acquisition, Inc., a wholly owned subsidiary of 3M, will merge with and into Robinson Nugent. As a consequence of the merger, Robinson Nugent will become a wholly owned subsidiary of 3M.


CLOSING; EFFECTIVE TIME

     The merger will become effective when the articles of merger are filed with the Secretary of State of the State of Indiana. However, we may agree that the merger will become effective as of a later time, as we specify in the articles of merger. We expect to file the articles of merger and complete the merger shortly after the conditions in the merger agreement are satisfied or waived. See "-- Conditions to the Completion of the Merger" on page 40.



WHAT SHAREHOLDERS WILL RECEIVE IN THE MERGER

     If the "average trading price" of 3M common stock is between $82.00 and $100.00, for each Robinson Nugent common share you own you will receive a number of shares of 3M common stock having a value of $19.00, based on the average trading price. The average trading price is based on the average closing price for a share of 3M common stock on the New York Stock Exchange Composite Tape for the 20 consecutive trading days ending on the business day before the closing of the merger. Within this range of average trading prices, the actual number of shares of 3M common stock you will receive will vary based on the formula contained in the merger agreement which adjusts the number of shares you receive to maintain their value at $19.00, based on the average trading price, subject to the collar described below.

     If the average trading price of shares of 3M common stock is below $82.00, you will receive 0.2317 shares of 3M common stock for each Robinson Nugent common share you own. In that case, the value of the 3M common stock you receive in the merger will be less than $19.00 for each Robinson Nugent common share you own, based on the average trading price.

     If the average trading price of shares of 3M common stock is above $100.00, you will receive 0.19 shares of 3M common stock for each Robinson Nugent common share you own. In that case, the value of the shares of 3M common stock you receive in the merger will be more than $19.00 for each Robinson Nugent common share you own, based on the average trading price.

     This information is summarized in the table below:

                               NUMBER OF SHARES OF 3M COMMON STOCK
AVERAGE TRADING PRICE OF       YOU RECEIVE FOR EACH ROBINSON NUGENT     VALUE OF 3M COMMON STOCK YOU RECEIVE
3M COMMON STOCK                COMMON SHARE                             FOR EACH ROBINSON NUGENT COMMON SHARE
----------------------------   ------------------------------------     -------------------------------------
less than $82.00               0.2317                                   less than $19.00

between $82.00 and $100.00     $19.00 divided by the average            $19.00
                               trading price

more than $100.00              0.19                                     more than $19.00


     Neither Robinson Nugent nor 3M has the right to terminate the merger agreement if the average trading price of 3M common stock is below $82.00 or above $100.00. As stated above, this means that if the average trading price of shares of 3M common stock is below $82.00, you will receive 0.2317 shares of 3M common stock for each Robinson Nugent common share you own with the result that the value of the 3M common stock you receive in the merger will be less than $19.00 for each Robinson Nugent common share you own. The exact value of the 3M stock you receive in the merger will be determined based on the average trading price.

     Immediately after the merger, former Robinson Nugent shareholders will own less than 1% of 3M.

PROCEDURES FOR SURRENDER OF ROBINSON NUGENT CERTIFICATES; FRACTIONAL SHARES

     As soon as reasonably practicable after the closing of the merger, 3M will instruct the exchange agent for the merger to mail to each person who holds Robinson Nugent common shares at the time of the merger, a letter of transmittal and instructions with respect to the surrender of the person's Robinson Nugent share certificates. The letter of transmittal will also describe the procedures for electronic delivery of shares.

     YOU SHOULD NOT SEND YOUR SHARE CERTIFICATES WITH THE ENCLOSED PROXY.

     Commencing immediately after the closing of the merger, upon surrender by Robinson Nugent shareholders of their share certificates representing Robinson Nugent common shares in accordance with the instructions, Robinson Nugent shareholders will receive share certificates representing shares of 3M common stock for which those Robinson Nugent common shares have been exchanged, together with a cash payment instead of fractional shares, if any, as described below.

     No fractional share of 3M common stock will be issued for Robinson Nugent common shares. Instead, the exchange agent will pay an amount in cash determined by multiplying (x) the fractional share interest to which the Robinson Nugent shareholder would otherwise be entitled by (y) the closing price of a share of 3M common stock on the New York Stock Exchange on the day upon which the merger becomes effective.


REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties by Robinson Nugent to 3M and Barbados Acquisition Inc. relating to, among other things:

     *  corporate organization, qualification, standing and power;

     *  articles of incorporation and by laws;

     *  capitalization;

     * authority to enter into, approve, execute and deliver the merger agreement;

     * no conflict or violation of organizational documents, securities laws or agreements;

     *  documents filed with the SEC including financial statements;

     *  absence of specified material changes or events since June 30, 2000;

     *  litigation and liabilities;

     *  compliance with applicable laws;

     *  employee benefit plan matters;

     *  labor matters;

     *  environmental matters;

     *  required board action and shareholder votes;

     *  brokers;

     *  tax matters;

     *  intellectual property matters;

     *  insurance;

     *  material contracts;

     *  title to assets;

     *  state takeover laws;

     *  shareholder rights agreement;

     *  product warranty; and

     *  product liability.

     The merger agreement contains representations and warranties by 3M and Barbados Acquisition, Inc. to Robinson Nugent relating to among other things:


     * corporate organization, standing, power and valid issuance of the 3M common stock following the merger;


     * no conflict or violation of organizational documents, securities laws or agreements;

     *  inapplicability of state takeover laws; and

     *  documents filed with the SEC including financial statements.

     The representations and warranties will not survive the closing of the merger.

CONDUCT OF BUSINESS

     During the period from the date of the merger agreement to the completion of the merger, Robinson Nugent must comply with agreements relating to the conduct of its business, except as otherwise permitted by the merger agreement or as consented to by 3M.

     Robinson Nugent has agreed that it will:

     * conduct its business in all material respects in the ordinary and usual course;


     * use its reasonable commercial efforts to preserve its business organization intact in all material respects; and


     * maintain the services of its officers and employees as a group; and maintain its existing relations and goodwill in all material respects with customers, suppliers, regulators, distributors, creditors, lessors and others having business dealings with it.

     The merger agreement prohibits Robinson Nugent and its subsidiaries, without the consent of 3M, from taking any action outside of the parameters specified in the merger agreement relating to the following matters:

     *  issuing, delivering, granting or selling any capital stock or options;

     *  amending its articles of incorporation or bylaws;

     * amending or taking any action under its shareholder rights agreement, or adopting any other shareholders rights plan;

     *  entering into any agreement with any of its shareholders;

     * splitting, combining, subdividing or reclassifying its outstanding shares of capital stock;

     * declaring, setting aside or paying any dividend or distribution payable in cash, stock or property in respect of any of its capital stock;

     * repurchasing, redeeming or otherwise acquiring or permitting any of its subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or options;

     * taking any action that would prevent the merger from qualifying as a "reorganization" under the Internal Revenue Code;

     * taking any action that it knows would cause any of its representations and warranties in the merger agreement to become inaccurate in any material respect;

     * entering into, adopting or amending any agreement or arrangement relating to severance, or entering into, adopting or amending any employee benefit plan or employment or consulting agreement, or granting any options or other equity related awards;

     * except for borrowings under existing lines of credit, issuing, incurring or amending the terms of any indebtedness for borrowed money or guarantee;

     * making any capital expenditures in an aggregate amount in excess of the amount previously budgeted by Robinson Nugent;

     * other than in the ordinary course of business consistent with past practice, and except pursuant to existing contracts, transferring, leasing, licensing, selling, mortgaging, pledging, encumbering or otherwise disposing of any of its or its subsidiaries' property or assets material to Robinson Nugent and its subsidiaries taken as a whole;

     * issuing, delivering, selling or encumbering shares of any class of its capital stock or any securities convertible into, or any rights, warrants or options to acquire any capital stock except under its benefit plans;

     * acquiring any business, including any facilities, whether by merger, consolidation, purchase of property or assets in excess of a certain amount;

     * changing its accounting policies, practices or methods except as required by generally accepted accounting principles or by the rules and regulations of the SEC;

     * taking any action to cause its common stock to cease to be quoted on the Nasdaq National Market System;

     * entering into or amending any distribution, supply, inventory purchase, franchise, license, sales, agency or advertising contracts outside of the ordinary course of business that have a term which extends more than one year from the completion of the merger;

     * entering into any contract, lease, agreement, instrument or other arrangement limiting the freedom of Robinson Nugent to engage in any line of business or competing with anyone;

     * entering into any joint venture or partnership agreement that is material to Robinson Nugent and its subsidiaries taken as a whole; or

     * changing, other than in the ordinary course of business consistent with past practice, or making any material tax election, settling any audit or filing any amended tax returns.


NO SOLICITATION

     The merger agreement provides that Robinson Nugent will not, nor will it authorize or permit any of its subsidiaries or any of its subsidiaries' directors, officers, employees, advisors, agents or representatives to, directly or indirectly:

     * solicit, initiate or encourage (including furnishing information) or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an acquisition proposal, as defined in the merger agreement;

     * engage in any discussion or negotiations relating to an acquisition proposal; or

     * enter into any contract or understanding requiring it to abandon, terminate or fail to complete the merger with 3M.

     In addition, Robinson Nugent agreed in the merger agreement that it would immediately cease all existing solicitation, initiation, encouragement, activity, discussion or negotiation with any persons conducted prior to the execution of the merger agreement with respect to any acquisition proposal and request the return or destruction of all non-public information furnished in connection with any proposal.

     However, Robinson Nugent has agreed that, if before its special shareholders meeting takes place, it receives an unsolicited written proposal with respect to an acquisition transaction, and the Robinson Nugent board of directors determines, in good faith by a majority vote, after advice from its outside legal counsel, that the failure to furnish information and negotiate or otherwise engage in discussions would constitute a breach of the fiduciary duties of its board of directors, and after consultation with Robinson Nugent's independent financial advisors that such proposal could reasonably be expected to lead to a superior transaction, as defined in the merger agreement, then Robinson Nugent may:

     * furnish information to the person making the proposal under a customary confidentiality agreement; and

     *  participate in discussions or negotiations regarding the proposal.

     Robinson Nugent has agreed to notify 3M orally and in writing of any inquiries, offers or acquisition proposals, including, without limitation, the terms and conditions of any offer or proposal and the identity of the person making it, as promptly as practicable following the receipt of the inquiry, offer or proposal, and to keep 3M reasonably informed of the status and material terms of the inquiry, offer or proposal.

     If the board of directors of Robinson Nugent determines, based on the written opinion from Robinson Nugent's independent financial advisors, that the acquisition transaction is a superior transaction, and based on the advice of Robinson Nugent's outside legal counsel, that the acquisition transaction constitutes a superior transaction, and is in the best interests of Robinson Nugent and its shareholders and failure to enter into the acquisition transaction would constitute a breach of the fiduciary duties of the board of directors of Robinson Nugent, then, first, Robinson Nugent must provide 3M three business days' written notice that it intends to terminate the merger agreement and, second, on the date of termination, Robinson Nugent must deliver to 3M:

     *  a written notice of termination of the merger agreement;

     *  a wire transfer in the amount of the termination fee of $3.45 million;

     * a written acknowledgment from Robinson Nugent that the termination of the merger agreement and the entry into the superior transaction are events which entitle 3M to be paid the termination fee; and

     * a written acknowledgment from each other party to the superior transaction that it has read the terminating Robinson Nugent acknowledgment referred to above and will not contest the matters acknowledged by Robinson Nugent, including the payment of the termination fee.

     An "acquisition proposal" is defined in the merger agreement as any inquiry, proposal or offer from any person relating to any:

     * direct or indirect acquisition or purchase of a business of Robinson Nugent or any of its subsidiaries, that constitutes 15% or more of the consolidated net revenues, net income or assets of Robinson Nugent and its subsidiaries;

     * direct or indirect acquisition or purchase of 15% or more of any class of equity securities of Robinson Nugent and its subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or assets of Robinson Nugent and its subsidiaries;

     * tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the capital stock of Robinson Nugent; or

     * merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Robinson Nugent and its subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or assets of Robinson Nugent and its subsidiaries.

     Each of the transactions in the immediately preceding bullet points is referred to as an "acquisition transaction" in the merger agreement.

     A "superior transaction" is defined in the merger agreement as an acquisition transaction which the board of directors of Robinson Nugent, reasonably determines is more favorable to Robinson Nugent and its shareholders than the merger and which is not subject to any financing condition. An acquisition transaction cannot constitute a superior transaction unless, in the written opinion of Robinson Nugent's independent financial advisors, the value of the consideration to be paid in the acquisition transaction is more favorable to the shareholders of Robinson Nugent from a financial point of view than the consideration being paid by 3M in the merger, taking into account any proposed alteration to the terms of the merger agreement submitted in writing by 3M in response to an acquisition proposal.

     Robinson Nugent may not take any action to make any takeover laws or its rights agreement inapplicable to any acquisition transaction in respect of Robinson Nugent prior to the termination of the merger agreement.

EMPLOYEE BENEFIT PLANS

     As part of the merger Robinson Nugent will take all necessary action to:

     * cause the entire account balances of the participants in its pension plan to vest as of the closing date of the merger and will distribute the account balances to the participants upon receipt of approval from the Internal Revenue Service;

     * approve the merger of its 401(k) plan with 3M's voluntary investment and employee stock option plan;

     * cause all outstanding options granted under the Robinson Nugent stock option plan to be exercised and satisfied in full or terminated prior to 5:00 p.m. on November 8, 2000;

     * cause the annual reports for Robinson Nugent's retirement plan and 401(k) plan to be filed with the appropriate government agency, pay any penalties associated with the late filings of those reports, file reasonable cause statements with the Internal Revenue Service related to the reports, and comply with the summary annual report requirements of ERISA;

     * file a registration statement with the SEC with respect to the offering of Robinson Nugent common shares under the 401(k) plan;

     * commence an offer to repurchase Robinson Nugent common shares from each person who exercised options under the Robinson Nugent stock option plan prior to August 31, 2000 or purchased Robinson Nugent common shares under the 401(k) plan for the 12 months prior to the filing of the registration statement relating to the plan; and

     * complete and furnish 3M with documentation of Robinson Nugent's bonus plan in a form which is reasonably satisfactory to 3M.

     Each of the holders of options to purchase Robinson Nugent common shares has been given written notice of the execution of the merger agreement and of Robinson Nugent's decision to terminate the options, as he or she is entitled to receive under the terms of the 1993 Robinson Nugent, Inc. Employee and Non-Employee Director Stock Option Plan. In accordance with the terms of the plan, the holders of options were given until 5:00 p.m. on November 8, 2000 to exercise their options or have them terminated.


INSURANCE AND INDEMNIFICATION

     3M has agreed to maintain in effect, for three years following the merger, Robinson Nugent's current directors' and officers' liability insurance covering those persons currently covered by that insurance policy, except that 3M need not pay more than two times the most recent annual premium currently paid by Robinson Nugent for its existing coverage.

     3M has also agreed to indemnify the current and former directors and officers of Robinson Nugent or any of its subsidiaries for acts or omissions occurring at or prior to the merger to the fullest extent permitted by applicable law.

     3M has agreed to keep in effect all provisions in Robinson Nugent's articles of incorporation and bylaws that provide exculpation and indemnification, and related advancement of expenses, for its past and present officers and directors.


EXPENSES

     Whether or not the merger is completed, each party will pay its own costs and expenses incurred in connection with the merger agreement except that the expenses incurred in connection with the filing and printing of the registration statement, the mailing of the proxy statement/prospectus and all filing fees in connection with any filings under state securities laws will be shared by 3M and Robinson Nugent equally, and the fee paid in connection with the filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will be paid by 3M.


CONDITIONS TO THE COMPLETION OF THE MERGER

     The obligations of each party to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

     * the Robinson Nugent shareholders have approved and adopted the merger agreement and the merger;

     * there is no order, decree or injunction in effect that prohibits the completion of the merger;

     * the registration statement on Form S-4 of which this proxy statement/prospectus is a part is effective under the Securities Act;

     * all requirements under state securities or "blue sky" laws have been satisfied;

     * the shares of 3M common stock to be issued in the merger are approved for listing on the New York Stock Exchange subject to official notice of issuance;

     * 3M and Robinson Nugent have received opinions from Fried, Frank, Harris, Shriver & Jacobson that the merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     * the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will have expired or been terminated; and

     * any other approval or waiting period required prior to the completion of the merger under any other competition, merger control, antitrust or similar law or regulation will have been obtained or terminated or have expired, other than those the failure of which to have been obtained or terminated or to have expired would not reasonably be expected to have a materially adverse affect or result in the commission of a criminal offense.

     The obligation of 3M to complete the merger is subject to the satisfaction or waiver of the following conditions:

     * the representations and warranties of Robinson Nugent contained in the merger agreement are true and correct on the date of the merger as if made on the date of the merger, except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have resulted in a material adverse effect;

     * all agreements and covenants required to be performed and complied with on or before the date of the merger will have in all material respects been performed or complied with;

     * 3M will have received a certificate of an executive officer of Robinson Nugent that the conditions in the two immediately preceding clauses have been satisfied;

     * all of Robinson Nugent options will have either been exercised or terminated;

     * 3M will have received the resignation of each director of Robinson Nugent, with the resignation being effective upon completion of the merger;

     * the voting and stock option agreement between 3M and certain Robinson Nugent shareholders will be in effect;

     * Robinson Nugent's manufacturing facility in Dallas, Texas will have been sold and leased back to Robinson Nugent; and

     * the rescission offer made by Robinson Nugent to each person who exercised options under the Robinson Nugent stock option plan or purchased Robinson Nugent common shares under the 401(k) plan will have been completed.

     The obligation of Robinson Nugent to complete the merger is subject to the satisfaction or waiver of the following conditions:

     * the representations of 3M contained in the merger agreement are true and correct on the date of the merger, as if made on the date of the merger, except to the extent that any failure of the representations and warranties to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on 3M's ability to complete the merger;

     * all agreements and covenants required to be performed and complied with on or before the date of the merger will have in all material respects been performed or complied with;

     * Robinson Nugent will have received a certificate of an executive officer of 3M that the conditions in the two immediately preceding clauses have been satisfied; and


     * 3M will have obtained all consents, approvals, releases or authorizations and will have made all filings and registrations with governmental or other entities necessary to complete the merger, unless the failure to do so would not individually or in the aggregate have, or reasonably be expected to have, a material adverse effect on 3M's ability to complete the merger or perform its obligations under the merger agreement.



TERMINATION

     The merger agreement may be terminated:

     *  by mutual written consent of 3M and Robinson Nugent;

     *  by either 3M or Robinson Nugent:

        -- if the merger is not completed by February 28, 2001, except that a party may not terminate the merger agreement if its failure to fulfill its obligations is the cause of the merger not being completed by that date;

        -- if a governmental entity issues an order, decree or injunction making the completion of the merger illegal, permanently prohibiting the completion of the merger and the order, decree or injunction will become final and non-applicable; or

        -- if there has been a material breach by the other party of any of its representations, warranties, covenants or agreements contained in the merger agreement, and the breach would result in the failure to satisfy each respective party's representations and warranties which are a condition to the other completing the merger, and that breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice was received by the party alleged to be in breach.

     *  by 3M:

        -- if Robinson Nugent shareholders, at a duly held shareholders meeting, fail to approve and adopt the merger agreement and the merger;

        -- if the board of directors of Robinson Nugent (1) does not recommend that Robinson Nugent shareholders vote in favor of the merger agreement or withdraws its recommendation, (2) modifies its recommendation in a manner adverse to 3M, or (3) approves, recommends or fails to take a position that is adverse to any proposed acquisition transaction involving Robinson Nugent;


        -- if the board of directors of Robinson Nugent refuses to affirm its recommendation of approval of the merger agreement within five days after receipt of any reasonable written request for such affirmation from 3M; or


        -- if Robinson Nugent fails to hold the Robinson Nugent special shareholders meeting when scheduled; or

     *  by Robinson Nugent:

        -- in order to enter into a superior acquisition transaction that the Robinson Nugent board has determined, after complying with the procedures contained in the merger agreement, is a superior transaction.

     Robinson Nugent has agreed that it will pay 3M a $3.45 million termination fee if:

     * 3M terminates the merger agreement because the board of directors of Robinson Nugent:

        -- does not recommend that Robinson Nugent shareholders vote in favor of the merger agreement and the merger or withdraws its recommendation;

        -- modifies its recommendation in a manner adverse to 3M;

        -- approves, recommends or fails to take a position that is adverse to any proposed competing transaction involving Robinson Nugent;

        -- refuses to affirm to 3M its recommendation within five days after receipt of any reasonable request to do so from 3M; or

        -- Robinson Nugent fails to hold its special shareholders meeting when scheduled;

     * 3M or Robinson Nugent terminates the merger agreement because (1) the merger is not completed before February 28, 2001, or (2) 3M terminates the merger agreement because either (x) there has been a material breach by Robinson Nugent of any of its representations, warranties, covenants or agreements contained in the merger agreement, and the breach would result in the failure to satisfy its representations and warranties which are a condition to 3M completing the merger, and that breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice was received by Robinson Nugent or (y) the Robinson Nugent shareholders fail to approve and adopt the merger agreement and the merger at the Robinson Nugent special shareholders meeting, and, in either case (1) or (2), an acquisition transaction is entered into, agreed to, or completed by Robinson Nugent or any of its subsidiaries within twelve months following termination of the merger agreement;


     * 3M terminates the merger agreement because (x) there has been a material breach by Robinson Nugent of any of its representations, warranties, covenants or agreements contained in the merger agreement, and the breach would result in the failure to satisfy its representations and warranties which are a condition to 3M completing the merger, and that breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice was received by Robinson Nugent or (y) the Robinson Nugent shareholders fail to approve and adopt the merger agreement and the merger at the Robinson Nugent special shareholders meeting, and in either case, an acquisition proposal was publicly proposed or announced prior to the Robinson Nugent special shareholders meeting and in the case of (y) only, the acquisition proposal has not been publicly rejected by Robinson Nugent's board of directors; or


     * Robinson Nugent terminates the merger agreement to enter into a superior transaction.


AMENDMENTS

     The merger agreement may be amended prior to the time the merger is completed if a writing to that effect is executed and delivered by 3M and Robinson Nugent.

                      THE VOTING AND STOCK OPTION AGREEMENT

     THE FOLLOWING SUMMARY OF THE VOTING AND STOCK OPTION AGREEMENT IS QUALIFIED BY REFERENCE TO THE COMPLETE TEXT OF THE VOTING AND STOCK OPTION AGREEMENT, WHICH IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS. YOU ARE ENCOURAGED TO READ THE VOTING AND STOCK OPTION AGREEMENT IN ITS ENTIRETY.


3M VOTING AGREEMENT WITH ROBINSON NUGENT SHAREHOLDERS

     As an inducement to 3M to enter into the merger agreement, on October 2, 2000, Samuel C. Robinson and James W. Robinson, who are directors of Robinson Nugent, Patrick C. Duffy, the Chairman of the board of directors of Robinson Nugent, and Larry W. Burke, a director and the President of Robinson Nugent, each of whom is a Robinson Nugent shareholder, entered into a voting and stock option agreement with 3M and Robinson Nugent under which they have agreed, among other things, to vote all of the Robinson Nugent common shares owned by them or to be acquired by them upon the exercise of any options or otherwise (1) in favor of the merger agreement, and (2) against any other acquisition proposal.

     As part of the voting and stock option agreement, each of these Robinson Nugent shareholders granted an irrevocable proxy to 3M to vote the Robinson Nugent common shares owned by them in accordance with the voting and stock option agreement. These Robinson Nugent shareholders own a total of 1,815,301 Robinson Nugent common shares, representing approximately 30.7% of the Robinson Nugent common shares outstanding on a fully diluted basis as of October 2, 2000.

     The voting and stock option agreement also grants 3M an irrevocable option to purchase all of the shareholders' Robinson Nugent common shares at a price of $19.00 per share. 3M may exercise the option at any time prior to the earlier of the time at which the merger is completed and 15 days after the termination of the merger agreement. Robinson Nugent has also agreed to register shares obtained by 3M pursuant to the voting and stock option agreement at the request of 3M up to two times during the two years following exercise of the option by 3M, if such registration is necessary to permit 3M to sell or dispose of those shares and to provide unlimited piggyback registration rights to 3M.

     In connection with the signing of the merger agreement, Robinson Nugent amended its shareholder rights agreement to make it inapplicable to the merger, the voting and stock option agreement and the transactions contemplated by that agreement.

           COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION


MARKET PRICES AND DIVIDENDS

     3M common stock is listed on the New York Stock Exchange under the symbol "MMM." Robinson Nugent common shares are quoted on the Nasdaq National Market under the symbol "RNIC."

     The table below sets forth, for the periods indicated, the high and low sale prices and the dividends declared per share of 3M common stock as reported on the New York Stock Exchange and Robinson Nugent common shares as quoted on the Nasdaq National Market, based on published financial sources.


                                           3M COMMON STOCK               ROBINSON NUGENT COMMON SHARES
                                 ---------------------------------    ----------------------------------
                                                         DIVIDENDS                             DIVIDENDS
                                                          DECLARED                              DECLARED
                                   HIGH         LOW      PER SHARE      HIGH         LOW       PER SHARE
                                 --------    --------    ---------    ---------    ---------   ---------
1999:
First Quarter ................   $ 81.375    $ 69.313     $ 0.56       $ 4.500      $ 3.500       $ --
Second Quarter ...............     96.375      70.063       0.56         4.625        2.563         --
Third Quarter ................    100.000      85.000       0.56         5.250        3.875         --
Fourth Quarter ...............    103.375      87.438       0.56        13.250        4.375         --

2000:
First Quarter ................    103.813      78.188       0.58        21.000       10.000         --
Second Quarter ...............     98.313      80.438       0.58        16.250        9.063         --
Third Quarter ................     97.438      80.500       0.58        17.875       11.125         --
Fourth Quarter ...............    122.938      83.938       0.58        23.000       16.063         --

2001:
First Quarter (through January
 10, 2001) ...................    121.500     109.000         --        22.938       20.563         --

     On October 2, 2001, the last full trading day prior to the public announcement of the proposed merger, the closing prices of 3M common stock as reported on the New York Stock Exchange and of Robinson Nugent common shares as quoted on Nasdaq National Market were $91.688 and $16.625 per share, respectively. On January 10, 2001, the last trading date prior to the date of this proxy statement/prospectus, the closing prices of 3M common stock as reported on the New York Stock Exchange and of Robinson Nugent common stock as quoted on the Nasdaq National Market, were $112.313 and $21.500 per share, respectively. Shareholders should obtain current market quotations prior to making any decision with respect to the merger.

           THE BUSINESS OF MINNESOTA MINING AND MANUFACTURING COMPANY

     3M is an integrated enterprise characterized by substantial intercompany cooperation in research, manufacturing and marketing of products. 3M's business has developed from its research and technology in coating and bonding for coated abrasives, 3M's original product. Coating and bonding is the process of applying one material to another, such as:

     *  abrasive granules to paper or cloth, namely, coated abrasives;

     *  adhesives to a backing, namely, pressure-sensitive tapes;

     *  ceramic coating to granular mineral, namely, roofing granules;

     *  glass beads to plastic backing, namely, reflective sheeting; and

     *  low-tack adhesives to paper, namely, repositionable notes.

     3M is among the leading manufacturers of products for many of the markets it serves. In all cases, 3M products are subject to direct or indirect competition. Most 3M products involve expertise in product development, manufacturing and marketing, and are subject to competition from products manufactured and sold by other technically oriented companies.

     3M's strategic business units have been aggregated into six reportable segments:

     *  Industrial Markets;

     *  Health Care Markets;

     *  Transportation, Graphics and Safety Markets;

     *  Consumer and Office Markets;

     *  Electro and Communications Markets; and

     *  Specialty Material Markets.

     These segments bring together common or related 3M technologies, enhancing the development of innovative products and services and providing for efficient sharing of business resources. These segments have worldwide responsibility for virtually all 3M product lines. A few miscellaneous businesses and staff-sponsored products, as well as various corporate assets and corporate overhead expenses, are not assigned to the segments.

                      THE BUSINESS OF ROBINSON NUGENT, INC.

     Robinson Nugent was organized as an Indiana corporation in 1955. Robinson Nugent designs, manufactures and markets electronic devices used to interconnect components of electronic systems. Robinson Nugent's principal products are integrated circuit sockets: connectors used in board-to-board, wire-to-board, and custom molded-on cable assemblies. Robinson Nugent also offers application tooling that is used in applying wire and cable to its connectors.

     Robinson Nugent's products are used in electronic telecommunication equipment, including:

     * switching and networking equipment such as servers and routers, mass storage devices, modems and PBX stations;

     * data processing equipment such as mainframe computers, personal computers, workstations, CAD systems;

     * peripheral equipment such as printers, disk drives, plotters and point-of-sale terminals;

     *  industrial controls and electronic instruments;

     *  consumer products; and

     *  a variety of other applications.

     Major markets of Robinson Nugent include the United States, Europe, Japan, and the Southeast Asian countries, including Singapore and Malaysia. Manufacturing facilities are located in New Albany, Indiana; Dallas, Texas; Reynosa, Mexico; Sungai Petani, Malaysia; Inchinnan, Scotland; and Hamont-Achel, Belgium.

     Robinson Nugent's corporate headquarters are located in New Albany, Indiana, which also is the site for Robinson Nugent's corporate engineering, research and development, preproduction, testing of new products and North American distribution and warehousing. International headquarters are located in s-Hertogenbosch, The Netherlands; Singapore; and Tokyo, Japan.

                        COMPARISON OF STOCKHOLDER RIGHTS


     The rights of 3M stockholders are governed by 3M's certificate of incorporation and bylaws and Delaware law. The rights of Robinson Nugent shareholders are governed by Robinson Nugent's articles of incorporation and bylaws and Indiana law. After the merger, the rights of Robinson Nugent shareholders who become 3M stockholders will be governed by 3M's certificate of incorporation, the 3M bylaws and Delaware law. The following is a summary of the material differences between the rights of 3M stockholders and Robinson Nugent shareholders. This summary is not a complete statement of all differences between rights of the holders of 3M common stock and Robinson Nugent common shares and is qualified by the full text of each document and by Delaware law and Indiana law. For information as to how to get those documents, see "Where You Can Find More Information" on page 60.


----------------------------------------------------   ---------------------------------------------------
                   ROBINSON NUGENT                                             3M
----------------------------------------------------   ---------------------------------------------------
                                    AMENDMENT OF CHARTER DOCUMENTS
----------------------------------------------------------------------------------------------------------
 Under Indiana law, the amendment of a                 Under Delaware law, the amendment of a
 corporation's articles of incorporation requires      corporation's certificate of incorporation
 generally that, if a quorum is present, action on     requires the affirmative vote of a majority of
 an amendment is approved if the votes cast            votes entitled to be cast thereon, unless a
 favoring the amendment exceed the votes cast          corporation's certificate of incorporation
 opposing the amendment, unless the articles of        provides otherwise. 3M's certificate of
 incorporation or the Indiana law require a            incorporation provides that the certificate of
 greater number of affirmative votes. In addition,     incorporation may be amended in accordance
 the amendment must be approved by a majority          with Delaware law. 3M's certificate of
 of the votes entitled to be cast on the               incorporation specifies that Article Tenth,
 amendment by any voting group with respect to         election of directors, cannot be amended or
 which the amendment would create dissenters'          repealed without the approval of at least 80%
 rights. Robinson Nugent's articles of                 of the voting power of all of the outstanding
 incorporation do not provide otherwise.               shares of capital stock voting together as a
                                                       single class.
----------------------------------------------------   ---------------------------------------------------
                                          AMENDMENT OF BYLAWS
----------------------------------------------------------------------------------------------------------
 Under Indiana law, unless a corporation's             Under Delaware law, holders of a majority of
 articles of incorporation provide otherwise, only     the voting power of a corporation and, when
 a corporation's board of directors may amend or       provided in the certificate of incorporation, the
 repeal a corporation's bylaws. Robinson               directors of the corporation have the power to
 Nugent's articles of incorporation do not             adopt, amend and repeal the bylaws of a
 provide otherwise.                                    corporation. 3M's certificate of incorporation
                                                       grants the directors the power to adopt, amend or
                                                       repeal the bylaws, provided that any bylaws made
                                                       by the directors may be amended or repealed by
                                                       the directors and by the stockholders by an
                                                       affirmative vote of the holders of at least
                                                       eighty percent (80%) of the voting power of all
                                                       of the outstanding shares of capital stock of 3M
                                                       entitled to vote generally in the election of
                                                       directors voting as a single class.
----------------------------------------------------------------------------------------------------------

----------------------------------------------------   ---------------------------------------------------
                   ROBINSON NUGENT                                             3M
----------------------------------------------------   ---------------------------------------------------
                                  PROVISIONS AFFECTING BUSINESS COMBINATIONS
----------------------------------------------------------------------------------------------------------
 Indiana law provides that a corporation may not       Delaware law provides generally that a
 engage in any "business combination" with any         corporation may not engage in a wide range of
 "interested shareholder" for a period of five         "business combinations" with any person who
 years following the interested shareholder's          acquires 15% or more of a corporation's voting
 share acquisition date, unless the business           stock, thereby becoming an "interested
 combination or the purchase of shares made by         stockholder", for a period of three years
 the interested shareholder is approved by the         following the date the person became an
 board of directors of the corporation before the      interested stockholder, unless:
 interested shareholder's share acquisition date.
 A "business combination" under Indiana law is           (i) the board of directors of the corporation
 generally defined as any of the following                   has approved, prior to that acquisition date,
 transactions involving the corporation and an               either the business combination or the
 interested shareholder thereof:                             transaction that resulted in the person
                                                             becoming an interested stockholder;
  (i) a merger or consolidation;                        (ii) upon completion of the transaction that
 (ii) a sale, lease, exchange, mortgage, pledge,             resulted in the person becoming an
      transfer, or other disposition of 10% or               interested stockholder, that person owns at
      more of the corporation's assets or                    least 85% of the corporation's voting stock
      representing 10% or more of the earning                outstanding at the time the transaction
      power or net income of the corporation;                commenced, excluding shares owned by
(iii) an issuance or transfer of shares of the               persons who are directors and also officers
      corporation's stock representing 5% or                 and shares owned by employee stock plans
      more of the aggregate market value of all of           in which participants do not have the right
      such corporation's outstanding stock;                  to determine confidentially whether shares
 (iv) the adoption of a plan of liquidation or               will be tendered in a tender or exchange
      dissolution proposed by or under agreement             offer; or
      with such interested shareholder;                (iii) the business combination is approved by the
  (v) a transaction having the effect of directly or         board of directors and authorized by the
      indirectly increasing the proportionate share          affirmative vote, at an annual or special
      of the corporation's stock held by such                meeting and not by written consent, of at
      interested shareholder; or                             least 66 2/3% of the outstanding voting stock
 (vi) any receipt by such interested shareholder             not owned by the interested stockholder.
      of the benefit of any loans, advances,
      guarantees, pledges, or other financial
      assistance or any tax credits or other tax
      advantages.

 An "interested shareholder" under Indiana law
 is generally defined as any person owning 10%
 or more of the voting power of the outstanding
 voting shares of the corporation.
----------------------------------------------------------------------------------------------------------

----------------------------------------------------   ---------------------------------------------------
                  ROBINSON NUGENT                                              3M
----------------------------------------------------   ---------------------------------------------------
                                    CONTROL SHARE ACQUISITION LAWS
----------------------------------------------------------------------------------------------------------
 Indiana law requires that, unless the articles of     Delaware law does not contain a similar
 incorporation or bylaws of a corporation exempt       provision.
 the corporation, which Robinson Nugent's articles
 of incorporation and bylaws do not, any person
 who proposes to acquire or has acquired, a
 "control share acquisition" ownership of, or the
 power to direct the voting of shares representing
 one-fifth, one-third, or a majority of the voting
 power of an issuing public corporation in the
 election of directors, must provide the
 corporation with a statement describing such
 acquisition, an "acquiring person statement". If
 the acquiring person so requests at the time of
 delivery of such statement, and undertakes to pay
 the expenses relating thereto, the corporation
 shall cause a special meeting of its shareholders
 to be called for the purpose of considering the
 voting rights to be accorded the shares acquired
 in the control share acquisition. The shares so
 acquired must be accorded the same voting rights
 as were accorded these shares before the control
 share acquisition only to the extent granted by
 resolution of the shareholders of such
 corporation. Shares acquired in a control share
 acquisition as to which no acquiring person
 statement has been filed may be redeemed by the
 corporation at the fair value thereof under
 certain circumstances. In the event that shares
 acquired in a control share acquisition are
 accorded full voting rights and the acquiring
 person has acquired shares representing a
 majority or more of all voting power, all
 shareholders will be entitled to appraisal
 rights.
----------------------------------------------------------------------------------------------------------

----------------------------------------------------   ---------------------------------------------------
                    ROBINSON NUGENT                                            3M
----------------------------------------------------   ---------------------------------------------------
                                             ANTI-TAKEOVER LAWS
----------------------------------------------------------------------------------------------------------
 Indiana law provides that a person shall not          Delaware law does not contain a comparable
 make a takeover offer unless the following            provision.
 conditions are satisfied:

  (i) a statement which consists of each
      document required to be filed with the
      Commission is filed with the Indiana
      Securities Commissioner and delivered to the president of the target company before making the takeover offer;
 (ii) a consent to service of process and the requisite filing fee accompanies the statement filed with the Indiana Securities
      Commissioner;
(iii) the takeover offer is made to all offerees holding the same class of equity securities on substantially equivalent terms;
 (iv) a hearing is held within 20 business days after the statement described in clause
      (i) above is filed; and
  (v) the Indiana Securities Commissioner must have approved the takeover offer.

 In addition, such section provides that no offeror may acquire any equity security of any class of a target company within two years following the conclusion of a takeover offer with respect to that class, unless the holder of such equity security is afforded, at the time of that acquisition, a reasonable opportunity to dispose of such securities to the offeror upon substantially equivalent terms.

 A "takeover offer" means an offer to acquire or
 an acquisition of any equity security of a target
 company pursuant to a tender offer or request or
 invitation for tenders if, after the acquisition,
 the offeror is directly or indirectly a record or
 beneficial owner of more than ten percent of any
 class of the outstanding equity securities of the
 target company. A "target company" means an
 issuer of securities which is organized under the
 laws of Indiana, has its principal place of
 business in Indiana and has substantial assets in
 Indiana.
----------------------------------------------------------------------------------------------------------

----------------------------------------------------   ---------------------------------------------------
                  ROBINSON NUGENT                                              3M
----------------------------------------------------   ---------------------------------------------------
                                       RELATED PERSON TRANSACTIONS
----------------------------------------------------------------------------------------------------------
 Robinson Nugent's articles of incorporation do        3M's certificate of incorporation requires
 not contain a similar provision.                      the affirmative vote of at least 80% of the
                                                       outstanding shares of common stock for a business
                                                       transaction with a related person, unless the
                                                       continuing directors of 3M approve the
                                                       transaction, or the terms of the transaction
                                                       provide that the amount of cash per share to be
                                                       paid by the related person is at least equal to
                                                       the highest consideration paid for any share of
                                                       3M common stock by the related person since the
                                                       time when he, she or it became a related person
                                                       or during the one year prior to such time.

                                                       A "business transaction" is:

                                                       *  the merger or consolidation of 3M;
                                                       *  the sale of substantially all of the assets
                                                          of 3M;
                                                       *  the issuance or sale of 3M's securities, a
                                                          recapitalization of 3M's securities; or
                                                       *  a liquidation, spin-off or dissolution of 3M.

                                                       A "related person" is the beneficial owner of at
                                                       least 10% of the voting stock of 3M.

                                                       A "continuing director" is a director who either
                                                       was a member of the board of directors of 3M on
                                                       May 13, 1986, or who became a director after that
                                                       date with the approval of the continuing
                                                       directors.
----------------------------------------------------------------------------------------------------------

----------------------------------------------------   ---------------------------------------------------
                  ROBINSON NUGENT                                              3M
----------------------------------------------------   ---------------------------------------------------
                                            RIGHTS AGREEMENT
----------------------------------------------------------------------------------------------------------
 Robinson Nugent entered into a shareholder            3M has not adopted a shareholder rights
 rights agreement dated as of April 21, 1988, as       agreement.
 amended, which was intended to discourage a
 takeover of Robinson Nugent. Under the
 shareholder rights agreement, Robinson Nugent
 issued rights that attached to each outstanding
 Robinson Nugent common share. The rights:


 *  represent the right of each holder of
    Robinson Nugent common shares to purchase for $40 a number of additional Robinson
    Nugent common shares, based on 50% of the market value of one Robinson Nugent common share, subject to anti-dilution adjustments;
 *  will become exercisable and will trade
    separately from the common shares on the earlier of the public announcement of the acquisition of 20% or more of outstanding
    Robinson Nugent common shares by any
    person or group of affiliated persons or ten days after the commencement or announcement of a tender or exchange offer for 30% or more of the Robinson Nugent common shares; and
 * will expire on April 15, 2008, unless redeemed earlier by the board of directors.


 The Robinson Nugent board of directors may redeem the rights in whole, at $.01 per right until the earlier of 10 calendar days following the date of initial public disclosure that a person has acquired 20% or more of the Robinson Nugent common shares or the expiration date of the rights.

 The Robinson Nugent board of directors has
 amended the shareholder rights agreement to
 exempt the merger and the voting and stock
 option agreement from triggering the
 shareholders rights under the shareholder
 rights agreement.
----------------------------------------------------------------------------------------------------------
                                     RIGHT TO CALL SPECIAL MEETINGS
----------------------------------------------------------------------------------------------------------
 Robinson Nugent's bylaws provide that a special       3M's bylaws provide that a special meeting of
 meeting of the Robinson Nugent shareholders           the stockholders may be called only by the
 may be called by the Robinson Nugent board of         chairman of its board of directors.
 directors, the president, or by Robinson Nugent
 shareholders holding not less than 55% of all
 outstanding common shares of Robinson
 Nugent entitled to vote at that meeting.
----------------------------------------------------------------------------------------------------------

----------------------------------------------------   ---------------------------------------------------
                  ROBINSON NUGENT                                              3M
----------------------------------------------------   ---------------------------------------------------
                                    STOCKHOLDER ACTION WITHOUT A MEETING
----------------------------------------------------------------------------------------------------------

 Under Indiana law, action permitted at a              3M's certificate of incorporation provides that
 shareholders' meeting may be taken without a          any action permitted to be taken at a
 meeting if the action is taken by all the             stockholders' meeting must be effected at an
 shareholders entitled to vote on the action and       annual or special meeting of stockholders and
 is evidenced by one or more written consents.         may not be effected by written action in lieu of
                                                       a meeting.
----------------------------------------------------------------------------------------------------------
                                          DIVIDENDS AND REPURCHASES
----------------------------------------------------------------------------------------------------------
 Under Indiana law, a corporation may make             Under Delaware law, a corporation may pay
 distributions to its shareholders as long as the      dividends and repurchase stock out of surplus
 corporation's total assets exceed the sum of its      or, if there is no surplus, out of any net profits
 total liabilities, plus any amount that would be      for the fiscal year in which the dividend was
 needed, if the corporation were to be dissolved       declared or for the preceding fiscal year as long
 at the time of the distribution:                      as no payment reduces capital below the
                                                       amount of capital represented by all classes of
 *  to satisfy the preferential rights upon            shares having a preference upon the distribution
    dissolution of shareholders whose preferential     of assets.
    rights are superior to those receiving the
    distribution;
 *  debts may be paid as they come due; and
 *  the payment of these distributions is
    consistent with the corporation's articles of
    incorporation.


 The board of directors may base its determination
 of whether the corporation may make distributions
 either on financial statements prepared on the
 basis of accounting practices and principals that
 are reasonable in the circumstances or on a fair
 valuation or other method that is reasonable in
 the circumstances.
----------------------------------------------------------------------------------------------------------

----------------------------------------------------   ---------------------------------------------------
                   ROBINSON NUGENT                                             3M
----------------------------------------------------   ---------------------------------------------------
                                              PREFERRED STOCK
----------------------------------------------------------------------------------------------------------
 Robinson Nugent's articles of incorporation only      Under Delaware law, a corporation may issue
 provides for the issuance of common shares. The       more than one class or series of stock with the
 articles of incorporation do not provide for the      rights and preferences set forth in the certificate
 issuance of preferred shares.                         of incorporation. 3M's certificate of
                                                       incorporation provides that 3M can issue common
                                                       stock and preferred stock. 3M's certificate of
                                                       incorporation gives the board of directors "blank
                                                       check" authority to establish the rights,
                                                       preferences, powers, privileges and restrictions
                                                       of the preferred stock, including such terms as
                                                       the designation, the dividend rate, the voting
                                                       rights, the liquidation rights and the conversion
                                                       rights. 3M's board of directors can, without
                                                       stockholder approval, issue preferred stock with
                                                       voting and conversion rights that could adversely
                                                       affect the voting power or other rights of the
                                                       holders of 3M common stock. The issuance of
                                                       preferred stock may have the effect of delaying,
                                                       deferring or preventing a change in control of
                                                       3M. There are currently no shares of preferred
                                                       stock outstanding.
----------------------------------------------------------------------------------------------------------
                                             DISSENTERS' RIGHTS
----------------------------------------------------------------------------------------------------------
 Under Indiana law, if a corporation's shares are      Under Delaware law, unless the certificate of
 listed on a national securities exchange, or on       incorporation otherwise provides, Delaware law
 the Nasdaq National Market, there are no              does not provide for appraisal rights if (1) the
 dissenters' rights with respect to actions to be      shares of the corporation are listed on a
 taken at a shareholders meeting that would            national securities exchange or designated as a
 otherwise provide for dissenters' rights. Because     national market systems security on an
 the Robinson Nugent common shares are                 interdealer quotations system by the National
 quoted on the Nasdaq National Market,                 Association of Securities Dealers, Inc., or are
 Robinson Nugent shareholders are not entitled         held of record by more than 2,000 stockholders,
 to exercise dissenters' rights with respect to the    as long as the stockholders receive in the
 proposed merger.                                      merger shares of the surviving corporation or of
                                                       any other corporation, the shares of which are
                                                       listed on a national securities exchange or
                                                       designated as a national market systems security
                                                       on an interdealer quotations system by the
                                                       National Association of Securities Dealers, Inc.,
                                                       or are held of record by more than 2,000
                                                       stockholders, or (2) the corporation is the
                                                       surviving corporation and no vote of its
                                                       stockholders is required for the merger. 3M's
                                                       certificate of incorporation does not provide
                                                       otherwise.
----------------------------------------------------------------------------------------------------------

----------------------------------------------------   ---------------------------------------------------
                   ROBINSON NUGENT                                             3M
----------------------------------------------------   ---------------------------------------------------
                                                SIZE OF BOARD
----------------------------------------------------------------------------------------------------------
 Under Indiana law, the board of directors must        Delaware law provides that unless the certificate
 consist of one or more individuals with the           of incorporation specifies the number of
 number specified in or fixed in accordance with       directors, a board of directors may change the
 the corporation's articles of incorporation or        authorized number of directors by an
 bylaws. Robinson Nugent's bylaws state that the       amendment to the bylaws if fixed by the bylaws,
 number of directors shall be 10.                      or in such manner as may be provided by the
                                                       bylaws. If the certificate of incorporation
                                                       specifies the number of directors, then that
                                                       number can be changed only by amending the
                                                       certificate of incorporation. 3M's certificate of
                                                       incorporation provides that the number of
                                                       directors is to be fixed by the bylaws. 3M's
                                                       bylaws provide that the number of directors is
                                                       set by the majority vote of the board of
                                                       directors. The current number of directors is 10.

----------------------------------------------------------------------------------------------------------
                                            REMOVAL OF DIRECTORS
----------------------------------------------------------------------------------------------------------
 Indiana law provides that directors may be            Delaware law provides that directors may be
 removed in any manner provided by a                   removed from office, with or without cause, by
 corporation's articles of incorporation and can       the holders of a majority of the voting power of
 be removed with or without cause, unless a            all outstanding voting stock of the corporation,
 corporation's articles of incorporation provide       unless the corporation has a classified board, in
 otherwise. A director may be removed by the           which case directors may only be removed by
 shareholders only at a meeting called for the         shareholder vote for cause or if its certificate of
 purpose of removing the director. Robinson            incorporation otherwise provides. 3M's
 Nugent's bylaws provide that any director may         certificate of incorporation provides that no
 be removed with or without cause by action of         director may be removed from office without
 the holders of at least 55% of the votes entitled     cause.
 to be cast at any meeting of the shareholders,
 the notice of which states that one of the
 purposes of the meeting is the removal of the
 director. A removal is effective immediately.
----------------------------------------------------------------------------------------------------------

----------------------------------------------------   ---------------------------------------------------
                    ROBINSON NUGENT                                            3M
----------------------------------------------------   ---------------------------------------------------
                                    VACANCIES ON THE BOARD OF DIRECTORS
----------------------------------------------------------------------------------------------------------
 Under Indiana law, unless the articles of             Delaware law provides that unless the governing
 incorporation of a corporation provide                documents of a corporation provide otherwise,
 otherwise, vacancies on the board of directors        vacancies and newly created directorships
 may be filled by a majority of the board of           resulting from a resignation or any increase in
 directors or, if the remaining directors constitute   the authorized number of directors may be
 less than a quorum, the majority of the               filled by a majority of the directors then in
 remaining members may fill the vacancy.               office. 3M's certificate of incorporation provides
 Robinson Nugent's articles of incorporation do        that any vacancy in the board of directors
 not address vacancies on the board of directors.      occurring by reason of an increase in the
 However, Robinson Nugent's bylaws provide             number of directors, or by reason of the death,
 that the board of directors may fill any vacancy      resignation or removal of a director, will be
 on the board of directors, including a vacancy        filled for the unexpired portion of the term by a
 resulting from an increase in the number of           majority vote of the remaining directors, though
 directors. If the directors remaining in office       less than a quorum, or by the sole remaining
 constitute fewer than a quorum of the board,          director. 3M's certificate of incorporation also
 the directors remaining in office may fill the        provides that if there is a class of stock having
 vacancy by the affirmative vote of a majority of      preference over the common stock as to the
 those directors. The term of a director elected to    election of directors and there occurs a vacancy
 fill a vacancy expires at the end of the term for     among those directors, then the remaining
 which the director's predecessor was elected.         directors elected by that class will fill the
                                                       vacancy, and if there are no remaining directors
                                                       so elected, then the holders of that class of
                                                       stock shall vote to fill the vacancy in the same
                                                       manner in which they originally elected a
                                                       director.
----------------------------------------------------------------------------------------------------------
                                        OTHER CORPORATE CONSTITUENCIES
----------------------------------------------------------------------------------------------------------
 Under Indiana law, in discharging his or her          Delaware law does not contain a specific
 duties to the corporation and in determining          provision outlining the duties of a board of
 what he or she believes to be in the best             directors with respect to the best interests of a
 interests of the corporation, a director or officer   corporation. Delaware courts have permitted
 may, in addition to considering the effects of        directors to consider various constituencies,
 any action on shareholders, consider the effects      provided that there be some rationally related
 of the action on employees, suppliers, customers,     benefit to stockholders.
 the communities in which the corporation
 operates and any other factors that the director
 or officer considers pertinent.
----------------------------------------------------------------------------------------------------------

----------------------------------------------------   ---------------------------------------------------
                   ROBINSON NUGENT                                             3M
----------------------------------------------------   ---------------------------------------------------
                                             DIRECTOR LIABILITY
----------------------------------------------------------------------------------------------------------

 Indiana law provides that a director is not liable    Delaware law allows a Delaware corporation to
 for any action taken as a director, or any failure    include in its certificate of incorporation, and
 to take any action, unless (i) the director has       3M's certificate of incorporation contains, a
 breached or failed to perform the duties of           provision eliminating the liability of a director
 the director's office in compliance with              to the corporation or its stockholders for
 Section 23-1-35-1 of the Indiana Business             monetary damages for breach of fiduciary duty
 Corporation Law, which requires, among other          as a director, except:
 things, that a director discharge his duties as a
 director in good faith, with the care an              *  liability for any breach of the director's duty
 ordinarily prudent person in a like position             of loyalty to the corporation or its
 would exercise under similar circumstances and           stockholders;
 in a manner the director reasonably believes to       *  for acts or omissions not in good faith or
 be in the best interests of the corporation, and         which involve intentional misconduct or
 (ii) the breach or failure to perform constitutes        knowing violation of law, under Section 174 of
 willful misconduct or recklessness.                      Delaware law, which deals generally with
                                                          unlawful payments of dividends, stock
 Actions taken in connection with a proposed              repurchases and redemptions; and
 acquisition of control of the corporation by          *  for any transaction from which the director
 directors in the good faith exercise of their            derived an improper personal benefit.
 business judgment are not subject to a different
 or higher degree of scrutiny than other actions
 of the directors.
----------------------------------------------------------------------------------------------------------

----------------------------------------------------   ---------------------------------------------------
                   ROBINSON NUGENT                                             3M
----------------------------------------------------   ---------------------------------------------------
                                              INDEMNIFICATION
----------------------------------------------------------------------------------------------------------

 Indiana law authorizes Indiana corporations to        Delaware law permits a Delaware corporation
 indemnify officers and directors for their            to indemnify directors, officers, employees, and
 conduct if such conduct was in good faith and         agents under certain circumstances and
 was in the corporation's best interests or, in the    mandates indemnification under certain
 case of directors, was not opposed to such best       circumstances. Delaware law permits a
 interests, and permits the purchase of insurance      corporation to indemnify an officer, director,
 in this regard. The indemnification provided by       employee or agent for fines, judgments or
 Indiana law is not exclusive. The corporation         settlements, as well as expenses:
 may also provide other rights of indemnification
 in its articles of incorporation and bylaws, a        *  in the context of actions other than derivative
 contract approved by the board of directors or           actions, if such person acted in good faith and
 the shareholders, or any other authorization             in a manner he or she reasonably believed to
 approved by the shareholders. Rights of                  be in or not opposed to the best interests of
 indemnification that may be provided in such             the corporation; or
 documents are limited only by the terms of such       *  in the case of a criminal proceeding, if such
 documents and public policy.                             person had no reasonable cause to believe
                                                          that his or her conduct was unlawful.
 Robinson Nugent's bylaws provide that
 Robinson Nugent may indemnify any person              Indemnification against expenses incurred by a
 who is or was a director, officer or employee of      director, officer, employee or agent in
 Robinson Nugent, or is or was serving as a            connection with a proceeding against such
 director, officer, or employee of another             person for actions in such capacity is mandatory
 corporation partnership, or other enterprise at       to the extent that such person has been
 the request of Robinson Nugent, against               successful on the merits. If a director, officer,
 expenses, including attorneys' fees, judgments,       employee or agent is determined to be liable to
 fines, penalties, and amounts paid in settlement      the corporation, indemnification for expenses is
 reasonably incurred by such person in                 not allowable, subject to limited exceptions
 connection with or resulting from any claim,          when a court deems the award of expenses
 action, suit, or proceeding, whether actual or        appropriate.
 threatened, civil, criminal, administrative, or
 investigative, or in connection with an appeal        Delaware law grants express power to a
 relating thereto, in which such person may be         Delaware corporation to purchase liability
 involved as a party or otherwise by reason of         insurance for its directors, officers, employees,
 being or having been a director, officer, or          and agents, regardless of whether any such
 employee of Robinson Nugent or of such other          person is otherwise eligible for indemnification
 organization; provided, such person acted in          by the corporation. Advancement of expenses is
 good faith and in a manner that he reasonably         permitted, but a person receiving such advances
 believed to be in, or not opposed to, the best        must repay those expenses if it is ultimately
 interests of Robinson Nugent and, with respect        determined that he or she is not entitled to
 to any criminal action or proceeding by               indemnification.
 judgment, order, settlement, whether with or
 without court approval, conviction, or upon a         3M's bylaws provide that the corporation will
 plea of nolo contendere or its equivalent, will       indemnify, to the full extent authorized or
 not, of itself, create a presumption that the         permitted by law, any person made or
 person did not act in good faith and in a             threatened to be made a party to any action,
 manner which he reasonably believed to be in,         suit, or proceeding, whether criminal, civil,
 or not opposed to, the best interests of              administrative, or investigative, by reason of the
 Robinson Nugent and, with respect to any              fact that such person or such person's testator
 criminal action, suit, or proceeding, in a manner     or intestate is or was a director, officer, or
 which he or she had no reasonable cause to            employee of the corporation or serves or served
 believe was unlawful.                                 at the request of the corporation any other
                                                       enterprise as a director, officer, or employee.
----------------------------------------------------------------------------------------------------------

                       WHERE YOU CAN FIND MORE INFORMATION

     3M has filed a registration statement on Form S-4 to register with the SEC the 3M common stock to be issued to Robinson Nugent shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of 3M in addition to being a proxy statement of Robinson Nugent for its special shareholders meeting. As allowed by SEC rules, this proxy statement/ prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     In addition, 3M and Robinson Nugent file reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

Public Reference Room    New York Regional Office   Chicago Regional Office
450 Fifth Street, N.W.   7 World Trade Center       Citicorp Center
Room 1024                Suite 1300                 500 West Madison Street
Washington, D.C. 20549   New York, New York 10048   Suite 1400
                                                    Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, including 3M and Robinson Nugent, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about 3M at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and about Robinson Nugent at the offices of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006. 3M's and Robinson Nugent's SEC filings are also available to the public over the Internet at EDGAR Online, Inc.'s web site at http://freeedgar.com.

     The SEC allows 3M to "incorporate by reference" information into this proxy statement/prospectus. This means that 3M and Robinson Nugent can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents listed below that 3M and Robinson Nugent have previously filed with the SEC. These documents contain important information about 3M, Robinson Nugent and their finances. Some of these filings have been amended by later filings, which are also listed below.

3M COMMISSION FILINGS (FILE NO. 1-3285)         DATE/PERIOD
---------------------------------------------   --------------------------------
Description of 3M's common stock contained in   Dated July 31, 2000, as amended
3M's Registration Statement on Form S-3         on August 18, 2000

Annual Report on Form 10-K                      Year ended December 31, 1999

Quarterly Reports on Form 10-Q                  Quarters ended March 31, 2000,
                                                June 30, 2000 and September 30,
                                                2000


Current Reports on Form 8-K                     May 16, 2000, July 27, 2000,
                                                July 27, 2000, October 23, 2000,
                                                November 20, 2000, December 6,
                                                2000, December 7, 2000 and
                                                January 11, 2001

ROBINSON NUGENT COMMISSION FILINGS
(FILE NO. 0-9010)                     DATE/PERIOD
-----------------------------------   ------------------------------------------
Annual Report on Form 10-K            Year ended June 30, 2000, as amended by
                                      Form 10-K/A October 10, 2000


Quarterly Report on Form 10-Q         Quarter ended September 30, 2000

Current Reports on 8-K                October 10, 2000


     3M and Robinson Nugent incorporate by reference any additional documents that either company may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this proxy statement/prospectus and the date of the Robinson Nugent special shareholders meeting. These documents include periodic reports, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this proxy statement/prospectus from the SEC through the SEC's web site at the address provided above, as well as at EDGAR Online, Inc.'s web site at http://freeedgar.com. Documents incorporated by reference are also available from 3M and Robinson Nugent without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain these documents by requesting them in writing or by telephone from 3M and Robinson Nugent at the following addresses:

           Robinson Nugent, Inc.      Minnesota Mining and Manufacturing Company
          800 East Eighth Street                      3M Center
              P.O. Box 1208                   St. Paul, Minnesota 55144
           New Albany, IN 47151             Attention: Investor Relations
       Attention: Investor Relations       Telephone number: (651) 736-1915
    Telephone Number:  (812) 945-0211


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM EITHER COMPANY, PLEASE DO SO BY FEBRUARY 8, 2001, IN ORDER TO RECEIVE THEM BEFORE THE ROBINSON NUGENT SPECIAL SHAREHOLDERS MEETING. If you request any incorporated documents from Robinson Nugent or 3M, they will be mailed to you by first class mail, or another equally prompt means, within one business day after receipt of your request.


     We have not authorized anyone to give any information or make any representation about the merger of Robinson Nugent and 3M that differs from, or adds to, the information in this proxy statement/ prospectus or the Robinson Nugent and 3M documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

     If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers of exchange or to buy, the securities offered by this proxy statement/prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this proxy statement/prospectus does not extend to you.

     The information contained in this proxy statement/prospectus speaks only as of its date, unless the information specifically indicates that another date applies. Information about 3M has been supplied by 3M, and information about Robinson Nugent has been supplied by Robinson Nugent.

                                     EXPERTS

     The consolidated financial statements of Minnesota Mining and Manufacturing Company and Subsidiaries incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting. The financial statements and the related financial statement schedule incorporated in this proxy statement/prospectus by reference from Robinson Nugent, Inc.'s Annual Report on Form 10-K for the year ended June 30, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated in this proxy statement/prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                              INDEPENDENT AUDITORS

     With respect to the unaudited consolidated financial information of Minnesota Mining and Manufacturing Company and Subsidiaries for the three-month periods ended March 31, 2000 and 1999, the three-and six-month periods ended June 30, 2000 and 1999 and the three-and nine-month periods ended September 30, 2000 and 1999, incorporated by reference in this proxy statement/prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 25, 2000, July 26, 2000 and October 23, 2000, incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.


                                  LEGAL MATTERS

     The validity of the issuance of 3M common stock being offered by this document will be passed upon for 3M by Gregg M. Larson, Assistant General Counsel and Assistant Secretary of 3M. Certain federal income tax matters relating to the merger will be passed upon for 3M and Robinson Nugent by Fried, Frank, Harris, Shriver & Jacobson, New York, New York, a partnership that includes professional corporations.


                    SHAREHOLDER PROPOSALS FOR ANNUAL MEETINGS

     If the merger agreement is terminated, Robinson Nugent will hold its 2000 annual meeting of shareholders in accordance with its bylaws. As described in Robinson Nugent's proxy statement on Schedule 14A relating to its 1999 annual meeting of shareholders, shareholder proposals to be considered at the 2000 annual meeting must have been received by Robinson Nugent at its principal executive offices no later than June 5, 2000. In addition, the proxy solicited by Robinson Nugent's board of directors for its 2000 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless Robinson Nugent received notice of such proposal on or before June 5, 2000. Robinson Nugent did not receive any notice of shareholder proposals.

                                                                         ANNEX A







                          AGREEMENT AND PLAN OF MERGER


                                   DATED AS OF


                                 OCTOBER 2, 2000


                                 BY AND BETWEEN


                   MINNESOTA MINING AND MANUFACTURING COMPANY,


                           BARBADOS ACQUISITION, INC.


                                       AND


                              ROBINSON NUGENT, INC.

                                TABLE OF CONTENTS


                                                                                             PAGE
                                                                                             ----
ARTICLE I ................................................................................    A-6
 Section 1.1  The Merger .................................................................    A-6
 Section 1.2  The Closing; Effective Time ................................................    A-6
 Section 1.3  Subsequent Actions .........................................................    A-6
 Section 1.4  Articles of Incorporation; Bylaws; Directors and Officers of the Surviving
              Corporation ................................................................    A-7

ARTICLE II ...............................................................................    A-7
 Section 2.1  Effect of the Merger on Capital Stock; Conversion of Securities ............    A-7
 Section 2.2  Exchange of Certificates ...................................................    A-8

ARTICLE III ..............................................................................   A-10
 Section 3.1  Organization and Qualification; Subsidiaries ...............................   A-10
 Section 3.2  Articles of Incorporation and Bylaws .......................................   A-10
 Section 3.3  Capitalization .............................................................   A-11
 Section 3.4  Power and Authority; Authorization; Valid & Binding ........................   A-11
 Section 3.5  No Conflict; Required Filings and Consents .................................   A-11
 Section 3.6  SEC Reports; Financial Statements ..........................................   A-12
 Section 3.7  Absence of Certain Changes .................................................   A-13
 Section 3.8  Litigation and Liabilities .................................................   A-13
 Section 3.9  No Violation of Law; Permits ...............................................   A-13
 Section 3.10 Employee Matters; ERISA ....................................................   A-13
 Section 3.11 Labor Matters ..............................................................   A-15
 Section 3.12 Environmental Matters ......................................................   A-15
 Section 3.13 Board Action; Vote Required ................................................   A-16
 Section 3.14 Brokers ....................................................................   A-17
 Section 3.15 Tax Matters ................................................................   A-17
 Section 3.16 Intellectual Property ......................................................   A-18
 Section 3.17 Insurance ..................................................................   A-18
 Section 3.18 Contracts and Commitments ..................................................   A-18
 Section 3.19 Title to Assets ............................................................   A-19
 Section 3.20 State Takeover Statutes ....................................................   A-19
 Section 3.21 Rights Agreement ...........................................................   A-19
 Section 3.22 Product Warranty ...........................................................   A-20
 Section 3.23 Product Liability ..........................................................   A-20

ARTICLE IV ...............................................................................   A-20
 Section 4.1  Existence; Corporate Authority .............................................   A-20
 Section 4.2  Authorization, Validity and Effect of Agreements ...........................   A-20
 Section 4.3  No Violation ...............................................................   A-20
 Section 4.4  Interested Stockholder .....................................................   A-21
 Section 4.5  Parent Public Reports; Financial Statements ................................   A-21

ARTICLE V ................................................................................   A-21
 Section 5.1  Interim Operations of The Company ..........................................   A-21
 Section 5.2  No Solicitation ............................................................   A-23

ARTICLE VI ...............................................................................   A-25
 Section 6.1  Meetings of Stockholders ...................................................   A-25
 Section 6.2  Filings; Other Action ......................................................   A-25
 Section 6.3  Publicity ..................................................................   A-25
 Section 6.4  Registration Statement .....................................................   A-25
 Section 6.5  Listing Application ........................................................   A-26
 Section 6.6  Further Action .............................................................   A-26

                                                                                             PAGE
                                                                                             ----
 Section 6.7  Expenses ...................................................................   A-26
 Section 6.8  Notification of Certain Matters ............................................   A-26
 Section 6.9  Access to Information ......................................................   A-27
 Section 6.10 Insurance; Indemnity .......................................................   A-27
 Section 6.11 Employee Benefit Plans .....................................................   A-28
 Section 6.12 Rights Agreement ...........................................................   A-29

ARTICLE VII ..............................................................................   A-29
 Section 7.1  Conditions to Obligations of the Parties to Consummate the Merger ..........   A-29
 Section 7.2  Additional Conditions to Obligations of Parent and Merger Sub ..............   A-30
 Section 7.3  Additional Conditions to Obligations of the Company ........................   A-30

ARTICLE VIII .............................................................................   A-31
 Section 8.1  Termination ................................................................   A-31
 Section 8.2  Effect of Termination and Abandonment ......................................   A-32
 Section 8.3  Amendment ..................................................................   A-32

ARTICLE IX ...............................................................................   A-33
 Section 9.1  Non-Survival of Representations, Warranties and Agreements .................   A-33
 Section 9.2  Notices ....................................................................   A-33
 Section 9.3  Certain Definitions; Interpretation ........................................   A-33
 Section 9.4  Headings ...................................................................   A-34
 Section 9.5  Severability ...............................................................   A-34
 Section 9.6  Entire Agreement; No Third-Party Beneficiaries .............................   A-35
 Section 9.7  Assignment .................................................................   A-35
 Section 9.8  Governing Law ..............................................................   A-35
 Section 9.9  Counterparts ...............................................................   A-35
 Section 9.10 Confidential Nature of Information .........................................   A-35

Exhibit A (Omitted) -- Voting and Stock Option Agreement
Exhibit B (Omitted) -- Form of Articles of Incorporation

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                       SECTION
------------                                                       -------
401(k) Plan ....................................................   6.11(b)
Acquisition Proposal ...........................................   5.2 (c)
Acquisition Transaction ........................................   5.2 (c)
Action .........................................................   6.10(b)
affiliate ......................................................   9.3 (a)(ii)
Agreement ......................................................   preamble
Audited Balance Sheet ..........................................   3.19
Average Price ..................................................   2.1 (b)
Barbados Acquisition ...........................................   preamble
Board of Directors .............................................   9.3 (a)(iii)
Business Combination ...........................................   2.1 (c)
Cap ............................................................   6.10(a)
Certificates ...................................................   2.2 (b)
Closing ........................................................   1.2 (a)
Closing Date ...................................................   1.2 (a)
Code ...........................................................   recitals
Company ........................................................   preamble
Company Benefit Plan ...........................................   3.10(a)
Company Common Shares ..........................................   recitals
Company Contracts ..............................................   3.18
Company Disclosure Letter ......................................   Article III
Company Employee ...............................................   3.10(b)
Company Employees ..............................................   3.10(b)
Company ERISA Affiliate ........................................   3.10(d)
Company Multiemployer Plan .....................................   3.10(a)
Company Options ................................................   2.1 (e)
Company Pension Plan ...........................................   3.10(c)
Confidentiality Agreement ......................................   9.6
control ........................................................   9.3 (a)(iii)
Dallas Facility ................................................   7.2 (g)
Effective Time .................................................   1.2 (b)
Encumbrance ....................................................   3.16
Environmental Claim ............................................   3.12(e)(i)
Environmental Laws .............................................   3.12(e)(ii)
Environmental Permits ..........................................   3.12(b)
ERISA ..........................................................   9.3 (a)(iv)
Exchange Act ...................................................   3.5 (a)
Exchange Agent .................................................   2.2 (a)
Exchange Ratio .................................................   2.1 (b)
Form S-4 .......................................................   6.4
GAAP ...........................................................   3.6 (b)
Governmental Entity ............................................   3.5 (b)
Hazardous Materials ............................................   3.12(e)(iii)
HSR Act ........................................................   3.5 (b)
IBCL ...........................................................   1.1
Indemnified Party ..............................................   6.10(b)
Intellectual Property ..........................................   3.16
knowledge ......................................................   9.3 (a)(v)
Material Adverse Effect ........................................   9.3 (a)(i)
Merger .........................................................   recitals
Merger Consideration ...........................................   5.2 (e)

DEFINED TERM                                                       SECTION
------------                                                       -------
Merger Consideration ...........................................   2.2 (b)
Merger Sub .....................................................   preamble
Merger Sub Articles of Incorporation ...........................   1.4 (a)
MPP Plan .......................................................   6.11(a)
NYSE ...........................................................   2.1 (b)
Parent .........................................................   preamble
Parent Common Stock ............................................   2.1 (b)
Parent Public Reports ..........................................   4.5
Paying Agent ...................................................   2.2 (b)
PCBs ...........................................................   3.12(iii)
Pension Plan ...................................................   3.10(c)
Person .........................................................   9.3 (a)(vi)
Proposing Party ................................................   5.2 (b)
Proxy Statement/Prospectus .....................................   6.4
Recapitalization ...............................................   2.1 (c)
Release ........................................................   3.12(e)(iv)
Rescission Offers ..............................................   37
Rights .........................................................   3.3
Rights Agreement ...............................................   3.21
SEC ............................................................   3.5 (b)
SEC Reports ....................................................   3.6 (a)
Securities Act .................................................   3.5 (a)
Significant Subsidiary .........................................   9.3 (a)(vii)
Stock Option Agreement .........................................   recitals
Stock Option Plan ..............................................   2.1 (e)
Subsidiary .....................................................   9.3 (a)(viii)
Superior Transaction ...........................................   5.2 (e)
Surviving Corporation ..........................................   1.1
Tax ............................................................   3.15(i)
Tax Return .....................................................   3.15(i)
Taxable ........................................................   3.15(i)
Taxes ..........................................................   3.15(i)
Termination Date ...............................................   8.1 (b)
Termination Fee ................................................   8.2 (b)
Trading Day ....................................................   2.1 (b)
Triggering Event ...............................................   8.2 (b)
VIP ............................................................   6.11(b)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of October 2, 2000 (this "AGREEMENT"), by and among Minnesota Mining and Manufacturing Company a Delaware corporation, Barbados Acquisition, Inc. an Indiana corporation and a wholly owned Subsidiary of Parent ("BARBADOS ACQUISITION" or "MERGER SUB") and Robinson Nugent, Inc. (the "COMPANY"), an Indiana corporation.


                             W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the merger of Merger Sub with and into the Company (the "MERGER") upon the terms and subject to the conditions set forth in this Agreement is advisable, and in the best interests of their respective corporations and stockholders and have approved the Merger;

     WHEREAS, it is intended that, for federal income tax purposes, the Merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE");

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, Parent and the stockholders of the Company listed on Exhibit A have executed and delivered a Voting and Stock Option Agreement (a "STOCK OPTION AGREEMENT"), dated as of this date, pursuant to which those stockholders have agreed to vote in favor of the Merger and, among other things, are granting to Parent an option to purchase, under certain circumstances, all of the common shares, no par value, of the Company (the "COMPANY COMMON SHARES") beneficially owned by them, with an exercise price of $19.00 per share.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows (certain capitalized terms used herein are defined in Section 9.3):


                                    ARTICLE I

     Section 1.1 THE MERGER. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the Indiana Business Corporation Law ("IBCL"), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation (sometimes referred to as the "SURVIVING CORPORATION") in the Merger. The Merger shall have the effects specified in Section 23-1-40-6 of the IBCL.

     Section 1.2 THE CLOSING; EFFECTIVE TIME.

          (a) The closing of the Merger (the "CLOSING") shall take place (i) at the offices of Parent, 3M Center, St. Paul, MN 55133 at 10:00 A.M. local time, on the second business day following the date on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place, time and/or date as the Company and Parent shall agree (the date of the Closing, the "CLOSING DATE").

          (b) On the Closing Date, the Company and Merger Sub shall cause articles of merger in respect of the Merger to be properly executed and filed with the Secretary of State of the State of Indiana as provided in
     Section 23-1-40-5 of the IBCL. The Merger shall become effective at such time at which the articles of merger shall be duly filed with the Secretary of State of Indiana or at such later time reflected in the articles of merger as shall be agreed by the Company and Parent (the time that the Merger becomes effective, the "EFFECTIVE TIME").

     Section 1.3 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation's right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations of the Merger, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

     Section 1.4 ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. Unless otherwise agreed by Parent, Merger Sub and the Company prior to the Closing, at the Effective Time:

          (a) The Articles of Incorporation of the Company (the "COMPANY ARTICLES OF INCORPORATION") shall be amended at the Effective Time to read in the form of Exhibit B and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law;

          (b) The bylaws of the Company as in effect immediately prior to the Effective Time shall be at and after the Effective Time (until amended as provided by law, the Company Certificate of Incorporation and the bylaws of the Company, as applicable) the bylaws of the Surviving Corporation;

          (c) The officers of Merger Sub immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal; and

          (d) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.


                                   ARTICLE II

     Section 2.1 EFFECT OF THE MERGER ON CAPITAL STOCK; CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company, Merger Sub or Parent:

          (a) CANCELLATION OF CERTAIN COMPANY COMMON SHARES. Each Company Common Share that is owned by the Company as treasury stock and all Company Common Shares that are owned by Parent shall be canceled and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor. All references to Company Common Shares include the Rights attached thereto.

          (b) CONVERSION OF COMPANY COMMON SHARES. Subject to the provisions of this Section 2.1, each Company Common Share other than shares canceled pursuant to Section 2.1(a), issued and outstanding immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of the holder thereof be converted into, subject to Section 2.1(c), the right to receive that number of fully paid, non-assessable shares of common stock, $0.01 par value, of Parent ("PARENT COMMON STOCK") equal to the Exchange Ratio. All such Company Common Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right only to receive the Merger Consideration (as defined in Section 2.2(b)). The holders of such certificates previously evidencing such Company Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common

     Shares except as otherwise provided herein or by law. Such certificates previously evidencing Company Common Shares shall be exchanged for certificates evidencing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2. No fractional shares of Parent Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(d). The "EXCHANGE RATIO" shall be equal to $19.00 divided by either (i) the Average Price of Parent Common Stock if such Average Price is no greater than $100.00 and no less than $82.00, (ii) $100.00 if the Average Price of Parent Common Stock is greater than $100.00, in which case the Exchange Ratio shall equal 0.19 or (iii) $82.00 if the Average Price of Parent Common Stock is less than $82.00, in which case the Exchange Ratio shall equal 0.2317. "AVERAGE PRICE" means the average of the closing prices as reported in THE WALL STREET JOURNAL'S New York Stock Exchange Composite Transactions Reports for each of the 20 consecutive Trading Days in the period ending on the business day preceding the Effective Time. "TRADING DAY" means a day on which the New York Stock Exchange, Inc. (the "NYSE") is open for trading.

          (c) ANTI-DILUTION PROVISIONS. If between the date of this Agreement and the Effective Time, the number of shares of Parent Common Stock or Company Common Shares issued and outstanding changes as a result of a stock split, reverse stock split, stock dividend, stock combination, recapitalization, reclassification, reorganization or similar transaction (a "RECAPITALIZATION") with a record date within such period, the Exchange Ratio shall be proportionately adjusted to provide the holders of Company Common Shares the same economic effect as contemplated by this Agreement. If, between the date hereof and the Effective Time, Parent shall merge or consolidate with or into any other corporation (a "BUSINESS COMBINATION") and the terms thereof shall provide that Parent Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made so that shareholders of the Company who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Parent Common Stock and the parties shall agree on an appropriate restructuring of the transactions contemplated herein.

          (d) CONVERSION OF COMMON STOCK OF MERGER SUB. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable common share of the Surviving Corporation.

          (e) OPTIONS. In accordance with Section 6.11, as soon as practicable but not more than five (5) days from the date hereof, the Company shall provide written notice to each holder of a Company Option of the execution of this Agreement which notice shall include the election by the Company to terminate all Company Options as of the 30th day immediately following the date of the sending of such notice as contemplated by the provisions of the Company's 1993 Employee and Non-Employee Director Stock Option Plan (the "STOCK OPTION PLAN"), so that as of the Closing Date all Company Options will have been either exercised and satisfied in full or terminated. For purposes of this Agreement, "COMPANY OPTIONS" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from the Company or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of the Company.

     Section 2.2 EXCHANGE OF CERTIFICATES.

          (a) DEPOSIT WITH EXCHANGE AGENT. As soon as practicable after the Effective Time, Parent shall deposit with a bank or trust company mutually agreeable to Parent and the Company (the "EXCHANGE AGENT"), pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company, when required, certificates representing shares of Parent Common Stock required to effect the conversion of Company Common Stock into Parent Common Shares in accordance with Section 2.1(b) and an amount of cash in respect of fractional shares pursuant to Section 2.2(d).

          (b) EXCHANGE AND PAYMENT PROCEDURES. As soon as practicable after the Effective Time, Parent shall cause Parent's transfer agent and registrar as paying agent (the "PAYING AGENT") to mail to each holder of record of a certificate or certificates representing Company Common Shares (the "CERTIFICATES") that have been converted pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to Parent's Paying Agent) and (ii) instructions for effecting the surrender of the Certificates and receiving the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for cancellation, together with a duly executed letter of transmittal and such other documents as the Paying Agent may require, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of shares of Parent Common Stock into which the Company Common Shares previously represented by such Certificate are converted in accordance with Section 2.1(b) and (ii) the cash in lieu of fractional shares of Parent Common Stock to which such holder has the right to receive pursuant to Section 2.2(d) (the shares of Parent Common Stock and cash described in clauses (i) and (ii) above being referred to collectively as the "MERGER CONSIDERATION"). In the event the Merger Consideration is to be delivered to any Person who is not the Person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of the Company, the Merger Consideration may be delivered to a transferee if the Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (other than a certificate representing Company Common Shares to be canceled in accordance with Section 2.1(a)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration contemplated by this Section 2.2. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to provisions of this Article II.

          (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

          (d) NO FRACTIONAL SECURITIES. In lieu of the issuance of any fractional securities in connection with the Merger, each holder of Company Common Shares who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article II will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (a) the per share closing price on the NYSE of Parent Common Stock on the date of the Effective Time by (b) the fractional interest to which such holder would otherwise be entitled (after taking into account all Company Common Shares then held of record by such holder).

          (e) CLOSING OF TRANSFER BOOKS. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for certificates representing the appropriate number of shares of Parent Common Stock and the appropriate amount of cash as provided in this Section 2.2.

          (f) TERMINATION OF EXCHANGE AGENT. Any certificates representing shares of Parent Common Stock deposited with the Exchange Agent pursuant to
     Section 2.2(a) and not exchanged within six months after the Effective Time pursuant to this Section 2.2 shall be returned by the Exchange Agent to Parent, which shall thereafter act as Exchange Agent. All cash held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of six months from the Effective Time shall be returned to Parent, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of such cash to which such holder may be due subject to applicable law.

          (g) ESCHEAT. The Company shall not be liable to any Person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) WITHHOLDING RIGHTS. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares in respect of which such deduction and withholding was made by Parent.


                                   ARTICLE III

     Except as set forth in the corresponding sections or subsections of the disclosure letter, dated this date, delivered by the Company to Parent (the "COMPANY DISCLOSURE LETTER"), the Company hereby represents and warrants to Parent and Merger Sub as follows:

     Section 3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

          (a) The Company is a corporation duly organized and validly existing under the laws of the State of Indiana and with respect to which no articles of dissolution have been filed. Each of the Subsidiaries of the Company is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and each of the Company and its Subsidiaries has the requisite corporate or other organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, in each case except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

          (b) All of the outstanding shares of capital stock and other equity securities of the Subsidiaries of the Company have been validly issued and are fully paid and nonassessable, and are owned, directly or indirectly, by the Company, free and clear of all pledges and security interests. There are no subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any Person to purchase or otherwise acquire from the Company or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of capital stock or other equity securities of any of the Subsidiaries of the Company. The Company Disclosure Letter lists the name and jurisdiction of incorporation or organization of each Subsidiary of the Company.

          (c) Except for interests in its Subsidiaries, neither the Company nor any of its Subsidiaries owns directly or indirectly any capital stock of, or other equity or voting or similar interest (including a joint venture interest) in any Person or has any monetary or other obligation or made any commitment to acquire any such interest or make any such investment.

     Section 3.2 ARTICLES OF INCORPORATION AND BYLAWS. The Company has furnished, or otherwise made available, to Parent a complete and correct copy of the Company Articles of Incorporation and its bylaws, as amended to the date of this Agreement. Such Articles of Incorporation and bylaws are in full force and effect. The Company is not in violation of any of the provisions of the Articles of Incorporation or bylaws.

     Section 3.3 CAPITALIZATION. The authorized capital stock of the Company consists of 15,000,000 Company Common Shares, and no shares of preferred stock. As of October 2, 2000, (a) 5,128,740 Company Common Shares were outstanding, (b) 5,128,740 rights to purchase Company Common Shares ("RIGHTS") issued pursuant to the Company's Rights Agreement were outstanding, (c) Company Options to purchase an aggregate of 785,235 shares of Company Common Stock were outstanding, all of which were granted under the Stock Option Plan, 785,235 Company Common Shares were reserved for issuance upon the exercise of outstanding Company Options, 123,245 Company Common Shares were reserved for future grants under the Stock Option Plan and 5,128,740 Company Common Shares were reserved for issuance under the Company's Rights Agreement, (d) 1,885,901 Company Common Shares were held by the Company in its treasury, and (e) no shares of capital stock of the Company were held by the Company's Subsidiaries. Except for the Rights, the Company has no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Since June 30, 2000, the Company (i) has not issued any Company Common Shares other than upon the exercise of Company Options, (ii) has granted no Company Options to purchase Company Common Shares under the Stock Option Plan or otherwise, and (iii) has not split, combined or reclassified any of its shares of capital stock. All issued and outstanding Company Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for the Rights, there are no other shares of capital stock or voting securities of the Company, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or equity interests in, the Company or any of its Subsidiaries and there are no stock appreciation rights or limited stock appreciation rights outstanding other than those attached to such Company Options. There are no outstanding obligations of the Company or any Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company and there are no performance awards outstanding under the Stock Option Plan or any other outstanding stock related awards. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company, the Parent or the Surviving Corporation pursuant to any Company Benefit Plan, including the Stock Option Plan. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries. No Company Common Shares have been repurchased by the Company or any of its Subsidiaries since June 30, 2000.

     Section 3.4 POWER AND AUTHORITY; AUTHORIZATION; VALID & BINDING. The Company has the necessary corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, except that the Merger is subject to the approval of this Agreement by the Company's stockholders as required by the IBCL. The execution and delivery of this Agreement by the Company, the performance by it of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company (other than with respect to the Merger and the adoption and approval of this Agreement by its stockholders as required by the IBCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 3.5 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

          (a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, will not (i) violate or conflict with the Articles of Incorporation or the bylaws of the Company, (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in paragraph (b) below, conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any of their respective property is bound or affected, other than the filings required under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the Securities Act of 1933, as amended (the "SECURITIES ACT"), (iii) require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, result in the creation of a lien, claim or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, result in the loss of any material benefit under (including an increase in the price paid by, or cost to, the Company or any of its Subsidiaries), require the consent of any other party to, or result in any obligation of the part of the Company or any of its Subsidiaries to repurchase (with respect to a bond or a note), any agreement, contract, instrument, bond, note, indenture, permit, license or franchise to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective property is bound or affected, except, in the case of clauses (ii) and (iii) above, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

          (b) Except for applicable requirements, if any, under the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the filing of articles of merger with respect to the Merger as required by the IBCL, filings with the Securities and Exchange Commission (the "SEC") under the Securities Act, and the Exchange Act, any filings required pursuant to any state securities or "blue sky" laws, or pursuant to the rules and regulations of any stock exchange on which the Company Common Shares are listed, neither the Company nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery, performance or consummation of this Agreement or the Merger. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any governmental or regulatory authority, court, agency, commission or other Governmental Entity or any securities exchange or other self-regulatory body, domestic or foreign ("GOVERNMENTAL ENTITY"), is required to be obtained by the Company or any of its Subsidiaries in connection with its execution, delivery, performance or consummation of this Agreement or the transactions contemplated hereby except for such waivers, consents, approvals or authorizations that, if not obtained or made, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

     Section 3.6 SEC REPORTS; FINANCIAL STATEMENTS.

          (a) The Company has filed all forms, reports and documents (including all exhibits, schedules and annexes thereto) required to be filed by it with the SEC since June 30, 1997, including any amendments or supplements (collectively, including any such forms, reports and documents filed after this date, the "SEC REPORTS"), and, with respect to the SEC Reports filed by the Company after the date hereof and prior to the Closing Date, will deliver or make available to Parent all of its SEC Reports in the form filed with the SEC. The SEC Reports (i) were (and any SEC Reports filed after this date will be) in all material respects in compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) as of their respective filing dates, did not (and any SEC Reports filed after this date will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The financial statements, including all related notes and schedules, contained in the SEC Reports (or incorporated therein by reference) fairly present (or, with respect to financial statements contained in the SEC Reports filed after this date, will fairly present) the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates and the consolidated results of operations, retained earnings and cash flows of the Company and its consolidated subsidiaries for the respective periods indicated, in each case in accordance with generally accepted accounting principles ("GAAP"), applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes) and the rules and regulations of the SEC, except that interim financial statements are subject to normal year-end adjustments which are not and are not expected to be, individually or in the aggregate, material in amount and do not include certain notes which may be required by GAAP but which are not required by Form 10-Q of the SEC.

     Section 3.7 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the SEC Reports filed prior to this date, (a) since June 30, 2000, the Company and each of its Subsidiaries has conducted its business in the ordinary and usual course of its business consistent with past practice and there has not been any change in the financial condition, business, prospects or results of operations of the Company and its Subsidiaries, or any development or combination of developments that, individually or in the aggregate, has had or would be expected to have a Material Adverse Effect and (b) since June 30, 2000, there has not been any action by the Company which if taken after the date hereof would constitute a breach of Section 5.1 hereof.

     Section 3.8 LITIGATION AND LIABILITIES.

          (a) Except as disclosed in the SEC Reports filed prior to this date, there are no civil, criminal or administrative actions, suits or claims, proceedings (including condemnation proceedings) or hearings or investigations, pending or, to the knowledge of the Company, threatened against, or otherwise adversely affecting the Company or any of its Subsidiaries or any of their respective properties and assets, except for any of the foregoing which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

          (b) Neither the Company nor any of its Subsidiaries has any liabilities or obligations, (absolute, accrued, contingent or otherwise), except (i) liabilities and obligations in the respective amounts reflected or reserved against in the Company's consolidated balance sheet as of June 30, 2000 included in the SEC Reports, (ii) liabilities and obligations incurred in the ordinary course of business since June 30, 2000 consistent with past practice which individually or in the aggregate would not have or reasonably be expected to have a Material Adverse Effect or (iii) liabilities permitted to be incurred pursuant to Section 5.1.

     Section 3.9 NO VIOLATION OF LAW; PERMITS. The business of the Company and each of its Subsidiaries is not in violation of any statutes of law, ordinances, regulations, judgments, orders or decrees of any Governmental Entity, any permits, franchises, licenses, authorizations or consents granted by any Governmental Entity, and the Company and each of its Subsidiaries has obtained all permits, franchises, licenses, authorizations or consents necessary for the conduct of its business, except, in each case, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, is a party to any commitment letter or similar undertaking to, is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity that restricts the conduct of its business (whether the type of business, the location or otherwise) and which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect, nor has the Company been advised that any Governmental Entity has proposed issuing or requesting any of the foregoing.

     Section 3.10 EMPLOYEE MATTERS; ERISA.

          (a) Set forth in the Company Disclosure Letter is a complete list of each Company Benefit Plan. The term "COMPANY BENEFIT PLAN" shall mean (i) each plan, program, policy, contract or agreement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, including, without limitation, any "employee benefit plan," within the meaning of Section 3(3) of ERISA but excluding any "multiemployer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, and (ii) each employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract, in each case, with respect to which the Company or any Subsidiary of the Company has or may have any liability (accrued, contingent or otherwise). As of the date hereof, the Company is not a party to any Company Multiemployer Plan. The term "COMPANY MULTIEMPLOYER PLAN" shall mean any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA in respect to which the Company or any Subsidiary of the Company has or may have any liability (accrued, contingent or otherwise).

          (b) The Company has provided or made available, or has caused to be provided or made available, to Parent (i) current, accurate and complete copies of all documents embodying each Company Benefit Plan, including all amendments, written interpretations (which interpretation could be regarded as increasing the liabilities of the Company and its Subsidiaries taken as a whole under the relevant Company Benefit Plan) and all trust or funding agreements with respect thereto; (ii) the most recent annual actuarial valuation, if any, prepared for each Company Benefit Plan; (iii) the most recent annual report (Series 5500 and all schedules), if any, required under ERISA in connection with each Company Benefit Plan or related trust;
     (iv) the most recent determination letter received from the Internal Revenue Service, if any, for each Company Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (v) if any Company Benefit Plan is funded, the most recent annual and periodic accounting of such Company Benefit Plan's assets; (vi) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Benefit Plan; and (vii) all material communications to any one or more current, former or retired employee, officer, consultant, independent contractor, agent or director of the Company or any Subsidiary of the Company (each, a "COMPANY EMPLOYEE" and collectively, the "COMPANY EMPLOYEES") relating to each Company Benefit Plan (which communication could be regarded as increasing the liabilities of the Company and its Subsidiaries taken as a whole under the relevant Company Benefit Plan).

          (c) All Company Benefit Plans have been administered in all respects in accordance with the terms thereof and all applicable laws except for violations which, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect. Each Company Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("PENSION PLAN") and which is intended to be qualified under Section 401(a) of the Code (each, an "COMPANY PENSION PLAN"), has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances that would reasonably be expected to result in the revocation or denial of this qualified status. Except as otherwise set forth in the Company Disclosure Letter or in the SEC Reports filed prior to this date, there is no pending or, to the Company's knowledge, threatened, claim, litigation, proceeding, audit, examination or investigation relating to any Company Benefit Plans or Company Employees that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect.

          (d) No material liability under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any Subsidiaries of the Company or any entity which is considered a single employer with the Company or any Subsidiary of the Company under Section 4001(a)(15) of ERISA or Section 414 of the Code (a "COMPANY ERISA AFFILIATE"). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan within the past twelve (12) months.

          (e) All contributions, premiums and payments (other than contributions, premiums or payments that are not material, in the aggregate) required to be made under the terms of any Company Benefit Plan have been made. No Company Pension Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any Subsidiaries of the Company nor any Company ERISA Affiliate has provided, or is required to provide, security to any Company Pension Plan pursuant to Section 401(a)(29) of the Code.

          (f) As of the Closing Date, neither the Company, any Subsidiary of the Company nor any Company ERISA Affiliate will have incurred any withdrawal liability as described in Section 4201 of ERISA for withdrawals that have occurred on or prior to the Closing Date that has not previously been satisfied. Neither the Company, any Subsidiary of the Company nor any Company

     ERISA Affiliate has knowledge that any Company Multiemployer Plan fails to qualify under Section 401(a) of the Code, is insolvent or is in reorganization within the meaning of Part 3 of Subtitle E of Title IV of ERISA nor of any condition that would reasonably be expected to result in a Company Multiemployer Plan becoming insolvent or going into reorganization.

          (g) Except as set forth in the Company Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company, any Subsidiary of the Company or Parent to amend or terminate any Company Benefit Plan. Except as set forth in the Company Disclosure Letter, no payment or benefit which will or may be made by the Company, any Subsidiary of the Company, Parent or any of their respective affiliates with respect to any Company Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

          (h) Set forth in the Company Disclosure Letter is a list of all outstanding and unexercised options granted under the Company's Stock Option Plan, specifying the name of each optionee, the date on which each option was granted, the number of shares that may be purchased pursuant to each option, the exercise price at which such shares may be purchased, the vesting period for each option, and the expiration date of each option. Immediately prior to the Closing, there will be no Company Options outstanding.

     Section 3.11 LABOR MATTERS. Except as set forth in the SEC Reports filed prior to this date, and except for those matters that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, there is no (i) work stoppage, slowdown, lockout or labor strike against the Company or any Subsidiary of the Company by Company Employees (or any union that represents them) pending or, to the knowledge of the Company, threatened, or (ii) alleged unfair labor practice, labor dispute (other than routine grievances), union organizing activity or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts with a labor union or labor organization. The Company is in compliance with all laws regarding employment, employment practices, terms and conditions of employment and wages and laws, except for such noncompliance which, either individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect.

     Section 3.12 ENVIRONMENTAL MATTERS. Except as set forth in the SEC Reports filed prior to this date and except for those matters that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect:

          (a) The Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication from any Person or Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance with applicable Environmental Laws.

          (b) The Company and each of its Subsidiaries has obtained or has applied for all applicable environmental, health and safety permits, licenses, variances, approvals and authorizations required under Environmental Laws (collectively, the "ENVIRONMENTAL PERMITS") necessary for the construction of its facilities or the conduct of its operations, and all those Environmental Permits are in effect or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits.

          (c) There is no Environmental Claim pending or, to the knowledge of the Company, threatened (i) against the Company or any of its Subsidiaries,
     (ii) against any Person whose
     liability for any Environmental Claim has been retained or assumed contractually by the Company or any of its Subsidiaries, or (iii) against any real or personal property or operations which the Company or any of its Subsidiaries owns, leases or operates, in whole or in part.

          (d) There have been no Releases of any Hazardous Material that would be likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim has been retained or assumed contractually by the Company or any of its Subsidiaries.

          (e) None of the properties owned, leased or operated by the Company, its Subsidiaries or any predecessor thereof are now, or were in the past, listed on the National Priorities List of Superfund Sites or any analogous state list (excluding easements that transgress those Superfund sites).

     For purposes of this Agreement:

          (i) "ENVIRONMENTAL CLAIM" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person (including any federal, state, local or foreign governmental authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its Subsidiaries; or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

          (ii) "ENVIRONMENTAL LAWS" means all applicable foreign, federal, state and local laws, rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

          (iii) "HAZARDOUS MATERIALS" means (A) any petroleum or any by-products or fractions thereof, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, any form of natural gas, explosives, polychlorinated biphenyls ("PCBS"), radioactive materials, ionizing radiation, electromagnetic field radiation or microwave transmissions; (B) any chemicals, materials or substances, whether waste materials, raw materials or finished products, which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "contaminants," or words of similar import under any Environmental Law; and
     (C) any other chemical, material or substance, whether waste materials, raw materials or finished products, regulated or forming the basis of liability under any Environmental Law.

          (iv) "RELEASE" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including without limitation ambient air, atmosphere, soil, surface water, groundwater or property).

     Section 3.13 BOARD ACTION; VOTE REQUIRED.

          (a) The Company's Board of Directors has unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, has determined that the Merger is advisable, fair to and in the best interests of the Company and its stockholders and has resolved to recommend to stockholders that they vote in favor of approving this Agreement and approving the Merger.

          (b) Approval of this Agreement by a majority of the votes entitled to be cast with respect thereto by the holders of Company Common Shares is sufficient to constitute approval of this Agreement and the transactions contemplated hereby on behalf of the stockholders of the Company. The Merger will give rise to no dissenters' rights under the IBCL.

     Section 3.14 BROKERS. Set forth in the Company Disclosure Letter is a list of each broker, finder or investment banker and other Person entitled to any brokerage, finder's, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries and the expected amounts of such fees and commissions. The Company has previously provided to Parent copies of any agreements giving rise to any such fee or commission.

     Section 3.15 TAX MATTERS.

          (a) All Tax Returns required to be filed by the Company or its Subsidiaries on or prior to the Effective Time have been or will be prepared in good faith and timely filed with the appropriate Governmental Entity on or prior to the Effective Time and all such Tax Returns are (or, as to Tax Returns not filed on the date hereof, will be) complete and accurate in all material respects.

          (b) All material Taxes that are required to be paid by the Company or its Subsidiaries, either (x) have been fully paid on a timely basis (except with respect to matters contested in good faith as set forth in the Company Disclosure Letter) or (y) are adequately reflected as a liability on the Company's or its Subsidiaries' books and records and financial statements and remitted to the appropriate Governmental Entity. All Taxes required to be collected or withheld from third parties by the Company or its Subsidiaries have been collected or withheld.

          (c) The Company and its Subsidiaries have made due and sufficient accruals and reserves for their respective liabilities for Taxes in their respective books and records and financial statements.

          (d) The Company and each of its Subsidiaries have not waived any statute of limitations, or agreed to any extension of time, with respect to Taxes or a Tax assessment or deficiency, which waiver or extension is in effect.

          (e) As of this date, (A) there are not pending or, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters and (B) there are not any unresolved questions or claims concerning the Company's or any of its Subsidiary's Tax liability that (i) were raised by any taxing authority in a communication to the Company or any Subsidiary and (ii) would be individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, after taking into account any reserves for Taxes set forth on the most recent balance sheet contained in the SEC Reports filed prior to this date.

          (f) The Company has made available to Parent true and correct copies of the United States federal income and all material state income or franchise Tax Returns filed by the Company and its Subsidiaries for each of its fiscal years ended on or about June 30, 1997, 1998 and 1999.

          (g) The Company has not distributed the stock of a "controlled corporation" (as defined in section 355(a) of the Code) in a transaction subject to section 355 of the Code within the past two years or before such time if the distribution was part of a plan (or series of related transactions) of which the Merger is also a part.

          (h) Neither Company nor any of its Subsidiaries (i) has any liability under Treasury Regulation Section 1.1502-6 or analogous state, local or foreign Law for any Taxes, other than for Taxes of Company or its Subsidiaries or (ii) is a party to a Tax sharing or Tax indemnity contract or any other contract of a similar nature with any entity other than Company or any of its Subsidiaries that remains in effect.

          (i) Neither the Company nor any of its Subsidiaries know of any fact relating to the Company or its Subsidiaries that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(c) of the Code.

     As used in this Agreement, (i) the term "TAX" (including, with correlative meaning, the terms "TAXES" and "TAXABLE") includes all federal, state, local and foreign income, profits, franchise, gross receipts, license, premium, environmental (including taxes under Section 59A of the Code), capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, transfer, property, withholding, excise, production, occupation, windfall profits, customs duties, social security (or similar), registration, value added, alternative or add-on minimum, estimated, occupancy and other taxes, duties or governmental assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "TAX RETURN" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

     Section 3.16 INTELLECTUAL PROPERTY. Neither the Company nor any of its Subsidiaries currently utilizes, any patented invention, trademark, trade name, service mark, copyright, software, trade secret or know-how (collectively, "INTELLECTUAL PROPERTY"), except for those which are owned, possessed or lawfully used by the Company or its Subsidiaries in their business operations, and neither the Company nor any of its Subsidiaries infringes upon or unlawfully uses any patented invention, trademark, trade name, service mark, copyright, or trade secret owned or validly claimed by another Person except, in each case, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries own, have a valid license to use or have the right validly to use all patented inventions, trademarks, tradenames, service marks, copyrights, trade secrets, know how and software necessary to carry on their respective businesses except the failure of which to own, validly license or have the right validly to use, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect. All ownership rights, license rights and other rights to use any patented invention, trademark, trade name, service mark, copyright, software, trade secret or know-how necessary to carry on the businesses of the Company and its Subsidiaries are transferable free of any lien, pledge, change, security interest or other encumbrance (each, an "ENCUMBRANCE"), except the failure of which to be freely transferable would not have or reasonably be expected to have a Material Adverse Effect. Neither the Company nor its Subsidiaries are aware of any third party infringement or misappropriation of any patent, trademark, trade name, service mark, copyright, software, trade secret or know-how owned by the Company or its Subsidiaries.

     Section 3.17 INSURANCE. Except to the extent adequately accrued on the most recent balance sheet contained in the SEC Reports filed as of this date, neither the Company nor its Subsidiaries has any obligation (contingent or otherwise) to pay in connection with any insurance policies any retroactive premiums or "retro-premiums" that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have obtained and maintained in full force and effect insurance with insurance companies or associations in such amounts, on such terms and covering such risks, as is customarily carried by reasonably prudent persons conducting businesses or owning or leasing assets similar to those conducted, owned or leased by the Company, except where the failure to obtain or maintain such insurance, individually or in the aggregate, would not have or be reasonably be expected to have a Material Adverse Effect.

     Section 3.18 CONTRACTS AND COMMITMENTS. Set forth in the Company Disclosure Letter is a complete and accurate list of all of the following contracts (written or oral), plans, undertakings, commitments or agreements ("COMPANY CONTRACTS") to which the Company or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement:

          (a) each distribution, supply, inventory purchase, franchise, license, sales, agency or advertising contract involving annual expenditures or liabilities in excess of $100,000 which is not cancelable (without material penalty, cost or other liability) within one year;

          (b) each promissory note, loan, agreement, indenture, evidence of indebtedness or other instrument providing for the lending of money, whether as borrower, lender or guarantor, in excess of $100,000;

          (c) each contract, lease, agreement, instrument or other arrangement containing any covenant limiting the freedom of the Company or any of its subsidiaries to engage in any line of business or compete with any person;

          (d) each joint venture or partnership agreement that is material to the Company and its Subsidiaries taken as a whole; and

          (e) any contract that would constitute a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

     True and complete copies of the written Company Contracts, as amended to date, that would be required to be filed as exhibits to the Company's Form 10-K if such Form 10-K were being filed on this date, that have not been filed prior to the date hereof as exhibits to the SEC Reports have been delivered or made available to Parent.

     Each Company Contract is valid and binding on the Company, and any Subsidiary of the Company which is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, and the Company and its Subsidiaries have performed and complied with all obligations required to be performed or compiled with by them under each Company Contract, except in each case as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

     Section 3.19 TITLE TO ASSETS. The Company and its Subsidiaries have good and marketable title to all of their real and personal properties and assets reflected in the audited consolidated balance sheet of the Company as of June 30, 2000 (the "AUDITED BALANCE SHEET") (other than assets disposed of since June 30, 2000 in the ordinary course of business, and properties and assets acquired since June 30, 2000), in each case free and clear of all Encumbrances except for
(i) Encumbrances which secure indebtedness reflected in the SEC Reports; (ii) liens for Taxes accrued but not yet due; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the Audited Balance Sheet, provided that the obligations secured by such liens are not delinquent; and (iv) such imperfections of title and Encumbrances, if any, as would not have or reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries own, or have valid leasehold interests in, all properties and assets used in the conduct of their business. Any real property and other assets held under lease by the Company or any of its Subsidiaries are held under valid, subsisting and enforceable leases with such exceptions which, individually or in the aggregate, would not reasonably be expected to interfere with the use made or proposed to be made by the Company or any of its Subsidiaries of such property.

     Section 3.20 STATE TAKEOVER STATUTES. The Board of Directors of the Company has approved the Merger and this Agreement and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement, the provisions of Section 23-1-43 of the IBCL to the extent, if any, such section is applicable to the transactions contemplated by this Agreement. The Board of Directors of the Company has amended the bylaws of the Company so as to render inapplicable to the Stock Option Agreement and the other transactions contemplated by this Agreement the provisions of IC 23-1-42. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies to the Merger or the transactions contemplated hereby.

     Section 3.21 RIGHTS AGREEMENT. No "Distribution Date" or "Triggering Event" (as such terms are defined in the Rights Agreement, dated as of April 21, 1998, between the Company and Compushare Investor Services, LLC, as successor rights agent, as amended (the "RIGHTS AGREEMENT")) has occurred as of this date. This Agreement and the Stock Option Agreement, and the consummation of the transactions contemplated hereunder and thereunder, including the Merger, have been approved by at least two-thirds (2/3) of the Disinterested Directors (as defined in the Rights Agreement). The Rights Agreement has been amended so that neither the execution or delivery of this Agreement, nor the exchange of the Company Common Shares for the shares of Parent Common Stock and cash in accordance with Article II will cause (A) the Rights issued pursuant to the Rights Agreement to become exercisable under the Rights Agreement, (B) Parent or Merger Sub to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or (C) the "Shares Acquisition Date" or a "Triggering Event" (each as defined in the Rights Agreement) to occur upon any such event. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the ability of any Person to exercise any Rights or cause the Rights to separate from the Company Common Shares to which they are attached or to be triggered or become exercisable.

     Section 3.22 PRODUCT WARRANTY. Each product manufactured, sold, leased, or delivered by any of the Company and its Subsidiaries has been in substantial conformity with all applicable contractual commitments and all express and implied warranties, and none of the Company and its Subsidiaries has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith other than liabilities that would not have or reasonably be expected to have a Material Adverse Effect, subject only to the reserve for product warranty claims as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries. No product manufactured, sold, leased, or delivered by any of the Company and its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Company Disclosure Letter includes copies of the standard terms and conditions of sale or lease for each of the Company and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

     Section 3.23 PRODUCT LIABILITY. None of the Company and its Subsidiaries has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Company and its Subsidiaries, other than liabilities that would not have or reasonably be expected to have a Material Adverse Effect.


                                   ARTICLE IV

     Parent and Merger Sub hereby represent and warrant to the Company as of the date of this Agreement as follows:

     Section 4.1 EXISTENCE; CORPORATE AUTHORITY. Parent and Merger Sub are corporations duly incorporated, validly existing and in good standing under the laws of their jurisdiction of incorporation and have all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to have such power and authority, individually or in the aggregate, would not materially adversely affect their ability to consummate the Merger. Merger Sub is directly and wholly owned by Parent and has conducted no business other than in connection with the transactions contemplated by this Agreement.

     Section 4.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Parent and Merger Sub have the necessary corporate power and authority to enter into and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by them of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on their part. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Parent Company Stock, when issued and delivered in accordance with the terms and conditions of this Agreement, will be validly issued and fully paid and non-assessable.

     Section 4.3 NO VIOLATION.

          (a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby, will not (i) violate or conflict with the Merger Sub's articles of incorporation, Parent's certificate of incorporation or the bylaws of Parent or Merger Sub, (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in paragraph (b) below, conflict with or violate any law, regulation, court order, judgment or decree applicable to Parent or any of its Subsidiaries (including Merger
     Sub) or by which any of their respective property is bound or affected, other than the filings required under the Exchange Act and the Securities Act, except, in the case of clause (ii) above, as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on their ability to consummate the Merger.

          (b) Except for applicable requirements, if any, under the premerger notification requirements of the HSR Act, the filing of articles of merger with respect to the Merger as required by the IBCL, filings with the SEC under the Securities Act and the Exchange Act, any filings required pursuant to any state securities or "blue sky" laws, or pursuant to the rules and regulations of any stock exchange on which shares of Parent Common Stock are listed, neither Parent nor any of its Subsidiaries (including Merger Sub) is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery, performance or consummation of this Agreement or the Merger, except where the failure to submit such notice, report or other filing would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Parent's or Merger Sub's ability to consummate the Merger or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any governmental or regulatory authority, court, agency, commission or other governmental entity or any securities exchange or other self-regulatory body, domestic or foreign Governmental Entity is required to be obtained by Parent or any of its Subsidiaries (including Merger Sub) in connection with its execution, delivery, performance or consummation of this Agreement or the transactions contemplated hereby except for such waivers, consents, approvals or authorizations that, if not obtained or made, would not, individually or in the aggregate, have or be expected to have a material adverse effect on Parent's or Merger Sub's ability to consummate the Merger or otherwise prevent Parent or Merger Sub from performing their obligations under this Agreement.

     Section 4.4 INTERESTED STOCKHOLDER. As of the date hereof, (i) neither Parent, Merger Sub nor any of their affiliates is, with respect to the Company, an "Interested Shareholder", as such term is defined in Section 23-1-43-10 of the IBCL and (ii) neither Parent, Merger Sub nor any of their affiliates beneficially owns any Company Common Shares.

     Section 4.5 PARENT PUBLIC REPORTS; FINANCIAL STATEMENTS. Parent has delivered to the Company true and complete copies of, including all amendments thereto, its Annual Report for the calendar year ended December 31, 1999, the annual report on Form 10-K for the year ended December 31, 1999, the quarterly reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000 (collectively, the "PARENT PUBLIC REPORTS"). The consolidated financial statements of and contained in the Parent Public Reports present fairly the financial position of Parent and its consolidated subsidiaries at the respective dates of the balance sheet and the results of operations for the periods then ended, in conformity with generally accepted accounting principles applied on a consistent basis. The Parent Public Reports do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.


                                    ARTICLE V

     Section 5.1 INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees as to itself and its Subsidiaries that, after this date and prior to the Effective Time (unless Parent shall otherwise approve in writing, or unless as otherwise expressly contemplated by this Agreement or expressly disclosed in the Company Disclosure Letter):

          (i) the business of the Company and its Subsidiaries shall be conducted in all material respects in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its reasonable commercial efforts to preserve its business organization intact in all material respects, keep available the services of its officers and employees as a group (subject to changes in the ordinary course) and maintain its existing relations and goodwill in all material respects with customers, suppliers, regulators, distributors, creditors, lessors, and others having business dealings with it;

          (ii) the Company shall not issue, deliver, grant or sell any additional Company Common Shares or any Company Options (other than the issuance, delivery, grant or sale of Company Common Shares or Company Options pursuant to the exercise or conversion of Company Options outstanding as of this date);

          (iii) the Company shall not (A) amend its Articles of Incorporation or bylaws, amend or take any action under the Rights Agreement, or adopt any other shareholders rights plan or enter into any agreement with any of its stockholders in their capacity as such; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of its capital stock; or (D) repurchase, redeem or otherwise acquire or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or any Company Options (it being understood that this provision shall not prohibit the exercise (cashless or otherwise) of Company Options);

          (iv) the Company shall not, and shall not cause or permit any of its Subsidiaries to, take any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code or take any action that it knows would cause any of its representations and warranties in this Agreement to become inaccurate in any material respect;

          (v) except as expressly permitted by this Agreement, and except as required by applicable law or pursuant to contractual obligations in effect on this date; the Company shall not, and shall not permit its Subsidiaries to, (A) enter into, adopt or amend (except for renewals on substantially identical terms) any agreement or arrangement relating to severance, (B) enter into, adopt or amend (except for renewals on substantially identical terms) any employee benefit plan or employment or consulting agreement (including, without limitation, the Company Benefit Plans referred to in Section 3.10); or (C) grant any stock options or other equity related awards;

          (vi) except for borrowings under lines of credit existing as of this date in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries shall issue, incur or amend the terms of any indebtedness for borrowed money or guarantee any such indebtedness (other than indebtedness of the Company or any wholly-owned Subsidiary);

          (vii) neither the Company nor any of its Subsidiaries shall make any capital expenditures in an aggregate amount in excess of the aggregate amount reflected in the capital expenditure budget, a copy of which is attached to the Company Disclosure Letter;

          (viii) other than in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries shall transfer, lease, license, sell, mortgage, pledge, encumber or otherwise dispose of any of its or its Subsidiaries' property or assets (including capital stock of any of its Subsidiaries) material to the Company and its Subsidiaries taken as a whole, except pursuant to contracts existing as of this date (the terms of which have been previously disclosed to Parent);

          (ix) neither the Company nor any of its Subsidiaries shall issue, deliver, sell or encumber shares of any class of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares, except any such shares issued pursuant to options and other awards outstanding on this date under Company Benefit Plans;

          (x) neither the Company nor any of its Subsidiaries shall acquire any business, including any facilities, whether by merger, consolidation, purchase of property or assets or otherwise, except to the extent provided for in the capital expenditure budget attached to the Company Disclosure Letter;

          (xi) The Company shall not change its accounting policies, practices or methods except as required by GAAP or by the rules and regulations of the SEC;

          (xii) other than pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, take any action to cause Company Common Shares to cease to be listed on the Nasdaq National Market System;

          (xiii) The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Company Contract described in clauses (c) and (d) of Section 3.18, or enter into or amend any distribution, supply, inventory purchase, franchise, license, sales agency or advertising contract outside of the ordinary course of business consistent with past practice in scope and amount but in no event for a term (or an extension of a term) beyond the date that is one year after the Closing Date;

          (xiv) The Company shall not, and shall not cause or permit any of its Subsidiaries to, change or, other than in the ordinary course of business consistent with past practice, make any material Tax election, settle any audit or file any amended Tax Returns; or

          (xv) The Company shall not enter into, or permit any of its Subsidiaries to enter into, any commitments or agreements to do any of the foregoing.

     Section 5.2 NO SOLICITATION.

          (a) The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of their respective representatives with respect to any proposed, potential or contemplated Acquisition Transaction and request the return or destruction of all non-public information furnished in connection therewith.

          (b) From and after this date, without the prior written consent of Parent, the Company will not, will not authorize or permit any of its Subsidiaries to, and shall use its reasonable best efforts to cause any of its or their respective officers, directors, employees, financial advisors, agents or other representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person, engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal or enter into any contract or understanding requiring it to abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated by this Agreement; provided that, at any time prior to receipt of the stockholder approval referred to in Section 6.1, the Company may, subject to compliance with this Section 5.2(b), furnish information to, and negotiate or otherwise engage in discussions with, any Person (a "PROPOSING PARTY") who (x) delivers a bona fide written Acquisition Proposal which was not solicited, initiated, encouraged or facilitated by the Company, directly or indirectly, after the date of this Agreement or otherwise resulted from a breach of this Section 5.2, and (y) enters into an appropriate confidentiality agreement with the Company (which agreement shall be no less favorable to the Company than the Confidentiality Agreement and a copy of which will be delivered to Parent promptly after the execution thereof), if, but only if, the Board of Directors of the Company determines in good faith by a majority vote, (i) after consultation with, and receipt of advice from, its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of such Board of Directors under the IBCL, and (ii) after consultation with the Company's independent financial advisors, that such proposal could reasonably be expected to lead to a Superior Transaction.

          (c) The Company shall notify Parent orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such offers or proposals, any amendments or revisions, and the identity of the Person making it), as promptly as practicable following the receipt, and shall keep Parent reasonably informed of the status and material terms of any such inquiry, offer or proposal. For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean, with respect to the Company, any inquiry, proposal or offer from any Person (other than Parent or any of its Subsidiaries) relating to any (i) direct or indirect acquisition or purchase of a business of the Company or any of its Subsidiaries, that constitutes 15% or more of the consolidated net revenues, net income or assets of Company and its Subsidiaries, (ii) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the capital stock of the Company, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries. Each of the transactions referred to in clauses (i) -
     (iv) of the definition of Acquisition Proposal, other than any such transaction to which Parent or any of its Subsidiaries is a party, is referred to as an "ACQUISITION TRANSACTION".

          (d) If, prior to the approval of this Agreement by the stockholders of the Company, the Board of Directors of the Company determines in good faith by a majority vote, with respect to any written proposal from a Proposing Party for an Acquisition Transaction received after the date hereof that was not solicited, initiated, encouraged or facilitated by the Company, directly or indirectly, after the date of this Agreement or did not otherwise result from a breach of this Section 5.2, that, based upon (x) the written opinion (a copy of which shall have been delivered to Parent) from the Company's independent financial advisors that the Acquisition Transaction is a Superior Transaction and (y) the advice of the Company's outside legal counsel, that such Acquisition Transaction is a Superior Transaction and is in the best interest of the Company and its stockholders and failure to enter into such Acquisition Transaction would constitute a breach of the fiduciary duties of the Board of Directors of the Company under the IBCL, then the Company may terminate this Agreement and enter into an acquisition agreement for the Superior Transaction; provided that, prior to any such termination, and in order for such termination to be effective, (i) the Company shall provide Parent three business days' written notice that it intends to terminate this Agreement pursuant to this
     Section 5.2(d), identifying the Superior Transaction and the parties thereto and delivering an accurate description of all material terms of the Superior Transaction to be entered into, and (ii) on the date of termination (provided that the opinion and advice referred to in clauses
     (x) and (y) above shall continue in effect without revocation, revision or modification), the Company shall deliver to Parent (A) a written notice of termination of this Agreement pursuant to this Section 5.2(d), (B) a wire transfer of immediately available funds in the amount of the Termination Fee, (C) a written acknowledgment from the Company that the termination of this Agreement and the entry into the Superior Transaction are a Triggering Event, and (D) a written acknowledgment from each other party to the Superior Transaction that it has read the Company's acknowledgment referred to in clause (C) above and will not contest the matters thus acknowledged by the Company, including the payment of the Termination Fee.

          (e) "SUPERIOR TRANSACTION" shall mean an Acquisition Transaction which the Board of Directors of the Company, reasonably determines is more favorable to the Company and its stockholders than the Merger and which is not subject to any financing condition; provided, however, that, without limiting the foregoing, an Acquisition Transaction shall not constitute a Superior Transaction unless, in the written opinion (with only customary qualifications) of the Company's independent financial advisors, the value of the consideration to be paid in the Acquisition Transaction is more favorable to the stockholders of such company from a financial point of view than the Merger Consideration. Reference in the foregoing definition to the "Merger" and "Merger Consideration" shall include, as applicable, any proposed alteration of the terms of this Agreement submitted by Parent in writing in response to any Acquisition Proposal.

          (f) Nothing in this Section 5.2 shall prevent the Board of Directors of the Company, from taking, and disclosing to the Company's stockholders, a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure required under the IBCL (subject, however, to compliance with the balance of this sentence where applicable), and the Company's Board of Directors may prior to the date of its stockholders meeting, withdraw, modify or change its recommendation if, but only if and only to the extent that, the Board of Directors determines in good faith that such withdrawal, modification or change is required in order to comply with its fiduciary duties to its stockholders under the IBCL after receiving advice from its outside legal counsel; provided that in the case of a tender offer, the Board of Directors of the Company shall not recommend that stockholders tender their Company Common Shares in such tender offer unless (i) such tender offer is determined to be a Superior Transaction in accordance with the provisions of Section 5.2(d) and (ii) the Company has provided Parent with not less than three business days, prior written notice of any such action; provided, further, that in no event shall the Company or its Board of Directors take, agree, or resolve to take any action prohibited by Section 5.2(b) or 5.2(d) except as expressly permitted by such Sections.

          (g) Notwithstanding anything to the contrary contained herein, the Company shall not take any action to make the provisions of IC 23-1-43 inapplicable to any Acquisition Transaction in respect of the Company (including any Superior Transaction) or release any standstill agreements or other similar restrictions prior to the termination of this Agreement in accordance with its terms.


                                   ARTICLE VI

     Section 6.1 MEETINGS OF STOCKHOLDERS. The Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and its bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval and authorization of this Agreement and the Merger. The Board of Directors of the Company shall recommend this approval and the Company shall take all lawful action to solicit such approval including, without limitation, timely mailing the Proxy Statement/Prospectus.

     Section 6.2 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Company, Parent and Merger Sub shall: (a) make promptly their respective filings, and any other submissions, under the HSR Act with respect to the Merger and the other transactions contemplated hereby, and (b) use their reasonable best efforts to cooperate with one another in (i) determining which other filings are required to be made prior to the expiration of the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seek all such consents, approvals, permits, authorizations and waivers; and (b) use their reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement; provided, however, that such reasonable best efforts shall not include (i) the sale or divestiture of any assets of Parent (or its affiliates) or (ii) the licensing of any Intellectual Property of Parent, or its affiliates or Intellectual Property to be acquired under this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent or the Surviving Corporation shall take all such necessary action.

     Section 6.3 PUBLICITY. The initial press release relating to this Agreement shall be issued jointly by the Company, Parent and Merger Sub. Thereafter, subject to their respective legal obligations, the Company, Parent and Merger Sub shall consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

     Section 6.4 REGISTRATION STATEMENT. The parties shall cooperate and promptly prepare, and Parent shall file with the SEC as soon as practicable, a Registration Statement on Form S-4 (the "FORM S-4") under the Securities Act with respect to the Parent Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the joint proxy statement/prospectus with respect to the meeting of the Company stockholders in connection with the Merger (the "PROXY STATEMENT/PROSPECTUS"). The parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use its reasonable best efforts to, and the Company will cooperate with Parent to, have the Form S-4 declared effective by the SEC as promptly as practicable. Parent shall use its reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "blue sky" permits or approvals required to carry out the Merger (provided that Parent shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified). Each of the parties agree that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof, at the time of the meeting of the Company stockholders, and at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 6.5 LISTING APPLICATION. Parent shall as soon as reasonably practicable prepare and submit to the NYSE and all other securities exchanges on which the shares of Parent Common Stock are listed a listing application with respect to the shares of Parent Common Stock issuable in the Merger, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock on such exchanges, subject to official notice of issuance.

     Section 6.6 FURTHER ACTION. Each of the parties shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth in this Agreement or the waiver thereof, use its reasonable best efforts to perform those further acts and execute those documents as may be reasonably required to effect the transactions contemplated hereby. Each of the parties agrees to use its reasonable best efforts to obtain in a timely manner all necessary waivers, consents, approvals and opinions and to effect all necessary registrations and filings, and to use its reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger. In furtherance of the foregoing, the Company shall use its reasonable best efforts to procure the execution of agreements between the Surviving Corporation and employees of the Company identified by Parent on terms satisfactory to Parent and such employees.

     Section 6.7 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Merger) shall be paid by the party incurring those expenses except as expressly provided in this Agreement and except that
(a) the filing fees in connection with the filing of the Form S-4 and the Proxy Statement/Prospectus with the SEC, (b) all filing fees in connection with any filings, permits or approvals required under applicable state securities or "blue sky" laws, and (c) the expenses incurred in connection with printing and mailing of the Form S-4 and the Proxy Statement/Prospectus, shall be shared by Parent and the Company equally, and the filing fees, if any, incurred by the Company in connection with the filing of the Company notification under the HSR Act shall be paid by Parent.

     Section 6.8 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other parties of the following:

          (a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence is reasonably expected to cause any of the conditions precedent set forth in Article VII not to be satisfied; and

          (b) any facts relating to that party which would make it necessary or advisable to amend the Proxy Statement/Prospectus or the Form S-4 in order to make the statements therein not untrue or misleading or to comply with applicable law; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          (c) From time to time after the date of this Agreement and prior to the Effective Time, the Company will promptly supplement or amend the Disclosure Letter with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter which is necessary to correct any information in the Disclosure Letter or in any representation and warranty of the Company that has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Company contained in Article III in order to determine the fulfillment of the conditions set forth in Sections 7.2(a), the schedules delivered by the Company shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

     Section 6.9 ACCESS TO INFORMATION. (a) From the date of this Agreement until the Closing, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, (i) give Parent and its authorized representatives full access to all books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and their accountants and accountants' work papers, (ii) permit Parent to make such copies and inspections thereof as Parent may reasonably request and (iii) furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request; provided that no investigation or information furnished pursuant to this Section 6.9 shall affect any representation or warranty made herein by the Company or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement. Parent will endeavor to describe information requests with as much specificity as is practicable. Each of Parent and the Company shall designate a representative to coordinate information and other requests pursuant to this Section 6.9. All access shall be subject to the condition that such examinations shall be conducted during normal business hours and in a manner designed to minimize to the extent practicable disruption to the normal business operations of the Company.

     Section 6.10 INSURANCE; INDEMNITY.

          (a) Parent will maintain in effect for not less than three years after the Effective Time, the Company's current directors and officers insurance policies, if such insurance is obtainable (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or failures to act prior to the Effective Time, including acts relating to the transactions contemplated by this Agreement; provided, however, that in order to maintain or procure such coverage, Parent shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than two times the most recent annual premium paid by the Company prior to the date hereof (the "CAP"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

          (b) From and after the Effective Time, Parent shall indemnify and hold harmless to the fullest extent permitted under applicable law, each Person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (each, an "INDEMNIFIED PARTY") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "ACTION"), the Parent shall control the defense of such Action with counsel selected by the Parent, which counsel shall be reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party shall be permitted to participate in the defense of such Action through counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Parent, at the Indemnified Party's expense. Notwithstanding the foregoing, if there is any conflict between the Parent and any Indemnified Parties or there are additional defenses available to any Indemnified Parties, the Indemnified Parties shall be permitted to participate in the defense of such Action with counsel selected by the Indemnified Parties, which counsel shall be reasonably acceptable to the Parent, and Parent shall cause Parent to pay the reasonable fees and expenses of such counsel, as accrued and in advance of the final disposition of such Action to the fullest extent permitted by applicable law; provided, however, that the Parent shall not be obligated to pay the reasonable fees and expenses of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such Action. The Parent shall not be liable for any settlement effected without its written consent, which consent shall not unreasonably be withheld.

          (c) The Surviving Corporation shall keep in effect all provisions in its articles of incorporation and by-laws that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company to the fullest extent permitted by the IBCL and such provisions shall not be amended except as either required by applicable law or to make changes permitted by law that would enhance the rights of past or present officers and directors to indemnification or advancement of expenses.

          (d) If the Surviving Corporation or any of its respective successors or assigns (i) shall consolidate with or merge into any other corporation or other entity and shall not be the continuing or surviving corporation or entity of the consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.10.

          (e) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     Section 6.11 EMPLOYEE BENEFIT PLANS. The Company agrees to promptly take all actions necessary to cause the following to occur on or prior to the Closing
Date:

          (a) TERMINATION OF MONEY PURCHASE PENSION PLAN. As the plan sponsor, the Company will (i) adopt all amendments to the Robinson Nugent, Inc. Retirement Plan (the "MPP PLAN") necessary to make such Plan comply with the applicable legal requirements as changed by the laws described in Rev. Proc. 99-23 issued by the Internal Revenue Service, (ii) amend the MPP Plan to fully vest the entire account balances of all the participants in such Plan effective as of the Closing Date, (iii) take all actions necessary to terminate the MPP Plan effective as of the Closing Date, and (iv) direct the trustee of the MPP Plan to prepare for the distribution of the account balances of all participants as soon as reasonably possible following the receipt of a favorable determination letter from the Internal Revenue Service.

          (b) MERGER OF 401(k) PLAN. As the plan sponsor, the Company will (i) adopt all amendments to the Company's 401(k) plan (the "401(k) PLAN") necessary to make such Plan comply with the applicable legal requirements as changed by the laws described in Rev. Proc. 99-23 issued by the Internal Revenue Service, (ii) approve the merger of such 401(k) Plan with the 3M Voluntary Investment Plan and Employee Stock Ownership Plan (the "VIP") effective as of the Closing Date, and (iii) direct the trustee of the 401(k) Plan to prepare for the transfer of the assets and records of such Plan to the trustee of the VIP as soon as reasonably possible following the Closing Date.

          (c) TERMINATION OF STOCK OPTION PLAN. As the plan sponsor, the Company will cause all of the Company Options to be either exercised and satisfied in full or terminated prior to the Closing Date. As soon as practicable, but in no event later than 5 days from the date hereof, the Company shall provide written notice to each holder of a Company Option of the execution of this Agreement which notice shall be effective to terminate all Company Options as of the 30th day immediately following the date of the sending of the notice as contemplated in Section 6(i) of the Stock Option Plan.

          (d) ANNUAL REPORTS. As the plan sponsor, the Company will (i) cause to be filed with the appropriate government agency the annual reports (Form 5500s) that have not been filed by the respective due dates with respect to the MPP Plan and the 401(k) Plan, (ii) pay the appropriate penalties for the late filing of such annual reports under the U.S. Department of Labor's Delinquent Filer Voluntary Compliance Program, (iii) file reasonable cause statements with the Internal Revenue Service with respect to the late filing of such annual reports, and (iv) comply with the summary annual report requirements of ERISA with respect to such annual reports.

          (e) SECURITIES REGISTRATION. The Company will file and cause to become effective the registration statement required by the Securities Act with respect to the offering and purchase of Company Common Shares by participants in the 401(k) Plan with respect to the investment of the assets of their account balances under such Plan.

          (f) RESCISSION OFFERS. As soon as practicable, but in no event later than five days after the date hereof, the Company shall commence an offer to repurchase Company Common Shares from each individual who exercised Company Options under the Stock Option Plan prior to August 31, 2000 and an offer to repurchase Company Common Shares from each individual who purchased Company Common Shares under the Company's 401(k) Plan (the "RESCISSION OFFERS") during the twelve month period prior to the filing of the registration statement contemplated in Section 6.11(e) in respect of such plan, each substantially on the terms furnished to Parent prior to the date hereof and in compliance with all applicable federal and state securities laws.

          (g) BONUS PLAN. The Company shall complete and furnish to Parent the documentation of the Company's Bonus Plan for the fiscal year ending June 30, 2001, which documentation shall be reasonably satisfactory to Parent in both form and substance.

     Section 6.12 RIGHTS AGREEMENT. The Board of Directors of the Company shall take all action requested by Parent in order to render the Company Rights inapplicable to the Merger and the other transactions contemplated hereby.


                                   ARTICLE VII

     Section 7.1 CONDITIONS TO OBLIGATIONS OF THE PARTIES TO CONSUMMATE THE MERGER. The respective obligation of each party to consummate the Merger shall be subject to the satisfaction of each of the following conditions:

          (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the holders of a majority of the outstanding Company Common Shares in accordance with the IBCL and the rules and regulations of the Nasdaq National Market System.

          (b) LEGALITY. No order, decree or injunction shall have been entered or issued by any Governmental Entity which is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. Each party agrees that, in the event that any such order, decree or injunction shall be entered or issued, it shall use its reasonable best efforts to cause any such order, decree or injunction to be lifted or vacated.

          (c) REGISTRATION STATEMENT EFFECTIVE. The Form S-4 shall have become effective prior to the mailing of the Proxy Statement/Prospectus to the Company's stockholders and no stop order suspending the effectiveness of the Form S-4 shall then be in effect.

          (d) BLUE SKY APPROVALS. All such consents, approvals, authorizations, orders, registrations, filings, qualifications, licenses or permits as may be required under state securities or "blue sky" laws in connection with the shares of Parent Common Stock to be issued pursuant to the Merger have been obtained.

          (e) STOCK EXCHANGE LISTING. The shares of Parent Common Stock to be issued pursuant to the Merger shall have been duly approved for listing on the New York Stock Exchange, subject to official notice of issuance.

          (f) TAX OPINION. Parent and the Company shall each have received an opinion of Fried, Frank, Harris, Shriver & Jacobson, based on certain factual representations of the Company, Parent, and Merger Sub, dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, in form and substance reasonably satisfactory to Parent and the Company.

          (g) ANTITRUST. The waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated and any other approval or waiting period required prior to the Effective Time under any other applicable competition, merger control, antitrust or similar law or regulation shall have been obtained or terminated or shall have expired, other than those the failure of which to have been obtained or terminated or to have expired would not (x) reasonably be expected to have a Material Adverse Effect (it being understood for purposes of this clause (x) that no party may rely on the failure of this condition to be satisfied if such failure was caused by such party's failure to comply with the terms of Section 6.2) or (y) result in the commission of a criminal offense.

     Section 7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate the Merger shall also be subject to the satisfaction or waiver of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except to the extent that any failures of such representations and warranties to be so true and correct (determined without regard to materiality qualifiers or limitations contained therein), in the aggregate, would not reasonably be expected to have resulted in a Material Adverse Effect.

          (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time.

          (c) CERTIFICATES. Parent shall have received a certificate of an executive officer of the Company that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

          (d) OPTIONS. All Company Options shall have been exercised or terminated.

          (e) RESIGNATIONS. Parent shall have received the resignation of each of the directors of the Company effective as of the Effective Time.

          (f) STOCK OPTION AGREEMENT. The Stock Option Agreement shall be in full force and effect.

          (g) LEASE AGREEMENT. The sale of the Company's manufacturing facility in Dallas, Texas (the "DALLAS FACILITY") shall have taken place and the Dallas Facility shall have been leased to the Company on the terms described in the Contract for Purchase and Sale/Leaseback between the Company and Sam & JB, LLC, an Indiana limited liability company, and the lease agreement attached thereto as Exhibit B, each in the form attached to the Disclosure Letter as Exhibit 7.2(g).

          (h) RESCISSION OFFERS. The Rescission Offers shall have been completed in accordance with Section 6.11(f).

     Section 7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger shall also be subject to the satisfaction or waiver of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except to the extent that any failures of such representations and warranties to be so true and correct (determined without regard to materiality qualifiers or limitations contained therein), would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Parent's or Merger Sub's ability to consummate the Merger or otherwise prevent Parent or Merger Sub from performing their obligations under this Agreement.

          (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time.

          (c) CERTIFICATES. The Company shall have received a certificate of an executive officer of Parent and Merger Sub that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

          (d) CONSENTS. The Company shall have received evidence, in form and substance reasonably satisfactory to it, that Parent and Merger Sub shall have obtained (i) all consents, approvals, authorizations, qualifications and orders of all Governmental Entities (including any in connection with Environmental Laws) legally required in connection with this Agreement and the transactions contemplated hereby and (ii) all consents, approvals, authorizations and qualifications of third parties required in connection with this Agreement and the transactions contemplated hereby, except in the case of clauses (i) and (ii) for those the failure of which to be obtained would not, individually or in the aggregate reasonably be expected to have a material adverse effect on Parent's and Merger Sub's ability to consummate the Merger or otherwise prevent Parent and Merger Sub from performing their obligations under this Agreement. This condition shall not be applicable to consents, approvals, authorizations, qualifications and orders under any competition, merger control antitrust or similar law or regulation, which are the subject of Section 7.1(h).


                                  ARTICLE VIII

     Section 8.1 TERMINATION. This Agreement may be terminated at any time before the Effective Time (except as otherwise provided) as follows:

          (a) by mutual written consent of each of the Company and Parent;

          (b) by any party, if the Effective Time shall not have occurred on or before February 28, 2001 (the "TERMINATION DATE"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) by any party, if a Governmental Entity shall have issued an order, decree or injunction having the effect of making the Merger illegal or permanently prohibiting the consummation of the Merger, and such order, decree or injunction shall have become final and nonappealable (but only if such party shall have used its reasonable best efforts to cause such order, decree or injunction to be lifted or vacated);

          (d) by either Parent or the Company, if (x) there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in
     Section 7.2(a) or (b) (in the case of a breach by the Company) or Section 7.3(a) or (b) (in the case of a breach by Parent), and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach.

          (e) by Parent, if after a duly held stockholders' meeting, including any adjournments or postponements, the condition set forth in Section 7.1(a) has not been satisfied.

          (f) by Parent, if (i) the Board of Directors of the Company shall or shall resolve to (A) either not recommend that the Company's stockholders vote in favor of this Agreement or withdraw its recommendation, (B) modify its recommendation of approval of this Agreement in a manner adverse to Parent or Merger Sub, or (C) approve, recommend or fail to take a position that is adverse to any proposed Acquisition Transaction (other than the Merger) involving the Company or any of its Subsidiaries, or (ii) the Board of Directors of the Company shall have refused to affirm to Parent its recommendation of approval of this Agreement as promptly as practicable (but in any case within five days) after receipt of any reasonable written request for such affirmation from Parent or (iii) the Company shall have failed as promptly as practicable after the Form S-4 is declared effective by the SEC to call a special stockholders meeting or mail the Proxy Statement/Prospectus to its stockholders or failed to include its recommendation of approval of this Agreement in the Proxy Statement/Prospectus or failed to hold the a special stockholders meeting when scheduled.

          (g) by the Company pursuant to, but only in compliance with, Section 5.2; or

     Notwithstanding anything herein to the contrary, no termination by the Company pursuant to this Section 8.1 under circumstances requiring payment of a Termination Fee shall be effective unless, concurrently with such termination, the fee is paid in full by the Company, in accordance with Section 8.2.

     Section 8.2 EFFECT OF TERMINATION AND ABANDONMENT.

          (a) In the event of termination of this Agreement pursuant to this
     Article VIII, this Agreement shall become void (other than this Section 8.2) with no liability on the part of either party (or of any of its representatives); provided, however, no such termination shall relieve either party from any liability for damages resulting from any willful or intentional breach of this Agreement whether or not any fees contemplated by this Section 8.2 are payable.

          (b) Upon the happening of a Triggering Event, the Company shall pay to Parent (or to any Subsidiary of Parent designated in writing by Parent to the Company) the amount of $3,450,000 (the "TERMINATION FEE"). "TRIGGERING EVENT" means any one of the following:

               (i) a termination of this Agreement by Parent pursuant to Section 8.1(f);

               (ii) a termination of this Agreement by Parent pursuant to
          Section 8.1(d) or 8.1(e), if any Acquisition Proposal is publicly proposed or announced on or after the date hereof and prior to the meeting of the Company's Stockholders and (in the case of Section 8.1(e) only) such Acquisition Proposal has not been publicly rejected by the Board of Directors of the Company;

               (iii) a termination of this Agreement by the Company pursuant to
          Section 8.1(g); or

               (iv) if any Acquisition Transaction is entered into, agreed to or consummated by the Company within twelve months of a termination of this Agreement by (A) Parent or the Company pursuant to Section 8.1(b), or (B) Parent pursuant to Section 8.1(d) or 8.1(e), the entering into, agreeing to or consummation of such Acquisition Transaction.

     Payment of the Termination Fee shall be made by wire transfer of immediately available funds (1) on the second business day after such termination in the case of clauses (i) and (ii) of the definition of Triggering Event, (2) on or prior to the date of such termination, in the case of clause (iii) of the definition of Triggering Event, or (3) on the earlier of the date a contract is entered into with respect to an Acquisition Transaction or is consummated, in the case of clause (iv) of the definition of Triggering Event. In no event shall more than one Termination Fee be payable under this Agreement.

          (c) Any Termination Fee payable hereunder shall be payable by wire transfer of immediately available funds.

          (d) The parties acknowledge that the agreements contained in this
     Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay promptly amounts due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for such amount (or any portion thereof), the Company shall pay the costs and expenses (including attorneys fees) of the other party in connection with such suit, together with interest on such amount in respect of the period from the date such amount became due until paid at the prime rate of The Chase Manhattan Bank in effect from time to time during such period.

     Section 8.3 AMENDMENT. This Agreement may be amended at any time before the Effective Time but only pursuant to a writing executed and delivered by the Company and Parent.

                                   ARTICLE IX

     Section 9.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (a) the agreements set forth in Sections 1.3, 6.10 and 6.11 shall survive the Effective Time, and (b) the agreements set forth in Sections 6.7, 8.2 and this Article IX shall survive termination indefinitely.

     Section 9.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

       (a) if to the Company:

       Robinson Nugent, Inc.
       880 East Eight Street
       P. O. Box 1208
       New Albany, IN 47151
       Attention: Patrick Duffy
       Telecopy No.: (317) 594-1836

       with a copy to:

       Ice Miller
       One American Square
       Box 82001
       Indianapolis, IN 46282-0002
       Attention: Berkely W. Duck III, Esq.
       Telecopy No.: (317) 592-4642

       (b) if to Parent or Merger Sub:

       Minnesota Mining and Manufacturing Company
       3M Center
       St. Paul, Minnesota 55114
       Telecopy: (651) 736-9469
       Attention: General Counsel

       with a copy to

       Minnesota Mining and Manufacturing Company
       3M Center
       St. Paul, Minnesota 55114
       Telecopy: (651) 736-9469
       Attention: Gregg Larson, Esq.

       with a further copy to:

       Fried, Frank, Harris, Shriver & Jacobson
       One New York Plaza
       New York, New York 10004
       Attention: Jean Hanson, Esq.
       Telecopy No.: (212) 859-4000

     Section 9.3 CERTAIN DEFINITIONS; INTERPRETATION.

          (a) For purposes of this Agreement, the following terms shall have the following meanings:

               (i) "MATERIAL ADVERSE EFFECT" means any change, circumstance, event, effect or state of facts (x) that has or can reasonably be expected to have a material adverse effect on the business, operations, results of operations, assets, prospects, or conditions (financial or otherwise) of the Company or any of its Subsidiaries having a value of $150,000 individually or $1,500,000 in the aggregate (except for purposes of Section 7.2(a), a value of $3,000,000 in the aggregate), or the ability of the Company and its Subsidiaries to conduct their business after the closing consistent in all material respects with the manner conducted in the past, or (y) that will prevent or materially impair the Company's ability to consummate the Merger; PROVIDED, HOWEVER, that a Material Adverse Effect will not be deemed to have occurred if the change, circumstance, event, effect or state of facts results primarily from
          (i) changes in general business conditions in the connector industry or (ii) the public announcement or pendency of the Merger that reasonably would be expected to have only a temporary effect on the Company.

               (ii) "AFFILIATE" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

               (iii) "BOARD OF DIRECTORS" of the Company includes any committee thereof.

               (iv) "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

               (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

               (vi) "KNOWLEDGE" of the Company with respect to any matter means actual knowledge of any of the Company's senior executive officers after reasonable investigation and due diligence. Such Persons and their respective areas of responsibility are set forth on Section 9.3 of the Company Disclosure Letter.

               (vii) "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

               (viii) "SIGNIFICANT SUBSIDIARY" shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

               (ix) "SUBSIDIARY" of a Person means any corporation or other legal entity of which that Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock (or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity) is directly or indirectly owned or controlled by that Person (either alone or through or together with any other Subsidiary or Subsidiaries).

          (b) When a reference is made in this Agreement to Articles, Sections, Company Disclosure Letter or Exhibits, this reference is to an Article or a Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

     Section 9.4 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.5 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

     Section 9.6 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Company Disclosure Letter and the Confidentiality Agreement dated November 30, 1999 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT") constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and, except for Section 6.10 (Insurance; Indemnity), does not, and is not intended to, confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 9.7 ASSIGNMENT. This Agreement shall not be assigned by any party by operation of law or otherwise without the express written consent of each of the other parties.

     Section 9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with, the laws of the State of Indiana without regard to the conflicts of laws provisions thereof. Each of the parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Agreement, the Merger or any of the other transactions contemplated hereby or thereby.

     Section 9.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 9.10 CONFIDENTIAL NATURE OF INFORMATION. Between the date of this Agreement and the Effective Time the parties hereto will hold and will cause their respective officers, directors, employees, representatives, consultants and advisors to hold in strict confidence in accordance with the terms of the Confidentiality Agreement, all documents and information furnished to such party by or on behalf of the other party in connection with the transactions contemplated by this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained in accordance with such Confidentiality Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        MINNESOTA MINING AND
                                        MANUFACTURING COMPANY

                                        By: /s/ Robert J. Burgstahler
                                            ------------------------------------
                                            Name: Robert J. Burgstahler
                                            Title: Vice President, Finance and
                                                   Administrative Services



                                        BARBADOS ACQUISITION, INC.

                                        By: /s/ John Woodworth
                                            ------------------------------------
                                            Name: John Woodworth
                                            Title: President



                                        ROBINSON NUGENT, INC.

                                        By: /s/ Larry W. Burke
                                            ------------------------------------
                                            Name: Larry W. Burke
                                            Title: President and CEO

                                                                         ANNEX B



                        VOTING AND STOCK OPTION AGREEMENT

     VOTING AND STOCK OPTION AGREEMENT (this "Agreement"), dated as of October 2, 2000, by and between Minnesota Mining and Manufacturing Company, a Delaware corporation ("Parent"), Robinson Nugent, Inc., an Indiana corporation (the "Company"), and the Stockholders listed on Schedule A hereto (collectively, the "Stockholders").


                                    RECITALS

     A. Parent, Barbados Acquisition, Inc., ("Merger Sub") an Indiana Corporation and wholly owned Subsidiary of Parent, and the Company, are entering into an Agreement and Plan Merger of even date herewith (the "Merger Agreement") providing for a business combination between Parent and the Company.

     B. As of the date of this Agreement, the Stockholders own beneficially and of record the Common Shares of the Company ("Company Common Shares") set forth opposite their respective names on Schedule A (Company Common Shares owned by each Stockholder are referred to as such Stockholder's "Owned Shares").

     C. Subject to the terms and conditions of the Merger Agreement, the Stockholders will receive shares ("Parent Shares") of the Parent's common stock, par value $0.01 per share ("Parent Common Stock") in exchange for the Shares (as defined in Section 1) held by them at the Effective Time.

     D. As an inducement and a condition to Parent's willingness to enter into the Merger Agreement, Parent, the Company and the Stockholders are entering into this Agreement.

     E. Capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement.

     F. This Agreement and the Merger Agreement are being entered into simultaneously.

     NOW, THEREFORE, in consideration of the execution and delivery by Parent of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and intending to be legally bound hereby, the parties agree as follows:

          1. VOTING AGREEMENT. Each Stockholder agrees in accordance with
     Section 23-1-32-1 of the IBCL that, at any meeting of the stockholders of the Company (a "Company Stockholders' Meeting"), however called, and at every adjournment or postponement thereof, he, she or it shall (i) appear at the meeting or otherwise cause his, her or its Owned Shares, together with any Company Common Shares acquired by the Stockholder after the date of this Agreement whether upon the exercise of options or warrants conversion of convertible securities or otherwise (the Stockholder's acquired shares, together with the Stockholder's Owned Shares, are referred to as the Stockholder's "Shares"), to be counted as present thereat for purposes of establishing a quorum, (ii) vote, or execute consents in respect of, his, her or its Shares, or cause his, her or its Shares to be voted, or consents to be executed in respect thereof, in favor of the approval and adoption of the Merger Agreement, and any action required in furtherance thereof and (iii) for the period commencing the date hereof and ending 90 days after the date of termination of the Merger Agreement, vote, or execute consents in respect of, his, her or its Shares, or cause his, her or its Shares to be voted, or consents to be executed in respect thereof, against any agreement or transaction relating to any Acquisition Proposal presented for the Stockholders of the Company or in respect of which vote of consent of the Stockholder is requested or sought.

          2. IRREVOCABLE PROXY. As security for the Stockholders' obligations under Section 1, each of the Stockholders hereby irrevocably constitutes and appoints Parent as his, her or its attorney and proxy in accordance with the provisions of Section 23-1-30-3 of the IBCL, with full power of substitution and resubstitution, to cause the Stockholder's shares to be counted as present at any Company Stockholders Meetings to vote his, her or its Shares at any Company Stockholders'

     Meeting, however called, and execute consents in respect of his, her or its shares as and to the extent provided in Section 1. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to his, her or its Shares that he, she or it may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be granted (and if granted, shall not be effective) by any Stockholder with respect thereto, other than for the sole purpose of voting Shares as contemplated by, or other than in a manner inconsistent with the Stockholders obligations under Section 1.

          3. OPTION.

               (a) Subject to the terms and conditions set forth in this Agreement, each of the Stockholders hereby grants to Parent an irrevocable option (the "Option") to purchase (i) the number of Shares set forth next to such Stockholder's name on Exhibit A hereto (as adjusted as set forth herein) and any other Shares owned by such Stockholder beneficially or acquired after the date of this Agreement, at a purchase price of $19.00 (as adjusted as set forth herein) per Share (the "Purchase Price").

               (b) The Option may be exercised by Parent, in whole at any time prior to the earlier of (i) the date upon which the Effective Time (as defined in the Merger Agreement) occurs and (ii) the date fifteen business days after the date of termination of the Merger Agreement.

               (c) In the event that Parent wishes to exercise the Option, it shall send to the Stockholders a written notice (the date of each such notice being herein referred to as a "Notice Date") to that effect, which notice also specifies a date not earlier than three business days nor later than 30 business days from the Notice Date for the closing of such purchase (an "Option Closing Date"); provided, however, that (i) if the closing of a purchase and sale pursuant to the Option (an "Option Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which the restriction on consummation has expired or been terminated and (ii) without limiting the foregoing, if prior notification to or approval of any regulatory authority is required in connection with the purchase, Parent and the Stockholders shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or application, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated. Each of Parent and the Stockholders agrees to use commercially reasonable efforts to cooperate with and provide information to the other, for the purpose of any required notice or application for approval. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. The place of any Option Closing shall be at the offices of Parent, 3M Center, St Paul, MN 55133 and the time of the Option Closing shall be 10:00 a.m. (Central
          Time) on the applicable Option Closing Date.

               (d) At any Option Closing, Parent shall pay to each Stockholder in immediately available funds by wire transfer to a bank account designated in writing by such Stockholder an amount equal to the Purchase Price multiplied by the number of Shares being delivered by such Stockholder; provided, that failure or refusal of any Stockholder to designate a bank account shall not preclude Parent from exercising the Option, in whole or in part.

               (e) At any Option Closing, simultaneously with the delivery of immediately available funds as provided above, each Stockholder shall deliver to Parent a certificate or certificates representing its pro rata portion of the Shares to be purchased at such Option Closing, which Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

               (f) In the event of any change in the Company Common Shares by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares or similar transaction, the type and number of Shares subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, so that Parent shall receive upon exercise of the Option the number and class of shares or other securities or property that Parent would have received in respect of the Option Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

          4. REGISTRATION RIGHTS. The Company shall, if requested by Parent at any time and from time to time within two years after the date of first exercise of the Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all securities that have been acquired by exercise by Parent of the Option, in accordance with the intended method of sale or other disposition stated by Parent, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision; and the Company shall use commercially reasonable efforts to qualify such securities under any applicable state securities laws. Parent agrees to use reasonable best efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis. The Company shall use reasonable best efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 90 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 calendar days in the aggregate with respect to any registration statement if the Board of Directors of the Company shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company or would interfere with a planned merger, sale of material assets, recapitalization or other significant corporate action (other than the issuance of equity securities). Any registration statement prepared and filed under this
     Section 4, and any sale covered thereby, shall be at the Company's expense except for underwriting discounts or commissions and brokers' fees, which shall be borne solely by Parent. Parent shall provide in writing all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section, the Company effects a registration under the Securities Act of the Company's equity securities for its own account or for any other of its stockholders (other than on Form S-4 or Form S-8, or any successor form), it shall allow Parent the right to participate in such registration; provided however, that, if the managing underwriters of such offering advise the Company that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering on a commercially reasonable basis, priority shall be given to the securities intended to be included therein by the Company for its own account and, thereafter, the Company shall include the securities requested to be included therein by Parent pro rata with the securities intended to be included therein by other stockholders of the Company. In connection with any registration pursuant to this Section, Parent and the Company shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

          5. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Stockholders as follows:

               (a) ORGANIZATION; DUE AUTHORIZATION; ENFORCEABILITY. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and to general principles of equity.

               (b) NO CONFLICTS. No authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by Parent of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the properties or assets of Parent under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Parent is a party or by which its properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not materially impair the ability of Parent to perform its obligations hereunder.

               (c) BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent.

          6. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder hereby severally and not jointly represents and warrants to Parent as follows:

               (a) ORGANIZATION; DUE AUTHORIZATION; ENFORCEABILITY. If the Stockholder is a corporation or other entity, the Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Stockholder has full power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Stockholder, and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and to general principles of equity.

               (b) OWNERSHIP OF SHARES OF COMPANY COMMON SHARES; VOTING RIGHTS. Except as set forth on Schedule A, the Stockholder owns, of record and beneficially, the shares of Company Common Shares set forth opposite the Stockholder's name on Schedule A. The Stockholder has sole voting power with respect to his, her or its Owned Shares. Except pursuant to this Agreement or as set forth on Schedule A, the Stockholder's Owned Shares and the Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of such Owned Shares. Upon the exercise of the Option and the delivery to Parent by Stockholder of a certificate or certificates evidencing the Shares, Parent will receive good, valid and marketable title to the Shares, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's voting rights, charges and other encumbrances of any nature whatsoever.

               (c) NO CONFLICTS. No authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by such Stockholder of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the properties or assets of such Stockholder under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which such Stockholder is a party or by which his, her or its properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not materially impair the ability of such Stockholder to perform his, her or its obligations hereunder.

               (d) BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

          7. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent as follows:

               (a) ORGANIZATION; DUE AUTHORIZATION; ENFORCEABILITY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. The Company has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and to general principles of equity.

               (b) NO CONFLICTS. No authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the properties or assets of the Company under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which the Company is a party or by which its properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not materially impair the ability of the Company to perform its obligations hereunder.

               (c) BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

               (d) STATE TAKEOVER STATUTES. The Board of Directors of the Company has approved the Merger and this Agreement and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement, the provisions of IC 23-1-43 to the extent, if any, such section is applicable to the transactions contemplated by this Agreement. The Board of Directors of the Company has amended the bylaws of the Company so as to render inapplicable to this Agreement the provisions of IC 23-1-42. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies to the transactions contemplated hereby.

               (e) RIGHTS AGREEMENT. No "Distribution Date" or "Triggering Event" (as such terms are defined in the Rights Agreement, dated as of April 21, 1998, between the Company and Compushare Investor Services, LLC, as successor rights agent, as amended (the "RIGHTS AGREEMENT")) has occurred as of this date. This Agreement, and the consummation of the transactions contemplated hereunder have been approved by at least two-thirds (2/3) of the Disinterested Directors (as defined in the Rights Agreement). The Rights Agreement has been amended so that neither the execution or delivery of this Agreement, nor the exchange of the Company Common Shares for the shares of Parent Common Stock and cash in accordance with Article II of the Merger Agreement will cause
          (A) the Rights issued pursuant to the Rights Agreement to become exercisable under the Rights Agreement, (B) Parent or Merger Sub to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or
          (C) the "Shares Acquisition Date" or a "Triggering Event" (each as defined in the Rights Agreement) to occur upon any such event. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the ability of any Person to exercise any Rights or cause the Rights to separate from the shares of Company Common Shares to which they are attached or to be triggered or become exercisable.

          8. STOCKHOLDER COVENANTS. Each Stockholder hereby severally covenants and agrees as follows:

               (a) Each Stockholder hereby agrees, during the period commencing on the date hereof and ending 90 days after the termination of the Merger Agreement, except as contemplated hereby, not to sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of (all of the foregoing, "Sell", "Sold" or "Sale", as the case may be), any of the Owned Shares or Shares, PROVIDED, HOWEVER, that such Stockholder may transfer, pledge, encumber, assign or otherwise dispose the Owned Shares or Shares as a gift, in which case, as a condition of the gift, the Stockholder must require the person to which any such Owned Shares or Shares are to be transferred, pledged, encumbered, assigned or otherwise disposed of to agree in writing, pursuant to an agreement reasonably satisfactory to Parent to which Parent is an express third-party beneficiary, that with respect to such Owned Shares or Shares such person shall be subject to the restrictions AND OBLIGATIONS hereunder as if such person was a Stockholder hereunder, (ii) not to grant any proxies, powers of attorney or other authorization or consent, deposit any shares of capital stock of the Company into a voting trust or enter into a voting agreement with respect to any such Shares and (iii) not to take any action that would make any representation or warranty of such Stockholder contained in this Agreement untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing his, her or its obligations under this Agreement.

               (b) Such Stockholder hereby agrees, during the period commencing on the date hereof and ending 90 days after the termination of the Merger Agreement, to promptly notify Parent of the number of new shares of capital stock of the Company acquired by such Stockholder, if any, after the date of this Agreement.

               (c) Such Stockholder shall immediately cease any discussions or negotiations with any parties other than Parent that may be ongoing with respect to an Acquisition Proposal. For so long as Section 5.2 of the Merger Agreement is in effect, such Stockholder shall not (i) solicit, initiate or encourage any inquiries or the making of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, except to the extent such discussions or negotiations are participated in by the Stockholder in his or her capacity as a director of the Company in accordance with the terms of the Merger Agreement.

          9. NON COMPETITION; NON-SOLICITATION.

               (a) Upon the terms and subject to the conditions set forth in this Section 9, each Stockholder covenants and agrees that, as a material consideration running to Parent for the Parent entering into the Merger Agreement, for a period of five years from and after the earlier of the exercise of the Option hereunder or the Effective Time, each Stockholder will not engage in any business directly or indirectly in competition with the business as carried on, or as proposed to be carried on, by the Company or its subsidiaries or affiliates on the earlier of the exercise of the Option hereunder or the Effective Time, in the United States of America, or in any country or political subdivision of the world in which the Business is located or conducts business.

               (b) The term of the covenant contained in Section 9(a) hereof shall be tolled with respect to any Stockholder for the period commencing on the date any successful action is filed for injunctive relief or damages arising out of a breach by such Stockholder of
          Section 9(a) hereof and ending upon final adjudication (including appeals) of such action.

               (c) If, in any judicial proceeding, the court shall refuse to enforce the covenant contained in Section 9(a) hereof because the time limit is too long, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenant. If, in any judicial proceeding, the court shall refuse to enforce the covenant contained in Section 9(a) hereof because it is more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of Parent, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenant.

               (d) Each Stockholder acknowledges that a breach of Section 9(a) hereof would cause irreparable damage to Parent, and in the event of each Stockholder's actual or threatened breach of the provisions of
          Section 9(a) hereof, Parent shall be entitled to a temporary restraining order and an injunction restraining each Stockholder from breaching such covenants without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by each Stockholder. Nothing shall be construed as prohibiting Parent from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from each Stockholder.

               (e) Each Stockholder covenants and agrees that, for a period of one year, following the earlier of the exercise of the Option hereunder or the Effective Time, he or she will not, and will cause his or her affiliates not to, directly or indirectly, solicit for employment any employee of the Company or any of its affiliates who is engaged in the business of the Company and was an employee of the Company as of the date hereof to become an employee or otherwise provide services to such Stockholder or any of its affiliates.

          10. MISCELLANEOUS.

               (a) FEES AND EXPENSES. Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

               (b) AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

               (c) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF INDIANA, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.

               (d) NOTICES. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

               If to a Stockholder:

               to the address set forth
               beneath the name of such
               Stockholder on Schedule A

               If to Parent:

               Minnesota Mining and Manufacturing Company
               3M Center
               St. Paul, Minnesota 55114
               Telecopy: (651) 736-9469
               Attention: General Counsel
               With a copy to:

               Minnesota Mining and Manufacturing Company
               3M Center
               St. Paul, Minnesota 55114
               Telecopy: (651) 736-9469
               Attention: Gregg Larson
               with a further copy to:

               Fried, Frank, Harris, Shriver & Jacobson
               One New York Plaza
               New York, New York 10004
               Attention: Jean Hanson, Esq.
               Telecopy No.: (212) 859-4000
               If to the Company:

               To the address set forth in the Merger Agreement

     or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

               (e) ASSIGNMENT; BINDING EFFECT; NO THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement (including the obligations of each Stockholder under Sections 1 and 2 hereof) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

               (f) ENFORCEMENT. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT, SUBJECT TO THE NEXT SENTENCE, THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF IN ANY COURT OF THE UNITED STATES OR ANY STATE HAVING JURISDICTION, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY.

               (g) COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     IN WITNESS WHEREOF, Parent and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

                                        MINNESOTA MINING AND
                                        MANUFACTURING COMPANY

                                        By /s/ ROBERT J. BURGSTAHLER
                                           -------------------------------------
                                           Name: Robert J. Burgstahler
                                           Title: Vice President, Finance and
                                                  Administrative Services


                                        ROBINSON NUGENT, INC.

                                        By /s/ LARRY W. BURKE
                                           -------------------------------------
                                           Name: Larry W. Burke
                                           Title: President and CEO


                                        STOCKHOLDERS

                                        By /s/ SAMUEL C. ROBINSON
                                           -------------------------------------
                                           Samuel C. Robinson


                                        By /s/ JAMES W. ROBINSON
                                           -------------------------------------
                                           James W. Robinson


                                        By /s/ PATRICK C. DUFFY
                                           -------------------------------------
                                           Patrick C. Duffy


                                        By /s/ LARRY W. BURKE
                                           -------------------------------------
                                           Larry W. Burke

                                   SCHEDULE A



STOCKHOLDER                                 OPTIONS                     SHARES
-----------                                 -------                     ------

Samuel C. Robinson                             -0-                    1,115,360
226 Barefoot Beach Blvd
Bonita Springs, FL 34134

James W. Robinson                           34,000                      280,741
7621 State Road 62
Lanesville, IN 47136

Patrick C. Duffy                            88,000                       37,099
583 Clubside Circle
Venice, FL 34293

Larry W. Burke                              97,650                      162,451
205 Ponder Way
Clarksville, IN 47129

                                                                         ANNEX C



October 2, 2000

Board of Directors
Attn: Mr. Patrick E. Duffy
Chairman
Robinson Nugent, Inc.
800 East Eighth Street
P.O. Box 1208
New Albany, IN 47150


Members of the Board:


     You have requested Goelzer Investment Banking's ("Goelzer") opinion as to the fairness, from a financial point of view, of the terms of the stock-for-stock transaction between Robinson Nugent, Inc. ("the Company") and Minnesota Mining & Manufacturing Company ("the acquirer" or "3M"). The terms of the transaction, which have been presented to Goelzer by the Company and its advisers, provide that for each share of Robinson Nugent shareholders will receive $19.00 worth of fully registered, unrestricted Minnesota Mining & Manufacturing Co. common stock if the average closing trading price of 3M trades between a collar of $82.00 and $100.00 per share. If the average price exceeds $100 per share, the exchange ratio will be fixed at 0.19 shares of 3M for every share of the Company. If the average price falls below $82.00 per share, the exchange ratio will be fixed at 0.2317 shares of 3M for every share of the Company.


     It should be noted that Goelzer has not rendered any investment banking or other services to the Company in the past. For the purpose of this opinion, Goelzer has undertaken analyses, investigations and interviews deemed necessary and relevant. In the course of such activities Goelzer has among other things:

     1. Conducted detailed interviews with management concerning the Company's history and operating record, the nature of the markets served, competitive situation, financial condition, recent performance and current outlook;

     2. Analyzed trading data (stock price and volume trends) of the Company's Common Shares for a period of ten years and analyzed the stock's total return relative to appropriate indices over the last five years as provided by BLOOMBERG ANALYTICS;

     3. Analyzed the Company's financial statements and studied its filings under the Securities Exchange Act of 1934 including the latest Form 10-K and Form 10-Q and annual reports for the three fiscal years ended June 30, 2000;

     4. Conducted a search using BLOOMBERG ANALYTICS and utilized a 6/26/00 Company Press Release in order to find publicly traded companies which could be used as reasonable comparables in determining the fair value of the Company;

     5. Conducted a search for merger and acquisition transactions involving both publicly traded and privately held corporations within the electronic connector/electrical interconnection industry using two large proprietary databases (MERGERSTAT and World M&A Network's DONE DEALS) and the February 1999 edition of THE BISHOP REPORT (a publication of Bishop & Associates);

     6. Analyzed trading data (stock price and volume trends), operating record, the nature of the markets served, financial condition, recent performance and current outlook of the potential acquirer; and

     7. Performed such other studies, analyses and investigations as deemed appropriate.

     In rendering this opinion Goelzer has relied on the accuracy and completeness of the information furnished and has not attempted to independently verify such information nor has Goelzer made or caused to be made any independent evaluation of the assets of the Company. In reaching our conclusions we have also relied in part upon the letter provided to us by the Chairman of the Board, Mr. Patrick Duffy, a copy of which is included in the materials provided herein.

     Based upon the foregoing, it is our opinion that the proposed stock-for-stock transaction is fair, from a financial point of view, to the shareholders of the Company.


                                        Respectfully submitted,


                                        /s/ GOELZER INVESTMENT BANKING

                                        GOELZER INVESTMENT BANKING

                                                                         ANNEX D



                         RESTATED ROBINSON NUGENT, INC.
                        2000 ANNUAL REPORT ON FORM 10-K*

*Robinson Nugent, Inc. filed its Annual Report on Form 10-K for the year ended June 30, 2000 on August 24, 2000. It subsequently filed an amendment to its Annual Report on Form 10-K/A on October 10, 2000, which restated Item 11 from its 10-K. For the reader's convenience, the Form 10-K attached hereto has been restated to include the changes made in the amendment on Form 10-K/A.

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549
                                    FORM 10-K

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

    FOR THE FISCAL YEAR ENDED JUNE 30, 2000

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

    For the transition period from ____________________ to _____________________

Commission file number 0-9010

                              ROBINSON NUGENT, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                 Indiana                                   35-0957603
-------------------------------------------      -------------------------------
      (State or other jurisdiction of                   (I.R.S. Employer
      organization or incorporation)                  Identification Number)

800 East Eighth Street, New Albany, Indiana                47151-1208
-------------------------------------------      -------------------------------
(Address of principal executive offices)                   (Zip code)

Registrant's telephone number, including area code: (812) 945-0211

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:


           Common Shares,                                 Common Share
         Without Par Value                               Purchase Rights


     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days: Yes __X__ No _____

     The aggregate market value of Common Shares held by nonaffiliates of the registrant, based on the closing price of the Common Shares of $13.75, as of August 8, 2000, was approximately $28,956,000.

     As of August 8, 2000, the registrant had outstanding 5,112,799 Common Shares, without par value.


                      DOCUMENTS INCORPORATED BY REFERENCE:

                                                PARTS OF FORM 10-K INTO WHICH
        IDENTITY OF DOCUMENT                      DOCUMENT IS INCORPORATED
--------------------------------------      ------------------------------------
No documents incorporated by reference

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any Amendment to this Form 10-K. [ ]

                                     PART I

ITEM 1. BUSINESS

GENERAL

     Robinson Nugent, Inc. (the "Company") or ("RN"), an Indiana corporation organized in 1955, designs, manufactures and markets electronic devices used to interconnect components of electronic systems. The Company's principal products are integrated circuit sockets; connectors used in board-to-board, wire-to-board, and custom molded-on cable assemblies. The Company also offers application tooling that is used in applying wire and cable to its connectors.

     The Company's products are used in electronic telecommunication equipment including switching and networking equipment such as servers and routers, mass storage devices, modems and PBX stations; data processing equipment such as mainframe computers, personal computers, workstations, CAD systems; peripheral equipment such as printers, disk drives, plotters and point-of-sale terminals; industrial controls and electronic instruments; consumer products; and a variety of other applications.

     Major markets are the United States, Europe, Japan, and the Southeast Asian countries including Singapore and Malaysia. Manufacturing facilities are located in New Albany, Indiana; Dallas, Texas; Reynosa, Mexico; Sungai Petani, Malaysia; Inchinnan, Scotland; and Hamont-Achel, Belgium.

     Corporate headquarters are located in New Albany, Indiana, which also is the site for the Company's corporate engineering, research and development, preproduction, testing of new products and North American distribution and warehousing. International headquarters are located in s-Hertogenbosch, The Netherlands; Singapore; and Tokyo, Japan.


PRODUCTS

     The Company produces a broad range of sockets that accommodate a variety of integrated circuit package styles. Sockets are offered for dual in-line package
(DIP) and pin grid array (PGA) devices, as well as plastic leaded chip carriers
(PLCC).

     Sockets are used in a wide variety of applications within electronic equipment, but are primarily used to connect integrated circuits, such as microprocessors and memory devices, to an electronic printed circuit board
(PCB). In many applications, semiconductor devices have been subject to replacement, which encouraged the use of a socket rather than soldering the device directly to the printed circuit board. But, due to the improved reliability of semiconductor technology, more and more semiconductor devices are being soldered directly to PCB's. This trend will continue to reduce the worldwide demand for integrated circuit sockets.

     Dual in-line memory module (DIMM) sockets were introduced in fiscal 1992 and were designed to interconnect dual in-line memory modules with electronic printed circuit boards. In addition to DIMM sockets, the Company offers several other products that interconnect memory devices to electronic printed circuit boards. These include small outline dual in-line memory module sockets (SO-DIMM) and PCMCIA memory card headers, sockets and type II and III PC card kits.

     The Company provides a broad range of electronic connectors, such as insulation displacement flat cable connectors (IDC), used in cable-to-board applications. The use of insulation displacement connectors in electronic hardware increases productivity by eliminating the labor involved in stripping insulation from wires prior to attachment to the connector contacts. This technology permits the automated manufacturing of cable assemblies. The range of connectors also includes several product styles that provide for board-to-board or board-stacking (parallel-mounting) applications.

     The Company offers several product families in the two-piece style of connectors. These connectors are used to connect printed circuit boards which are positioned either at right angles, in-line, or parallel stacked at close intervals. The products offered include .025 inch square post connectors and receptacle sockets; DIN series connectors; high-density, high-pin-count connectors (HDC); half-pitch, high-density (RN PAK-50(R)) connectors; and a higher pin count 2-millimeter-spaced connector (METPAK(R)2) used in backplane applications. In addition, a line of high density .8mm (RN PAK 8(TM)) and .5mm (RN PAK 5(TM)) board stacking interconnects are offered by the Company to address the growing demand for miniaturized connectors used in the portable computers, mobile communication equipment and other markets.

     The DIN series of connectors has many variations in connecting configurations and pin count. The product is based on a European standard, but has gained wide acceptance in the U.S. and other markets worldwide. While there are a large number of producers of DIN connectors in Europe, the Company is one of a limited number of manufacturers producing the product in the U.S.

     The high-pin-count, high-density connector (HDC) includes pin counts ranging from 60 to 492 in a three-and four-row configuration. This connector family, along with DIN connectors, is widely used on backplane applications and frequently requires the terminals to be press-fit to the backplane. This is accomplished by forming a compliant section in the tails of the connector contacts such that, when pressed into a plated through-hole on a backplane PCB, forms a reliable gas-tight connection. The Company has become recognized as a leader in press-fit backplane connectors and has focused marketing efforts in promoting its products for this type of application.

     The Company's half-pitch (PAK-50) connector family has been accepted as one of the industry's most reliable .050 inch spaced connectors. The contact design and compact shape has gained wide acceptance in applications, such as small form factor computers that require connectors that are highly reliable yet consume little space.

     The METPAK(R)2 series of connectors includes four and five row versions of both standard and inverse configurations. The METPAK(R)2 is an industry standard connector style used in board-to-board and board-to-back plane applications and over time has displaced some of the more mature product types such as the DIN series and HDC connectors. This product line has wide acceptance in many new applications, primarily in the computer workstations, telecommunication and data communication equipment and other networking equipment used to support the Internet. The inverse METPAK(R)2 is a Company patented design which has gained acceptance in high-end computer work stations, networking and communications equipment.

     Robinson Nugent introduced a new line of high-speed backplane connectors in 1999 to the U.S., Europe, and Asian markets. These connectors are known throughout the industry as Compact PCI connectors which comply with existing industry standards for this type of product. Robinson Nugent is marketing this product line as the next generation backplane connector for use in data communication, telecommunication, and other high-speed, high-density applications.

     A new generation of high-speed backplane connectors was developed and introduced to the market. This high-speed hard metric (HSHM) connector line provides customers the capability to process electronic signals at transmission speeds up to 5 gigahertz. This new product line provides for higher-speed signal transmissions with greater signal integrity, at a higher contact density than connectors currently available. This new HSHM product line provides the Company with a product that will generate future sales as customers seek the next higher level of technical performance.

     PAK-5(TM) and PAK-8(TM) connectors represent the latest high density, surface mount, fine pitch board-to-board interconnect systems offered by the Company. As electronic systems continue to downsize and the need for higher pin counts continues to increase, electronic connector geometry will have to be reduced. The PAK-5(TM) series is available with a "floating" contact, accommodating potential torsional and positional discrepancies incurred with tolerance build up when stacking connectors. The PAK-8(TM) series utilizes a hermaphroditic two-point contact construction that maximizes contact wiping action, minimizes contact resistance and insures a highly reliable contact interface. These interconnects offer system designers the board-to-board stacking solutions required for today's miniaturized electronic system designs.

     Technology continues to drive the connector industry to an ever-increasing number of circuits in less space to meet the increasing complexity, capacity and processing speed of electronic and semiconductor devices. This trend has caused increased demand for all types of high-density connector products. The Company is focusing its new product development in socket and connector products that meet these technology trends.

     The Company also produces electronic cable assemblies of various types including insulation displacement connector, fabricated and molded-on cable assemblies. The Company utilizes its own connectors whenever possible, but also provides cable assemblies with other manufacturers' connectors if the customer is specific regarding its requirements.

     In addition to standard products, the Company provides engineering assistance, product design, and manufacturing of custom and derivative products. These products may require special production tooling that, in some cases, is paid for by the customer, shared, or amortized over future orders, depending upon contractual agreements reached with the customer. Current trends in the market indicate a growing demand for custom and derivative products. There is also an increased demand for the Company's engineers to be involved in the early development of the customer's product design.


RESEARCH, DEVELOPMENT AND ENGINEERING

     The Company's worldwide engineering efforts are directed toward the development of new products to meet customer needs, the improvement of manufacturing processes and the adaptation of new materials to all products. New products include new creations as well as the design of derivative products to meet both the needs of the general market and customer proprietary custom designs. Engineering development covers new or improved manufacturing processes, assembly and inspection equipment, and the adaptation of new plastics and metals to all products. In recent years, the Company's products have become more sophisticated and complex in response to developments in semiconductors and their applications. The Company has the engineering capability to analyze customer designed, high-speed applications and to design connectors that reduce electrical interference that can result from very high processing speeds of newer and more powerful microprocessors.

     The Company's expenditures for research, development and engineering were approximately $4.5 million in 2000, $3.5 million in 1999 and $4.0 million in 1998.

     Consistent with industry direction, the Company is active in improving manufacturing processes through automation and also designs and builds its proprietary assembly equipment. The Company continues to apply advanced technologies, such as laser and video devices, to automatically inspect products during the assembly process. All new automated assembly machines are direct microcomputer-controlled, which provides greater flexibility in the manufacturing process.


SALES AND DISTRIBUTION

     The Company sells its products in the United States and international markets. The primary market for Robinson Nugent is the United States, which produces approximately 58 percent of the consolidated sales of the Company. Its principal markets outside the United States are Europe, including the United Kingdom and Scandinavia, Japan, Singapore, Malaysia, Hong Kong, and the emerging market of China. The Company has begun doing business in China through a Hong Kong distributor.


     Sales outside the United States accounted for 42 percent of total sales in 2000, 37 percent of total sales in 1999 and 36 percent in 1998. The Company believes that the growth and development of its presence in global markets is essential to support its customer base. The Company does not believe that its international business presents any unusual risks. The following table sets forth the percentage of Company sales by major geographical location for the periods shown:


                                                    YEARS ENDED JUNE 30
                                                 --------------------------
                                                 2000       1999       1998
                                                 ----       ----       ----
United States ..............................       58%        63%        64%
Europe .....................................       27         25         25
Asia .......................................       10          9          9
Other ......................................        5          3          2
                                                  ---        ---        ---
                                                  100%       100%       100%
                                                  ===        ===        ===

     The lower percentage of sales in the United States in 2000 was a result of a substantial growth in sales in Europe, and an accelerated shift of contract manufacturing from the United States to countries in Southeast Asia. The Company experienced sales growth in all geographical regions.

     The Company had sales of approximately $14 million to Customer A, $11 million to Customer B and $10 million to Customer C in 2000 and $8.4 million to Customer A in 1999. No sales to a single customer exceeded 10% of total sales in 1998.

     Other financial data relating to domestic and foreign operations are included in Note (16), Business Segment and Foreign Sales, of Notes to Consolidated Financial Statements and the Management's Discussion and Analysis of the Results of Operations and Financial Condition, included herein.

     Principal markets in North America, Europe, and Asia are served by the Company's direct sales force and a network of distributors serving the electronics industry. The Company has U.S. regional sales offices located in the San Francisco, California and Chicago, Illinois metropolitan areas. Other Company sales offices are located in Japan, Singapore, England, Germany, France, Sweden, and The Netherlands. These offices serve customers to whom the Company sells directly, provide coordination between the plants and customers, and technical training and assistance to distributors and manufacturers' representatives in their respective territories. Additional marketing expertise is provided by the product marketing specialists located in New Albany, Indiana; Kent, England; Singapore; and s.Hertogenbosch, The Netherlands.

     The Company engages independent manufacturers' representative firms in the United States, Canada and several European and Far East countries. These firms are granted exclusive territories and agree not to carry competing products. These firms are paid on a commission basis on sales made to original equipment manufacturers and to distributors. All representative relationships are subject to termination by either party on short notice.

     The Company has an international network of distributors who are responsible for serving their respective customers from an inventory of the Company's products. Approximately one-third of the Company's worldwide sales are made through the distributor network. No distributor is required to accept only the franchise of the Company. All distributor agreements are subject to termination by either party on short notice.


BACKLOG

     The Company's backlog was approximately $23.4 million at June 30, 2000, compared to $13.0 million at June 30, 1999 and $10.2 million at June 30, 1998. These amounts represent orders with firm shipment dates acceptable to the customers. The Company does not manufacture pursuant to long-term contracts, and purchase orders are generally cancelable subject to payment by the customer for charges incurred up to the date of cancellation.


COMPETITION

     There is active competition in all of the Company's standard product lines. The Company's competitors include both large corporations having significantly more resources than the Company and smaller, highly specialized firms. The Company competes on the basis of customer service, product performance, quality, and price. Management believes that the Company's capabilities in customer service, new product design and its continued efforts to reduce cost of products are significant factors in maintaining the Company's competitive position.


MANUFACTURING

     The Company's manufacturing operations include plastic molding, electroplating and assembly. The Company designs and builds the majority of its automated and semi-automated assembly machines. Robinson Nugent manufactures most of its goods in-house and utilizes subcontractors and brokered products on a limited basis. The Company is continuing with its plan to relocate a major portion of its high-labor content connector manufacturing processes from its facilities in Dallas, Texas and Inchinnan, Scotland into its facilities in Sungai Petani, Malaysia and Reynosa, Mexico. The Company is making these transfers in order to take advantage of the high-quality, low-cost workforces available in these existing low cost facilities.

RAW MATERIALS AND SUPPLIES

     The Company utilizes copper alloys, precious metals, and plastics in the manufacture of its products. Although some raw materials are available from only a few suppliers, the Company believes it has adequate sources of supply for most of its raw material and component requirements. Recently, the Company has had to deal with a supply shortage of one of its critical raw materials, berylium copper, which is used for various connector contacts. When possible, the Company has purchased safety stock for use by its stamping suppliers, and substituted similar copper alloys where possible. Moderate price increases are expected in the near future on these materials. Management believes that the current shortage of berylium copper contact material and expected price increases should not have a significant negative impact on the Company's operating results in future periods. Other raw material prices did not increase or decrease materially during fiscal year 2000.

     The use of gold, while still significant, has declined substantially over the past several years. Plating processes using ROBEX(TM), a palladium nickel alloy, and tin have accelerated in demand from customers of the Company. The cost of palladium has risen substantially in the past year and could result in an industry wide price increase of connectors, if the trend continues.


HUMAN RESOURCES

     As of June 30, 2000, the Company had approximately 826 full-time employees; 478 in the United States, 210 in Europe and 138 in Asia and Japan.


PATENTS AND TRADEMARKS

     Management believes that success in the electronic connector industry is dependent upon engineering and production skills and marketing ability; however, there is a trend in the industry toward more patent consideration and protection of proprietary designs and knowledge. It is the policy of the Company to pursue patent applications to protect its unique product features. The Company reviews each new product design for possible patent application. The Company has been granted patents over the past several years and is presently awaiting acceptance on other pending applications. The Company has obtained registration of its trade and service marks in the United States and in major foreign markets.



ENVIRONMENT

     The Company's manufacturing facilities are subject to several laws and regulations designed to protect the environment. In the opinion of management, the Company is complying with those laws and regulations in all material respects and compliance has not had and is not expected to have a material effect upon its operations or competitive position.

EXECUTIVE OFFICERS OF THE COMPANY

     The current executive officers of the Company are:

                                                             SERVED IN PRESENT
               NAME          AGE        POSITIONS HELD        CAPACITY SINCE
        ------------------   ---   -----------------------   -----------------
        Larry W. Burke       60    President & Chief                1990
                                   Executive Officer

        Robert L. Knabel     42    Vice President,                  1997
                                   Treasurer & Chief
                                   Financial Officer

        W. Michael Coutu     49    Vice President --                1992
                                   Information Technology

        Raymond T. Wandell   52    Vice President Sales --          1999
                                   North America

        Dennis I. Smith      51    Vice President --                1999
                                   Global Marketing

     The Bylaws of the Company provide that the corporate officers are to be elected at each Annual Meeting of the Board of Directors. Under the Indiana Business Corporation Law, officers may be removed by the Board of Directors at any time, with or without cause.


ITEM 2. PROPERTIES

     The Company leases a 36,000-square-foot building used for its executive offices, engineering, quality assurance and administrative operations, and an adjacent 83,000-square-foot manufacturing facility located on approximately four acres in New Albany, Indiana. A limited amount of manufacturing operations are performed there, but most of the connector finished goods inventory sold in the U.S. is held at the New Albany site. A major portion of the New Albany manufacturing facility is utilized by the Company's engineering, research and preproduction development groups. In addition, the New Albany facility is instrumental in training plant personnel on new equipment and manufacturing processes prior to their release to the manufacturing facilities in Dallas, Scotland and Malaysia.

     The Company owns a 60,000-square-foot manufacturing facility located on approximately five acres in Dallas, Texas, an engineering design center, distribution and warehousing facility with approximately 14,000 square feet in Hamont-Achel, Belgium, and a facility with approximately 50,000 square feet in Inchinnan, Scotland. The Company purchased this facility in Scotland for approximately 1.2 million pounds sterling (approximately $1.8 million) in 2000. Financing for this purchase was obtained from a bank in the United Kingdom. Robinson Nugent owns a manufacturing facility with approximately 21,000 square feet in Sungai Petani, Malaysia. Both cable assemblies and connectors are manufactured in Malaysia.

     In March 1999, Robinson Nugent sold its manufacturing facility in Delemont, Switzerland for approximately $2.0 million in cash. The Company currently leases a small amount of storage space in this facility.

     The Company's primary electronic cable assembly operations are currently located in a leased manufacturing facility, with approximately 44,000 square feet, in Reynosa, Mexico. Robinson Nugent began cable assembly operations in Reynosa in September 1998. In 2000, a portion of the North American connector assembly production was transferred into this facility.

     The Company also leases a 40,000 square foot facility in Kings Mountain, North Carolina. All operations in this facility were discontinued by December 1998. The Company is currently obligated under a long-term lease on the Kings Mountain facility through July 2012. Management intends to sublet this facility to minimize the financial impact of this obligation.

     Robinson Nugent also leases office space for customer service, sales and administration in the The Netherlands; Germany; France; Sweden; the United Kingdom; Tokyo, Japan; Singapore; Lake Zurich, Illinois and San Ramon, California.


ITEM 3. LEGAL PROCEEDINGS.

     Other than ordinary routine litigation incidental to the business, there are no pending legal proceedings to which the Company is a party.


ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     No matters were submitted to a vote of security holders of the Company during the fourth quarter of the fiscal year covered by this report.



                                     PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


PRICE RANGE AND DIVIDEND INFORMATION


     The following table sets forth the high and low closing price of the Company's which are traded over the Nasdaq National Market under the symbol:
RNIC, and the cash dividends declared per share in each of the quarters during the past three fiscal years.


                                                  PRICE RANGE          CASH
                                               -----------------     ---------
                                                 HIGH       LOW      DIVIDENDS
                                                 ----       ---      ---------

Fiscal 2000
 First quarter ended September 30 .........    $ 5 1/4      3 7/8      $ --
 Second quarter ended December 31 .........     13 1/4      4 3/8        --
 Third quarter ended March 31 .............     21         10            --
 Fourth quarter ended June 30 .............     16 1/4      9 1/16       --

Fiscal 1999
 First quarter ended September 30 .........    $ 5          3 1/8      $ --
 Second quarter ended December 31 .........      4          3            --
 Third quarter ended March 31 .............      4 1/2      3 1/2        --
 Fourth quarter ended June 30 .............      4 5/8      2 9/16       --

Fiscal 1998
 First quarter ended September 30 .........    $ 7 3/4      5 1/32     $.03
 Second quarter ended December 31 .........      6 1/8      3 7/8       .03
 Third quarter ended March 31 .............      5 3/4      3 5/8       .03
 Fourth quarter ended June 30 .............      6 1/8      3 3/4       .03

     As of June 30, 2000, the Company had approximately 750 holders of record of its Common Shares.

ITEM 6. SELECTED FINANCIAL DATA.


FIVE-YEAR FINANCIAL SUMMARY

                                                                    YEARS ENDED JUNE 30
                                              --------------------------------------------------------------
                                                2000          1999          1998          1997         1996
                                              -------        ------        ------        ------       ------
OPERATING RESULTS:
Net sales ...............................     $92,839        69,992        74,146        84,840       80,964
Cost of sales ...........................      66,830        53,654        62,557        65,769       65,604
 Gross profit ...........................      26,009        16,338        11,589        19,071       15,360
Selling, general and administrative
 expenses ...............................      18,423        13,796        14,565        15,598       16,749
Special and unusual charges .............         757         1,663         5,063            --           --
 Operating income (loss) ................       6,829           879        (8,039)        3,473       (1,389)
Other income (expense) ..................        (938)         (791)         (403)          376         (305)
 Income (loss) before income tax
  expense (benefit) .....................       5,891            88        (8,442)        3,849       (1,694)
Income tax expense (benefit) ............       1,261          (302)       (2,261)        1,494          465
 Net income (loss) ......................     $ 4,630           390        (6,181)        2,355       (2,159)
Return on net sales .....................         5.0%          0.6%         (8.3)%         2.8%        (2.7)%

PER SHARE INFORMATION:
Net income (loss), basic ................     $   .93           .08         (1.26)          .48         (.40)
Net income (loss), dilutive .............     $   .88           .08         (1.26)          .48         (.40)
Cash dividends ..........................          --            --           .12           .12          .12
Basic weighted average shares
 outstanding ............................       4,993         4,904         4,892         4,892        5,333
Dilutive weighted average shares
 outstanding ............................       5,254         4,905         4,892         4,911        5,333
Book value at year-end* .................     $  5.57          4.76          4.73          6.37         6.13

BALANCE SHEET:
Working capital .........................     $24,281        14,690        10,740        16,581       10,328
Property, plant and equipment -- net ....      15,989        18,539        19,424        21,188       23,618
Total assets ............................      58,067        46,626        42,302        49,696       51,466
Long-term debt ..........................      12,220         9,016         7,607         5,926        3,036
Shareholders' equity ....................      28,393        23,450        23,128        31,140       29,968

OTHER DATA:
Current ratio to 1.0 ....................         2.4           2.1           1.9           2.4          1.6
Return on shareholders' average
 equity .................................        17.8%          1.7%        (22.8)%         7.8%        (6.0)%
Capital expenditures ....................     $ 4,957         5,766         7,818         4,202        7,474
Depreciation and amortization ...........     $ 4,725         4,452         8,557         5,451        6,135

----------------------
*On the basis of year-end outstanding.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND THE RESULTS OF OPERATIONS.

     Statements made in this annual report with respect to Robinson Nugent's current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of RN. These statements are based on management's assumptions and beliefs in light of the information currently available to it and therefore you should not place undue reliance on them. RN cautions you that a number of important factors could cause actual results to differ materially from those discussed in the forward-looking statements.

GENERAL

     RN reported net income of $4.6 million on sales of $92.8 million for the year ended June 30, 2000, compared to $0.4 million on sales of $70 million in the prior year. The Company incurred a net loss of $6.2 million on sales of $74.1 million in the year ended June 30, 1998.

     Customer orders for the year increased 42 percent to $103 million compared to $72.8 million in the prior year and $69.9 million in the year ended June 30, 1998.

     Revenues increased by 33% in 2000 compared to 1999. This increase was driven by a twenty-two percent increase in the United States, a forty-five percent increase in Europe and a fifty percent increase in Asia. Gross profit margins increased to 27.9% compared to 23.3% in 1999 due to stronger profit margins in Europe, and the increased sales of higher-margin connectors sold in the United States.

     Research, development and engineering expenses, which are included in gross profit, were $4.5 million or 5% of sales in 2000 compared to $3.5 million or 5% of sales in 1999 and $4.0 million or 5.4% of sales in 1998. RN intends to continue to increase its engineering effort in the United States and Europe in the coming year. The U.S. team will focus primarily on higher-margin connectors for applications in electronic data communication and telecommunication hardware. The European engineering team is focused primarily on developing new applications for its custom, single and double smart card reader connectors for our European and Asian customers.


SALES

     Customer sales in the United States were $58.2 million in 2000 compared to $46.3 million in 1999 and $48.7 million in 1998. RN experienced an increase in sales of higher-margin PC board and telecom/ data-com connectors in the United States. These telecom/data-com connectors are used in high speed, high-end computer network servers and other network and communication equipment. It is estimated that the amount of data flowing over the Internet is doubling every 100 days. This explosive growth will require the expansion of the Internet's speed and capacity, and thereby an increase in its hardware infrastructure. RN is positioning itself to provide high performance, high-density connectors for the electronic components and hardware used in that infrastructure.

     Cable assembly sales in the United States increased ten percent compared to the prior year. This increase was partially driven by the benefits resulting from the relocation of the cable assembly facility from North Carolina to Mexico. The Reynosa, Mexico facility allows RN access to high-quality, efficient manufacturing at a lower labor cost, plus it is a location that is closer, geographically, to a major portion of RN's cable assembly customer base.

     European customer sales were $25.4 million in 2000 compared to $17.5 million in 1999 and $18.5 million in 1998, measured in U.S. dollars. This increase was due primarily to an increase in its sales of newer designs of smart card reader connectors and PCMCIA connectors used in digital satellite receiver applications. The Company expects the demand for these types of products to continue to grow, and will augment the sales generated by these products with sales of a new proprietary double smart card reader connector.

     Asian customer sales were $9.3 million in 2000 compared to $6.2 million in 1999 and $7.0 million in 1998. Sales in Japan have been favorably impacted by the strength of the Japanese yen against the U.S. dollar. Most of the Company's sales to customers in Southeast Asia are transacted in U.S. dollars.


GROSS PROFITS

     Gross profits were $26.0 million in 2000 compared to $16.3 million in 1999 and $11.6 million in 1998. Gross profit margins improved in all three geographic regions. An increase in the sales volume of higher margin telecom/data-com connectors increased U.S. gross profits over the prior years. European gross profit margins, while lower than those generated in the U.S. and Asia, improved significantly over 1999. Operations in Asia have shown steady improvement in their gross profit margins over the past several years.


SPECIAL AND UNUSUAL EXPENSES

     RN reported special and unusual expenses of $0.8 million in 2000. These expenses related to the implementation of a new information and enterprise resource planning system for the U.S. and Europe.

Special and Unusual Expenses in 1999 involved $1.1 million of system implementation costs and $0.5 million required to relocate the cable assembly operations to Reynosa, Mexico. Special and unusual expenses were $5.1 million in 1998. These charges included $3.1 million of restructuring and reorganization expenses as well as $2.0 million of unusual charges related to a reduction in the carrying value of various pieces of assembly equipment, mold tools and dies.

     RN successfully implemented the PeopleSoft(R) enterprise resource optimization software system in its operations in the U.S. and Europe. This system was designed and implemented to satisfy Year 2000 requirements, enhance management and control systems, as well as improve customer service and vendor communications. This software system includes accounting, cost and inventory control, order processing, enterprise planning, production planning and engineering management. It is an integrated business system that has been installed on a Windows based client-server architecture laid over a Windows NT backbone.

     RN invested a total of $6.8 million to design and implement this new information system. Approximately $0.9 million was invested in 1998, $4.6 million in 1999 and an additional $1.3 million in 2000 to complete the implementation. U.S. connector operations implemented the system in 1999. The U.S. cable assembly operations as well as European operations implemented the system in the second quarter of 2000. Included in the project cost is approximately $2.0 million of expenditures for computer hardware and the PeopleSoft software. RN is leasing these information system assets under a long term operating lease. Approximately $2.6 million of the project costs, related to outside consulting support, are being capitalized as expended, and depreciated over its useful life. RN is expensing in the respective accounting periods the costs of using internal personnel on this project, as well as training and travel expenses. The Company expensed approximately $0.3 million of these costs in 1998, $1.1 million in 1999 and $0.8 million in 2000.

     RN has recorded $2.1 million of expenses related to the relocation of its primary custom cable assembly operations to Mexico. Approximately $1.6 million of this cost was recorded in 1998 and was primarily related to the closure of the North Carolina facility. An additional $0.5 million was expensed in the first quarter of 1999 to complete the move.

     RN recorded $5.1 million of special and unusual charges in 1998. These charges included $3.1 million of restructuring expenses related to the reorganization of the sales, management and manufacturing organizations in Europe and North America, the closure and move of the cable assembly facility, and the cost to discontinue several product lines. The additional $2.0 million of unusual charges reflect a reduction in the carrying value of various pieces of assembly equipment, mold tools and dies. These charges resulted from management's evaluation of RN's ability to generate sufficient cash flow to recover these asset costs given the existing market conditions.


SELLING AND GENERAL ADMINISTRATIVE

     Selling general and administrative expenses were $18.4 million in 2000 compared to $13.8 million in 1999 and $14.6 million in 1998. This increase is due primarily to an increase in selling expenses in the U.S. and Europe resulting from higher sales.


OTHER INCOME AND EXPENSES

     RN recorded a net other expense of $1.0 million in 2000, $0.8 million in 1999 and $0.4 million in 1998. Other income and expense for each of these years was comprised primarily of three components; interest expense, currency exchange gains and losses, and royalty income. Interest expense increased from $756,000 in 1999 to $874,000 in 2000. This increase was due primarily to a higher level of long term debt in the current year. In addition, interest rates have been increasing over the last two years.

     RN entered into a multi-year interest rate swap agreement with its primary lending institution in 1999. This agreement covers $3.0 million of floating rate long-term debt, and effectively fixes the interest rate on these borrowings at 7.59%.

     RN recorded currency exchange losses of $140,000 in 2000 and $258,000 in 1999, compared to a currency exchange gain of $105,000 in 1998. The current year losses were incurred primarily by the European operations. These losses were driven by the deterioration in the relative value of the euro, compared to the pound sterling and U.S. dollar over the last two years. Prior year currency exchange gains were primarily related to intercompany accounts receivable and accounts payable positions between RN's various operating subsidiaries.

     RN received $168,000 of royalty income in 1999 and $17,000 in 2000 from agreements to license the use of certain patent rights to several of its competitors.


TAXES

     The provision for income taxes was provided using the appropriate effective tax rates on the pretax income of each of the tax jurisdictions in which RN has operations. RN recorded a tax expense of $1.3 million in 2000, including a tax benefit of $0.4 million related to the value of accumulated net operating loss carryforwards of the company's operations in Belgium and Japan. RN recorded a tax benefit of $302,000 in 1999, including a tax benefit of $0.5 million related to the value of accumulated net operating loss carry forwards of the company's operations in Scotland. The decision to recognize the value of these benefits in the current and previous year was based upon the earnings that had been generated in these operations, and the anticipation of additional taxable earnings in these operating divisions in the future. RN recorded an income tax benefit of $2.3 million on pretax losses of $8.4 million in 1998. This tax benefit includes the recognition of a $0.5 million benefit for deferred tax assets related to the U. S. operations. RN maintains a valuation allowance of approximately $0.4 million, at June 30, 2000, for tax benefits of prior period net operating losses in Malaysia. At such time as management is able to project the probable utilization of all or part of these net operating loss carryforward provisions, the valuation allowances for these deferred tax assets will be reversed, resulting in a tax benefit in that respective period.


NET INCOME AND EARNINGS PER SHARE

     RN generated a net income of $4.6 million or 88 cents (dilutive) per share in 2000 compared to $0.4 million or 8 cents (dilutive) per share in 1999. The net loss was $6.2 million or $1.26 per share in 1998. Operations in the U.S. generated $4.1 million of pretax profits in 2000 compared to $422,000 in 1999 and a loss of $6.3 million in 1998. European operations generated $1.1 million on a pretax basis in 2000 compared to a loss of $249,000 in 1999. Asia operations generated $791,000 in pretax profits in 2000 compared to $85,000 in losses in 1999.


LIQUIDITY AND CAPITAL RESOURCES

     Working capital as of June 30, 2000 was at $24.3 million compared to $14.7 million at June 30, 1999. The Company's current ratio at June 30, 2000 was 2.4 to 1 compared to 2.1 to 1 at June 30, 1999. Cash balances at June 30, 2000 were $2.1 million compared to $0.8 million at year-end June 30, 1999. The Company's long-term debt as a percentage of stockholders' equity was 43% at year-end 2000 compared to 38.4% at year-end 1999.

     Capital expenditures in 2000 were primarily for new mold tools, contact dies and assembly equipment. Total capital expenditures were $5.0 million in the fiscal year 2000 compared to $5.8 million in 1999.

     The Company believes future cash requirements for capital expenditures and working capital can be funded from operations, supplemented by proceeds from the existing long-term credit agreement.

     RN has a $10.0 million unsecured revolving credit facility with its primary bank. Interest rates under this revolver are dependent on the type of loan advance selected. The first type of basic advance rate is equal to the London Interbank Offered Rate (LIBOR) plus 2.25%, (approximately 7.8% as of June 30,
2000). The second interest rate utilizing the bank's prime interest rate minus 1/2 of 1%, (9.0% as of June 30, 2000) is also available. As of June 30, 2000, RN had borrowings of $8.9 million under this revolver, plus an additional $0.6 million on standby letters of credit. This revolving credit agreement includes various operating and financial covenants including minimum current ratio, a maximum ratio of indebtedness to tangible net worth, a minimum fixed charge coverage ratio and a maximum funded indebtedness to EBITDA ratio. This agreement expires in December 2003 and can be extended by mutual consent of RN and the bank. RN entered into a multi-year interest rate swap agreement with its primary lending institution in 1999. This agreement covers $3.0 million of floating rate long-term debt, and effectively fixes the interest rate on these borrowings at 7.59%.

     The Company currently has $1.1 million in unused and available credit under the existing credit agreement at June 30, 2000.


                   RISK FACTORS THAT MAY AFFECT FUTURE RESULTS

NEW PRODUCTS AND TECHNOLOGICAL CHANGE

     RN's results from operations and competitive strength depend upon the successful and rapid development of new products and enhancements to existing products. The market for the Company's products is characterized by rapid technological advances and changes in customer demand, which necessitate frequent product introductions and enhancements. These factors can result in unpredictable product transition and shortened product life cycles, and can render existing products obsolete or unmarketable. The Company must make significant investments in research and product development and successfully introduce competitive new products and enhancements on a timely basis. The success of new product introductions is dependent on a number of factors, including the rate at which a new product gains acceptance and RN's ability to effectively manage product transitions. The development of new technology, products, and enhancements is complex and involves uncertainties, which increases the risk of delays in the introduction of new products and enhancements. From time to time, RN has encountered delays that have adversely affected the Company's financial results and competitive position in the market. There can be no assurances that RN will not encounter development or production delays, or that despite intensive testing by the Company, flaws in design or production will not occur in the future. Design flaws could result in delays of shipment or of product sales, could trigger substantial repair or replacement costs, could damage RN's reputation and cause material adverse effect upon RN's financial results.

     RN has historically generated its revenue and operating profits primarily from the sale of products to the computer, network equipment and communications industries. RN is focusing resources on expanding further into these markets, as well as taking a more aggressive posture towards Internet related equipment. There can be no assurance that the Company will be successful in expanding these markets.


DEPENDENCE ON KEY CUSTOMERS

     Some of RN's products are designed specifically for individual customers. Future revenue from these products is therefore dependent on the customer's continued need and acceptance of these products.


COMPETITION

     The market for RN's products is intensely competitive and subject to continuous, rapid technological change, frequent product performance improvements and price reductions. In the connector marketplace, competition comes from companies that have substantially greater resources, as well as several other similarly sized companies. RN expects that the markets for its products will continue to change as customer buying patterns continue to migrate to emerging products and technologies. The Company's ability to compete will depend to a considerable extent on its ability to continuously develop and introduce new products and enhancements to existing products. Increased competition may result in price reductions, reduced margins and declining market share, which may have a material adverse effect on RN's business and financial results.


INTELLECTUAL PROPERTY

     RN's intellectual property rights are material assets and key to its business and competitive strength. Robinson Nugent protects its intellectual property rights through a combination of patents, trademarks, copyrights, confidentiality procedures, trade secret laws and licensing arrangements. The Company's policy is to apply for patents, or other appropriate proprietary or statutory protection, when it develops new or improved technology that is important to its business. Such protection, however, may not preclude competitors from developing similar products. In addition, competitors may attempt to restrict the Company's ability to compete by advancing various intellectual property legal theories which could, if enforced by the courts, restrict the Company's ability to develop and manufacture products. Also, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as the laws of the United States. RN also relies on certain technology that is licensed from others. RN is unable to predict whether its license arrangements can be renewed on acceptable terms. The failure to successfully protect its intellectual property rights or obtain licenses from others as needed could have a material adverse effect on RN's business and financial results.

     The connector industry is characterized by vigorous pursuit and protection of intellectual property rights or positions, which in some instances has resulted in significant litigation that is often protracted and expensive. From time to time, Robinson Nugent has commenced actions against other companies to protect or enforce its intellectual property rights. Similarly, from time to time, RN has been notified that it may be infringing certain patent or other intellectual property rights of others. Licenses or royalty agreements are generally offered in such situations. Litigation by or against the Company may result in significant expense and divert the efforts of RN's technical and management personnel, whether or not such litigation results in any determination unfavorable to RN. In the event of an adverse result, RN could be required to pay substantial damages; cease the manufacture, use and sale of infringing products; expend significant resources to develop non-infringing technology; or discontinue the use of certain processes if it is unable to enter into royalty arrangements. There can be no assurances that litigation will not be commenced in the future regarding patents, copyrights, trademarks or trade secrets or that any license, royalty or other rights can be obtained on acceptable terms, or at all.


MANUFACTURING RISKS; DEPENDENCE ON SUPPLIERS

     The Company uses standard molding compounds and pin sockets for many of its products and believes that, in most cases, there are a number of alternative, competent vendors for these components. In addition, RN designs its own custom stamped and formed connector contacts. Robinson Nugent enters into agreements with custom stamping manufacturers to design and build stamping dies to produce proprietary stamped and formed contacts for RN. The Company believes that these stamping operations are currently the only suppliers of these particular components that meet RN's specifications and design requirements. Alternative sources are not readily available. An unanticipated failure of any sole source supplier to meet the Company's requirements for an extended period, or an interruption of the Company's ability to secure comparable components, could have a material adverse effect on its revenue and results of operations. In the event a sole source supplier was unable or unwilling to continue to supply components, RN would have to identify and qualify other acceptable suppliers. This process could take an extended period, and no assurance can be given that any additional source would become available or would be able to satisfy RN's production requirements on a timely basis.


EURO CONVERSION

     Effective January 1, 1999, 11 of the 15 member countries of the European Union adopted a single European currency, the euro, as their common legal currency. Like many companies that operate in Europe, various aspects of RN's business and financial accounting have been affected by the euro conversion and the transitions in the business environment resulting from the convergence of these currencies. RN will continue to evaluate the European pricing strategies for its products and the implications of the euro on its contractual agreements, tax strategy and foreign currency risk management strategy.


EARNINGS FLUCTUATIONS

     The RN's reported earnings have fluctuated significantly in the past and may continue to fluctuate significantly in the future from quarter to quarter due to a variety of factors, including, among others, the effects of (i) customers' historical tendencies to make purchase decisions in the second half of the fiscal year, (ii) the timing of the announcement and availability of products and product enhancements by the Company and its competitors, (iii) fluctuating foreign currency exchange rates, (iv) changes in the mix of products sold, (v) variations in customer acceptance periods for the Company's products, and (vi) global economic conditions.


VOLATILITY OF STOCK PRICE

     The trading price of the Company's Common Shares has fluctuated and in the future may fluctuate substantially in response to anticipated or reported operating results, industry conditions, new product or product development announcements by the Company or its competitors, announced acquisitions and joint ventures by the Company or its competitors, broad market trends unrelated to the Company's performance, general market and economic conditions international currency fluctuations and other events or factors. Further, the volatility of the stock markets in recent years has caused wide fluctuations in trading prices of stocks of companies independent of their individual operating results. In the future, the Company's reported operating results may be below the expectations of stock market analysts and investors, and in such events, there could be an immediate and significant adverse effect on the trading price of the Company's Common Shares.


INTERNATIONAL OPERATIONS

     In connection with its international operations, the Company is subject to various risks inherent in foreign activities. These risks may include unstable economic and political conditions, changes in trade policies and regulations of countries involved, fluctuations in currency exchange rates and requirements for letters of credit or bank guarantees. Most of the Company's international operations are in western European countries, mainly Great Britain, Belgium, and The Netherlands, and to a lesser degree in the Asian countries of Japan, Singapore and Malaysia. The Company is exposed to risks associated with fluctuations in exchange rates, including the euro, Swiss franc, pound sterling, Deutsche mark, Malaysian ringgit and the Dutch guilder. The Company limits its exposure to these risks by incurring and paying for its expenses in the same currencies as those of its revenue. It is the Company's policy not to enter into derivative financial instruments for speculative purposes. There were no derivative foreign currency instruments outstanding as of June 30, 2000.


                   IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for hedging activities and for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives). It required that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. RN adopted the new standard on July 1, 2000. The effect on the results of operations of adopting this new standard will be insignificant.

     The Securities and Exchange Commission Staff Accounting Bulletin No. 101 "Revenue Recognition" establishes accounting and reporting standards for the recognition of revenues. The Company will adopt this new bulletin in 2001. The Company does not expect the adoption of this bulletin will have a material impact on its financial statements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.



                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Robinson Nugent, Inc.
New Albany, Indiana

     We have audited the accompanying consolidated balance sheets of Robinson Nugent, Inc. and subsidiaries (Company) as of June 30, 2000, 1999 and 1998, and the related consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 2000. Our audits also included the financial statement schedule listed in the Index at Item 14. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Robinson Nugent, Inc. and subsidiaries as of June 30, 2000, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


DELOITTE & TOUCHE LLP
Louisville, Kentucky
August 4, 2000

                     ROBINSON NUGENT, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                          JUNE 30, 2000, 1999 AND 1998
                                  IN THOUSANDS


                                                       2000          1999          1998
                                                     ---------     ---------     ---------
ASSETS
Current Assets:
 Cash and cash equivalents ......................    $   2,114     $     845     $     959
 Receivables, less allowance for doubtful
  receivables of $584 in 2000, $581 in 1999,
  and $571 in 1998 ..............................       17,949        13,159         9,274
 Inventories ....................................       18,985        10,632        10,062
 Other ..........................................        2,378         3,313         2,012
                                                     ---------     ---------     ---------
  Total current assets ..........................    $  41,426     $  27,949     $  22,307
Property, Plant and Equipment, net ..............       15,989        18,539        19,424
Other ...........................................          652           138           571
                                                     ---------     ---------     ---------
Total ...........................................    $  58,067     $  46,626     $  42,302
                                                     =========     =========     =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Current installments of long-term debt .........    $     441     $     449     $     367
 Short-term bank borrowings .....................           --            --           570
 Accounts payable ...............................        9,329         7,441         5,147
 Accrued expenses ...............................        7,375         5,369         5,483
                                                     ---------     ---------     ---------
  Total current liabilities .....................    $  17,145     $  13,259     $  11,567
Long-term Debt ..................................       11,779         9,016         7,607
Other Liabilities ...............................          750           901            --
                                                     ---------     ---------     ---------
  Total liabilities .............................    $  29,674     $  23,176     $  19,174

Commitments and contingencies

Shareholders' Equity:
 Common Shares without par value,
  15,000 authorized shares ......................       21,562        20,950        20,950
 Retained earnings ..............................       19,535        14,847        14,563
 Equity adjustment from foreign
  currency translation ..........................         (134)          492           713
 Employee stock purchase plan loans
  and deferred compensation .....................          (22)          (77)         (106)
 Less cost of Common Shares in treasury .........      (12,548)      (12,762)      (12,992)
  Total shareholders' equity ....................       28,393        23,450        23,128
                                                     ---------     ---------     ---------
Total ...........................................    $  58,067     $  46,626     $  42,302
                                                     =========     =========     =========


                See notes to consolidated financial statements.

                     ROBINSON NUGENT, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                            AND COMPREHENSIVE INCOME
                    YEARS ENDED JUNE 30, 2000, 1999 AND 1998
                       IN THOUSANDS EXCEPT PER SHARE DATA


                                               2000         1999         1998
                                             -------      -------      -------
NET SALES ...............................    $92,839      $69,992      $74,146
COST OF SALES ...........................     66,830       53,654       62,557
                                             -------      -------      -------
GROSS PROFIT ............................     26,009       16,338       11,589

SELLING, GENERAL
 AND ADMINISTRATIVE EXPENSES ............     18,423       13,796       14,565
SPECIAL AND UNUSUAL EXPENSES ............        757        1,663        5,063
                                             -------      -------      -------
OPERATING INCOME (LOSS) .................      6,829          879       (8,039)
                                             -------      -------      -------
OTHER INCOME (EXPENSES):
 Interest income ........................         59           55           84
 Interest expense .......................       (874)        (756)        (592)
 Currency exchange gain (loss) ..........       (140)        (258)         105
 Royalty income .........................         17          168
                                             -------      -------
  Other expenses, net ...................       (938)        (791)        (403)
                                             -------      -------      -------
INCOME (LOSS) BEFORE
 INCOME TAX EXPENSE (BENEFIT) ...........      5,891           88       (8,442)

INCOME TAX EXPENSE (BENEFIT) ............      1,261         (302)      (2,261)
                                             -------      -------      -------
NET INCOME (LOSS) .......................      4,630          390       (6,181)
                                             =======      =======      =======
OTHER COMPREHENSIVE INCOME:
 Foreign currency translation ...........       (626)        (221)      (1,360)
                                             -------      -------      -------
 Comprehensive income (loss) ............    $ 4,004      $   169       (7,541)
                                             =======      =======      =======
NET INCOME (LOSS) PER COMMON SHARE:
 Basic ..................................    $  0.93      $  0.08      $ (1.26)
                                             =======      =======      =======
 Dilutive ...............................    $  0.88      $  0.08      $ (1.26)
                                             =======      =======      =======


                 See notes to consolidated financial statements.

                     ROBINSON NUGENT, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 2000, 1999 AND 1998
                                  IN THOUSANDS


                                                                                     EMPLOYEE
                                                                                  STOCK PURCHASE
                                        COMMON SHARES                  FOREIGN      PLAN LOANS          TREASURY SHARES
                                      ----------------    RETAINED    CURRENCY     AND DEFERRED     ----------------------
                                      SHARES    AMOUNT    EARNINGS   TRANSLATION   COMPENSATION      SHARES        AMOUNT
                                      ------    ------    --------   -----------   ------------     --------      --------
BALANCE AT JULY 1, 1997 ............  6,851    $20,950    $ 21,290    $  2,073       $ (177)        (1,959)      $ (12,996)
 Net Income ........................                        (6,181)
 Dividends ($.12 per share) ........                          (587)
 Equity adjustments from
  foreign currency translation .....                                    (1,360)
 Stock purchase plan
  repayments .......................                                                     60
 Amortization of deferred
  compensation .....................                                                     11
 Stock purchase plan
  forfeitures ......................                            38                                      (7)            (38)
 Stock options exercised ...........                                                                     5              32
 Treasury shares ...................                             3                                       2              10
                                      -----    -------    --------    --------       ------         ------       ---------

BALANCE AT JUNE 30, 1998              6,851     20,950      14,563         713         (106)        (1,959)        (12,992)
 Net Income ........................                           390
 Equity adjustments from
  foreign currency translation .....                                      (221)
 Stock purchase plan
  repayments .......................                                                     26
 Amortization of deferred
  compensation .....................                                                      3
 Treasury shares ...................                          (106)                                     33             230
                                      -----    -------    --------    --------       ------         ------       ---------

BALANCE AT JUNE 30, 1999              6,851     20,950      14,847         492          (77)        (1,926)        (12,762)
 Net Income ........................                         4,630
 Equity adjustments from
  foreign currency translation .....                                      (626)
 Stock purchase plan
  repayments .......................                             9                       52
 Amortization of deferred
  compensation .....................                                                      3
 Stock options exercised ...........    127        612
 Treasury shares ...................                            49                                      32             214
                                      -----    -------    --------    --------       ------         ------       ---------

BALANCE AT JUNE 30, 2000              6,978    $21,562    $ 19,535    $   (134)      $  (22)        (1,894)      $ (12,548)
                                      =====    =======    ========    ========       ======         ========     =========


                 See notes to consolidated financial statements.

                     ROBINSON NUGENT, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 2000, 1999 AND 1998
                                  IN THOUSANDS



                                                              2000          1999           1998
                                                            --------      --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) .....................................    $  4,630      $    390       $ (6,181)
 Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation and amortization ........................       4,725         4,452          8,557
  Issuances of treasury shares as compensation .........         260           124             --
  Deferred income taxes ................................        (784)          560         (1,409)
  (Gain) loss on sales and disposals of property,
    plant and equipment ................................          77           (76)           360
  Changes in assets and liabilities:
   Receivables .........................................      (4,790)       (3,885)         2,510
   Inventories .........................................      (8,353)         (570)         1,038
   Other current assets ................................       1,179        (1,861)          (498)
   Accounts payable and accrued expenses ...............       3,894         2,180            805
   Other liabilities ...................................        (151)          901             --
   Income taxes payable ................................          --            --         (1,581)
                                                            --------      --------       --------
    Net cash provided by operating activities ..........         687         2,215          3,601
                                                            --------      --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures ..................................      (4,957)       (5,766)        (7,818)
 Proceeds from sales of property, plant and
  equipment ............................................       2,526         2,126             --
 Other assets ..........................................         (20)          397            (47)
                                                            --------      --------       --------
  Net cash used in investing activities ................      (2,451)       (3,243)        (7,865)
                                                            --------      --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from short-term bank borrowings ..............          --           250            570
 Repayments of short-term bank borrowings ..............          --          (820)            --
 Proceeds from long-term debt ..........................       6,641         5,220          3,250
 Repayments of long-term debt ..........................      (3,754)       (3,738)        (1,426)
 Cash dividends ........................................          --            --           (587)
 Sales of treasury shares ..............................         122            --             13
 Repayments of employee stock purchase plan loans                 61            26             60
 Proceeds from exercised stock options .................         493            --             32
                                                            --------      --------       --------
  Net cash provided by financing activities ............       3,563           938          1,912
                                                            --------      --------       --------
EFFECT OF EXCHANGE RATE CHANGES
 ON CASH ...............................................        (530)          (24)          (807)

INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS ......................................       1,269          (114)        (3,159)

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF YEAR .....................................         845           959          4,118
                                                            --------      --------       --------
CASH AND CASH EQUIVALENTS AT
 END OF YEAR ...........................................    $  2,114      $    845       $    959
                                                            ========      ========       ========



                 See notes to consolidated financial statements.

                     ROBINSON NUGENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2000, 1999 AND 1998
                       IN THOUSANDS EXCEPT PER SHARE DATA

1.  NATURE OF OPERATIONS AND ORGANIZATIONS

    Robinson Nugent, Inc. and its subsidiaries (Company) designs, manufactures, and markets electronic connectors, integrated circuit sockets and cable assemblies. Its products are sold throughout the world for use by manufacturers of computers.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Robinson Nugent, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS -- Cash and cash equivalents are defined as cash in banks and investment instruments having maturities of ninety-one days or less on their acquisition date.

    INVENTORIES -- Inventories are stated at the lower of cost (first in, first out) or market (net realizable value).

    PROPERTY, PLANT, AND EQUIPMENT -- Property, plant and equipment is recorded at cost. Depreciation is provided by the straight-line method over the estimated useful lives of buildings, ranging from 30 to 45 years, and machinery and equipment, ranging from 3 to 12 years. Depreciation expense also includes the amortization of buildings capitalized under lease obligations. Depreciation expense was approximately $4,676 in 2000, $4,405 in 1999, and $8,507 in 1998.

    REVENUE RECOGNITION -- Revenue from product sales is recognized upon shipment or the date of receipt by the customer. Estimated returns and other adjustments are provided for in the same period the related sales are recorded.

    SPECIAL AND UNUSUAL EXPENSES -- In 2000 and 1999, special and unusual expenses primarily related to the implementation of a new information and enterprise resource planning computer system. In 1998, such expenses were primarily related to the restructuring and reorganization of the sales, management and manufacturing operations in Europe and North America. Selected information as to the restructuring and reorganization charges are as follows:

                                            EMPLOYEE      WRITE-DOWN     RECOGNITION
                                          TERMINATION         OF          OF LEASE
                                            BENEFITS        ASSETS        LIABILITY       OTHER         TOTAL
                                          -----------     ----------     -----------    ---------     ---------
  1998 restructuring charge ..........      $  200         $  3,200        $1,100       $    600      $ 5,100
  Cash outlays
   Write-down of assets ..............                       (3,200)                                   (3,200)
                                            ------         --------        ------       --------      -------
  Restructuring liability
   at June 30, 1998 ..................         200                          1,100            600        1,900
  1999 restructuring charges .........                                                       500          500
  Cash outlays .......................        (200)                          (100)        (1,100)      (1,400)
                                            ------         --------        ------       --------      -------
  Restructuring liability
   at June 30, 1999 ..................                                      1,000                       1,000
  Cash outlays .......................                                       (100)                       (100)
                                            ------         --------        ------       --------      -------
  Restructuring liability
   at June 30, 2000 ..................      $              $               $  900       $             $   900
                                            ======         ========        ======       ========      =======

    INCOME TAXES -- The Company follows Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or the income tax returns.

    RESEARCH, DEVELOPMENT, AND ENGINEERING -- Research, development, and engineering expenditures for the creation and application of new and improved products and manufacturing processes were approximately $4,500 in 2000, $3,500 in 1999, and $3,950 in 1998. Research, development and engineering costs are charged to operations as incurred.

    GOVERNMENT INCENTIVE GRANTS -- The Company has received an incentive grant, from the government in Scotland related to capital expenditures for equipment and machinery over the period of 1995-1999. The Company's policy is to defer this capital expenditure grant and amortize to income over the estimated useful life of the equipment and machinery. The financial statements include grant income of approximately $264 in 2000, $291 in 1999, and $254 in 1998.

    DISCLOSURE OF CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The Company's periodic filings with the Securities and Exchange Commission include, where applicable, disclosures of estimates, assumptions, uncertainties and concentrations in products, sources of supply and markets that could affect the consolidated financial statements and future operations of the Company.

    CONCENTRATION OF CREDIT RISK -- Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash investments and trade receivables. The Company has cash investment policies that limit the amount of credit exposure to any one issuer and restrict placement of these investments to issuers evaluated as credit worthy. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and their dispersion across many different industries and geographies.

    FOREIGN CURRENCY -- The accounts of foreign subsidiaries are measured using local currency as the functional currency. For these operations, assets and liabilities are translated into U.S. dollars at period-end exchange rates, and income and expense accounts are translated at average monthly exchange rates. Net exchange gains or losses resulting from such translation are excluded from net income and accumulated as other comprehensive income. Gains and losses from completed foreign currency transactions are included as a separate component of other income (expense) in the consolidated statements of operations.

    SEGMENT REPORTING -- The Company operates in one industry. The Company identifies operating segments by geographical location.

    NEW ACCOUNTING STANDARDS -- SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for hedging activities and for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives). It requires that an entity recognize all derivatives as other assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company adopted the new standard on July 1, 2000. The effect on the results of operations of adopting this new standard will be insignificant.

    The Security and Exchange Commission Staff Accounting Bulletin No. 101 "Revenue Recognition" establishes accounting and reporting standards for the recognition of revenues. The Company will adopt the new bulletin in 2001. The Company does not expect the adoption of this bulletin will have a material impact on its financial statements.

    INTERNATIONAL OPERATIONS -- In connection with its international operations the Company is subject to various risks inherent in foreign activities. These risks may include unstable economic and political conditions, changes in trade policies and regulations of countries involved, fluctuations in currency exchange rates and requirements for letters of credit or bank guarantees. Most of the Company's international operations are in western European countries, mainly Great Britain, Belgium, and The Netherlands, and to a lesser degree in the Asian countries of Japan, Singapore and Malaysia. The Company is exposed to risks associated with fluctuations in exchange rates, including the euro, Swiss franc, pound sterling, Deutsche mark, yen, Singapore dollar, Malaysian ringgit and the Dutch guilder. The Company limits its exposure to these risks by incurring and paying for its expenses in the same currencies as those of its revenue. It is the Company's policy not to enter into derivative financial instruments for speculative purposes. There were no derivative foreign currency instruments outstanding as of June 30, 2000.

    COMMON SHARE DATA -- Per Common Share data for 2000, 1999 and 1998 is presented using basic and dilutive weighted average number of Common Shares outstanding.

    The following is the reconciliation of the numerators and denominators used to compute the net income (loss) per Common Share, basic and dilutive:

                                             2000         1999          1998
                                            -------      -------       -------
  Numerator
   Income (loss) available to
    common shareholders ...............     $ 4,630      $   390       $(6,181)
  Denominator
   Basic-weighted shares outstanding
    (in thousands) ....................       4,993        4,904         4,892
   Stock options ......................         261            1
                                            -------      -------       -------
   Dilutive-weighted shares outstanding
    (in thousands) ....................       5,254        4,905         4,892
                                            -------      -------       -------
   Net income (loss) per common share:
    Basic .............................     $  0.93      $  0.08       $ (1.26)
                                            =======      =======       =======
    Dilutive ..........................     $  0.88      $  0.08       $ (1.26)
                                            =======      =======       =======


    Options to purchase 4,479 and 577 shares of common stock were outstanding during 2000, 1999 and 1998, respectively, but were not included in the computation of diluted earnings per share because the option exercise price was greater than the average market price.



3.  INVENTORIES

    Inventories consist of the following:

                                            2000        1999        1998
                                           -------     -------     -------
  Finished goods ......................    $ 9,434     $ 4,092     $ 2,970
  Work in process .....................      8,479       5,569       5,595
  Raw materials and supplies ..........      1,072         971       1,497
                                           -------     -------     -------
  Total ...............................    $18,985     $10,632     $10,062
                                           =======     =======     =======


4.  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consist of the following:

                                             2000        1999        1998
                                           -------     -------     -------
  Land ................................    $   309     $   737     $   732
  Buildings ...........................      7,049       9,481      12,942
  Machinery and equipment .............     52,547      51,361      49,416
                                           -------     -------     -------
                                            59,905      61,579      63,090
  Less accumulated depreciation
   and amortization ...................     43,916      43,040      43,666
                                           -------     -------     -------
  Net .................................    $15,989     $18,539     $19,424
                                           =======     =======     =======

5.  ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                2000        1999        1998
                                               ------      ------      ------
  Compensation ............................    $2,212      $1,195      $  955
  Commissions .............................       687       1,012         721
  Distributor allowances ..................       421         441         447
  Deferred grant income ...................       341         617
  Provision for plant relocation ..........       150         119       1,900
  Income taxes ............................     1,838
  Other ...................................     1,726       1,985       1,460
                                               ------      ------      ------
  Total ...................................    $7,375      $5,369      $5,483
                                               ======      ======      ======

    In November of 1998, the Company moved its cable assembly operations in Kings Mountain, North Carolina, to a leased facility in Reynosa, Mexico. The 1998 provision for the relocation of this facility included the present value of the remaining future lease payments on the vacated building, plus accruals for severance payments and other costs related to this relocation. In 1999, management determined that $901 of the future lease payments were long-term in nature.


6.  DEBT

    Long-term debt consists of the following:

                                                        2000       1999        1998
                                                      -------     ------      ------
  United States' obligations:
   Loans under a long-term credit agreement .......   $ 8,900     $6,800      $6,180
   7.75% fixed rate real estate mortgage,
    payable in monthly installments through
    October 2005, with interest ...................     1,156      1,242
  Foreign obligations:
   6.938% fixed-rate loan, payable in annual
    installments through 2004, with interest ......       890      1,122       1,335
   8.0% fixed-rate real estate mortgage,
    payable in quarterly installments through
    2015, with interest ...........................     1,138
   Other long-term debt ...........................       136        301         459
                                                      -------     ------      ------
  Total ...........................................    12,220      9,465       7,974
  Less current installments of long-term debt .....       441        449         367
                                                      -------     ------      ------
  Long-term debt ..................................   $11,779     $9,016      $7,607
                                                      =======     ======      ======

    In February 2000, the Company amended the long-term credit agreement with its primary lending institution. This agreement provides for up to $10 million in revolving credit loans and is secured by a lien on U.S. inventories and receivables. The Company had $1.1 million in unused and available credit under this agreement and additional standby letters of credit at June 30, 2000. Interest rates under this revolver are dependent on the type of loan advance selected. The first type of basic advance rate is equal to the London Interbank Offered Rate (LIBOR) plus 2.25%, (approximately 7.8% as of June 30, 2000). Second interest rate utilizing the bank's prime interest rate minus 1/2 of 1%, (9.0% as of June 30, 2000) is also available. This agreement includes various operating and financial covenants, including a minimum current ratio, a maximum ratio of indebtedness to tangible net worth, a minimum fixed charge coverage ratio and a maximum funded indebtedness to EBITDA ratio. The agreement terminates in December 2003, and can be extended by mutual consent of the Company and the bank.

    The aggregate maturities of long-term debt for the five years ending June 30, 2005, amount to $441 in 2001, $379 in 2002, $341 in 2003, $9,241 in
    2004, $341 in 2005 and $1,477 thereafter.

    During 1999, the Company entered into a multi-year interest rate swap agreement with its primary lending institution. This agreement covers $3.0 million of floating rate long-term debt, and effectively fixes the interest rate on these borrowings at 7.59%. Total interest paid, including the interest rate swap agreement, under the long-term debt agreements was $809 in 2000, $710 in 1999 and $539 in 1998.

    In addition, the Company has short-term lines of credit available in Malaysia and Belgium at interest rates of 13.80% and 8.75%, respectively. Total unused and available credit under these agreements was approximately $50, as of June 30, 2000.

    Property, plant and equipment with an approximate net book value of $2,840 is pledged as collateral under the various long-term debt agreements.


7.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair values of the Company's noncurrent financial liabilities are shown below. The fair values of current assets and current liabilities are assumed to be equal to their reported carrying amounts.

                                      2000                      1999                     1998
                             -----------------------   ----------------------   ----------------------
                              CARRYING       FAIR       CARRYING       FAIR      CARRYING       FAIR
                               AMOUNT        VALUE       AMOUNT       VALUE       AMOUNT       VALUE
                             ----------   ----------   ----------   ---------   ----------   ---------
  Long-term debt .........    $12,220      $12,505       $9,465      $9,372       $7,974      $7,872

    The valuations for long-term debt, including a $77 and $44 in 2000 and 1999, respectively, reduction in fair value for the interest rate swap agreement, are determined based on the expected future payments discounted at risk-adjusted rates.


8.  INCOME TAXES

     The provision (benefit) for income taxes follows:

                                  2000         1999          1998
                               ----------   ----------   ------------
  Current:
   Federal .................     $  724       $ (959)      $ (1,132)
   State ...................        328         (154)           (38)
   Foreign .................        993          251            318
                                 ------       ------       --------
    Total current ..........      2,045         (862)          (852)
                                 ------       ------       --------
  Deferred:
   Federal .................         20          897         (1,149)
   State ...................         17          190           (173)
   Foreign .................       (821)        (527)           (87)
                                 ------       ------       --------
    Total deferred .........       (784)         560         (1,409)
                                 ------       ------       --------
  Total ....................     $1,261       $ (302)      $ (2,261)
                                 ======       ======       ========

    The following reconciles income taxes computed at the U.S. Federal statutory rate to income taxes reported for financial reporting purposes:

                                                       2000         1999          1998
                                                     --------      ------       --------
  Income tax expense (benefit) at
   statutory rate ...............................    $  2,003      $   30       $ (2,870)
  Non-U.S. tax-exempt (earnings) losses .........      (1,165)          2            729
  Foreign loss carryforwards ....................        (498)       (483)
  Foreign dividends .............................         237
  Foreign taxes, net of U.S. tax credit .........         327         118            197
  State and local taxes, net of
   U.S. Federal income tax ......................         198          24           (139)
  Research and experimentation credit ...........         (62)        (58)           (59)
  Other .........................................         221          65           (119)
                                                     --------      ------       --------
  Income tax expense (benefit) ..................    $  1,261      $ (302)      $ (2,261)
                                                     ========      ======       ========

    No U.S. Federal income taxes have been provided at June 30, 2000, on approximately $6,400 of accumulated earnings of certain foreign subsidiaries since the Company plans to reinvest such amounts for an indefinite future period.

    The Company made income tax payments, net of tax refunds received, of approximately $1,100 in 2000, $265 in 1999 and $770 in 1998.

    The net current and non-current components of deferred income taxes recognized in the balance sheet at June 30 follows:

                                                          2000       1999      1998
                                                         ------     ------    ------
  Net current assets ................................    $  857      $609     $  745
  Net non-current assets ............................       540         4        428
                                                         ------      ----     ------
  Net assets ........................................    $1,397      $613     $1,173
                                                         ======      ====     ======

    The tax effect of the significant temporary differences that comprise the deferred tax assets and liabilities at June 30 follows:

                                                         2000        1999        1998
                                                        ------      ------      -------
  Deferred tax assets:
   Net operating loss carryforwards ...............     $  972      $1,263      $ 1,504
   Tax credit carryforwards .......................        216         248
   Employee compensation and benefits .............        312         311          355
   Inventories and other current assets ...........         80         363          247
   State and local income taxes, net of
    U.S. Federal income tax benefit ...............                     28          141
   Plant closing settlement costs .................        306         333          541
   Other accrued expenses .........................        830         400           68
                                                        ------      ------      -------
    Total deferred tax assets .....................      2,716       2,946        2,856
                                                        ------      ------      -------
  Deferred tax liabilities:
   Depreciation and amortization ..................        918       1,468          179
    Total deferred tax liabilities ................        918       1,468          179
    Net deferred tax assets
     before valuation allowance ...................      1,798       1,478        2,677
  Deferred tax assets valuation allowance .........       (401)       (865)      (1,504)
                                                        ------      ------      -------
    Net deferred tax assets .......................     $1,397      $  613      $ 1,173
                                                        ======      ======      =======

    At June 30, 2000, certain foreign subsidiaries have accumulated foreign net operating loss carryforwards of approximately $2,900 (tax benefit of $972). Under foreign jurisdictions, these loss carryforwards do not expire. Management is unable at this time to project future taxable income that will utilize the deferred benefit of these loss carryforwards. As a result, a valuation allowance has been established of $401. The tax benefit of the remaining net operating loss carryforwards will be recognized when management is able to project future taxable income of these foreign subsidiaries. Tax credit carryforwards begin to expire after June 30, 2004. Management anticipates future taxable income from U.S. operations will utilize these tax credit carryforwards before their expiration.


9.  LEASED ASSETS AND LEASE COMMITMENTS

    The consolidated financial statements include land and buildings under a capital lease as follows:

                                                  2000     1999      1998
                                                 ------   ------   -------
   Land and buildings ........................    $553     $542     $497
   Less accumulated amortization .............     154      121       89
                                                  ----     ----     ----
   Net assets under a capital lease ..........    $399     $421     $408
                                                  ====     ====     ====

    The Company leases office and plant facilities, automobiles, computer systems, and certain other equipment under noncancelable operating leases, which expire at various dates. Taxes, insurance, and maintenance expenses are normally obligations of the Company. Rental expenses charged to operations under operating leases amounted to approximately $1,490 in 2000, $1,540 in 1999 and $1,360 in 1998.

    A summary of future minimum lease payments follows:

                                                  CAPITAL     OPERATING
   YEAR ENDING JUNE 30                             LEASE        LEASE
   -------------------                            -------     ---------
   2001 ......................................      $41        $1,672
   2002 ......................................       38         1,280
   2003 ......................................                    823
   2004 ......................................                    463
   2005 ......................................                    386
   Later years ...............................                    495
                                                    ---        ------
   Total minimum lease payments ..............       79        $5,119
                                                               ======
   Less amount representing interest .........        7
                                                    ---
   Present value of net minimum lease payments
    (included in long-term debt) .............      $72
                                                    ===

    During 2000, the Company sold its corporate headquarter building in New Albany, Indiana to a related party for approximately $2.2 million. The Company has entered into an agreement to lease back the building for a two-year lease expiring February 2002 for approximately $220 per year. The gain on such sale, which was insignificant, was deferred and is being amortized over the life of the lease.

10. EMPLOYEE BENEFITS

    The Company has a defined contribution pension plan and a defined contribution 401(k) plan for eligible employees in the United States. Annual contributions by the Company to the defined contribution pension plan are based upon specified percentages of the annual compensation of participants. Under the terms of the 401(k) plan, employees may contribute a portion of their compensation to the plan and the Company makes matching contributions up to a specified level. The contributions charged to expense under the defined contribution plans were approximately $450 in 2000, $460 in 1999 and $525 in 1998.

    Company personnel in Europe and Asia are provided retirement benefits under various programs that are regulated by foreign law. Annual contributions are generally regulated in amount and shared equally by the Company and its employees. The Company's share of annual contributions to the aforementioned foreign defined contribution plans was approximately $100 in 2000, $100 in 1999 and $250 in 1998.


11. STOCK OPTION PLANS

    In September 1993, the Company adopted a stock option plan for eligible employees and nonemployee directors. Under the terms of the plan, the Board of Directors is authorized to grant options in the aggregate of 500 Common Shares of the Company to eligible employees and a predetermined annual number of shares to nonemployee directors at prices not less than the market value at the date of grant. In 1998, the Board of Directors authorized an additional 500 Common Shares to the pool of shares available for option grants under the terms of the plan. Fifty percent of the options are exercisable after the first anniversary of the date of grant. One hundred percent of the options are exercisable after the second anniversary date of the grant. All options expire ten years after the date of the grant.

    The following is a summary of the option transactions under the plan:

                                                                      WEIGHTED AVERAGE
                                                                        OPTION PRICE
   2000                                                  SHARES          PER SHARE
   ----                                                  ------       ----------------
   Shares under option at beginning of year .........      559              $5.99
    Granted .........................................      250               4.45
    Expired .........................................       (1)              6.63
    Cancelled .......................................      (28)              5.30
    Exercised .......................................     (127)              4.85
                                                          ----
   Shares under option at end of year ...............      653               5.65
                                                          ====

                                                                      WEIGHTED AVERAGE
                                                                        OPTION PRICE
   1999                                                  SHARES          PER SHARE
   ----                                                  ------       ----------------
   Shares under option at beginning of year .........      577          $  6.30
    Granted .........................................      120             4.13
    Expired .........................................      (28)            7.00
    Cancelled .......................................     (110)            5.33
                                                          ----
   Shares under option at end of year ...............      559             5.99


                                                                      WEIGHTED AVERAGE
                                                                        OPTION PRICE
   1998                                                  SHARES          PER SHARE
   ----                                                  ------       ----------------

   Shares under option at beginning of year .........      500            $  6.56
    Granted .........................................      144               6.25
    Expired .........................................      (19)             10.88
    Cancelled .......................................      (43)              7.09
   Exercised ........................................       (5)              6.17
                                                           ---
   Shares under option at end of year ...............      577               6.30
                                                           ===

    A total of 358, 386 and 360 shares at an average option price per share of $6.69, $6.52 and $6.59 were exercisable and 174, 441 and 532 shares were available for future grants at June 30, 2000, 1999 and 1998, respectively.

    The following table summarizes information about stock options outstanding at June 30, 2000:

                                         OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                  --------------------------------   -----------------------------------
                                                      WEIGHTED
                                                       AVERAGE       WEIGHTED                  WEIGHTED
                                      NUMBER          REMAINING       AVERAGE      NUMBER       AVERAGE
                                    OUTSTANDING   CONTRACTUAL LIFE   EXERCISE    EXERCISABLE   EXERCISED
   RANGE OF EXERCISE PRICES        AT 6/30/2000        (YEARS)         PRICE    AT 6/30/2000     PRICE
   ------------------------        ------------   ----------------   --------   ------------   ---------
   Price $4.00 to $5.875 ........      414               8.44        $  4.35         130       $  4.64
   $6.00 to $7.375 ..............      100               5.25           6.46          93          6.42
   $8.625 to $9.25 ..............      135               4.36           8.84         135          8.84
   $12.875 to $18.00 ............        4               9.67          13.46

    The weighted average fair value of options granted during 2000, 1999 and 1998 was $2.94, $1.91 and $2.19, respectively.

    The fair value of each stock option granted in 2000, 1999 and 1998 was estimated as of the date of the grant using the Black-Scholes option-pricing model with the following assumptions for 2000, 1999 and 1998, respectively: dividend yield of 0%, 0%, and 1.6% to 2.8%; volatility factor of 47%, 45% and 37%; a range of risk-free interest rates of 6.2% to 6.8%, 4.7% to 5.1% and 5.5% to 6.0%; and expected lives of 10 years for all years.

    In accordance with Accounting Principle Board No. 25, the Company has not recognized any compensation cost for the stock option plan. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                               2000         1999          1998
                                             --------     --------      --------
   Net income (loss):
    As reported ........................     $ 4,630      $   390       $ (6,181)
    Pro forma ..........................       3,934          164         (6,471)

   Earnings (loss) per share (dilutive):
    As reported ........................     $  0.88      $  0.08       $  (1.26)
    Pro forma ..........................        0.75         0.03          (1.32)

    The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts.


12. STOCK PURCHASE PLAN

    The Company had an employee stock purchase plan for key employees that provided for participants of the plan to purchase Common Shares of the Company on the open market through an independent trustee. The plan permitted the Board of Directors to authorize interest-free loans to the participants for the purchase of stock. Shares are held in trust as collateral for the loans, which are payable by the participants for the plan over a period not to exceed ten years. The plan also provided for participants to receive from the Company a matching number of Common Shares of the Company, based upon a vesting schedule and the participants' level of purchased shares. The plan terminated in 1994 with respect to new participation. The loans ($20 in 2000, $72 in 1999 and $98 in 1998) and deferred compensation charges ($2 in 2000, $5 in 1999 and $8 in 1998) associated with the plan are classified as a reduction of shareholders' equity. The amortization of the deferred compensation charged to expense was $3 in 2000, $3 in 1999 and $11 in 1998.

    During 2000, the Company adopted the Discount Share Purchase Program for certain key employees. Such program allowed certain key employees to purchase the Company's common stock at a 15% discount. The Company issued approximately 18 shares as of June 30, 2000. Such plan was discontinued in 2000.


13. SHAREHOLDER RIGHTS PLAN

    The Company has a shareholder rights plan for the purpose of deterring coercive or unfair takeover tactics and encouraging a potential acquirer to negotiate with the Board of Directors before attempting to gain control of the Company. Under the terms of the plan, rights to purchase additional Common Shares were distributed as a dividend to shareholders of record on May 6, 1988, and are also distributed with respect to shares that were issued after May 6, 1988. The rights are attached to each issued and outstanding share and were to expire on April 15, 1998. The Plan was amended in January 1998 to extend expiration date to April 15, 2008. At issuance, the rights are not exercisable and are not detachable from Common Shares. Accordingly, the rights do not provide any immediate value to shareholders. The Company may redeem the rights for one cent per right at any time prior to becoming exercisable. The rights become exercisable ten days after public disclosure that a person acquired 20% or more, or commenced a tender offer or exchange offer for 30% or more, of the issued and outstanding Common Shares, unless such acquisition or tender offer was approved in advance by the disinterested directors of the Company. Thereafter, the rights will trade separately from the Common Shares, and separate certificates representing the rights will be issued. Each right grants an eligible holder the right to purchase for $40 additional Common Shares of the Company, or in the event of certain mergers or business combinations, additional shares of the survivor's Common Shares. The number of Common Shares to be issued upon exercise of a right is based upon the then current market value of the Common Shares, subject to certain adjustments.


14. SIGNIFICANT CUSTOMER

    The Company had sales of approximately $14,000 to Customer A, $11,000 to Customer B and $10,000 to Customer C in 2000 and $8,400 to Customer A in 1999. No sales to a single customer exceeded 10% of total sales in 1998.


15. EMPLOYEE HEALTH INSURANCE PLAN

    The Company maintains a self-insurance program for that portion of health care costs not covered by insurance. The Company's costs are limited to $100 a person each calendar year, with an aggregate annual limitation, for the plan year ending December 31, 2000 of $900.

16. BUSINESS SEGMENT AND FOREIGN SALES

    The Company operates within the electronic connectors segment of the electronic industry. Products are sold throughout the world for use by manufacturers of computers, telecommunications equipment, automobiles, industrial controls, medical instrumentation, and a wide variety of other products to interconnect components of electronic systems. During 2000, the Company had manufacturing operations located in the United States, Mexico, Scotland, Belgium, and Malaysia.

                                               2000           1999           1998
                                            ---------      ---------      ---------
   SALES
    United States
     Domestic ..........................    $  53,649      $  44,042      $  46,955
    Export:
     Europe ............................                                         78
     Asia ..............................                                          7
     Rest of World .....................        4,576          2,296          1,653
                                            ---------      ---------      ---------
      Total sales to customers .........       58,225         46,338         48,693
    Intercompany .......................        8,336          4,950          7,342
                                            ---------      ---------      ---------
      Total United States ..............       66,561         51,288         56,035
                                            ---------      ---------      ---------
    Europe
     Domestic ..........................       25,363         17,486         18,472
                                            ---------      ---------      ---------
      Total sales to customers .........       25,363         17,486         18,472
    Intercompany .......................        5,847          3,024          3,806
                                            ---------      ---------      ---------
      Total Europe .....................       31,210         20,510         22,278
                                            ---------      ---------      ---------
    Asia
     Domestic ..........................        9,251          6,168          6,981
                                            ---------      ---------      ---------
      Total sales to customers .........        9,251          6,168          6,981
    Intercompany .......................        9,410          3,763          4,128
                                            ---------      ---------      ---------
      Total Asia .......................       18,661          9,931         11,109
                                            ---------      ---------      ---------
    Eliminations .......................      (23,593)       (11,737)       (15,276)
                                            ---------      ---------      ---------
      Consolidated .....................    $  92,839      $  69,992      $  74,146
                                            =========      =========      =========

                                               2000           1999           1998
                                            ---------      ---------      ---------
   IDENTIFIABLE ASSETS
    United States ........................  $  47,933      $  39,990      $  36,274
    Europe ...............................     20,916         14,568         14,544
    Asia .................................      6,601          3,843          3,417
    Eliminations .........................    (17,383)       (11,775)       (11,933)
                                            ---------      ---------      ---------
     Consolidated ........................  $  58,067      $  46,626      $  42,302
                                            =========      =========      =========

   INCOME (LOSS) BEFORE INCOME TAX EXPENSE
   (Benefit) United States ...............  $   4,070      $     422      $  (6,298)
    Europe ...............................      1,030           (249)        (2,217)
    Asia .................................        791            (85)            73
                                            ---------      ---------      ---------
     Consolidated ........................  $   5,891      $      88      $  (8,442)
                                            =========      =========      =========

    Intercompany sales of finished products were generally priced to "share" profits based upon current market conditions. Items requiring further processing were priced at cost plus a fixed percentage.

17. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                       THREE MONTHS ENDED
                                     ------------------------------------------------------------------------------------
   FOR THE YEAR ENDED JUNE 30, 2000   SEPT. 30, 1999     DEC. 31, 1999     MAR. 31, 2000     JUNE 30, 2000       TOTAL
   --------------------------------  ----------------   ---------------   ---------------   ---------------   -----------
   Net sales .....................       $20,950            $22,778           $23,985           $25,126         $92,839
   Gross profit ..................         5,562              6,469             6,968             7,010          26,009
   Net income ....................           784                880             1,226             1,740           4,630
   Net income per common share:
    Basic ........................          0.16               0.18              0.25              0.35            0.93
    Dilutive .....................          0.16               0.17              0.23              0.32            0.88

                                                                       THREE MONTHS ENDED
                                     ------------------------------------------------------------------------------------
   FOR THE YEAR ENDED JUNE 30, 1999   SEPT. 30, 1998     DEC. 31, 1998     MAR. 31, 1999     JUNE 30, 1999       TOTAL
   --------------------------------  ----------------   ---------------   ---------------   ---------------   -----------
   Net sales .....................       $14,914            $17,502           $18,657           $18,919         $69,992
   Gross profit ..................         2,828              3,877             4,808             4,825          16,338
   Net income (loss) .............        (1,317)                39               508             1,160             390
   Net income (loss) per common
    share, basic and dilutive ....         (0.27)              0.01              0.10              0.24            0.08

                                                                       THREE MONTHS ENDED
                                     ------------------------------------------------------------------------------------
   FOR THE YEAR ENDED JUNE 30, 1998   SEPT. 30, 1997     DEC. 31, 1997     MAR. 31, 1998     JUNE 30, 1998       TOTAL
   --------------------------------  ----------------   ---------------   ---------------   ---------------   -----------
   Net sales .....................       $18,543            $19,576           $19,658           $16,369         $74,146
   Gross profit ..................         3,386              3,524             2,929             1,750          11,589
   Net loss ......................          (132)              (232)           (3,288)           (2,529)         (6,181)
   Net loss per common share,
    basic and dilutive ...........         (0.03)             (0.05)            (0.67)            (0.52)          (1.26)
   Dividends per common share ....          0.03               0.03              0.03              0.03            0.12

    Net income (loss) per share amounts are calculated independently for each of the periods presented. The sum of the quarters may not equal the full year net income (loss) per share amounts.


ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     There have been no disagreements with the Company's independent auditors on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, or any reportable events.

                                    PART III


ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

     The Bylaws of the Company provide for ten directors, divided into two classes of three persons and one class of four persons, each of whom is to be elected for a three-year term.

     The following table sets forth information with respect to each member of the Board of Directors of the Company as of June 30, 2000:

                                                                        SERVED AS     TERM OF
                                            POSITIONS HELD               DIRECTOR     OFFICE
        NAME            AGE                WITH THE COMPANY               SINCE       EXPIRES
--------------------    ---    -------------------------------------    ---------     -------
Patrick C. Duffy        63     Chairman of the Board of Directors         1991         2001

Samuel C. Robinson      68     Director                                   1955         2000

James W. Robinson       66     Director                                   1955         2001

Larry W. Burke          60     President and Chief Executive Officer      1990         2002
                                and Director

Richard L. Mattox       66     Secretary and Director                     1964         2001

Jerrol Z. Miles         60     Director                                   1974         2000

Richard W. Strain       59     Director                                   1991         2000

Donald C. Neel          55     Director                                   1997         2002

Ben M. Streepey         44     Director                                   1997         2002

BUSINESS EXPERIENCE OF DIRECTORS

     Except as described below, the principal occupations of the directors have not changed during the past five years.

     Patrick C. Duffy was elected Chairman of the Board of Directors on January 23, 1998. He has been a management consultant since 1988 to various businesses with emphasis on system management and electronics research, development and manufacturing. Prior to 1988, Mr. Duffy was president of Chrysler Corporation Space Division. Chrysler Corporation Space Division designed, manufactured and performed launch operations for the Apollo space program. Mr. Duffy also diversified the Space Division into the electrical/electronic automotive field by initiating automotive wire harness design and production in Cape Canaveral, Florida, and Juarez, Mexico. He established an electronics design and manufacturing facility in Louisiana that supplied test equipment to automotive outlets in the U.S. and Europe. He was the President and owner of Switches, Inc., an Indiana company that designed and manufactured electronics for the automotive industry. Mr. Duffy is a former Chairman of the Board of Acordia Southeast, an insurance brokerage firm covering Florida, Georgia and Louisiana, with headquarters in Clearwater, Florida.

     Samuel C. Robinson retired as Chief Executive Officer of the Company on June 30, 1985, and retired as Chairman of the Board on January 23, 1998.

     James W. Robinson served as Executive Vice President and Treasurer of the Company until June 30, 1985, at which time he was elected as Chairman of the Board. He served as Chairman of the Board of the Company until his resignation on January 29, 1987. Mr. Robinson is active in various independent investments unrelated to the activities of the Company. He is also a director of Caldwell Group Ltd., Caldwell Energy & Environmental Inc., Caldwell Tanks, Inc., Community Bank of Southern Indiana, StemWood Corp., CT Services Corp., SCI Broadcasting, Inc., Community Bank Shares of Indiana, Inc., Sunnyside Communications, Inc., Neimco Fabricators, Inc., and 16th St. Associates, Inc., all of which are located in the Louisville, Kentucky metropolitan area.

     Larry W. Burke has served as President and Chief Executive Officer of the Company since March 6, 1990. He served as Executive Vice President of the Company from April 1986 to March 1990. He also serves as the Chairman of the Board of Advisors of Indiana University Southeast, New Albany, Indiana.

     Richard L. Mattox is a partner in the law firm of Mattox, Mattox and Wilson in New Albany, Indiana and acted as legal counsel to the Company during fiscal 2000.

     Jerrol Z. Miles is a Senior Vice President of National City Bank, Kentucky, located in Louisville, Kentucky, where his primary responsibility is management of commercial loans and special credit departments.

     Donald C. Neel is President and CEO of Health Network International (HNI). HNI develops software and services in the field of personal health management. He was formerly an executive at Eli Lilly and Company holding a variety of global positions in finance, information systems and general management. Mr. Neel is a member of Ball State University's Advisory Board for the Center for Information and Communication Sciences, and Chairman of Young Audiences of Indiana, a not for profit arts education organization.

     Ben M. Streepey is Vice President & General Manager of Lexmark Electronics for Lexmark International located in Lexington, Kentucky. Lexmark Electronics is an integrated business unit providing worldwide contract electronic manufacturing services.

     Richard W. Strain has held a variety of positions with Eli Lilly and Company. From July 1984 until 1990, he served as President of the Medical Instrument Systems Division; and from 1990 to April 1992, he served as Vice President for Business Development and Pricing. In May 1992, Mr. Strain was elected as President/CEO of Heart Rhythm Technologies, and in December 1993 he returned to Eli Lilly and Company headquarters. Since his retirement from Eli Lilly and Company, Mr. Strain has been President/CEO of a biotech company, participated in healthcare consulting, and serves on several boards.


FAMILY RELATIONSHIPS

     Samuel C. Robinson and James W. Robinson are brothers. There is no other family relationship among the directors and executive officers of the Company.


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors of the Company to file initial reports of ownership and reports of changes in ownership of the Common Shares of the Company. The officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all reports required by Section 16(a) of the Securities Exchange Act of 1934 related to market transactions in the Common Shares of the Company were timely filed.


ITEM 11. EXECUTIVE COMPENSATION.


COMPENSATION OF DIRECTORS

     In 1999, members of the Board of Directors who were not employees of the Company received annual remuneration in the amount of $8,000 per year, plus an additional $1,200 for each meeting of the Board of Directors attended. Patrick
C. Duffy received, for his services as Chairman of the Board of Directors, $2,000 per quarter and $1,700 per meeting. In 1999 Director compensation for annual remuneration and meeting fees was changed from the payment in cash, to a grant of the Company's Common Shares. The number of shares granted during 2000 was established by dividing the quarterly compensation amount by the closing market price of the Company's Common Shares as of November 4, 1999. Board members receive reimbursement of expenses in cash. In 2001, the value of the annual remuneration will increase to $10,000 per year, plus and additional $1,200 for each meeting of the Board of Directors attended. Mr. Duffy will receive $1,700 per meeting. This remuneration will continue to be paid in Common Shares. The number of shares granted will be calculated utilizing the closing market price of the Company's Common Shares as of July 28, 2000. Members of the Board of Directors who are employees of the Company receive no separate remuneration for their service as directors.

     Audit and Compensation Committee members receive a minimum of $400 per meeting attended plus $200 per hour for attendance beyond two hours. Directors serving on the Ad-hoc committees, established at the April 1998 board meeting, receive $200 per hour for attendance during meetings of these committees with a minimum of $600 per meeting, and an additional $150 per hour for attendance beyond three hours, plus reimbursement of expenses. The Chairpersons of the Audit and Compensation Committees receive $500 for their services in such capacities.

     Mr. Duffy receives $1,200 per day, plus reimbursement of expenses, for days spent working on Robinson Nugent business.

     On July 28, 2000, the Board of Directors approved and awarded $10,000 performance bonuses for all non-employee directors. Mr. Duffy was awarded an additional $40,000 for his contributions to The Company's performance and profitability. Mr. Neel was awarded and additional $10,000 for his work in the Information Technology area of the Company.

     Under the provisions of the 1993 Employee and Non-Employee Director Stock Option Plan approved by the shareholders in November, 1993, Non-Employee directors were granted non-qualified stock options (NQSOs) annually to purchase 4,000 Common Shares of the Company at the then current market price. Such options were granted to non-employee directors on September 13, 1993, September 13, 1994, September 13, 1995, September 13, 1996, September 13, 1997, September 13, 1998 and September 13, 1999, at an exercise price of $8.75, $6.00, $8.625,
$4.75, $7.375, $4.25 and $4.75 per Common Share, respectively.

     The 1993 Employee and Non-Employee Director Stock Option Plan was amended by the Board of Directors on July 28, 2000 to make certain changes to the provisions related to NQSOs and to increase the non-discretionary grants to non-employee directors. Under the Plan, as amended, on July 28, 2000, all non-employee members of the Board of Directors received stock option grants for 6,000. The chairmen of the Audit Committee and the Compensation and Stock Option Committee received additional stock option grants for 1,000. The chairman of the Board of Directors received additional stock option grants for 4,000. Such options were granted under the Plan, as amended, on July 28, 2000. These stock option grants have an exercise price of $14.00 (closing price as of July 28, 2000) per common share. All of these options are exercisable as to one-half the shares after the first anniversary of the date of grant and as to all the shares after the second anniversary of the date of grant and expire ten years after date of grant.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 2000, none of the members of the Compensation Committee served nor have they previously served as officers of the Company or any subsidiary, and none of the Company's executive officers serve as directors of, or in any compensation-related capacity for, companies with which members of the Compensation Committee are affiliated.

EXECUTIVE COMPENSATION

     GENERAL

     The following Summary Compensation Table sets forth certain information with respect to the aggregate compensation paid during each of the last three years to the Company's President and Chief Executive Officer and each of the other top four executive officers of the Company whose salary and bonus exceeded $100,000 during fiscal 2000.


                           SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                 --------------------------------- --------------------------------------------
                                                                    RESTRICTED
                                                     OTHER ANNUAL     STOCK        OPTIONS/       ALL OTHER
                                  SALARY     BONUS   COMPENSATION    AWARD(S)        SAR's       COMPENSATION
                          YEAR      ($)       ($)        $(1)          ($)      # OF SHARES(2)      ($)(3)
                         ------  --------- -------- --------------  ----------  --------------  ---------------
Larry W. Burke,           2000    233,899   67,600         946         --           15,000           65,075
 President and Chief      1999    208,028       --       2,614         --               --           62,578
 Executive Officer        1998    216,477       --       4,012         --           16,500           61,701

Raymond T. Wandell,       2000    216,922   36,000          --         --            3,000            3,225
 Vice President, Sales    1999     50,769       --          --         --           30,000               --
 North America            1998         --       --          --         --               --               --

W. Michael Coutu          2000    173,483   73,000          --         --           30,000           14,363
 Vice President           1999    162,184       --          --         --               --           11,967
 Information Technology   1998    142,837   10,000          --         --            9,020           12,255

Leong Chun Kin,           2000    213,482       --          --         --            5,000           73,776(4)
 Managing Director,       1999    215,013       --          --         --               --               --
 Asia Pacific Operation   1998    198,137       --          --         --            8,800               --

Dennis I. Smith,          2000    238,574   36,000          --         --            3,000            3,225
 Vice President,          1999     50,135       --          --         --           30,000
 Global Marketing         1998         --       --          --         --               --               --

--------------------
(1) Represents imputed interest attributable to interest-free loans authorized by the Board of Directors in connection with the purchase of Common Shares of the Company under the 1993 Employee Stock Purchase Plan.

(2) Represents options granted under the 1993 Employee and Non-Employee Director Stock Option Plan.

(3) Includes contributions by the Company on behalf of the named persons and the group to the Company's Retirement Plan and 401(k) Plan, and pursuant to deferred compensation agreements. Effective May 10, 1990, the Company entered into a deferred compensation agreement with Mr. Burke. The deferred compensation agreement provides for payments of $50,000 per year to a trust administered by Strong Retirement Plan Services, Menomonee Falls, Wisconsin, as supplemental retirement income benefits to Mr. Burke.

(4) Represents the compensation Mr. Leong received from the cash free exercise of stock options in the current year.

     Each of the officers listed in the Summary Compensation Table serves for a term of one year.

     STOCK OPTIONS

     There were 91,943 stock options exercised by the named executive officers of the Company in fiscal 2000.

     The following table sets forth the number of unexercised options held at June 30, 2000 by each of the Company's executive officers named in the Summary Compensation Table, and the related values of such options at June 30, 2000. The value of unexercised options at June 30, 2000 is based upon a market value at June 30, 2000 of $12.50 per Common Share.


                          FISCAL YEAR END OPTION VALUES

                                                              VALUE OF UNEXERCISED
                        NUMBER OF UNEXERCISED OPTIONS             IN-THE-MONEY
                       AT JUNE 30, 2000 (# OF SHARES)    OPTIONS AT JUNE 30, 2000 ($)(1)
                       -------------------------------   -------------------------------
        NAME            EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
--------------------   -------------   ---------------   -------------   --------------
Larry W. Burke             72,650           15,000          $363,806        $125,625
W. Michael Coutu           40,820           30,000          $203,084        $251,250
Leong Chun Kin                 --            5,000                --        $ 41,875
Raymond T. Wandell         15,000           18,000          $127,500        $152,625
Dennis I. Smith            15,000           18,000          $127,500        $152,625

--------------------
(1) Value is calculated by (i) subtracting the exercise price per share from the fiscal year-end market value of $12.50 per share and (ii) multiplying by the number of shares subject to the option. Options that have an exercise price equal to or greater than the fiscal year-end market value are not included in the value calculation.

     In November of 1999, the Board of Directors adopted the Robinson Nugent, Inc., Discounted Share Purchase Program for Certain Key Employees ("Discounted Share Purchase Program") to enable certain key employees of the Company to purchase Common Shares of the Company at a 15% discount. The Discounted Share Purchase Program is available only to employees of the Company who, on or after October 1, 1999, are awarded a Board-approved bonus in a gross amount (i.e., before any deductions for applicable taxes) of $1,500 or more in any given fiscal quarter. The Discounted Share Purchase Program is not designed to comply to the tax-qualified stock purchase programs within the meaning of Section 423 of the Internal Revenue Code. As a result, the 15% discount on the purchase of Common Shares under the program is taxable to the employee.


REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

     The Compensation Committee and Stock Option Committee of the Board of Directors has responsibility for the Company's executive compensation program. The Committee is currently comprised solely of Non-Employee directors. The Committee is chaired by Mr. Jerrol Z. Miles. The other Committee members are Mr. Donald C. Neel and Mr. James W. Robinson. The following report is submitted by the members of the Compensation Committee and the Stock Option Committee.

                                 *     *     *

     The Company's executive compensation program is designed to align executive compensation with financial performance, business strategies and Company values and objectives. The Company's compensation philosophy is to ensure that the delivery of compensation, both in the short- and long-term, is consistent with the sustained progress, growth and profitability of the Company and acts as an inducement to attract and retain qualified individuals. This program seeks to enhance the profitability of the Company, and thereby enhance shareholder value, by linking the financial interests of the Company's executives with those of its long-term shareholders. Under the guidance of the Company's Compensation Committee of the Board of Directors, the Company has developed and implemented an executive compensation program to achieve these objectives while providing executives with compensation opportunities that are competitive with companies of comparable size in related industries.

     The Company's executive compensation program has been designed to implement the objectives described above and is comprised of the following fundamental three elements:

     * a base salary that is determined by individual contributions and sustained performance within an established competitive salary range. Pay for performance recognizes the achievement of financial goals, accomplishment of corporate and functional objectives, and performance of individual business units of the Company.

     * an annual incentive cash bonus that is directly tied to corporate and business unit performance measures

     * a long-term incentive program that rewards executives when shareholder value is created through increase in the market value of the Company's Common Shares. Stock option grants focus executives on managing the Company from the perspective of an owner with an equity position in the business.

     BASE SALARY. The salary, and any periodic increase thereof, of the President and Chief Executive Officer was and is determined by the Board of Directors of the Company based on recommendations made by the Compensation Committee. The salaries, and any periodic increases thereof, of the other executive officers were and are determined by the Board of Directors based on recommendations made by the President and Chief Executive Officer and approved by the Committee.

     The Company, in establishing base salaries, levels of incidental and/or supplemental compensation, and incentive compensation programs for its officers and key executives, assesses periodic compensation surveys and published data covering the electrical/electronics industry and industry in general. The level of base salary compensation for officers and key executives is determined by both their scope and responsibility and the established salary ranges for officers and key executives of the Company. Periodic increases in base salary are dependent on the executive's proficiency of performance in the individual's position for a given period, and on the executive's competency, skill and experience.

     BONUS PAYMENTS. The bonus compensation program for the Company's officers is subject to annual review by the Compensation Committee and requires annual approval of the Board of Directors.

     Under the bonus plan for executive officers and key employees for fiscal year 2000, executive officers were eligible for a bonus award provided the consolidated pretax income of the Company and subsidiaries for fiscal year 2000 exceeded 90% of the amount specified in fiscal year 2000 financial plan, in an amount equal to 10% of that excess (up to the plan amount). When pretax income exceeded the amount specified in the fiscal year 2000 financial plan, an amount equal to 20% of that excess was added to the bonus pool.

     Under the bonus plan for executive officers and key employees for fiscal 2001, if consolidated pretax income exceeds the amount specified in the 2001 financial plan, an amount equal to 10% of that excess, will be available for the payment of bonuses. The bonus amount payable to each of the executive officers and key employees will be determined by the President and Chief Executive Officer of the Company.

     LONG-TERM INCENTIVE PLANS. The Company's long-term incentive compensation program is intended to align executive interest with the long-term interests of shareholders by linking executive compensation with enhancement of shareholder value. In addition, the program motivates executives to improve long-term stock market performance by allowing them to develop and maintain a significant long-term equity ownership position in the Company's Common Shares.

     Currently, the only long-term incentive plan of the Company is its 1993 Employee and Non-Employee Director Stock Option Plan. This Plan was adopted by the Board of Directors on September 13, 1993, and approved by the shareholders of the Company at the 1993 annual meeting of the shareholders held on November 4, 1993. Pursuant to this Plan, 500,000 Common Shares were made available for the grant of stock options to Non-Employee Directors of the Company and key employees of The Company and its subsidiaries as determined by the Stock Option Committee. An amendment authorizing an additional 500,000 Common Shares to be made available for grants of stock options under the 1993 Employee and Non-Employee Director Stock Option Plan was adopted by the Board of Directors and approved by the shareholders in 1997.

     On May 28, 1992, the Board of Directors adopted the 1993 Employee Stock Purchase Plan to provide executive officers and other key employees with the opportunity to purchase Common Shares and thereby establish or increase their equity position in the Company. As an added incentive to participants in this plan, the Company awarded a matching number of Common Shares in proportion (not more than 50%) to the Common Shares purchased and provided interest-free loans to the participants, subject to the discretion of the Board of Directors. The Company's matching shares vest with the participants who remain in the employment of the Company in three equal annual installments starting in September 1994. Loans to employees are payable over periods not to exceed ten years. Participation in the Plan was completed in fiscal 1993 and the Plan expired with respect to new participation on November 10, 1993.

            SUBMITTED BY THE COMPENSATION AND STOCK OPTION COMMITTEES

                                        Mr. Donald C. Neel
                                        Mr. James W. Robinson
                                        Mr. Jerol Z. Miles

STOCK PERFORMANCE GRAPH

     The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Shares with the cumulative total return of the Nasdaq market composite (U.S. Companies) and the Peer Group Index for the six years ending June 30, 2000. The Peer Group consists of Methode Electronics, Inc., Molex Incorporated and Thomas & Betts Corporation. The Peer Group consists of publicly-held companies, all of which participate in the electronic connector industry in varying degrees with respect to their total sales volume. All of these companies are significantly larger than the Company in terms of sales and assets. The comparison assumes that $100 was invested on June 30, 1994, in the Company's Common Shares and in each of the foregoing indices and assumes reinvestment of dividends.



                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                          AMONG ROBINSON NUGENT, INC.,
             THE NASDAQ STOCK MARKET (U.S.) INDEX, AND A PEER GROUP



                              [PLOT POINTS CHART]


* $100 INVESTED ON 6/30/95 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING JUNE 30.



ROBINSON NUGENT, INC. (RNIC)

                                                                                                        % PEER GROUP
                                                          WEIGHTED CUMULATIVE TOTAL RETURN               MARKET CAP
PEER GROUP CUMULATIVE TOTAL RETURN               ---------------------------------------------------   -------------
 (WEIGHTED AVERAGE BY MARKET VALUE)               6/95     6/96     6/97     6/98     6/99     6/00      6/30/2000
------------------------------------             ------   ------   ------   ------   ------   ------   -------------
Peer Group Weighted Average: .......              100      111      155      139      170      191

Methode Electrs Inc ................     METHA    100      132      156      123      185      314          12.5%
Molex Inc ..........................      MOLX    100      103      148      127      188      306         44.78%
Thomas & Betts Corp ................       TNB    100      113      163      156      154       64         42.72%

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.


BENEFICIAL OWNERSHIP OF COMMON SHARES

     The following table sets forth certain data with respect to those persons known by the Company to be the beneficial owners of five percent or more of the outstanding Common Shares of the Company as of August 8, 2000 and also sets forth such data with respect to each director of the Company, each officer listed in the Summary Compensation Table, and all directors and executive officers of the Company as a group. Except as otherwise indicated in the notes to the table, each beneficial owner possesses sole voting and investment power with respect to the shares indicated.

                                                       NUMBER OF        PERCENT
                                                       SHARES(1)       OF CLASS
                                                     ------------      --------
      PRINCIPAL SHAREHOLDERS

      Samuel C. Robinson                             1,137,258(2)        20.8%
       226 Barefoot Beach Blvd.
       Bonita Springs, Florida 34134

      ROI Capital Management, Inc.                     574,855(3)        10.5%
       17 E. Sir Francis Drake Blvd.
       Suite 225
       Larkspur, California 94939

      Lawrence Mazey                                   360,329(13)        6.6%
       Declaration of Trust
       140 Commodore Drive
       Juniper, Florida 33477

      James W. Robinson                                302,741(4)         5.5%
       7527 State Road 62
       Lanesville, Indiana 47136

      Dimensional Fund Advisors, Inc.                  294,700(3)         5.4%
       1299 Ocean Avenue
       Santa Monica, California 89491

      DIRECTORS AND EXECUTIVE OFFICERS

      Samuel C. Robinson                             1,137,258(2)        20.8%
      James W. Robinson                                302,741(4)         5.5%
      Larry W. Burke                                   242,601(5)         4.4%
      Patrick C. Duffy                                  89,099(6)         1.6%
      W. Michael Coutu                                  53,206(8)         1.0%
      Richard L. Mattox                                 55,947(4)         1.0%
      Jerrol Z. Miles                                   32,417(4)           *
      Donald C. Neel                                    42,137              *
      Ben M. Streepey                                   18,637(7)           *
      Richard W. Strain                                 29,137(14)          *
      Raymond T. Wandell                                22,080(9)           *
      Leong Chun Kin                                    14,442(10)          *
      Dennis I. Smith                                   19,000(11)          *

      All directors and executive officers           2,120,479(12)       38.9%
       as a group (16 persons)
----------------------
* Less than 1%.

 (1) The table includes certain shares owned of record by the Company's 401(k) Plan and the 1993 Employee Stock Purchase Plan. The participants in these Plans, as noted in the following footnotes, have voting rights but no rights of disposition with respect to the shares allocated to their respective accounts.

 (2) Includes 16,398 shares owned of record by Mr. Robinson's wife, as to which she possesses sole voting and investment power, and 5,500 shares owned of record by National City Bank, Southern Indiana, as trustee for the benefit of a child, as to which Mr. Robinson and the trustee share voting and investment power. Mr. Robinson disclaims any beneficial interest in these shares.

 (3) The shareholder certified in Schedule 136 filed with the Securities and Exchange Commission that these shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company, and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

 (4) Includes 22,000 shares which each named individual may acquire upon exercise of stock options granted to non-employee members of the Board of Directors under the 1993 Employee and Non-Employee Director Stock Option Plan.

 (5) Includes 6,354 shares owned of record by Mr. Burke's wife, as to which he disclaims any beneficial interest; 80,150 shares subject to immediately exercisable options granted pursuant to the Company's Employee Stock Option Plans; and 68,050 shares allocated to Mr. Burke's account pursuant to the Company's 401(k) Plan and the 1993 Employee Stock Purchase Plan.

 (6) Includes 52,000 shares subject to immediately exercisable options granted pursuant to the Company's 1993 Employee and Non-Employee Stock Option Plan.

 (7) Includes 6,000 shares subject to immediately exercisable options granted to non-employee members of the Board of Directors under the 1993 Employee and Non-Employee Director Stock Option Plan.

 (8) Includes 50,820 shares subject to immediately exercisable options granted pursuant to the Company's 1993 Employee and Non-Employee Stock Option Plan.

 (9) Includes 16,500 shares subject to immediately exercisable options granted pursuant to the Company's 1993 Employee and Non-Employee Stock Option Plan.

(10) Includes 2,500 shares subject to immediately exercisable options granted pursuant to the Company's 1993 Employee and Non-Employee Stock Option Plan.

(11) Includes 16,500 shares subject to immediately exercisable options granted pursuant to the Company's 1993 Employee and Non-Employee Stock Option Plan.

(12) Includes in the aggregate 343,420 shares subject to immediately exercisable options granted pursuant to the Company's 1993 Employee and Non-Employee Stock Option Plan held by non-employee directors and executive officers, and 68,050 shares allocated to the accounts of executive officers pursuant to the Company's 401(k) Plan and the 1993 Employee Stock Purchase Plan.

(13) Mr. Mazey died on February 16, 1999. The Company has been advised that these shares are currently owned by Richard M. Mazey, Janice M. Weiss and Sally M. Wilder, as successor co-trustees under the Lawrence Mazey Declaration of Trust dated January 26, 1993.

(14) Includes 1,000 shares owned of record by Mr. Strain's wife, as to which he disclaims any beneficial interest, and 22,000 shares subject to immediately exercisable options granted pursuant to the Company's 1993 Employee and Non-Employee Stock Option Plan.


ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.


CERTAIN TRANSACTIONS

     Richard L. Mattox, Secretary, Corporate Counsel and a member of the Board of Directors of the Company, is a partner in the law firm of Mattox, Mattox & Wilson with offices in New Albany, Indiana. That firm was retained by the Company as legal counsel during fiscal 2000, and it is anticipated that such relationship will continue in the current fiscal year.

     Jerrol Z. Miles, a director of the Company, is a Senior Vice President of National City Bank, Kentucky, with which the Company maintains a commercial banking relationship including a $10,000,000 credit facility. The Company utilized this loan facility during fiscal 2000 and incurred interest charges of $687,153 on borrowed funds. In fiscal 2000, the Company made periodic investments in short-term securities administered by National City Bank, Kentucky, and the Company received interest payments of approximately $19,340 thereon.

     In February 2000, the Company sold the New Albany facility to a limited liability company, owned two-thirds by Samuel C. Robinson and one-third by James W. Robinson, for approximately $2.2 million in cash. The purchase price was determined in relation to the net book value of the property, and was confirmed by an appraisal by an independent third party. This transaction was approved by the Board of Directors. Mr. Samuel C. Robinson and Mr. James W. Robinson did not participate in this vote. This facility was simultaneously leased back by the Company for $220,000 per year, under a two year, triple-net lease. The gain on such sale, which was insignificant, was deferred and is being amortized over the life of the related lease.

     The Board of Directors believes that the transactions described above were on terms no less favorable to the Company than would have been available in the absence of the relationships described.

     In September 1992, pursuant to the terms of the Company's Employee Stock Purchase Plan, Mr. Burke borrowed $165,000 from the Company to purchase Common Shares of the Company. These loans are non-interest bearing and are payable over a period not to exceed ten years. At June 30, 1999, the principal balance of the loan to Mr. Burke was $8,859.


                                     PART IV


ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

     (a)  DOCUMENTS FILED AS A PART OF THIS REPORT.

          (1)  FINANCIAL STATEMENTS

               Independent Auditors' Report

               Consolidated Balance Sheets as of June 30, 2000, 1999 and 1998

               Consolidated Statements of Operations and Comprehensive Income for the years ended June 30, 2000, 1999 and 1998

               Consolidated Statements of Shareholders' Equity for the years ended June 30, 2000, 1999 and 1998

               Consolidated Statements of Cash Flows for the years ended June 30, 2000, 1999 and 1998

               Notes to Consolidated Financial Statements

          (2)  FINANCIAL STATEMENT SCHEDULE

               Schedule for the years ended June 30, 2000, 1999, and 1998:

               II Valuation and Qualifying Accounts

               All other schedules are omitted, as the required information is inapplicable or the information is presented in the consolidated financial statements or related notes.

          (3)  EXHIBITS

               3.1 Articles of Incorporation of Robinson Nugent, Inc. (Incorporated by reference to Exhibit 3.1 to Form S-1 Registration Statement No. 2-62521.)

               3.2 Articles of Amendment of Articles of Incorporationof Robinson Nugent, Inc. filed September 1, 1978
                    (Incorporated by reference to Exhibit B(1) to Form 10-K Report for year ended June 30, 1980.)

               3.3 Articles of Amendment of Articles of Incorporation of Robinson Nugent, Inc. filed November 14, 1983
                    (Incorporated by reference to Exhibit 3.3 to Form 10-K Report for year ended June 30, 1984.)

               3.4 Amended and Restated Bylaws of Robinson Nugent, Inc. adopted November 7, 1991. (Incorporated by reference to Exhibit 19.1 to Form 10-K Report for year ended June 30, 1992).

               4.1 Specimen certificate for Common Shares, without par value. (Incorporated by reference to Exhibit 4 to Form S-1 Registration Statement No. 2-62521.)

               4.2 Rights Agreement dated April 21, 1988 between Robinson Nugent, Inc. and Bank One, Indianapolis, NA.
                    (Incorporated by reference to Exhibit I to Form 8-A Registration Statement dated May 2, 1988.)

               4.3 Amendment No. 1 to Rights Agreement dated September 26, 1991. (Incorporated by reference to Exhibit 4.3 to Form 10-K Report for year ended June 30, 1991.)

               4.4 Amendment No. 2 to Rights Agreement dated June 11, 1992. (Incorporated by reference to Exhibit 4.4 to Form 8-K Current Report dated July 6, 1992.)

               4.5 Amendment No. 3 to Rights Agreementdated February 11, 1998 (Incorporated by reference to Exhibit 4.5 to Form 10-Q Report for the period ended December 31, 1998.)

               10.1 Robinson Nugent, Inc. 1983 Tax-Qualified Incentive        *
                    Stock Option Plan. (Incorporated by reference to
                    Exhibit 10.1 to Form 10-K Report for year ended June
                    30, 1983.)

               10.2 Robinson Nugent, Inc. 1983 Non Tax-Qualified Incentive    *
                    Stock Option Plan. (Incorporated by reference to
                    Exhibit 10.2 to Form 10-K Report for year ended June
                    30, 1983.)

               10.3 1993 Robinson Nugent, Inc. Employee and Non-Employee      *
                    Director Stock Option Plan. (Incorporated by reference to Exhibit 19.1 to Form 10-K Report forthe year ended
                    June 30, 1993.)

               10.4 Summary of The Robinson Nugent, Inc. Employee Stock       *
                    Purchase Plan. (Incorporated by reference to Exhibit
                    19.2 to Form 10-K Report for the year ended June 30,
                    1993.)

               10.5 Deferred compensation agreement dated May 10, 1990        *
                    between Robinson Nugent, Inc. and Larry W. Burke,
                    President and Chief Executive Officer. (Incorporated by reference to Exhibit 19.1 to Form 10-K Report for the year ended June 30, 1990.)

               10.6 Trust Agreement dated July 1, 1999 between Robinson       *
                    Nugent, Inc. and Strong Retirement Plan Services, related to the deferred compensation agreement between Robinson Nugent, Inc. and Larry W. Burke, President and Chief Executive Officer (Incorporated by reference to Exhibit 10.6 to Form 10-K Report for the year ended
                    June 30, 1999.)

               10.7 Summary of the 1993 Robinson Nugent, Inc. Employee and    *
                    Non-employee Director Stock Option Plan, as amended. (Incorporated by reference to Exhibit 10.7 to Form
                    10-K Report for the fiscal year ending June 30, 1998).

               10.8 Summary of Robinson Nugent, Inc. Bonus Plan for fiscal year ended June 30, 2001.

               16.0 No exhibit.

               21.0 Subsidiaries of the registrant.

               27.0 Financial Data Schedule.

                *   Management contracts or compensatory plans


     (b)  REPORTS ON FORM 8-K

          None.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              ROBINSON NUGENT, INC.

Date:         8/24/00                  By: /s/ Larry W. Burke
     -----------------------               -------------------------------------
                                           Larry W. Burke
                                           President and Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

     Date:      8/24/00                By: /s/ Samuel C. Robinson
          ------------------               -------------------------------------
                                           Samuel C. Robinson, Director


     Date:      8/24/00                By: /s/ Larry W. Burke
          ------------------               -------------------------------------
                                           Larry W. Burke, Director,
                                           President and Chief Executive Officer
                                           (Principal Executive Officer)


     Date:      8/24/00                By: /s/ Patrick C. Duffy
          ------------------               -------------------------------------
                                           Patrick C. Duffy, Director


     Date:      8/24/00                By: /s/ Richard L. Mattox
          ------------------               -------------------------------------
                                           Richard L. Mattrox, Director


     Date:      8/24/00                By: /s/ Jerrol Z. Miles
          ------------------               -------------------------------------
                                           Jerrol Z. Miles, Director


     Date:      8/24/00                By: /s/ James W. Robinson
          ------------------               -------------------------------------
                                           James W. Robinson, Director


     Date:      8/24/00                By: /s/ Richard W. Strain
          ------------------               -------------------------------------
                                           Richard W. Strain, Director


     Date:      8/24/00                By: /s/ Ben M. Streepey
          ------------------               -------------------------------------
                                           Ben M. Streepey, Director


     Date:      8/24/00                By: /s/ Donald C. Neel
          ------------------               -------------------------------------
                                           Donald C. Neel, Director


     Date:      8/24/00                By: /s/ Robert L. Knabel
          ------------------               -------------------------------------
                                           Robert L. Knabel, Vice President,
                                           Treasurer and Chief Financial Officer
                                           (Principal Financial Officer and
                                           Principal Accounting Officer)

                     ROBINSON NUGENT, INC. AND SUBSIDIARIES

               INDEX TO CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

                          JUNE 30, 2000, 1999, AND 1998

     Financial Statement Schedule for the years ended June 30, 2000, 1999, and 1998 is included herein:

       II Valuation and Qualifying Accounts

All other schedules are omitted, as the required information is inapplicable or the information is presented in the consolidated financial statements or related notes.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                     ROBINSON NUGENT, INC. AND SUBSIDIARIES
                            (IN THOUSANDS OF DOLLARS)

COL. A                                      COL. B                COL. C                 COL. D          COL. E
------                                   ------------   --------------------------   --------------   -----------
                                                                ADDITIONS
                                                        --------------------------
                                                                        CHARGED TO
                                          BALANCE AT     CHARGED TO       OTHER                        BALANCE AT
                                           BEGINNING      COSTS AND      ACCOUNTS      DEDUCTIONS        END OF
DESCRIPTION                                OF PERIOD      EXPENSES       DESCRIBE       DESCRIBE         PERIOD
-----------                              ------------   ------------   -----------   --------------   -----------
YEAR ENDED JUNE 30, 2000
 Deducted from asset accts
   Allowance for doubtful accounts ...      $  581         $  253          $ --        $    250(A)       $  584
   Allowance for inventory
    obsolescence & valuation .........       1,185          1,425            --           1,564(B)        1,046
                                            ------         ------          ----        --------          ------
    Total ............................      $1,766         $1,677          $ --        $  1,814          $1,629
                                            ======         ======          ====        ========          ======
YEAR ENDED JUNE 30, 1999
 Deducted from asset accts
   Allowance for doubtful accounts ...      $  571         $   33          $ --        $     23(A)       $  581
   Allowance for inventory
    obsolescence & valuation .........       1,243            640            --             698(B)        1,185
                                            ------         ------          ----        --------          ------
    Total ............................      $1,814         $  643          $ --        $    721          $1,766
                                            ======         ======          ====        ========          ======
YEAR ENDED JUNE 30, 1998
 Deducted from asset accts
   Allowance for doubtful accounts ...      $  564         $   72          $ --        $     65(A)       $  571
   Allowance for inventory
    obsolescence & valuation .........       1,565          1,212            --           1,534(B)        1,243
                                            ------         ------          ----        --------          ------
    Total ............................      $2,129         $1,284          $ --        $  1,599          $1,814
                                            ======         ======          ====        ========          ======

See footnotes on following page.

                     ROBINSON NUGENT, INC. AND SUBSIDIARIES
                            (IN THOUSANDS OF DOLLARS)

                                                                                  2000       1999        1998
                                                                                --------   --------    --------
(A)   Summary of activity in Column D follows:

      Reduction of requirements in allowance for doubtful accounts ..........    $  -0-     $ -0-       $  -0-
      Uncollectible accounts written off, net of recoveries .................       249        23           52
      Currency Translation -- losses ........................................         1       -0-           13
                                                                                 ------     -----       ------
                                                                                 $  250     $  23       $   65
                                                                                 ======     =====       ======
(B)   Summary of activity in Column D follows:

      Discontinued and obsolete inventory written off,
       net of recoveries ....................................................    $1,536     $ 697       $1,919
      Currency translation -- (gains)/losses ................................        28         1         (385)
                                                                                 ------     -----       ------
                                                                                 $1,564     $ 698       $1,534
                                                                                 ======     =====       ======

                              ROBINSON NUGENT, INC.

                            FORM 10-K FOR FISCAL YEAR
                               ENDED JUNE 30, 2000

                                INDEX TO EXHIBITS

    NUMBER                                                                            SEQUENTIAL
 ASSIGNED IN                                                                       NUMBERING SYSTEM
REGULATION S-K                                                                       PAGE NUMBER
   ITEM 601                              DESCRIPTION OF EXHIBIT                       OF EXHIBIT
--------------    --------------------------------------------------------------   ----------------
      (3)         3.1   Articles of Incorporation of Robinson Nugent, Inc.
                        (Incorporated by reference to Exhibit 3.1 to Form S-1
                        Registration Statement No. 2-62521.)

                  3.2   Articles of Amendment of Articles of Incorporation of
                        Robinson Nugent, Inc. filed September 1, 1978
                        (Incorporated by reference to Exhibit B(1) to Form 10-K
                        Report for year ended June 30, 1980.)

                  3.3   Articles of Amendment of Articles of Incorporation of
                        Robinson Nugent, Inc. filed November 14, 1983
                        (Incorporated by reference to Exhibit 3.3 to Form 10-K
                        Report for year ended June 30, 1984.)

                  3.4   Amended and Restated Bylaws of Robinson Nugent, Inc.
                        adopted November 7, 1991. (Incorporated by reference to Exhibit 19.1 to Form 10-K Report for year ended June 30,
                        1992).

      (4)         4.1   Specimen certificate for Common Shares, without par
                        value. (Incorporated by reference to Exhibit 4 to Form
                        S-1 Registration Statement No. 2-62521.)

                  4.2   Rights Agreement dated April 21, 1988 between Robinson
                        Nugent, Inc. and Bank One, Indianapolis, NA.
                        (Incorporated by reference to Exhibit I to Form 8-A
                        Registration Statement dated May 2, 1988.)

                  4.3   Amendment No. 1 to Rights Agreement dated September 26,
                        1991. (Incorporated by reference to Exhibit 4.3 to Form
                        10-K Report for year ended June 30, 1991.)

                  4.4   Amendment No. 2 to Rights Agreement dated June 11, 1992.
                        (Incorporated by reference to Exhibit 4.4 to Form 8-K
                        Current Report dated July 6, 1992.)

                  4.6   Amendment No. 3 to Rights Agreement dated February 11,
                        1998 (Incorporated by reference to Exhibit 4.5 to Form
                        10-Q Report for the period ended December 31, 1998.)

      (9)               No exhibit.

     (10)         10.1  Robinson Nugent, Inc. 1983 Tax-Qualified Incentive Stock          *
                        Option Plan. (Incorporated by reference to Exhibit 10.1
                        to Form 10-K Report for year ended June 30, 1983.)


                  10.2  Robinson Nugent, Inc. 1983 Non Tax-Qualified Incentive            *
                        Stock Option Plan. (Incorporated by reference to Exhibit
                        10.2 to Form 10-K Report for year ended June 30, 1983.)


    NUMBER                                                                            SEQUENTIAL
 ASSIGNED IN                                                                       NUMBERING SYSTEM
REGULATION S-K                                                                       PAGE NUMBER
   ITEM 601                              DESCRIPTION OF EXHIBIT                       OF EXHIBIT
--------------    --------------------------------------------------------------   ----------------
                  10.3  1993 Robinson Nugent, Inc. Employee and Non-Employee              *
                        Director Stock Option Plan. (Incorporated by reference
                        to Exhibit 19.1 to Form 10-K Report for the year ended
                        June 30, 1993.)

                  10.4  Summary of The Robinson Nugent, Inc. Employee Stock               *
                        Purchase Plan. (Incorporated by reference to Exhibit
                        19.2 to Form 10-K Report for the year ended June 30,
                        1993.)

                  10.5  Deferred compensation agreement dated May 10, 1990                *
                        between Robinson Nugent, Inc. and Larry W. Burke,
                        President and Chief Executive Officer. (Incorporated by
                        reference to Exhibit 19.1 to Form 10-K Report for year
                        ended June 30, 1990.)

                  10.6  Trust Agreement dated July 1, 1999 between Robinson               *
                        Nugent, Inc. and Strong Retirement Plan Services,
                        related to the deferred compensation agreement between
                        Robinson Nugent, Inc. and Larry W. Burke, President and
                        Chief Executive Officer. (Incorporated by reference to
                        Exhibit 10.6 to Form 10-K Report for the year ended June
                        30, 1999.)

                  10.7  Summary of the 1993 Robinson Nugent, Inc. Employee and            *
                        Non-employee Director Stock Option Plan, as amended.
                        (Incorporated by reference to Exhibit 10.7 to Form 10-K
                        Report for the fiscal year ending June 30, 1998).

                  10.8 Summary of Robinson Nugent, Inc. Bonus Plan for fiscal year ended June 30, 2001.

     (11)               No exhibit.

     (12)               No exhibit.

     (16)               No exhibit.

     (18)               No exhibit.

    NUMBER                                                            SEQUENTIAL
  ASSIGNED IN                                                      NUMBERING SYSTEM
REGULATION S-K                                                       PAGE NUMBER
   ITEM 601                   DESCRIPTION OF EXHIBIT                  OF EXHIBIT
---------------   ---------------------------------------------   -----------------
     (21)         21.0  The subsidiaries of the registrant are:


                                                                   JURISDICTION
                  NAME                                            OF ORGANIZATION
                  ----                                            ---------------

                  Cablelink, Incorporated                         Indiana

                  RNL, Inc.                                       Indiana

                  Robinson Nugent-Dallas, Inc.                    Texas

                  Robinson Nugent S.a.r.l.                        France

                  Robinson Nugent GmbH                            Germany

                  Robinson Nugent Ltd.                            Great Britain

                  Nihon Robinson Nugent K.K.                      Japan

                  Robinson Nugent dba Cablelink                   Malaysia
                   (Malaysia) Sdn. Bhd.

                  Robinson Nugent                                 Malaysia
                   (Malaysia) Sdn. Bhd.

                  Robinson Nugent S.A.                            Switzerland

                  Robinson Nugent (Scotland) Limited              Scotland

                  Robinson Nugent International, Inc.             Virgin Islands

                  Robinson Nugent (Europe) B.V.                   The Netherlands

                  Robinson Nugent (Belgium) B.V.B.A.              Belgium

                  Robinson Nugent (Asia Pacific) Pte. Ltd.        Singapore

                  Robinson Nugent Nordic, filial-till             Sweden
                   Robinson Nugent (Europe) B.V.
                   The Netherlands

                  Robinson Nugent S. de R.L. de C.V.              Mexico

                  Robinson Nugent Interconnect                    Malaysia
                   (Malaysia) Sdn. Bhd.

     (22)         No exhibit.

     (23)         No exhibit.

     (24)         No exhibit.

     (27)         27.0 Financial Data Schedule.

     (28)         No exhibit.

       *          Management contracts or compensatory plans

                                                                    EXHIBIT 10.8


                              ROBINSON NUGENT, INC.

                        SUMMARY OF ROBINSON NUGENT, INC.
                 BONUS PLAN FOR FISCAL YEAR ENDING JUNE 30, 2001

     The Board of Directors has adopted a bonus plan for executive officers and key employees for fiscal year 2001. Under the bonus plan for executive officers and key employees for fiscal 2001, if consolidated pretax income exceeds the amount specified in the 2001 financial plan, an amount equal to 10% of that excess will be available for payment of bonuses. The bonus amount payable to each of the executive officers and key employees will be determined by the President and Chief Executive Officer of the Company.

                                                                         ANNEX E



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549
                                    FORM 10-Q

   (Mark One)

[X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
     EXCHANGE ACT OF 1934
     For the quarterly period ended            SEPTEMBER 30, 2000
                                    --------------------------------------------

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
     For the transition period from ____________________ to ____________________

Commission File Number               0-9010
                       ---------------------------------------------------------

                              ROBINSON NUGENT, INC.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                 INDIANA                                     35-0957603
--------------------------------------------------------------------------------
     (State or other jurisdiction of                     (I.R.S. Employer
     incorporation or organization)                     Identification No.)

800 East Eighth Street, New Albany, Indiana                 47151-1208
--------------------------------------------------------------------------------
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code    (812) 945-0211
                                                   -----------------------------

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

     Yes __X__  No _____

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practical date: As of November 9, 2000, the registrant had outstanding 5,919,686 common shares without par value.

     The Index to Exhibits is located at page 13 in the sequential numbering system. Total pages: 14.

                     ROBINSON NUGENT, INC. AND SUBSIDIARIES

                                      INDEX

                                                                                        PAGE NO.
                                                                                        --------
PART I. Financial Information:

  Item 1. Financial Statements

    Consolidated balance sheets at September 30, 2000,
    September 30, 1999 and June 30, 2000 .............................................       3

    Consolidated statements of operations and comprehensive income for the three
    months ended September 30, 2000 and September 30, 1999 ...........................       5

    Consolidated statements of cash flows for the three months ended September 30,
    2000 and September 30, 1999 ......................................................       6

    Notes to consolidated financial statements .......................................       7

  Item 2. Management's discussion and analysis of financial condition and results of
          operations .................................................................       8

PART II. Other Information ...........................................................      11

                          PART I. FINANCIAL INFORMATION

                          ITEM 1. FINANCIAL STATEMENTS
                     ROBINSON NUGENT, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                 SEPTEMBER 30
                                             ---------------------    JUNE 30,
                                                2000        1999        2000
ASSETS:                                      ---------   ---------   ---------
                                                  (UNAUDITED)
Current assets:
 Cash and cash equivalents ...............    $ 1,627     $ 1,147     $ 2,114

 Accounts receivable, net ................     17,295      14,373      17,949

 Inventories:
  Raw materials ..........................      1,103       1,039       1,072
  Work in process ........................      7,644       6,490       8,479
  Finished goods .........................      9,511       3,858       9,434
                                              -------     -------     -------
   Total inventories .....................     18,258      11,387      18,985

 Other current assets ....................      2,269       1,791       2,378
                                              -------     -------     -------
  Total current assets ...................     39,449      28,698      41,426

Property, plant & equipment, net .........     15,965      17,968      15,989

Other assets .............................        147         152         652
                                              -------     -------     -------
 Total assets ............................    $55,561     $46,818     $58,067
                                              =======     =======     =======


        See accompanying notes to the consolidated financial statements.

                          PART I. FINANCIAL INFORMATION

                     ROBINSON NUGENT, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                         SEPTEMBER 30
                                                                 -----------------------------     JUNE 30,
                                                                      2000            1999           2000
LIABILITIES AND SHAREHOLDERS' EQUITY                             --------------   ------------   ------------
                                                                          (UNAUDITED)
Current liabilities:
 Current installments of long-term debt ......................     $    410        $     462      $     441
 Accounts payable ............................................        7,880            7,164          9,329
 Accrued expenses ............................................        5,724            4,771          7,375
                                                                   ---------       ---------      ---------
  Total current liabilities ..................................       14,014           12,397         17,145

Long-term debt, excluding current installments ...............       11,918            8,667         11,779
Other liabilities ............................................          860              985            750
                                                                   ---------       ---------      ---------
  Total liabilities ..........................................       26,792           22,049         29,674
                                                                   ---------       ---------      ---------

Shareholders' equity:
 Common shares without par value
  Authorized shares 15,000; issued 7,018 shares at
  September 30, 2000, 6,851 shares at September 30, 1999,
  and 6,978 shares at June 30, 2000 ..........................       21,752           20,950         21,562
 Retained earnings ...........................................       20,470           15,614         19,535
 Equity adjustment from foreign currency translation .........         (945)             990           (134)
 Employee stock purchase plan loans and deferred
  compensation ...............................................           (9)             (65)           (22)
 Less cost of common shares in treasury; 1,886 shares at
  September 30, 2000, 1,919 shares at September 30, 1999,
  and 1,894 shares at June 30, 2000 ..........................      (12,499)         (12,720)       (12,548)
                                                                   ----------      ---------      ---------
  Total shareholders' equity .................................       28,769           24,769         28,393
                                                                   ----------      ---------      ---------

 Total liabilities and shareholders' equity ..................     $ 55,561        $  46,818      $  58,067
                                                                   ==========      =========      =========


        See accompanying notes to the consolidated financial statements.

                          PART I. FINANCIAL INFORMATION

                     ROBINSON NUGENT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                            AND COMPREHENSIVE INCOME

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                   THREE MONTHS ENDED
                                                                      SEPTEMBER 30
                                                                 -----------------------
                                                                    2000         1999
                                                                 ----------   ----------
                                                                       (UNAUDITED)
Net Sales ....................................................    $23,356      $20,950
Cost of sales ................................................     17,002       15,388
                                                                  -------      -------
 Gross profit ................................................      6,354        5,562
Selling, general and administrative expenses .................      4,677        3,998
Special and unusual expenses .................................        172          230
                                                                  -------      -------
 Operating income ............................................      1,505        1,334
                                                                  -------      -------
Other income (expense):
 Interest income .............................................          6           14
 Interest expense ............................................       (240)        (176)
 Currency gain (loss) ........................................         59          (75)
 Royalty income ..............................................          4           --
                                                                  -------      -------
                                                                     (171)        (237)
                                                                  -------      -------
Income before income taxes ...................................      1,334        1,097
Income taxes .................................................        455          313
                                                                  -------      -------
Net income ...................................................    $   879      $   784
                                                                  -------      -------
Other comprehensive income:
 Foreign currency translation ................................       (811)         498
                                                                  -------      -------
Comprehensive income .........................................    $    68      $ 1,282
                                                                  =======      =======
Per Share Data:
Basic net income per common share ............................    $   .17      $   .16
                                                                  =======      =======
Weighted average number of common shares outstanding .........      5,114        4,931
                                                                  =======      =======
Diluted net income per common share ..........................    $   .16      $    16
                                                                  =======      =======
Adjusted weighted average number of common shares,
 assuming dilution ...........................................      5,485        4,985
                                                                  =======      =======
Dividends per common share ...................................    $    --      $    --
                                                                  =======      =======



        See accompanying notes to the consolidated financial statements.

                          PART I. FINANCIAL INFORMATION

                     ROBINSON NUGENT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                     THREE MONTHS ENDED
                                                                        SEPTEMBER 30
                                                                  -------------------------
                                                                      2000          1999
                                                                  -----------   -----------
                                                                         (UNAUDITED)

Cash flows from operating activities:
 Net income ...................................................    $    879      $    784
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization ...............................       1,065         1,120
  Disposal of capital assets ..................................          34            93
  Issuance of shares as compensation ..........................         237            27
 Changes in assets and liabilities:
  Receivables .................................................         654        (1,549)
  Inventories .................................................         727          (755)
  Other assets ................................................         604           861
  Accounts payable and accrued expenses .......................      (2,990)          179
                                                                   --------      --------
  Net cash provided by operating activities ...................       1,210           760
                                                                   --------      --------
Cash flows from investing activities:
 Capital expenditures .........................................      (1,283)         (927)
 Proceeds from sale of fixed assets ...........................          --           326
                                                                   --------      --------
  Net cash used in investing activities .......................      (1,283)         (601)
                                                                   --------      --------
Cash flows from financing activities:
 Proceeds from long-term debt .................................         250           500
 Repayments of long-term debt .................................         (58)         (884)
 Repayments of employee stock purchase plan loans .............          13             9
 Proceeds from exercised stock options ........................          58            --
                                                                   --------      --------
  Net cash provided by (used in) financing activities .........         263          (375)
                                                                   --------      --------
Effect of exchange rate changes on cash .......................        (677)          518
                                                                   --------      --------
Increase (decrease) in cash and cash equivalents ..............        (487)          302
Cash and cash equivalents at beginning of period ..............       2,114           845
                                                                   --------      --------
Cash and cash equivalents at end of period ....................    $  1,627      $  1,147
                                                                   ========      ========



        See accompanying notes to the consolidated financial statements.

                          PART I. FINANCIAL INFORMATION

                     ROBINSON NUGENT, INC. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                 SEPTEMBER 30, 2000, AND 1999, AND JUNE 30, 2000

1. In the opinion of management, the accompanying unaudited consolidated condensed financial statements contain all adjustments necessary (all of which are normal and recurring) to present fairly the financial position of the Company and its subsidiaries, results of operations, and cash flows in conformity with generally accepted accounting principles. The results of operations for the interim period are not necessarily an indication of results to be expected for the entire year.

2. Reference is directed to the Company's consolidated financial statements (Form 10-K) for the year ended June 30, 2000, and management's discussion and analysis included in Part I, Item 2 in this report.

3. On October 2, 2000, The Company and Minnesota Mining and Manufacturing Company (3M) entered into a definitive merger agreement under which 3M will acquire Robinson Nugent for approximately $115 million, including the assumption of debt. The merger is structured as a tax-free, stock-for-stock transaction, in which each outstanding Robinson Nugent common share will be exchanged for $19 of 3M common stock. If the average closing trading price of 3M Common Stock is between $82 and $100 per share, as described in the merger agreement, the exchange ratio outside the collar will be fixed. The transaction will be accounted for as a purchase.

     The transaction has been approved by the boards of directors of both companies and is subject to approval by the shareholders of Robinson Nugent, Inc., customary closing conditions, and regulatory reviews. The transaction is expected to close in late 2000 or in early 2001. Upon completion of the merger, Robinson Nugent, Inc., will become a wholly owned subsidiary of 3M.

     3M also entered into a voting and stock option agreement with four Robinson Nugent, Inc., stockholders, owning approximately 31% of the outstanding Company common shares on a fully diluted basis, under which the shareholders have agreed to vote their shares in favor of the merger and 3M has the option in certain circumstances to acquire the shares for cash at $19 per share.

4. The Company recorded special and unusual expenses of $172,000, before taxes, in the quarter ending September 30, 2000 and $230,000, before taxes, in the first quarter of the prior year. These expenses are presented separately as a component of the operating income in the consolidated statements of operations. The special and unusual expenses in the current quarter include personnel costs, professional fees and other costs related to the negotiations, due diligence and preparations associated with the definitive merger agreement between 3M and Robinson Nugent. The prior year expenses are related to personnel costs incurred to design and implement a new information and enterprise resource planning system for North American and European operations. This new system was designed and implemented to satisfy year 2000 requirements, enhance management and control systems, improve customer service and vendor communications.

5. The Financial Accounting Standards Board has issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for hedging activities and for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives). It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. RN adopted the new standard on July 1, 2000. The effect on the results of operations of adopting this new standard is insignificant.

     The Security and Exchange Commission Staff Accounting Bulletin No. 101 "Revenue Recognition" establishes account and reporting standards for the recognition of revenues. The Company adopted the new bulletin on July 1, 2000. The effect on the results of operations of adopting this bulletin is insignificant.

                          PART I. FINANCIAL INFORMATION

                  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     Statements made in this quarterly report with respect to Robinson Nugent's (The Company) current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future beliefs in light of the information currently available to it and therefore you should not place undue reliance on them. The Company cautions you that a number of important factors could cause actual results to differ materially from those discussed in the forward-looking statements.

     Customer orders for the first quarter ended September 30, 2000, amounted to $31.6 million, up 16% from orders of $27.2 million in the same quarter of the prior year. This increase reflected a 35% increase in the United States, a 51% decrease in Europe and a 228% increase in Asia. In addition, the Company's backlog of unshipped orders increased in the current quarter to $31.6 million, an increase of 64% compared to $19.2 million at September 30, 1999. The Company's backlog in the United States increased 95% due primarily to increased orders of connectors for applications such as servers, routers, hubs and other telecommunication equipment. The European backlog decreased 32% due to a reduction in orders from the Company's largest European customer. The Asian backlog increased 33% due primarily to the shift of orders from contract manufacturing customers from North America and Europe to this region. Worldwide customer orders were $27.1 million in the fourth quarter of the prior year, and the backlog of unshipped orders at June 30, 2000, was $23.4 million.

     Net sales increased 11.4% in the quarter to $23.4 million compared to $21 million in the first quarter of the prior year. Customer sales in the United States increased 10.4% to $15.9 million compared to $14.4 million in the first quarter of the prior year. The Company continues to experience higher levels of incoming orders and sales activity on its more profitable backplane connectors, and its high-density, surface mount, fine pitch board-to-board interconnect systems. These types of connectors are used in communication and networking components utilized to support the infrastructure of the Internet.

     European customer sales decreased 11.5% to $4.3 million compared to $4.9 million in the first quarter of the prior year. This sales decrease is due primarily to a reduction in sales of connectors to the Company's largest European customer. The connectors sold to this customer are used primarily in major communication and digital satellite receiver applications in Europe. The Company expects the demand for these types of products to improve in the coming quarters.

     Customer sales in Asia, which includes sales generated from operations in Japan, Malaysia and Singapore, were $3.1 million in the quarter compared to $1.6 million in the first quarter of the prior year. This increase is due primarily to the movement of sales to contract manufacturers in this region. Most of these sales are not new business for The Company. They are a direct result of the relocation by customers of various sales programs from North America and Europe to Asia.

     Comparative sales by geographic territory for the respective periods follows:

                                              THREE MONTHS ENDED
                                                 SEPTEMBER 30
                                            -----------------------
                                               2000         1999
                                            ----------   ----------
                                                ($000 OMITTED)
   United States:
    Domestic ............................    $ 14,490     $ 13,909
    Export to rest of world .............       1,430          532
                                             --------     --------
     Total sales to customers ...........      15,920       14,441
    Intercompany ........................       2,766        1,536
                                             --------     --------
     Total United States ................      18,696       15,977
                                             --------     --------
   Europe:
    Domestic sales to customers .........       4,335        4,894
    Intercompany ........................       1,249        1,158
                                             --------     --------
     Total Europe .......................       5,584        6,052
                                             --------     --------
   Asia:
    Domestic sales to customers .........       3,101        1,615
    Intercompany ........................       1,754        1,100
                                             --------     --------
     Total Asia .........................       4,855        2,715
                                             --------     --------
   Eliminations .........................      (5,779)      (3,794)
                                             --------     --------
   Consolidated .........................    $ 23,356     $ 20,950
                                             ========     ========

     Gross profits in the quarter ended September 30, 2000, amounted to $6.4 million or 27.2 percent of net sales, compared to $5.6 million or 26.5 percent of net sales in the prior year. Gross profits are net of engineering charges associated with new product development, which amounted to $1.2 million or 5.1 percent of net sales in the current quarter compared to $1.2 million or 5.8 percent of net sales in the prior year. The increase in gross profits in the quarter compared to the prior year reflects higher gross margins on sales and improved plant utilization. Gross profits continue to be favorably impacted by the effect of manufacturing cost reduction programs.

     Selling, general and administrative expenses of $4.7 million for the three months ended September 30, 2000 increased 18% compared to expenses of $4 million in the first quarter of the prior year.

     The Company recorded special and unusual expenses of $0.2 million before taxes, in the first quarter of the current and prior year. The current quarter expenses include personnel costs, professional fees and other costs related to the negotiations, due diligence and preparations associated with the definitive merger agreement between 3M and Robinson Nugent. The expenses in the prior year include personnel costs incurred to design and implement the new information and enterprise resource planning system in Europe and North America. The implementation of this system was completed in the prior year.

     Other income and expense for the three months ended September 30, 2000, reflect expenses of $171,000 compared to $237,000 for the comparable three-month period in the prior year. Other income and expense reflected a currency gain of $59,000 in the current quarter and a currency loss of $75,000 in the first quarter of the prior year. Interest expense increased from $176,000 in the prior period to $240,000 in the current period due primarily to an increase in long term debt. Currency gains in the quarter were generated primarily in Southeast Asia and Europe.

     The provision for income taxes was provided using the appropriate effective tax rates for each of the tax jurisdictions in which the Company operates. The Company maintains a valuation allowance for tax benefits of prior period net operating losses in several jurisdictions. At such time as management is able to project the probable utilization of all or part of these net operating loss carryforward provisions, the valuation allowances for these deferred tax assets will be reversed.

     The net income in the quarter ended September 30, 2000, amounted to $0.9 million or 16 cents per share, compared to $0.8 million or 16 cents per share in the first quarter of the prior year.

Operations in the United States and Asia generated net income in the current quarter of $957,000 and $202,000 respectively. Operations in Europe resulted in a $280,000 net loss in the current quarter.


FINANCIAL CONDITION AND LIQUIDITY

     Working capital at September 30, 2000, amounted to $25.4 million compared to $16.3 million at September 30, 1999 and $24.3 million at June 30, 1999. The current ratio was 2.8 to 1 at September 30, 2000 compared to 2.3 to 1 at September 30, 1999. The increase in working capital, compared to the prior year, primarily reflects a $2.8 million increase in accounts receivable and a $6.9 million increase in inventories. Long-term debt excluding current installments was $11.9 million as of September 30, 2000, and represented 41 percent of shareholders' equity at September 30, 2000, compared to $8.7 million or 35 percent of shareholders' equity at September 30, 1999.

     The Company believes future working capital and capital expenditure requirements can be met from cash provided by operating activities, existing cash balances, and borrowings available under the existing credit facilities.

                           PART II. OTHER INFORMATION

Item 1. Not applicable.

Item 2. Not applicable.

Item 3. Not applicable.

Item 4. Not applicable.

Item 5. Not applicable.

Item 6. Exhibits and Reports on Form 8-K.

        (a) See Index to Exhibits.

        (b) No reports on Form 8-K were filed during the quarter ended September 30, 2000.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                 ROBINSON NUGENT, INC.
                                        ----------------------------------------
                                                     (Registrant)




Date         11/13/00                   /s/ Larry W. Burke
     -----------------------            ----------------------------------------
                                        Larry W. Burke
                                        President and Chief Executive Officer



Date         11/13/00                   /s/ Robert L. Knabel
     -----------------------            ----------------------------------------
                                        Robert L. Knabel
                                        Vice President, Treasurer and Chief
                                        Financial Officer

                                    FORM 10-Q

                                INDEX TO EXHIBITS

   NUMBER OF                                                                                  SEQUENTIAL
     ITEM                                                                                      NUMBERING
  ASSIGNED IN                                                                                   SYSTEM
REGULATION S-K                                                                                PAGE NUMBER
   ITEM 601                                      DESCRIPTION OF EXHIBIT                       OF EXHIBIT
---------------               ------------------------------------------------------------    -----------
      (2)                     Not applicable.

      (4)           4.1       Specimen certificate for Common Shares, without par value.
                              (Incorporated by reference to Exhibit 4 to Form S-1
                              Registration Statement No. 2-62521.)

                    4.2       Rights Agreement dated April 21, 1988 between Robinson
                              Nugent, Inc. and Bank One, Indianapolis, N.A.
                              (Incorporated by reference to Exhibit I to Form 8-A
                              Registration Statement dated May 2, 1988.)

                    4.3       Amendment No. 1 to Rights Agreement dated
                              September 26, 1991 (Incorporated by reference to
                              Exhibit 4.3 to Form 10-K Report for year ended June 30,
                              1991.)

                    4.4       Amendment No. 2 to Rights Agreement dated June 11,
                              1992. (Incorporated by reference to Exhibit 4.4 to Form 8-K
                              Report dated July 6, 1992.)


                    4.5       Amendment No. 3 to Rights Agreement dated February 11,
                              1998 (Incorporated by reference to Exhibit 4.5 to
                              Form 10-Q Report for the Period ended December 31,
                              1998.)


      (10)         10.1       Robinson Nugent, Inc. 1983 Tax-Qualified Incentive Stock
                              Option Plan. (Incorporated by reference to Exhibit 10.1 to
                              Form 10-K Report for year ended June 30, 1983.)


                   10.2       Robinson Nugent, Inc. 1983 Non Tax-Qualified Incentive
                              Stock Option Plan. (Incorporated by reference to
                              Exhibit 10.2 to Form 10-K Report for year ended June 30,
                              1983.)


                   10.3       1993 Robinson Nugent, Inc. Employee and Non-Employee
                              Director Stock Option Plan. (Incorporated by reference to
                              Exhibit 19.1 to Form 10-K Report for year ended June 30,
                              1993.)

                   10.4       Summary of the Robinson Nugent, Inc. Employee Stock
                              Purchase Plan (Incorporated by reference to Exhibit 19.2 to
                              Form 10-K Report for year ended June 30, 1993.)

                   10.5       Deferred compensation agreement dated May 10, 1990
                              between Robinson Nugent, Inc. and Larry W. Burke,
                              President and Chief Executive Officer. (Incorporated by
                              reference to Exhibit 19.1 to Form 10-K Report for year
                              ended June 30, 1990.)

   NUMBER OF                                                                                  SEQUENTIAL
     ITEM                                                                                      NUMBERING
  ASSIGNED IN                                                                                   SYSTEM
REGULATION S-K                                                                                PAGE NUMBER
   ITEM 601                                      DESCRIPTION OF EXHIBIT                       OF EXHIBIT
---------------                -----------------------------------------------------------    -----------
                   10.6        Trust Agreement dated July 1, 1999 between Robinson
                               Nugent, Inc. and Strong Retirement Plan Services, related
                               to the deferred compensation agreement between Robinson
                               Nugent, Inc. and Larry W. Burke President and Chief
                               Executive Officer. (Incorporated by reference to
                               Exhibit 10.6 to Form 10-K Report for year ended June 30,
                               1999.)

                   10.7        Summary of the 1993 Robinson Nugent, Inc. Employee and
                               Non-Employee Director Stock Option Plan, as amended.
                               (Incorporated by Reference to Exhibit 10.7 to Form 10-K
                               Report for year ended June 30, 1998.)

                   10.8        Summary of Robinson Nugent, Inc. Bonus Plan for the
                               fiscal year ended June 30, 2001. (Incorporated by reference to Exhibit 10.8 to Form 10-K Report for year ended
                               June 30, 2000.)


                   10.9        Contract for purchase and sale/leaseback between Robinson
                               Nugent, Inc., and Sam & JB, LLC dated February 22, 2000.
                               (Incorporated by reference to Exhibit 10.9 to
                               Form 10-K/A-1 for the year ended June 30, 2000.)


                   10.10       Lease between Sam & JB, LLC and Robinson Nugent, Inc.,
                               dated February 22, 2000. (Incorporated by reference to
                               Exhibit 10.10 to Form 10-K/A-1 for the year ended June 30,
                               2000.)

      (11)                     Not applicable.

      (15)                     Not applicable.

      (18)                     Not applicable.

      (19)                     Not applicable.

      (22)                     Not applicable.

      (23)                     Not applicable.

      (24)                     Not applicable.

      (27)                     Financial Data Schedule

                                     PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145(a) of the Delaware corporate law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 145(b) of the Delaware corporate law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the Delaware corporate law further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Section 102(b)(7) of the Delaware corporate law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware corporate law; or (iv) for any transaction from which the director derived an improper personal benefit.

     Article Fourteenth of 3M's certificate of incorporation states that the liability of 3M's directors will be eliminated to the fullest extent permitted by the Delaware corporate law.

     Article 34 of 3M's bylaws provides that 3M will indemnify, to the full extent permitted by law, any person made or threatened to be made a party to any action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer, or employee of 3M or serves or served at the request of 3M in any other enterprise as a director, officer, or employee. Expenses incurred by that person in defending any such action, suit, or proceeding will be paid or reimbursed by 3M promptly upon receipt by it of an undertaking of that person to repay such expenses if it ultimately is determined that such person is not entitled to be indemnified by 3M. The rights provided to any person by the bylaws will be enforceable against 3M by that person who will be presumed to have relied upon it in serving or continuing to serve as a director, officer, or employee. Section 15 of 3M's bylaws also provides that the indemnification provided by the bylaws will not be deemed exclusive of any other rights to which those indemnified may be entitled by any section of the bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office, and will continue as to a person who has ceased to be a director, officer, or employee and will inure to the benefit of the heirs, executors, and administrators of such a person.
Section 36 provides that 3M will have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of 3M, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not 3M would have the power to indemnify him or her against such liability under the provisions of the bylaws. Reference is made to 3M's Restated Certificate of Incorporation and Bylaws incorporated by reference into this proxy statement/prospectus as Exhibits 3.1 and 3.2.

     3M has insured its directors and officers against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  Exhibits.

EXHIBIT NUMBER                            DESCRIPTION
--------------      ------------------------------------------------------------
         2.1        Agreement and Plan of Merger, dated as of October 2, 2000, among Minnesota Mining and Manufacturing Company, Barbados
                    Acquisition, Inc. and Robinson Nugent, Inc. (included in this proxy statement/prospectus as Annex A)


        *3.1        Certificate of Incorporation, as amended as of May 19, 2000


       **3.2        Bylaws, as amended as of November 11, 1996

      ***4.1        Medium-term notes


        #5.1 Opinion of Gregg M. Larson, Assistant General Counsel of 3M, as to the legality of the securities being registered and consent to the use of the opinion in this registration statement

         8.1 Opinion of Fried, Frank, Harris, Shriver & Jacobson regarding certain federal income tax consequences described in the proxy statement/prospectus


         9.1 Voting and Stock Option Agreement among 3M, Robinson Nugent, Inc., Samuel C. Robinson, James W. Robinson, Patrick C. Duffy and Larry W. Burke, dated October 2, 2000 (included in this proxy statement/prospectus as Annex B)

       +10.1        1997 Management Stock Ownership Program

      ++10.2 Profit sharing plan, performance unit plan and other compensation arrangements


       #15 Awareness letter from PricewaterhouseCoopers LLP, independent auditors for Minnesota Mining and Manufacturing Company, regarding unaudited interim consolidated financial information


        23.1        Consent of PricewaterhouseCoopers LLP

        23.2 Consent of Deloitte & Touche LLP (independent auditors for Robinson Nugent, Inc.)

        23.3 Consent of Fried, Frank, Harris, Shriver & Jacobson (included in exhibit 8.1)


        24          Power of Attorney


        99.1 Form of proxy for the Special Meeting of Shareholders of Robinson Nugent, Inc.

--------------------


  * Incorporated by reference to 3M's Current Report on Form 8-K, filed with the SEC on July 27, 2000, as amended.

 ** Incorporated by reference to 3M's Current Report on Form 8-K filed with the SEC on November 20, 1996.

*** Incorporated by reference to 3M's Registration Statement on Form S-3 filed with the SEC on June 15, 1999. (Registration No. 33-29329)


  + Incorporated by reference to 3M's Registration Statement on Form S-8 filed with the SEC on July 2, 1997.


 ++ Incorporated by reference in written description contained in 3M's
    Definitive Proxy Statement on Form 14A filed with the SEC on March 27, 2000.


  # Previously filed on November 13, 2000.


ITEM 22. UNDERTAKINGS.

     (A)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
          Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (D)  The undersigned Registrant hereby undertakes:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

          (3) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (4) To supply by means of a post-effective amendment all information concerning a transaction, and 3M being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, and State of Minnesota, on the 11th day of January, 2001.


                                        MINNESOTA MINING AND MANUFACTURING
                                        COMPANY


                                        By: /s/ GREGG M. LARSON
                                           -------------------------------------
                                           Name: Gregg M. Larson
                                           Title: Assistant General Counsel,
                                                  Assistant Secretary

     Pursuant to the requirements of the Securities Act of 1993, as amended, this registration statement has been signed by the following persons in the capacities and on the dates as indicated.


              SIGNATURE                                 TITLE
              ---------                                 -----


                  *                     Chairman of the Board, Chief Executive
-------------------------------------   Officer and Director
       W. James McNerney Jr.


                  *                     Vice President, Principal Financial and
-------------------------------------   Accounting Officer
        Robert J. Burgstahler

                  *                     Director
-------------------------------------
         Linda G. Alvarado

                  *                     Director
-------------------------------------
          Ronald O. Baukol

                  *                     Director
-------------------------------------
          Edward M. Liddy

                  *                     Director
-------------------------------------
          Aulana L. Peters

                  *                     Director
-------------------------------------
         Rozanne L. Ridgway

                  *                     Director
-------------------------------------
           Frank Schrontz

                  *                     Director
-------------------------------------
            F. Alan Smith


*By: /s/ GREGG M. LARSON
     --------------------------------
     Gregg M. Larson
     Attorney-in-fact
     Date: January 11, 2001

                                  EXHIBIT INDEX

EXHIBIT NUMBER                            DESCRIPTION
--------------      ------------------------------------------------------------
         2.1        Agreement and Plan of Merger, dated as of October 2, 2000, among Minnesota Mining and Manufacturing Company, Barbados
                    Acquisition, Inc. and Robinson Nugent, Inc. (included in this proxy statement/prospectus as Annex A)


        *3.1        Certificate of Incorporation, as amended as of May 19, 2000


       **3.2        Bylaws, as amended as of November 11, 1996

      ***4.1        Medium-term notes


        #5.1 Opinion of Gregg M. Larson, Assistant General Counsel of 3M, as to the legality of the securities being registered and consent to the use of the opinion in this registration statement

         8.1 Opinion of Fried, Frank, Harris, Shriver & Jacobson regarding certain federal income tax consequences described in the proxy statement/prospectus


         9.1 Voting and Stock Option Agreement among 3M, Robinson Nugent, Inc., Samuel C. Robinson, James W. Robinson, Patrick C. Duffy and Larry W. Burke, dated October 2, 2000 (included in this proxy statement/prospectus as Annex B)

       +10.1        1997 Management Stock Ownership Program

      ++10.2 Profit sharing plan, performance unit plan and other compensation arrangements


       #15 Awareness letter from PricewaterhouseCoopers LLP, independent auditors for Minnesota Mining and Manufacturing Company, regarding unaudited interim consolidated financial information


        23.1        Consent of PricewaterhouseCoopers LLP

        23.2 Consent of Deloitte & Touche LLP (independent auditors for Robinson Nugent, Inc.)

        23.3 Consent of Fried, Frank, Harris, Shriver & Jacobson (included in exhibit 8.1)


        24          Power of Attorney


        99.1 Form of proxy for the Special Meeting of Shareholders of Robinson Nugent, Inc.

------------------


  * Incorporated by reference to 3M's Current Report on Form 8-K, filed with the SEC on July 27, 2000, as amended.


 ** Incorporated by reference to 3M's Current Report on Form 8-K filed with the SEC on November 20, 1996.

*** Incorporated by reference to 3M's Registration Statement on Form S-3 filed with the SEC on June 15, 1999. (Registration No. 33-29329)


  + Incorporated by reference to 3M's Registration Statement on Form S-8 filed with the SEC on July 2, 1997.


 ++ Incorporated by reference in written description contained in 3M's
    Definitive Proxy Statement on Form 14A filed with the SEC on March 27, 2000.


 # Previously filed on November 13, 2000.